Exhibit 4.8

CONFIDENTIAL TREATMENT REQUESTED

EXECUTION VERSION

29 May 2014

NOVARTIS AG

and

GLAXOSMITHKLINE PLC

and

LEO CONSTELLATION LIMITED

DEED OF AMENDMENT AND RESTATEMENT

relating to the

CONTRIBUTION AGREEMENT

relating to the Consumer Healthcare Joint Venture

dated 22 April 2014

Freshfields Bruckhaus Deringer LLP

65 Fleet Street

London EC4Y 1HS

This Deed (the “Deed”) is made on 29 May 2014 between:

(1)	NOVARTIS AG, a corporation (Aktiengesellschaft) incorporated in Switzerland whose registered office is at Lichtstrasse 35, 4056 Basel, Switzerland (“Novartis”);

(2)	GLAXOSMITHKLINE PLC, a public limited company incorporated in England and Wales whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS (“GSK”); and

(3)	LEO CONSTELLATION LIMITED, a company incorporated in England and Wales whose registered office is at 980 Great West Road, Brentford, Middlesex, TW8 9GS (the “Purchaser”).

each a “party” and together the “parties”.

Whereas:

(A)	The parties entered into the Original Agreement (as defined below) on 22 April 2014 (the “Signing Date”).

(B)	In connection with the Original Agreement, GSK provided the Original GSK Disclosure Letter (as defined below) to the Purchaser and Novartis provided the Original Novartis Disclosure Letter (as defined below) to the Purchaser.

(C)	The parties now wish to amend and restate the Original Agreement, in the form of the Amended Agreement (as defined below).

(D)	GSK and the Purchaser now wish to amend and restate the Original GSK Disclosure Letter, in the form of the Amended GSK Disclosure Letter (as defined below).

(E)	Novartis and the Purchaser now wish to amend and restate the Original Novartis Disclosure Letter, in the form of the Amended Novartis Disclosure Letter (as defined below).

It is agreed as follows:

1	Definitions and Interpretation

In this Deed, unless the context otherwise requires, the provisions in this clause 1 apply.

1.1	Incorporation of defined terms

Unless otherwise stated, terms defined in the Original Agreement shall have the same meaning in this Deed.

1.2	Definitions

“Amended Agreement” means the Original Agreement, as amended and restated in the form set out in Schedule 1 to this Deed;

“Amended GSK Disclosure Letter” means the Original GSK Disclosure Letter, as amended and restated in the form set out in Schedule 2 to this Deed;

Amended Novartis Disclosure Letter” means the Original Novartis Disclosure Letter, as amended and restated in the form set out in Schedule 3 to this Deed;

“Original Agreement” means the Contribution Agreement relating to the Consumer Healthcare Joint Venture, dated 22 April 2014;

“Original GSK Disclosure Letter” means the letter given on the Signing Date from GSK to the Purchaser disclosing information constituting exceptions to the Seller’s Warranties; and

“Original Novartis Disclosure Letter” means the letter given on the Signing Date from Novartis to the Purchaser disclosing information constituting exceptions to the Seller’s Warranties.

1.3	Interpretation Clauses

1.3.1	The principles of interpretation set out in Clause 1 of the Original Agreement shall have effect as if set out in this Deed, save that references to “this Agreement” shall be construed as references to “this Deed”.

1.3.2	References to this Deed include the Schedules.

2	Amendment

2.1	In accordance with Clauses 15.5.3 and 15.6.1 of the Original Agreement, the parties agree that the Original Agreement shall be amended and restated as set out in Schedule 1 to this Deed.

2.2	GSK and the Purchaser agree that the Original GSK Disclosure Letter shall be amended and restated as set out in Schedule 2 to this Deed.

2.3	Novartis and the Purchaser agree that the Original Novartis Disclosure Letter shall be amended and restated as set out in Schedule 3 to this Deed.

2.4	The amendment and restatement of:

2.4.1	the Original Agreement pursuant to clause 2.1;

2.4.2	the Original GSK Disclosure Letter pursuant to clause 2.2; and

2.4.3	the Original Novartis Disclosure Letter pursuant to clause 2.3,

shall take effect from the Signing Date, as if the Amended Agreement, the Amended GSK Disclosure Letter and the Amended Novartis Disclosure Letter had been entered into on the Signing Date. Therefore, upon this Deed being entered into:

(i)	the Amended Agreement shall supersede the Original Agreement in its entirety;

(ii)	the Amended GSK Disclosure Letter shall supersede the Original GSK Disclosure Letter in its entirety; and

(iii)	the Amended Novartis Disclosure Letter shall supersede the Original Novartis Disclosure Letter in its entirety.

2.5	GSK and Novartis agree that the Agreed Terms of the Shareholders’ Agreement and the Articles of Association and the Agreed Terms of the Completion Board Resolutions (as defined in the Shareholders’ Agreement) have been amended in the form initialled for identification purposes by GlaxoSmithKline’s Lawyers and Novartis’s Lawyers on the date of this Deed.

3	Miscellaneous

3.1	Each party represents and warrants that it has full power and authority to enter into this Deed and to perform its obligations under it.

3.2	The provisions of Clauses 12, 15.3 to 15.6 and 15.14 to 15.18 of the Amended Agreement shall apply to this Deed as if set out in full in this Deed and as if references in that clause to “this Agreement” are references to this Deed and references to “party” or “parties” are references to parties to this Deed.

In witness whereof this Deed has been delivered on the date first stated above.

Executed as a DEED by
Roy Papatheodorou and	}	/s/ Roy Papatheodorou
Jonathan Emery		/s/ Jonathan Emery
on behalf of NOVARTIS AG

Executed as a DEED by	)
GLAXOSMITHKLINE PLC acting by its	)	/s/ David Redfern
duly appointed attorney	)	(Signature of attorney)
)
in the presence of:	)

Witness’s signature:		/s/ Claire Jackson

Name (print):		Claire Jackson

Occupation:		Solicitor

Address:		One Bunhill Row, London

Executed as a DEED by	)
LEO CONSTELLATION LIMITED	)	/s/ David Redfern
acting by its duly appointed attorney	)	(Signature of attorney)
)
in the presence of:	)

Witness’s signature:		/s/ Claire Jackson

Name (print):		Claire Jackson

Occupation:		Solicitor

Address:		One Bunhill Row, London

Schedule 1

Amended Agreement

Dated 22 April 2014

as amended and restated on 29 May 2014

GLAXOSMITHKLINE PLC

and

NOVARTIS AG

and

LEO CONSTELLATION LIMITED

CONTRIBUTION AGREEMENT

relating to the Consumer Healthcare Joint Venture

Schedule 9 Products	176

Schedule 9 Products	176

Schedule 10 VAT	0

Schedule 11 Closing Obligations	2

Schedule 12 Post Closing Adjustments	6

Schedule 13 Warranties given under Clause 9.1	16

Schedule 14 Warranties given by the Purchaser under Clause 9.3	31

Schedule 15 Pre-Closing Obligations	33

Schedule 16 Key Personnel	38

Schedule 17 Reorganisations	39

Schedule 18 Statement of Net Assets	42

Schedule 19 Novartis International Assignees	51

Schedule 20 Clearances, Approvals etc.	52

Schedule 21 Seller Marks	54

Contribution Agreement

This Agreement is made on 22 April 2014 and amended and restated on      May 2014

between:

(1)	Novartis AG, a corporation (Aktiengesellschaft) registered in the Commercial Register of the Canton of Basel-Stadt, Switzerland under number CHE-103.867.266 and whose registered office is at Basel Switzerland and whose address is Lichtstrasse 35, 4056 Basel (“Novartis”);

(2)	GlaxoSmithKline Plc, a company registered in England under number 03888792 and whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (“GlaxoSmithKline”, with each of Novartis and GlaxoSmithKline being, a “Seller” and together, the “Sellers”); and

(3)	Leo Constellation Limited, a company registered in England under number 08998608 whose registered office is at 980 Great West Road, Brentford, Middlesex TW8 9GS (the “Purchaser”),

each a “party” and together the “parties”.

Whereas:

(A)	Each Seller and certain of its Affiliates (as defined below), including that Seller’s Target Group Companies (as defined below), are engaged in that Seller’s Contributed Business (as defined below).

(B)	As of the date of this Agreement, each Seller and certain of its Affiliates directly or indirectly own shares or other equity interests in that Seller’s Target Group Companies.

(C)	Each Seller has agreed to sell (or procure the sale of) its Target Group (as defined below) and to assume the obligations imposed on it as a Seller under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(D)	The Purchaser has agreed to purchase (or procure the purchase of) the Target Groups and to assume the obligations imposed on the Purchaser under this Agreement, in each case, on the terms and subject to the conditions of this Agreement.

(E)	In connection with the transactions contemplated by this Agreement, the Purchaser and GlaxoSmithKline and/or Novartis, and/or certain of their respective Affiliates, have entered into or will enter into the Ancillary Agreements (as defined below).

It is agreed as follows:

1.	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“2012 Accounts” means, for each Target Group Company, the audited financial statements of that Target Group Company, prepared in accordance with legislation as in force and applicable to that Target Group Company for the accounting reference period ended on the 2012 Accounts Date, comprising the balance sheet, the profit and loss account and the notes to the accounts;

“2012 Accounts Date” means 31 December 2012;

“2013 Operating Income” means the operating income for 2013 annexed to the Disclosure Letter at Annex B.

“A Shares” means the A ordinary shares in the capital of the Purchaser, having the rights and restrictions set out in the articles of association of the Purchaser as at Closing, and which, immediately following Closing, will represent 63.5 per cent. of the ordinary share capital of the Purchaser;

“Action” means the taking of any steps by any Governmental Entity to seek a Judgment which would have the effect of preventing the consummation of the transactions contemplated by this Agreement by the Purchaser;

“Affiliate” means,

(i)	with respect to the parties, any other person that is Controlled by such person; or

(ii)	with respect to any other person, any other person that Controls, is Controlled by or is under common Control with such person, and “Affiliates” shall be interpreted accordingly;

“Affiliate Contract” means:

(i)	in respect of GlaxoSmithKline, any Contract between or among any member of GlaxoSmithKline’s Group (other than its Target Group Company) on the one hand, and its Target Group Company on the other hand, to the extent that it relates to any services that will be and, as at Closing are, provided under the Ancillary Agreements, but excluding, for the avoidance of doubt: (i) any Ancillary Agreement; and (ii) any Contract comprising or related to any Intra-Group Trading Payables or Intra-Group Trading Receivables; or

(ii)	in respect of Novartis, any Contract between or among any member of Novartis’s Group (other than its Target Group Company) on the one hand, and its Target Group Company on the other hand, but excluding (i) any Ancillary Agreement; (ii) any Contract comprising or related to any Intra-Group Trading Payables or Intra-Group Trading Receivables; (iii) any Novartis Services Contract; and (iv) any Novartis Distribution and Sales Products Contract;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between GlaxoSmithKline and Novartis and initialled for identification purposes by GlaxoSmithKline’s Lawyers and Novartis’s Lawyers, with such alterations as may be agreed in writing between the parties from time to time;

“Agreed UK Restructuring Arrangement” means the pension augmentation (or cash in lieu of augmentation) policy applying on redundancy to UK employees of the GlaxoSmithKline Group who joined service prior to 1 April 2005 as disclosed to Novartis prior to the date of this Agreement via a document which was signed on 22 April 2014 by Eleanor Hart of Slaughter and May and Andrew Murphy of Freshfields Bruckhaus Deringer LLP for identification purposes;

“Agreement” means this contribution agreement as it may have been amended or restated from time to time;

“Ancillary Agreements” means the Implementation Agreement, the Local Transfer Documents, the Disclosure Letters, the Tax Indemnity, the France Offer Letters, the France SAPAs, the Netherlands Offer Letter, the Netherlands SAPA, the Transitional Services Agreements, the Manufacturing, Distribution and Supply Agreements, the Seller Intellectual Property Licence Agreement, the Purchaser Trademark Licence Agreement, the Seller Trademark Licence Agreement, the Intellectual Property Assignment Agreements, the Pharmacovigilance Agreement, the Services Agreement and the Shareholders’ Agreement;

“Animal Health Term Sheet” has the meaning given to it in Clause 5.2.3(i);

“Anti-Bribery Law” means any Applicable Law that relates to bribery or corruption, including the US Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010, in each case, as amended, re-enacted or replaced from time to time;

“Applicable Law” means any supra-national, federal, national, state, municipal or local statute, law, ordinance, regulation, rule, code, order (whether executive, legislative, judicial or otherwise), judgment, injunction, notice, decree or other requirement or rule of law or legal process (including common law), or any other order of, or agreement issued, promulgated or entered into by, any Governmental Entity or any rule or requirement of any national securities exchange, including all Healthcare Laws, and GCP, GLP, and GMP, each as may be amended, re-enacted or replaced from time to time;

“Appointment Notice” has the meaning given to it in paragraph 1.4 of Schedule 12;

“Articles of Association” means the articles of association of the Purchaser in the Agreed Terms, as amended from time to time in accordance with the provisions of the Shareholders’ Agreement;

“Associated Person” means, in relation to a Seller’s Group, a person (including any director, officer, employee, agent or other intermediary) who performs services for or on behalf of any member of that Seller’s Group or who holds shares of capital stock, partnership interests, limited liability company membership interests or units, shares, interests or other participations in any member of that Seller’s Group (in each case, when performing such services or acting in such capacity);

“Assumed Liabilities” means all Liabilities relating to the Target Group Businesses other than: (i) the Excluded Liabilities; (ii) any Assumed Pension and Employment Liabilities; and (iii) any Liabilities in respect of Tax (other than Tax which has been provided for or reflected in the Closing Statement and Tax which has been assumed by a member of the Purchaser’s Group under an express provision of this Agreement);

“Assumed Pension and Employment Liabilities” means (i) any Liabilities assumed by the Purchaser or a member of the Purchaser’s Group as contemplated by Schedule 7; and (ii) any Transferred Employee Benefit Liabilities (as defined in Schedule 8) which the Purchaser agrees to assume in accordance with Schedule 8;

“B Shares” means the B ordinary shares in the capital of the Purchaser, having the rights and restrictions set out in the articles of association of the Purchaser as at Closing, and which, immediately following Closing, will represent 36.5 per cent. of the ordinary share capital of the Purchaser;

“Base Working Capital Range” means, in respect of a Seller, the range between its Minimum Working Capital Amount and its Maximum Working Capital Amount;

“Benefit Plans” means the US Benefit Plans and the Non-US Benefit Plans;

“Brand” means the primary name of a Product;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in the canton of Basel-Stadt (Switzerland) or London (United Kingdom);

“Business Information” means, in respect of a Seller: (i) Commercial Information; (ii) Medical Information; and (iii) any other information Predominantly Related to its Contributed Business;

“Business Sellers” means, in respect of a Seller, the members of that Seller’s Group (other than its Target Group Companies) that own assets of or otherwise conduct any of its Target Group Businesses;

“Call for New Tender” means, in respect of a Seller, any calls for a tender (including any tender for a basket of products), whether a new tender or the renewal of an existing tender, which includes its Products and which is published after Closing of which that Seller and/or any of its Affiliates become aware and which relates in whole or in part to the sale of its Products;

“Cash Balances” means cash in hand or credited to any account with a financial institution and securities which are readily convertible into cash;

“Cash Pooling Arrangements” means, in respect of a Seller, the cash pooling arrangements of that Seller’s Group in which any of its Target Group Companies participate;

“Cash Portion” means, in respect of GlaxoSmithKline, £190,500,000 and, in respect of Novartis, £109,500,000;

“Certificate” means, in the case of a Seller, a certificate signed by a director, officer or an authorised signatory of that Seller in the form set out in Schedule 5 to be provided to the Purchaser immediately prior to Closing;

“CFIUS” means the Committee on Foreign Investment in the United States;

“CFIUS Approval” means written notice from CFIUS that any review or investigation of the Transaction under Section 721 of the Defense Production Act of 1950 of the United States, as amended (50 U.S.C. App. Section 2170), has been concluded and there are no unresolved national security concerns with respect to the Transaction or the President shall have determined not to take action with respect to the Transaction;

“CFIUS Filing” has the meaning given to it in Clause 4.2.3(ii);

“Chinese JV Contracts” means the joint venture contract between Tianjin Pharmaceutical Corporation and SmithKline Beckman Corporation dated April 1984, as amended from time to time, and any other ancillary agreements thereto;

“Chinese JV Interests” means all of the shares or other equity interests held by SmithKline Beckman Corporation in The Sino-American Tianjin Smith Kline & French Laboratories, Ltd, a joint venture company governed by the Chinese JV Contracts;

“Clinical Trials/Data Liability” means any Liability arising out of, relating to or resulting from any breach of Applicable Law in connection with the conduct of, or reporting or data in relation to, clinical studies or trials (including post-approval studies) sponsored or supported by or in relation to a Target Group or otherwise recommended by a Governmental Entity;

“Closing” means the completion of the sale of (i) the Shares and (ii) the Target Group Businesses in respect of each of GlaxoSmithKline and Novartis, in each case, pursuant to this Agreement and any Ancillary Agreement, and Closing shall be deemed to have taken place even if some of the Shares in relation to the Joint Venture Entities only or other elements of the Contributed Businesses have not transferred to the Purchaser pursuant to Schedule 6 to which the provisions of Schedule 6 shall then apply;

“Closing Date” means the date on which Closing takes place in accordance with Clause 6.1;

“Closing Statement” means, in respect of a Seller, the statement setting out the Working Capital, the Working Capital Adjustment, the Target Group Companies’ Cash Balances, the Intra-Group Non-Trade Receivables, the Third Party Indebtedness, the Intra-Group Non-Trade Payables and the Tax Adjustment, to be prepared by that Seller and agreed or determined in accordance with Clause 7 and Schedule 12;

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 of the United States, as amended, section 4980B of the Code, Title I Part 6 of ERISA and any similar US state group health plan continuation law, together with its implementing regulations;

“Code” means the U.S. Internal Revenue Code of 1986, as amended, together with its implementing regulations;

“Commercial Information” means, in respect of a Seller, information that is, as of the Closing Date, owned by that Seller and/or its Affiliates and Predominantly Related to that Seller’s Contributed Business;

“Commercial Practices Liability” means any Liability arising out of, relating to or resulting from any breach of Applicable Law in connection with Commercialisation;

“Commercialise” means to promote, market, distribute, sell and/or otherwise commercialise a product and “Commercialising” and “Commercialisation” shall be construed accordingly;

“Company Lease” has the meaning given to it in paragraph 1.1 of Part 3 of Schedule 2;

“Company Leased Properties” has the meaning given to it in paragraph 1.1 of Part 3 of Schedule 2;

“Company Owned Properties” has the meaning given to it in paragraph 1.1 of Part 3 of Schedule 2;

“Company Properties” means the Company Owned Properties and the Company Leased Properties, and “Company Property” means any one of them;

“Consumer Healthcare Product” means, in respect of any jurisdiction, any oral care, nutritional care, skin care or other cosmetic or healthcare product or device of any kind, in each case, for the treatment of, or use by, human beings which is available without, or both with and without, a prescription, but excluding any such product or device that is subject to the same regulatory classification and/or regulatory treatment (including in relation to advertising) as a product or device that is available only with a prescription;

“Contract” means any binding contract, agreement, instrument, lease, licence or commitment, excluding: (i) any lease or other related or similar agreements, undertakings and arrangements with respect to the leasing or ownership of the Properties (to which the provisions set out in Schedule 2 shall apply); and (ii) any contract with any Employee;

“Contracts Liabilities” means Liabilities relating to: (i) the Transferred Contracts; (ii) the Transferred Intellectual Property Contracts; and (iii) all other contracts (or any part thereof) transferred, assigned, novated or assumed by the Purchaser pursuant to this Agreement or to which a Target Group Company is or was a party or under which a Target Group Company has any Liability, and “Contracts Liability” shall be construed accordingly;

“Contributed Business” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Consumer Business and, in respect of Novartis, the Novartis OTC Business;

“Control” means the power to direct the management and policies of a person (directly or indirectly), whether through ownership of voting securities, by Contract or otherwise (and the term “Controlled” shall be interpreted accordingly);

“Co-Owned Target Group Intellectual Property Rights” means any Target Group Intellectual Property Right that is owned in part by a third party;

“Copyright” means any works of authorship, copyrights, database rights, mask work rights and registrations and applications thereof;

“December Presentation” means, in the case of GlaxoSmithKline, the GlaxoSmithKline December 2013 Presentation and, in the case of Novartis, the Novartis December 2013 Presentation;

“Decision” means the issuing of any decision by a competition, antitrust, foreign investment, national, local, supranational or supervisory or other government, governmental, quasi-governmental, trade, or regulatory body, agency, branch, subdivision, department, commission, official or authority, including any Tax Authority and any governmental department and any court or other tribunal, that would have the effect of prohibiting the acquisition of the Target Groups by the Purchaser;

“Deferred Employee” means, in respect of GlaxoSmithKline, any GlaxoSmithKline Deferred Employee and, in respect of Novartis, any Novartis Deferred Employee;

“Disclosure Letter” means, in respect of GlaxoSmithKline, the letter dated on the same date as this Agreement from GlaxoSmithKline to the Purchaser and, in respect of Novartis, the letter dated on the same date as this Agreement from Novartis to the Purchaser;

“Draft Closing Statement” has the meaning given to it in Clause 7.1.1;

“Effective Time” means 11.59 p.m. (local time in the relevant location) on the Closing Date or, if the Closing Date is not the last day of a month but the first Business Day of a month, 11.59 p.m. on the last day of the immediately preceding month;

“Election Date” has the meaning given to it in Clause 4.2.3(ii);

“Employee Benefit Indemnification Amount” has the meaning given to it in Schedule 8;

“Employee Benefits” has the meaning given to it in Schedule 8;

“Employees” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Employees and, in respect of Novartis, the Novartis Employees;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, and for the avoidance of doubt, shall exclude any licences of, or claims of infringement in relation to, Intellectual Property Rights;

“Endo Excluded Contract” means the license and supply agreement between Novartis, Novartis Consumer Health, Inc. and Endo Pharmaceuticals Inc. dated 4 March 2008, in relation to, among other things, a license to Commercialise Voltaren Gel as a Prescription Product;

“Environmental Laws” means any and all Applicable Law regulating or imposing Liability or standards of conduct concerning pollution or protection of the environment (including surface water, groundwater or soil);

“Environmental Liabilities” means any Liability arising out of, relating to or resulting from any Environmental Law or environmental, health or safety matter or condition, including natural resources, but excluding any Product Liability;

“Environmental Permit” means any permit, licence, consent or authorisation required by Environmental Laws issued by any relevant competent authority and used in relation to the operation or conduct of Manufacturing at any Property;

“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended, together with its implementing regulations;

“Estimated Employee Benefit Adjustment” means, in respect of a Seller, that Seller’s reasonable estimate (in so far as practicable), made in good faith after consulting with the other Seller, of 95 per cent of the anticipated aggregate of its Employee Benefit Indemnification Amounts, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Intra-Group Non-Trade Payables” means, in respect of a Seller, that Seller’s reasonable estimate of its Intra-Group Non-Trade Payables, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Intra-Group Non-Trade Receivables” means, in respect of a Seller, that Seller’s reasonable estimate of its Intra-Group Non-Trade Receivables, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Intra-Group Trade Balances” means, in respect of a Seller, that Seller’s reasonable estimate of its Intra-Group Trade Balances, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Intra-Group Trade Payables” means, in respect of a Seller, that Seller’s reasonable estimate of its Intra-Group Trade Payables, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Intra-Group Trade Receivables” means, in respect of a Seller, that Seller’s reasonable estimate of its Intra-Group Trade Receivables, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Target Group Companies’ Cash Balances” means, in respect of a Seller, that Seller’s reasonable estimate of its Target Group Companies’ Cash Balances, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Tax Adjustment” means, in respect of a Seller, that Seller’s reasonable estimate of its Tax Adjustment, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Third Party Indebtedness” means, in respect of a Seller, that Seller’s reasonable estimate of its Third Party Indebtedness, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Transferred Accounts Payables” means, in respect of a Seller, that Seller’s reasonable estimate of its Transferred Accounts Payables, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Transferred Accounts Receivables” means, in respect of a Seller, that Seller’s reasonable estimate of its Transferred Accounts Receivables, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Working Capital” means, in respect of a Seller, that Seller’s reasonable estimate of its Working Capital, to be notified by that Seller to the Purchaser pursuant to Clause 6.4;

“Estimated Working Capital Adjustment” means, in respect of a Seller:

(i)	if its Estimated Working Capital is no less than its Minimum Working Capital Amount and no greater than its Maximum Working Capital Amount, zero;

(ii)	if its Estimated Working Capital is less than its Minimum Working Capital Amount, the amount by which its Estimated Working Capital is less than its Minimum Working Capital Amount, such amount being treated as a negative amount; or

(iii)	if its Estimated Working Capital is greater than its Maximum Working Capital Amount, the amount by which its Estimated Working Capital exceeds its Maximum Working Capital Amount, such amount being treated as a positive amount;

“Excluded Assets” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Excluded Assets and, in respect of Novartis, the Novartis Excluded Assets;

“Excluded Contracts” means, in respect of a Seller, each Contract that is not Exclusively Related to that Seller’s Contributed Business;

“Excluded Employees” means, in respect of GlaxoSmithKline, GlaxoSmithKline Excluded Employees and, in respect of Novartis, the Novartis Excluded Employees;

“Excluded Liabilities” means, in respect of a Seller:

(i)	all Liabilities:

(a)	relating to that Seller’s Target Group Businesses; and

(b)	of that Seller’s Target Group Companies (other than Liabilities in respect of Tax),

in either case, to the extent that they have arisen or arise (whether before or after Closing) as a result of, or otherwise relate to, any act, omission, fact, matter, circumstance or event undertaken, occurring, in existence or arising before Closing, and in either case, other than (a) any Assumed Pension and Employment Liabilities, (b) any Liabilities to the extent taken into account, provided for or reflected in the Closing Statement (including in respect of Tax), (c) any Intra-Group Trade Payables and (d) Transferred Accounts Payables between any member of that Seller’s Group (other than a Target Group Company) and a Business Seller of that Seller’s Group; and

(ii)	all Liabilities relating to its Seller’s Retained Business;

“Exclusively Related to” means, in respect of a Seller’s Contributed Businesses, exclusively related to, or used or held for use exclusively in connection with, that Contributed Business;

“FCA” means the Financial Conduct Authority;

“FDA” means the United States Food and Drug Administration (or its successor);

“Final Payment Date” means five Business Days after the date on which the process described in Part 1 of Schedule 12 for the preparation of its Closing Statement is complete;

“France Assumed Liabilities” means, in respect of a Seller, the Assumed Liabilities to the extent they relate to that Seller’s France Business;

“France Business” means, in respect of Novartis, that part of its Contributed Business that is conducted in France, including Novartis Santé Familiale S.A.S, its France Assumed Liabilities and its France Employees and, in respect of GlaxoSmithKline, that part of its Contributed Business that is conducted in France, its France Assumed Liabilities and its France Employees;

“France Closing” has, in respect of a Seller, the meaning given to it in that Seller’s France SAPA;

“France Employees” means, in respect of Novartis, the Employees employed by Novartis Santé Familiale S.A.S. and, in respect of GlaxoSmithKline, those of the GlaxoSmithKline Employees who are employed in France;

“France Offer Letter” means, in respect of a Seller, the letter from the Purchaser to that Seller in respect of the binding offer from the Purchaser to acquire that Seller’s France Business dated on the date hereof;

“France Put Option Exercise” means, in respect of a Seller, the meaning given to it in that Seller’s France Offer Letter;

“France SAPA” means, in respect of a Seller, the meaning given to it in that Seller’s France Offer Letter;

“FSAs” has the meaning given to it in paragraph 7 of Schedule 7;

“FSMA” means the Financial Services and Markets Act 2000;

“Full Title Guarantee” means, in respect of a Seller on the basis that the covenants implied under Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 where a disposition is expressed to be made with full title guarantee are deemed to be given by that Seller (on behalf of its relevant Share Seller or Business Seller) on Closing;

“GlaxoSmithKline’s Articles of Association” means the articles of association of GlaxoSmithKline in force and effect from time to time;

“GlaxoSmithKline Business Employees” means the employees of any member of GlaxoSmithKline’s Group who work wholly or substantially in the GlaxoSmithKline Consumer Business from time to time including, for the avoidance of any doubt, the GlaxoSmithKline International Assignees other than the GlaxoSmithKline Company Employees and the GlaxoSmithKline Excluded Employees and provided that, in relation to the Seller’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Agreement”, and “GlaxoSmithKline Business Employee” means any one of them;

[***]

“GlaxoSmithKline Company Employees” means the employees from time to time of any of the GlaxoSmithKline Consumer Group Companies other than the GlaxoSmithKline Excluded Employees, and provided that, in relation to the Seller’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Agreement”, and “GlaxoSmithKline Company Employee” means any one of them;

“GlaxoSmithKline Consumer Business” means:

(i)	the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising the GlaxoSmithKline Products in the GlaxoSmithKline Territories;

(ii)	the business of researching and developing the GlaxoSmithKline Pipeline Products;

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

(iii)	all rights, title and interest in relation to researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising GlaxoSmithKline’s In-Scope Switch Product, in any jurisdiction, as a Consumer Healthcare Product only;

(iv)	the business of manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising the Prescription Products which are managed by and reported for financial purposes in the GlaxoSmithKline Consumer Healthcare Division for, or since, the year ended December 2013 and, in respect of any such Prescription Product, in the territories in which sales are reported for such Prescription Product for financial purposes in the GlaxoSmithKline Consumer Healthcare Division for, or since, the year ended December 2013; and

(v)	any royalty streams in respect of any products received by and reported for financial purposes in the GlaxoSmithKline Consumer Healthcare Division for, or since, the year ended 31 December 2013,

in each case, conducted by GlaxoSmithKline’s Group, but excluding the GlaxoSmithKline Excluded Assets;

“GlaxoSmithKline Consumer Group” means the GlaxoSmithKline Consumer Group Companies and the GlaxoSmithKline Consumer Group Businesses;

“GlaxoSmithKline Consumer Group Businesses” means the businesses of the GlaxoSmithKline Consumer Business (but excluding the businesses carried on by the GlaxoSmithKline Consumer Group Companies) as set out in Clause 2.3.1, but subject always to Clause 2.3.2, and “GlaxoSmithKline Consumer Group Business” means any of them;

“GlaxoSmithKline Consumer Group Companies” means those members of GlaxoSmithKline’s Group whose operations, assets and/or businesses are Exclusively Related to the GlaxoSmithKline Consumer Business, an indicative list of which are set out in the table in Part A of Part 1 of Schedule 1, including any Intermediate Holdco as defined in Schedule 17 (Reorganisations), but excluding any such members whose operations, assets and/or businesses form any part of the GlaxoSmithKline Excluded Assets and “GlaxoSmithKline Consumer Group Company” shall mean any one of them;

“GlaxoSmithKline December 2013 Presentation” means the management presentation entitled Project Constellation Consumer Healthcare and dated 3 December 2013 and attached to this Agreement as Attachment 1;

“GlaxoSmithKline Deferred Employee” means any person to whom GlaxoSmithKline, any GlaxoSmithKline Consumer Group Company or any other member of GlaxoSmithKline’s Group has made an offer of employment for a role in the GlaxoSmithKline Consumer Business in compliance with Clause 5 and who has accepted such offer in writing and whose employment in the GlaxoSmithKline Consumer Business will take effect on a date following the Closing Date, save that no person shall become a GlaxoSmithKline Deferred Employee unless and until GlaxoSmithKline has provided to Novartis a copy of the offer letter setting out the agreed principal terms of employment and/or employment agreement (if executed) applicable to such person;

“GlaxoSmithKline Employees” means the GlaxoSmithKline Business Employees and the GlaxoSmithKline Company Employees, and “GlaxoSmithKline Employee” means any one of them;

“GlaxoSmithKline Excluded Assets” means the property, rights, businesses and assets referred to in Clause 2.3.2 in respect of the GlaxoSmithKline Consumer Group Businesses and the assets and businesses set out in Part 1 of Schedule 3;

“GlaxoSmithKline Excluded Businesses” means:

(i)	the business(es) (from time to time) of or reported for financial purposes in the business(es) of GlaxoSmithKline Consumer Healthcare Limited, an Indian listed company, and its successors and assigns and any person Controlled by GlaxoSmithKline Consumer Healthcare Limited from time to time;

(ii)	the business(es) (from time to time) of or reported for financial purposes in the business(es) of GlaxoSmithKline Consumer Nigeria plc, a Nigerian listed company, and its successor and assigns and any person Controlled by GlaxoSmithKline Consumer Nigeria plc from time to time;

(iii)	the business(es) (from time to time) of the GlaxoSmithKline Pharmaceutical Division, including the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising any Consumer Healthcare Products which are managed by and reported for financial purposes in the GlaxoSmithKline Pharmaceutical Division on or prior to the date of this Agreement (including any development of such products);

(iv)	any business(es) (from time to time) of or reported for financial purposes in the business(es) of: (i) Asia Private Limited, a private limited company incorporated in India; and/or (ii) its successors and assigns and any person Controlled by Asia Private Limited from time to time, in each case, to the extent that such business(es) are part of the business(es) conducted by the business(es) referred to in paragraph (i) of this definition; and

(v)	any assets or liabilities that are deemed to constitute GlaxoSmithKline Excluded Assets pursuant to paragraph 10.1 of Schedule 6;

“GlaxoSmithKline Excluded Employees” means the employees of any member of GlaxoSmithKline’s Group (including the GlaxoSmithKline Consumer Group Companies) as may be agreed in writing between GlaxoSmithKline and Novartis after the date of this Agreement but before the Closing Date;

“GlaxoSmithKline’s Group” means GlaxoSmithKline and its Affiliates from time to time, provided that, for the purposes of this Agreement, the Purchaser and any person Controlled by the Purchaser (whether directly or indirectly) from time to time shall not be included in GlaxoSmithKline’s Group;

“GlaxoSmithKline International Assignees” means the employees of any member of GlaxoSmithKline’s Group (including the GlaxoSmithKline Consumer Group Companies) as may be agreed in writing between GlaxoSmithKline and Novartis after the date of this Agreement but before the Closing Date;

“GlaxoSmithKline Joint Venture Entities” means all entities in which GlaxoSmithKline’s Group holds equity interests of less than 100 per cent. but whose operations, assets and/or businesses are Exclusively Related to the GlaxoSmithKline Consumer Business, an indicative list of which are set out in the relevant part of the table in Part B of Part 1 of Schedule 1, excluding any such entity whose operations, assets and/or businesses form part of the GlaxoSmithKline Excluded Assets;

“GlaxoSmithKline Key Personnel” means the GlaxoSmithKline Employees listed in Part 1 of Schedule 16;

“GlaxoSmithKline’s Lawyers” means Slaughter and May of One Bunhill Row, London EC1Y 8YY;

“GlaxoSmithKline Material Employee Jurisdictions” means Brazil, China, Germany, the United Kingdom and the United States of America;

“GlaxoSmithKline Pakistan” means GlaxoSmithKline Pakistan Limited, a company incorporated in Pakistan as a limited liability company and listed on the Karachi and Lahore Stock Exchanges;

“GlaxoSmithKline Pakistan Business” means that part of the GlaxoSmithKline Consumer Business conducted by GlaxoSmithKline Pakistan or any person Controlled by GlaxoSmithKline Pakistan from time to time;

“GlaxoSmithKline Pakistan Consent” has the meaning given in paragraph 8.1 of Schedule 6;

“GlaxoSmithKline Pipeline Products” means each product that the GlaxoSmithKline Consumer Healthcare Division is researching and developing;

“GlaxoSmithKline Products” means, in respect of any territory, any Consumer Healthcare Products which are managed by and reported for financial purposes in the GlaxoSmithKline Consumer Healthcare Division in that territory for the year ended 31 December 2013 or since, an indicative list of which is set out in Part 1 of Schedule 9;

“GlaxoSmithKline Shareholder Meeting” has the meaning given to it in Clause 4.1.6;

“GlaxoSmithKline Shareholder Resolution” has the meaning given to it in Clause 4.1.6;

“GlaxoSmithKline Shareholders” means the holders of ordinary shares in the capital of GlaxoSmithKline from time to time;

“GlaxoSmithKline Shares” means the shares and other ownership interests in the capital of: (i) the GlaxoSmithKline Consumer Group Companies; and (ii) the GlaxoSmithKline Joint Venture Entities that are owned by any member of GlaxoSmithKline’s Group;

“GlaxoSmithKline Statement of Net Assets” has the meaning given to it in Part 1 of Schedule 18;

“GlaxoSmithKline Territories” means, in respect of any GlaxoSmithKline Product, each of the territories in which sales are reported for such GlaxoSmithKline Product for financial purposes in the GlaxoSmithKline Consumer Healthcare Division for the year ended 31 December 2013 or since;

“GlaxoSmithKline US RX Products” means all rights, title and interest in and to any Prescription Products that are researched or developed, manufactured, distributed, marketed, sold, promoted or otherwise Commercialised by GlaxoSmithKline’s Seller’s Group in the United States of America and which are managed by and reported for financial purposes in the GlaxoSmithKline Consumer Healthcare Division for the year ended 31 December 2013 or since;

“Good Clinical Practices” or “GCP” means the then-current standards, practices and procedures promulgated or endorsed by: (i) the ICH Harmonised Tripartite Guidelines for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practices for trials on medicinal products in the European Union; (ii) the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA; and (iii) the equivalent Applicable Law in any relevant country;

“Good Laboratory Practices” or “GLP” means the then-current standards, practices and procedures promulgated or endorsed by: (i) the European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices as well as “The rules governing medicinal products in the European Union,” Volume 3, Scientific guidelines for medicinal products for human use (ex - OECD principles of GLP); (ii) the then-current standards, practices and procedures promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58; and (iii) the equivalent Applicable Law in any relevant country;

“Good Manufacturing Practices” or “GMP” means the then-current standards, practices and procedures promulgated or endorsed by: (i) the European Commission Directive 91/356/EEC, as amended by Directives 2003/94/EC and 91/412/EEC respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use; (ii) the FDA and the provisions of 21 C.F.R. Parts 210 and 211; (iii) the principles detailed in the ICH Q7A guidelines; and (iv) all Applicable Law with respect to each of (i) through (iii);

“Governmental Entity” means any supra-national, federal, national, state, county, local, municipal or other governmental, regulatory or administrative authority, agency, commission or other instrumentality, any court, tribunal or arbitral body with competent jurisdiction, or any national securities exchange or automated quotation service, including any governmental regulatory authority or agency responsible for the grant, approval, clearance, qualification, licensing or permitting of any aspect of the research, development, manufacture, marketing, distribution, promotion, sale or other commercialisation of the relevant Products including the FDA, the European Medicines Agency, or any successor agency thereto;

“Governmental Liability” means any Liability arising out of, relating to or resulting from any claim, demand, action, suit, proceedings or investigation by a Governmental Entity (other than a Tax Authority) brought or undertaken in connection with products sold or developed by, or operations or practices of, the relevant Target Group prior to Closing;

“Hazardous Substance” means any gasoline or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic substances, asbestos, pollutants, or contaminants defined as such in or regulated under any applicable Environmental Law;

“Healthcare Laws” means the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)); the Anti-Inducement Law (42 U.S.C. § 1320a-7a (a)(5)); the civil False Claims Act (31 U.S.C. §§ 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the Exclusion Laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act), including Social Security Act §§ 1860D-1 to 1860D-43 (relating to Medicare Part D and the Medicare Part D Coverage Gap Program); the Medicaid statute (Title XIX of the Social Security Act); the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and any analogous state laws; the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and any other similar law, including the price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a); the Public Health Service Act (42 U.S.C. § 256b); the Veterans Health Care Act (38 U.S.C. § 8126), regulatory requirements applicable to sales on the Federal Supply Schedule or under any state pharmaceutical assistance program or United States Department of Veterans Affairs agreement, all legal requirements relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by the relevant Seller’s Group and any successor government programmes, and all foreign equivalents of the foregoing;

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, together with its implementing regulations;

“IFRS” means International Financial Reporting Standards, comprising the accounting standards and interpretations issued, adopted and/or approved by the International Accounting Standards Board;

“Implementation Agreement” means the implementation agreement dated the date of this Agreement between Novartis and GlaxoSmithKline relating to, amongst other things, the implementation of the Transaction;

“In-Market Inventory” means, in respect of a Seller, all inventory of the Products for Commercialisation that, at any particular time: (i) is beneficially owned by a member of that Seller’s Group; (ii) is in finished packed form and released for Commercialisation; and (iii) is located: (a) in (or in transit to) the relevant market; or (b) in (or in transit to) a multi-market warehouse owned or operated by a member of that Seller’s Group or by a third party; or (c) at a Property pending despatch following release by the relevant qualified person to the relevant market or multi-market warehouse;

“In-Scope Switch Product” means, in respect of GlaxoSmithKline, Flonase /Flixonase and, in respect of Novartis, Voltaren, but, in each case, only to the extent relating to the rights to research and develop, manufacture, distribute, market, sell, promote and/or otherwise Commercialise the same as a Consumer Healthcare Product, and “GlaxoSmithKline’s In-Scope Switch Product” and “Novartis’s In-Scope Switch Product” shall be construed accordingly;

“Indebtedness” means all loans and other financing liabilities and obligations in the nature of borrowed moneys and overdrafts, but excluding trade debt and liabilities arising in the ordinary course of business;

“Information Technology” means computer hardware, software and network;

“Intellectual Property Assignment Agreements” means the assignments between a Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates on terms consistent with the Agreed Terms, to be entered into at Closing, in respect of the transfer of certain Intellectual Property Rights in each of the relevant jurisdictions;

“Intellectual Property Rights” means all (i) Patents; (ii) Know-How; (iii) Trademarks; (iv) internet domain names; (v) Copyrights; (vi) rights in designs; (vii) database rights; and (viii) all rights or forms of protection, anywhere in the world, having equivalent or similar effect to the rights referred to in paragraphs (i) to (vii) above, in each case, whether registered or unregistered and including applications for registration of any such thing;

“International Assignees” means, in respect of GlaxoSmithKline, the GlaxoSmithKline International Assignees and, in respect of Novartis, the Novartis International Assignees;

“Intra-Group Non-Trade Payables” means, in respect of a Seller, all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued, dividends declared or payable but not paid) owed by its Target Group Company to a member of that Seller’s Group (other than its Target Group Company) as at the Effective Time as derived from the Closing Statement, but excluding: (i) Intra-Group Trade Payables and Intra-Group Trade Receivables; and (ii) any item which falls to be included in calculating the Target Group Companies’ Cash Balances or the Third Party Indebtedness;

“Intra-Group Non-Trade Receivables” means, in respect of a Seller, all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued, dividends declared or payable but not paid) owed by a member of that Seller’s Group (other than its Target Group Company) to its Target Group Company as at the Effective Time as derived from the Closing Statement, but excluding: (i) Intra-Group Trade Payables and Intra-Group Trade Receivables; and (ii) any item which falls to be included in calculating the Target Group Companies’ Cash Balances or the Third Party Indebtedness;

“Intra-Group Trade Payables” means, in respect of a Seller, all trade accounts and notes payable to any member of any Seller’s Group (excluding a Target Group Company) on the one hand, by any Target Group Company, on the other hand, in each case, to the extent related to its Target Group, arising in the ordinary course, together with any unpaid financing charges accrued thereon;

“Intra-Group Trade Receivables” means, in respect of a Seller, all trade accounts and notes receivable from any member of any Seller’s Group (excluding a Target Group Company) on the one hand, to any Target Group Company, on the other hand, in each case, to the extent related to its Target Group, arising in the ordinary course, together with any unpaid financing charges accrued thereon;

“Intra-Group Trading Balances” means, in respect of a Seller, the aggregate of its Intra-Group Trade Payables and its Transferred Accounts Payables payable to any member of that Seller’s Group (other than a Target Group Company) by a Business Seller of that Seller’s Group less the aggregate of its Intra-Group Trade Receivables and its Transferred Accounts Receivables payable by any member of that Seller’s Group (other than a Target Group Company) to a Business Seller of that Seller’s Group;

“IP Liability” means any Liability arising out of, relating to or resulting from any actual or alleged infringement, misappropriation or other violation of Intellectual Property Rights of third parties;

“Joint Venture Entities” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Joint Venture Entities and, in respect of Novartis, the Novartis Joint Venture Entities;

“Judgment” means any order, writ, judgment, injunction, decree, decision, stipulation, determination or award entered by or with any Governmental Entity of competent jurisdiction;

“Key Personnel” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Key Personnel and, in respect of Novartis, the Novartis Key Personnel;

“Know-How” means all existing and available technical information, know-how and data, including inventions (whether patentable or not), discoveries, trade secrets, specifications, instructions, processes and formulae, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, safety, quality control, preclinical and clinical data;

“Lease” has the meaning given to it in paragraph 1.1 of Part 4 of Schedule 2;

“Liabilities” means all liabilities, claims, damages, proceedings, demands, orders, suits, costs, losses and expenses, in each case, of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained or disputed and whether owed or incurred severally or jointly or as principal or surety;

“LIBOR” means the London interbank offered rate, being the interest rate offered in the London inter-bank market for three month US dollar deposits as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen at 11 a.m. (London) on the second Business Day prior to the Closing Date;

“Licensed Intellectual Property Contract” means any Target Group Intellectual Property Contract constituting or containing a licence of Intellectual Property Rights in respect of the Contributed Business or Products;

“Listing Rules” means the listing rules made by the FCA under section 73A of FSMA;

“Local Transfer Document” has the meaning given to it in Clause 2.6.1;

“Long Stop Date” has the meaning given to it in Clause 4.3;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“MA Costs” has the meaning given to it in paragraph 4 of Part 2 of Schedule 4;

“MA Documentation” has the meaning given to it in paragraph 1.4 of Part 2 of Schedule 4;

“Manufacture” or “Manufacturing” or “Manufactured” means, as applicable, the planning, purchasing of materials for, production, processing, compounding, storage, filling, packaging, labelling, leafleting, warehousing, quality control testing, waste disposal, quality release, sample retention and stability testing of any products of the relevant Seller’s Contributed Business;

“Manufacturing Inventory” means, in respect of a Seller, any packed inventory of Products for Commercialisation that is: (i) in finished form (save for any secondary packaging undertaken outside of a primary manufacturing site); (ii) beneficially owned by any member of that Seller’s Group; (iii) held at a primary manufacturing site; and (iv) not yet released by the qualified person at a primary manufacturing site, and excluding in each case, for the avoidance of doubt, any In-Market Inventory and Manufacturing Stocks;

“Manufacturing Liability” means any Liability arising out of, relating to or resulting from any breach of Applicable Law in connection with the Manufacturing of products of the relevant Seller’s Contributed Business;

“Manufacturing Licences” means any certificates, permits, licences, consents and approvals issued by any Governmental Entity, used in the operation or conduct of Manufacturing at each relevant Property, and “Manufacturing Licence” shall be construed accordingly;

“Manufacturing Stocks” means, in respect of a Seller, all stocks of raw materials, active pharmaceutical ingredients, ingredients, adjuvants, drug substances, intermediates, packaging materials, components, devices and other production and pre-production consumables and work-in-progress that are beneficially owned by any member of that Seller’s Group for use in the Manufacture of Products or Pipeline Products, respectively, and held at a primary manufacturing Property;

“Manufacturing, Supply and Distribution Agreement” means, in respect of a Seller, the manufacturing, supply and distribution agreement expected to be entered into between that Seller and the Purchaser at Closing on terms consistent with the Agreed Terms;

“Marketing Authorisation Data” means, in respect of a Seller, the existing and available dossiers containing the relevant Know-How used by that Seller and/or its Affiliates to obtain and maintain the Marketing Authorisations;

“Marketing Authorisation Holder” means the holder of a Marketing Authorisation;

“Marketing Authorisation Re-Registration” has the meaning given to it in paragraph 1.1(ii) of Part 2 of Schedule 4;

“Marketing Authorisation Re-Registration Date” means the date on which the Governmental Entity approves, or is deemed to approve, the Marketing Authorisation Re-Registration;

“Marketing Authorisation Transfer” has the meaning given to it in paragraph 1.1(i) of Part 2 of Schedule 4;

“Marketing Authorisation Transfer Date” means the date on which the Governmental Entity approves, or is deemed to approve, the Marketing Authorisation Transfer;

“Marketing Authorisation Transferee” means the member of the Purchaser’s Group or, where no member of the Purchaser’s Group satisfies the requirements under Applicable Law to be transferred the relevant Marketing Authorisation, such third party as is nominated by the Purchaser, in either case, to whom the relevant Marketing Authorisation is to be transferred;

“Marketing Authorisations” means, in respect of a Seller, the marketing authorisations issued or applications for marketing authorisations with respect to its Products, and all supplements, amendments and revisions thereto;

“Markets” means, in respect of a Seller, the markets in which its Products are marketed and sold under the relevant Marketing Authorisation and “Market” shall be construed accordingly;

“Material Adverse Effect” means, in respect of a Seller, any matter, change, event or circumstance arising or discovered on or after the date of this Agreement and prior to Closing (including a breach of that Seller’s obligations under Clause 5 or Clause 9.1) (a “Relevant Matter”) that, individually or in aggregate with other Relevant Matters, if known to the Purchaser prior to the date of this Agreement, could reasonably have been expected to have resulted in the Purchaser reducing the number of A Shares or B Shares (as the case may be) to be issued by 30 per cent. or more, and, in determining such reduction regard shall be had to the actual basis on which the number of A Shares to be issued or the number of B Shares to be issued (as the case may be) was calculated. A Relevant Matter shall not constitute or count towards a “Material Adverse Effect” to the extent resulting or arising from:

(i)	any change that is generally applicable to, or generally affects, the industries or markets in which the relevant Seller’s Target Group operates (including changes arising as a result of usual seasonal variations) or arises from or relates to changes in Applicable Law or accounting rules or changes in any authoritative interpretation of any Applicable Law by any Governmental Entity;

(ii)	any change in financial, securities or currency markets or general economic or political conditions or changes in prevailing interest rates or exchange rates;

(iii)	the execution of this Agreement, the public announcement thereof or the pendency or consummation of the transactions contemplated hereby (including any cancellations of or delays in customer orders or other decreases in customer demand, any reduction in revenues and any disruption in supplier, distributor, customer or similar relationships); or

(iv)	the taking of any action expressly required by this Agreement or by any Ancillary Agreement or otherwise taken with the advance written consent of the Purchaser,

except, in relation to either paragraph (i) or paragraph (ii) above, if that change adversely affects that Seller’s Target Group in a disproportionate manner relative to other comparable businesses operating in the same industry and geographic markets as that Seller’s Target Group (in which case it may constitute or count towards a “Material Adverse Effect”);

“Material Employee Jurisdictions” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Material Employee Jurisdictions and, in respect of Novartis, the Novartis Material Employee Jurisdictions;

“Maximum Working Capital Amount” means, in respect of GlaxoSmithKline, £600,000,000 and, in respect of Novartis, US$600,000,000;

“Medical Information” means, in respect of each Seller, information Predominantly Related to its Contributed Business which is available to or used by it and/or its Affiliates as of the Closing Date relating to clinical and technical matters, such as therapeutic uses for the approved indications, drug-disease information, and other product characteristics;

“Minimum Working Capital Amount” means, in respect of GlaxoSmithKline, £500,000,000 and, in respect of Novartis, US$500,000,000;

“Minority Notification” has the meaning given in clause 4.2.10;

“Netherlands Assumed Liabilities” means the Assumed Liabilities to the extent that they relate to the Netherlands Business;

“Netherlands Business” means that part of GlaxoSmithKline’s Contributed Business that is conducted in the Netherlands, the Netherlands Assumed Liabilities and the Netherlands Employees;

“Netherlands Closing” has the meaning given to it in the Netherlands SAPA;

“Netherlands Employees” means those of the GlaxoSmithKline Employees who are employed in the Netherlands;

“Netherlands Offer Letter” means the letter from the Purchaser to the Seller in respect of the binding offer from the Purchaser to acquire the Netherlands Business dated on or around the date hereof;

“Netherlands Put Option Exercise” has the meaning given to it in the Netherlands Offer Letter;

“Netherlands SAPA” has the meaning given in the Netherlands Offer Letter;

“Non-US Benefit Plans” has the meaning given to it in paragraph 17.3.1 of Schedule 13;

“Notice” has the meaning given to it in Clause 15.14.1;

“Notifier” has the meaning given in paragraph 1.1 of Schedule 17;

“Novartis Animal Health Business” means the business conducted by any member of Novartis’s Group of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising the Novartis Animal Health Products;

“Novartis Animal Health Products” means any products which are managed by the Novartis Animal Health Division and reported in the Animal Health reporting segment of Novartis’s Consumer Health Division;

“Novartis Business Employees” means the employees of any member of Novartis’s Group who work wholly or substantially in the Novartis OTC Business from time to time including, for the avoidance of any doubt, the Novartis International Assignees other than the Novartis Company Employees and the Novartis Excluded Employees and provided that, in relation to the Seller’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Agreement”, and “Novartis Business Employee” means any one of them;

“Novartis Company Employees” means the employees from time to time of any of the Novartis OTC Group Companies other than the Novartis Excluded Employees, and provided that, in relation to the Seller’s Warranties only, the words “from time to time” shall be deemed to be replaced by “at the date of this Agreement”, and “Novartis Company Employee” means any one of them;

“Novartis December 2013 Presentation” mean the management presentation entitled “Gazelle Management Presentation: NOTC” and dated December 2013 and attached to this Agreement as Attachment 2;

“Novartis Deferred Employee” means any person to whom Novartis, any Novartis OTC Group Company or any other member of Novartis’s Group has made an offer of employment for a role within the Novartis OTC Business in compliance with clause 5 and who has accepted such offer in writing and whose employment within the Novartis OTC Business will take effect on a date following the Closing Date, save that no person shall become an Novartis Deferred Employee unless and until Novartis has provided to GlaxoSmithKline a copy of the offer letter setting out the agreed principal terms of employment and/or employment agreement (if executed) applicable to such person;

“Novartis Distribution and Sales Products Contracts” means any contract between a member of Novartis’s Group (other than a Novartis OTC Group Company) on the one hand, and any Novartis OTC Group Company on the other hand, relating to the distribution and sale by the Novartis OTC Business of products owned, managed and reported by the Seller’s Retained Business;

“Novartis Employees” means the Novartis Business Employees and the Novartis Company Employees, and “Novartis Employee” means any one of them;

“Novartis Excluded Assets” means the property, rights, businesses and assets referred to in Clause 2.3.2 in respect of the Novartis OTC Group Businesses and the assets and businesses set out in Part 2 of Schedule 3;

“Novartis Excluded Businesses” means:

(i)	the Novartis Animal Health Business;

(ii)	the Novartis US NRT Business;

(iii)	the Novartis Pharmaceutical Division’s business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising any Consumer Healthcare Products which are managed by and reported for financial purposes in the Novartis Pharmaceutical Division on or prior to the date of this Agreement (including any development of such products);

(iv)	the business(es) (as conducted from time to time) owned or managed by, or reported for financial purposes in, Novartis’s:

(a)	Alcon division (including for the avoidance of doubt, Ciba-Giegy); or

(b)	Sandoz division (excluding, for the avoidance of doubt, Sandocal and Calcium Sandoz, which are included within the definition of the Novartis OTC Business); and

(v)	any assets or liabilities that are deemed to constitute Novartis Excluded Assets pursuant to paragraph 9.2 of Schedule 6;

“Novartis Excluded Employees” means the employees of any member of Novartis’s Group (including the Novartis OTC Group Companies) as may be agreed in writing between Novartis and GlaxoSmithKline after the date of this Agreement but before the Closing Date;

“Novartis’s Group” means Novartis and its Affiliates from time to time, provided that, for the purposes of this Agreement, the Purchaser and any person Controlled by the Purchaser (whether directly or indirectly) from time to time shall not be included in Novartis’s Group;

“Novartis IndiaCo” means Novartis India Ltd, an Indian listed company;

“Novartis Indian Business” means that part of the Novartis OTC Business conducted by Novartis IndiaCo or any person Controlled by Novartis IndiaCo from time to time;

“Novartis Indian Consent” has the meaning given in paragraph 7.1 of Schedule 6;

“Novartis International Assignees” means the employees of any member of Novartis’s Group (including the Novartis OTC Group Companies) who are listed in Schedule 20, and such other employees as may be agreed in writing between GlaxoSmithKline and Novartis after the date of this Agreement but before the Closing Date;

“Novartis Joint Venture Entities” means an entity in which Novartis’s Group holds equity interests of less than 100 per cent. but whose operations, assets and/or businesses are Exclusively Related to the Novartis OTC Business, an indicative list of which are set out in Part B of Part 2 of Schedule 1, excluding any such entity whose operations, assets and/or businesses form part of the Novartis Excluded Assets;

“Novartis Key Personnel” means the Novartis Employees listed in Part 2 of Schedule 16;

“Novartis’s Lawyers” means Freshfields Bruckhaus Deringer LLP of 65 Fleet Street, London EC4Y 1HS;

“Novartis Material Employee Jurisdictions” means United States, Switzerland, Russia, China and India;

“Novartis OTC Business” means:

(i)	the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising the Novartis Products in the Novartis Territories;

(ii)	the business of researching and developing any Novartis Pipeline Products;

(iii)	all rights, title and interest in relation to researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising Novartis’s In-Scope Switch Product, in any jurisdiction, as a Consumer Healthcare Product only;

(iv)	the business of manufacturing, marketing, distributing, selling, promoting and/or otherwise Commercialising the Prescription Products which are managed by the Novartis OTC Division and which have been reported for financial purposes in the OTC reporting segment of the Novartis Consumer Health Division for, or since, the year ended 31 December 2013 and, in respect of any such Prescription Product, in the territories in which sales are reported for such Prescription Product in the OTC reporting segment of the Novartis Consumer Health Division for the year ended 31 December 2013 or since; and

(v)	any royalty streams in respect of any products received by and reported for financial purposes in the OTC reporting segment of the Novartis Consumer Healthcare Division for, or since, the year ended 31 December 2013, in each case, conducted by Novartis’s Group, but excluding the Novartis Excluded Assets;

“Novartis OTC Group” means the Novartis OTC Group Companies and the Novartis OTC Group Businesses, taken as a whole;

“Novartis OTC Group Businesses” means the businesses of the Novartis OTC Business (but excluding the businesses carried on by the Novartis OTC Group Companies) as set out in Clause 2.3.1, but subject always to Clause 2.3.2, and “Novartis OTC Group Business” means any of them;

“Novartis OTC Group Companies” means the members of Novartis’s Group whose operations, assets and/or businesses are Exclusively Related to the Novartis OTC Business, a non-exhaustive list of which are set out in Part A of Part 2 of Schedule 1, but excluding any such members whose operations, assets and/or businesses form part of the Novartis Excluded Assets, and “Novartis OTC Group Company” means any one of them;

“Novartis Pipeline Product” means each product that the Novartis OTC Division is researching and developing, with the intention of that product becoming a Consumer Healthcare Product (but excluding, in any event, Diovan), an indicative list of which is set out in Schedule 9, Part 3;

“Novartis Products” means, in respect of any territory, any Consumer Healthcare Products which are managed by the Novartis OTC Division and which have been reported for financial purposes in the OTC reporting segment of the Novartis Consumer Health Division in that territory for the year ended 31 December 2013 or since, an indicative list of which is set out in Schedule 9, Part 2;

“Novartis Services Contracts” means any Contract between or among any member of Novartis’s Group (other than its Target Group Company and its Business Seller) on the one hand, and its Target Group Company or Business Seller on the other hand which, in addition to the Ancillary Agreements and any other assets to be transferred pursuant to this Agreement, is necessary to enable the Purchaser and/or any other member of the Purchaser’s Group to carry on Novartis’s Contributed Business (or the relevant part thereof) in substantially the same manner as it has been during the twelve months prior to the date of this Agreement;

“Novartis Shares” means the shares and other equity, partnership or similar interests in the capital of: (i) the Novartis OTC Group Companies; and (ii) the Novartis Joint Venture Entities that are owned by any member of Novartis’s Group;

“Novartis Statement of Net Assets” has the meaning given to it in Part 2 of Schedule 18;

“Novartis Territories” means, in respect of any Novartis Product, each of the Territories in which sales are reported for such Novartis Product in the OTC reporting segment of the Novartis Consumer Healthcare Division for the year ended 31 December 2013 or since;

“Novartis US NRT Business” means the business of researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising any nicotine related products of any nature whatsoever in the United States of America, conducted by Novartis’s Group, including those commercialised under the Habitrol brand and any other private label nicotine related products;

“Novartis US RX Products” means all rights, title and interest in and to any Prescription Products that are developed or researched, manufactured, distributed, marketed, sold, promoted or otherwise Commercialised by Novartis’ Seller’s Group in the United States of America and which are managed by the Novartis OTC Division and which have been reported for financial purposes in the OTC reporting segment of the Novartis Consumer Health Division in that territory for the year ended 31 December 2013 or since, but excluding any Prescription Product that is governed by the Endo Excluded Contract;

[***]

“Oncology Sale and Purchase Agreement” means the sale and purchase agreement dated the date of this agreement between GlaxoSmithKline and Novartis relating to the sale and purchase of certain oncology products;

“Ongoing Clinical Trials” means, in respect of a Seller, the ongoing clinical studies sponsored or supported by that Seller’s Group (including post-approval studies) or otherwise recommended by a Governmental Entity in respect of the relevant Products;

“Owned Information Technology” means, in respect of a Seller, the Information Technology Exclusively Related to its Contributed Business and owned by any of its Target Group Companies;

“Owned Intellectual Property Contracts” means, in respect of a Seller, the Contracts Exclusively Related to its Contributed Business which relate to Intellectual Property Rights and that are held by any of its Target Group Companies;

“Owned Intellectual Property Rights” means, in respect of a Seller, the Intellectual Property Rights Exclusively Related to its Contributed Business and owned by any of its Target Group Companies;

“PA Transfer Date” means, in relation to a Product or Product Application, the date upon which the relevant Governmental Entity approves and notifies such Product Approval or Product Application (as applicable) naming the Purchaser or the relevant Affiliate of the Purchaser (or designee thereof) as the holder of such Product Approval or Product Application in the relevant country or territory covered by that Product Approval or Product Application;

“Patents” means patents, design patents, patent applications, and any reissues, re-examinations, divisionals, continuations, continuations-in-part, provisionals, and extensions thereof or any counterparts to any of the foregoing (including rights resulting from any post-grant proceedings relating to any of the foregoing);

“Payment” has the meaning given to it in Clause 1.9;

“Payee” has the meaning given in Clause 15.11.1;

“Payer” has the meaning given in Clause 15.11.1;

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

“Permit” has the meaning given to it in paragraph 10.2 of Schedule 13;

“Permitted Encumbrance” means, in respect of a Seller:

(i)	Encumbrances imposed by Applicable Law;

(ii)	Encumbrances imposed in the ordinary course of business which are not yet due and payable or which are being contested in good faith;

(iii)	pledges or deposits to secure obligations under Applicable Law relating to workers’ compensation, unemployment insurance or to secure public or statutory obligations; and

(iv)	liens, title retention arrangements or deposits to secure the performance of bids, trade contracts (other than for borrowed money), conditional sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of its Contributed Business;

“Pharmacovigilance Agreement” means the agreement between each of the Sellers and the Purchaser, to be entered into at Closing, in respect of pharmacovigilance and regulatory matters;

“Pipeline Product Approvals” means, in respect of a Seller, the approvals in relation to its Pipeline Products;

“Pipeline Products” means the GlaxoSmithKline Pipeline Products and the Novartis Pipeline Products;

“Predominantly Related to” means, in respect of a Seller’s Contributed Business, exclusively or predominantly related to, or used or held for use predominantly in connection with, that Seller’s Contributed Business;

“Prescription Product” means, in respect of any jurisdiction, any oral care, nutritional care, skin care or other cosmetic or healthcare product or device of any kind, in each case, for the treatment of, or use by, human beings, which is (i) only available with a prescription, or (ii) available without, or both with and without, a prescription but is subject to the same regulatory classification and/or regulatory treatment (including in relation to advertising) as a product or device that is only available with a prescription;

“Proceedings” means any legal actions, proceedings, suits, litigations, prosecutions, investigations, enquiries, mediations or arbitrations;

“Product Applications” means, in respect of a Seller, all applications for Product Approval filed with respect to the relevant Products Under Registration, with each individual application being a “Product Application”;

“Product Approvals” means, in respect of a Seller, all permits, licences, certificates, registrations or other authorisations or consents issued by any Governmental Entity to that Seller or one of its Affiliates with respect to its Products or the use, research, development, marketing, distribution or sale thereof, including the Marketing Authorisations;

“Product Filings” means, in respect of any Seller, all filings, written representations, declarations, listings, registrations, reports or submissions with or to any Governmental Entity, including adverse event reports and all submitted data relating to each relevant Product;

“Product Liabilities” means any Liability arising out of, relating to or resulting from actual or alleged harm, injury, damage or death to persons in connection with the use of any product (including in any clinical trial or study);

“Product Partners” means, in respect of a Seller, any third parties which, pursuant to a Contract with that Seller or any of its Affiliates, co-develop, co-promote, co-market, or otherwise have a licence or other right to research, develop, manufacture, promote, distribute, market, or sell any Product, including all manufacturers and suppliers of that Product;

“Products” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Products and, in respect of Novartis, the Novartis Products;

“Products Under Registration” means, in respect of a Seller, the Products of that Seller which are pending Product Approval as of the date hereof;

“Properties” means the Company Properties and the Transferred Properties, and “Property” means any one of them;

“Proprietary Information” means, in respect of a Seller, all confidential and proprietary information of that Seller or its Affiliates that is Predominantly Related to its Contributed Business, including relevant confidential Medical Information, confidential Know-How and confidential Commercial Information;

“Purchase Consideration” has the meaning given to it in Clause 3.1.1;

“Purchaser’s Bank Account” means the account notified by the Purchaser to each of the Sellers no later than two Business Days prior to the Closing Date;

“Purchaser’s Disagreement Notice” has the meaning given to it in paragraph 1.4 of Schedule 12;

“Purchaser’s Group” means the Purchaser and its Affiliates from time to time, excluding any member of GlaxoSmithKline’s Group or Novartis’s Group;

“Purchaser Trademark Licence Agreement” means the agreement between a Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates on terms consistent with the Agreed Terms, to be entered into at Closing, in respect of the grant of licences from that Seller to the Purchaser of certain Intellectual Property Rights;

“Recipient” has the meaning given in paragraph 1.1 of Schedule 17;

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are registered, issued, filed, or applied for under the authority of any Governmental Entity;

“Registered Target Group Intellectual Property Rights” means all Target Group Intellectual Property Rights that are Registered Intellectual Property Rights;

“Regulation” has the meaning given to it in Clause 4.1.1;

“Relevant Employees” means, in respect of GlaxoSmithKline, the Relevant GlaxoSmithKline Employees and, in respect of Novartis, the Relevant Novartis Employees;

“Relevant Employers” means, in respect of each Seller, the Business Seller’s and such other members of that Seller’s Group that employ that Seller’s Relevant Employees;

“Relevant Employer’s FSAs” has the meaning given to it in paragraph 7 of Schedule 7;

“Relevant GlaxoSmithKline Business Employees” means the GlaxoSmithKline Business Employees immediately prior to the Closing Date, and “Relevant GlaxoSmithKline Business Employee” means any one of them;

“Relevant GlaxoSmithKline Company Employees” means the GlaxoSmithKline Company Employees immediately prior to the Closing Date (excluding any who do not work wholly or substantially in the GlaxoSmithKline Consumer Business), and “Relevant GlaxoSmithKline Company Employee” means any one of them;

“Relevant GlaxoSmithKline Employees” means the Relevant GlaxoSmithKline Business Employees and the Relevant GlaxoSmithKline Company Employees, and “Relevant GlaxoSmithKline Employee” means any one of them;

“Relevant Novartis Business Employees” means the Novartis Business Employees immediately prior to the Closing Date, and “Relevant Novartis Business Employee” means any one of them;

“Relevant Novartis Company Employees” means the Novartis Company Employees immediately prior to the Closing Date (excluding any who do not work wholly or substantially in the Novartis OTC Business), and “Relevant Novartis Company Employee” means any one of them;

“Relevant Novartis Employees” means the Relevant Novartis Business Employees and the Relevant Novartis Company Employees, and “Relevant Novartis Employee” means any one of them;

“Relevant Part” means, in respect of a Shared Business Contract, the part of it which Exclusively Relates to the relevant Contributed Business (or the part of the relevant Contributed Business that is transferred to the Purchaser at Closing);

“Relevant Period” means the period of two years prior to the date of this Agreement;

“Relevant Persons” has the meaning given to it in Clause 8.2.2(vi);

“Relevant Target Business Employees” means, in respect of GlaxoSmithKline, the Relevant GlaxoSmithKline Business Employees and, in respect of Novartis, the Relevant Novartis Business Employees, and “Relevant Target Business Employee” means any one of them;

“Relevant Target Company Employees” means, in respect of GlaxoSmithKline, the Relevant GlaxoSmithKline Company Employees and, in respect of Novartis, the Relevant Novartis Company Employees, and “Relevant Target Company Employee” means any one of them;

“Relevant Tax Deduction” has the meaning given in Clause 15.11.2;

“Reorganisation” has the meaning given to it in Clause 2.3.5;

“Reporting Accountants” means the London office of Ernst & Young or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, the London office of Deloitte or, if that firm is also unable or unwilling to act in any matter referred to them under this Agreement, an internationally recognised and independent firm of accountants who does not act as auditor to the relevant Seller or the Purchaser, to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the Institute of Chartered Accountants of England and Wales;

“Required Notifications” has the meaning given to it in Clause 4.2.1;

“Sanctions Law” has the meaning given to it in paragraph 10.5 of Schedule 13;

“Select Equity Plans” means the Novartis Restricted Stock Plan of 1 November 2007 (Rest of the World), the Novartis Restricted Stock Plan of 1 November 2007 (Switzerland), the Novartis Restricted Stock Unit Plan of November 2007 (Rest of the World and Switzerland), the Novartis Stock Option Plan of September 2003 (Rest of the World), the Novartis Stock Option Plan of February 2005 (Switzerland) and the Novartis Corporation 2011 Stock Incentive Plan for North American Employees effective 1 January 2011, and a “Select Equity Plan” means any one of them;

“Seller Intellectual Property Licence Agreement” means the agreement between the relevant Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates on terms consistent with the Agreed Terms, to be entered into at Closing, in respect of the grant of licences from the Purchaser to the relevant Seller of certain Target Group Intellectual Property Rights;

“Seller Marks” means:

(i)	with respect to GlaxoSmithKline, any Trademark of GlaxoSmithKline containing the mark “GlaxoSmithKline”, and any other mark listed in Part 1 of Schedule 21, or any variants of the foregoing; and

(ii)	with respect to Novartis, any Trademark of Novartis containing the mark including the names “Novartis”, “Sandoz”, “Alcon” or “Ciba Vision” or any of the variants of the foregoing;

“Seller Partner” means, in respect of a Seller, any counterparty to a development, contract research, commercialisation, manufacturing, distribution, sales, marketing, supply, consulting or other collaboration contract with that Seller or any of its Affiliates;

“Seller Trademark Licence Agreement” means the agreement between the relevant Seller and/or one or more of its Affiliates and the Purchaser and/or one or more of its Affiliates on terms consistent with the Agreed Terms, to be entered into at Closing, in respect of the grant of licences from the relevant Seller to the Purchaser of certain Intellectual Property Rights;

“Seller’s Bank Account” means, in respect of a Seller, the account notified by such Seller to the Purchaser no later than two Business Days prior to the Closing Date;

“Seller’s Disagreement Notice” has the meaning given to it in paragraph 1.5 of Schedule 12;

“Seller’s Group” means, in respect of a Seller, that Seller and its Affiliates from time to time, provided that, for the purposes of this Agreement, the Purchaser and any person Controlled by the Purchaser (whether directly or indirectly) from time to time shall not be included in any Seller’s Group;

“Seller’s Group Insurance Policy” means, in respect of a Seller, all insurance policies (whether under policies maintained with third party insurers or any member of that Seller’s Group), other than the Target Group Insurance Policies, maintained by that Seller or any member of that Seller’s Group in relation to its Contributed Business or under which, immediately prior to Closing, any of that Seller’s Target Group Companies or that Seller or member of that Seller’s Group in relation to its Contributed Business is entitled to any benefit, and “Seller’s Group Insurance Policy” means any one of them;

“Seller’s Knowledge” has the meaning given to it in Clause 9.1.4;

“Seller’s Retained Business” means, in respect of a Seller, all businesses of that Seller’s Group from time to time, including its Excluded Assets, but excluding its Contributed Business;

“Seller’s Warranties” means, in respect of a Seller, the warranties given by that Seller pursuant to Clause 9 and Schedule 13, and “Seller’s Warranty” means any one of them;

“Service Provider” means an Associated Person who is a legal person;

“Services Agreement” means the services agreement expected to be entered into between GlaxoSmithKline and the Purchaser at Closing on the terms consistent with the Agreed Terms;

“Share Sellers” means, in respect of a Seller, the members of that Seller’s Group (other than its Target Group Companies and Joint Venture Entities) that own shares or other equity interests in any of that Seller’s Target Group Companies or Joint Venture Entities, an indicative list of which is set out in column (1) of Schedule 1, Part A (in respect of GlaxoSmithKline) or Part B (in respect of Novartis);

“Shared Business Contracts” means, in respect of a Seller, any Contract which relates both:

(i)	to its Contributed Business; and

(ii)	to any other business of its Group, any part of its Contributed Business which is not transferred to the Purchaser at Closing (until it is so transferred), or any of its Excluded Assets,

and to which a member of the Seller’s Group is a party or in respect of which a member of the Seller’s Group has any right liability or obligation at Closing, and “Shared Business Contract” shall mean any of them;

“Shareholders’ Agreement” means the shareholders’ agreement to be entered into by the parties and certain of the Sellers’ Affiliates on Closing in the Agreed Terms;

“Shares” means, together, the GlaxoSmithKline Shares and the Novartis Shares;

“Statement of Net Assets” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Statement of Net Assets and, in respect of Novartis, the Novartis Statement of Net Assets;

“Statement of Net Assets Date” means 31 December 2013;

“Statement of Net Asset Rules” means, for each Seller, the rules in accordance with which its Statement of Net Assets was prepared, as set out in Part 1 (in the case of GlaxoSmithKline) or Part 2 (in respect of Novartis) of Schedule 18;

“Target Asset Agreement” has the meaning given in the Implementation Agreement;

“Target Business Employees” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Business Employees and, in respect of Novartis, the Novartis Business Employees, and “Target Business Employee” means any of them;

“Target Company Employees” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Company Employees and, in respect of Novartis, the Novartis Company Employees, and “Target Company Employee” means any one of them;

“Target Group” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Consumer Group Companies and the GlaxoSmithKline Consumer Group Businesses, and, in respect of Novartis, the Novartis OTC Group Companies and the Novartis OTC Group Businesses, in each case, taken as a whole, and “Target Groups” shall mean both of them;

“Target Group Businesses” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Consumer Group Businesses and, in respect of Novartis, Novartis OTC Group Businesses, and “Target Group Business” means any one of them;

“Target Group Companies” means, in respect of GlaxoSmithKline, the GlaxoSmithKline Consumer Group Companies, and, in respect of Novartis, the Novartis OTC Group Companies, and “Target Group Company” means any one of them;

“Target Group Companies’ Cash Balances” means, in respect of a Seller, an amount equal to the sum of the aggregate amount of Cash Balances held by or on behalf of the Target Group Companies within that Seller’s Group at the Effective Time, as derived from the Closing Statement;

“Target Group Goodwill” means all goodwill of the Target Group Businesses, but excluding any Trademark goodwill;

“Target Group Information Technology” means the Transferred Information Technology and the Owned Information Technology;

“Target Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the relevant Target Group Companies, and “Target Group Insurance Policy” means any one of them;

“Target Group Intellectual Property Contracts” means the Transferred Intellectual Property Contracts and the Owned Intellectual Property Contracts;

“Target Group Intellectual Property Rights” means the Transferred Intellectual Property Rights and the Owned Intellectual Property Rights;

“Taxation” or “Tax” has the meaning given to it in the Tax Indemnity;

“Tax Adjustment” means, in respect of a Seller, the amount by which:

(i)	the aggregate amount of the income taxes and sales taxes payable by the Target Group Companies, as at the Effective Time, as derived from the Closing Statement;

exceeds or is less than

(ii)	the aggregate amount of the current income tax and sales tax receivables of the Target Group Companies, as at the Effective Time, as derived from the Closing Statement,

and any such excess amount shall be treated as a positive number and any shortfall shall be treated as a negative amount;

“Tax Authority” has the meaning given to it in the Tax Indemnity;

“Tax Group” has the meaning given to it in the Tax Indemnity;

“Tax Indemnity” means the deed of covenant against taxation, on terms consistent with the Agreed Terms, to be entered into on the Closing Date between each Seller and the Purchaser;

“Tax Return” has the meaning given to it in the Tax Indemnity;

“Tax Warranties” means, in respect of a Seller, the Seller’s Warranties set out in paragraph 14 of Schedule 13;

“Third Party Claim” has the meaning given to it in Clause 11.4;

“Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from third parties, and “Third Party Consent” means any one of them;

“Third Party Indebtedness” means the aggregate amount as at the Effective Time of all outstanding Indebtedness owed by the Target Group Companies to any third party less any Indebtedness owed by any third party to any Target Group Company as derived from the Closing Statement (but excluding any item included in respect of any Target Group Companies’ Cash Balances or Intra-Group Non-Trade Payables), and, for the purposes of this definition, third party shall exclude any member of either Seller’s Group;

“Time-Limited Excluded Liability” means an Excluded Liability which is:

(i)	a Contracts Liability;

(ii)	an Environmental Liability;

(iii)	a Manufacturing Liability; or

(iv)	a Commercial Practices Liability,

but excludes an IP Liability;

“Trademarks” means trademarks, service marks, trade names, certification marks, service names, industrial designs, brand names, brand marks, trade dress rights, identifying symbols, logos, emblems, and signs or insignia and all goodwill of the business in relation to which any of the foregoing are used (but no other or greater goodwill);

“Transaction” has the meaning given to it in Clause 4.1.1;

“Transfer Regulations” means the relevant national measure by which the employment of a Relevant Target Business Employee automatically transfers to the Purchaser or a relevant member of the Purchaser’s Group;

“Transferred Accounts Payables” means, in respect of a Seller, all trade accounts and notes payable of that Seller’s Group (other than its Target Group Companies) to the extent related to its Contributed Business, and outstanding at the Effective Time, arising in the ordinary course, together with any unpaid financing charges accrued thereon;

“Transferred Accounts Receivables” means, in respect of a Seller, all trade accounts and notes receivable of that Seller’s Group (other than its Target Group Companies) to the extent related to its Contributed Business, and outstanding at the Effective Time, arising in the ordinary course, together with any unpaid financing charges accrued thereon;

“Transferred Books and Records” means, in respect of a Seller, all books, ledgers, files, reports, plans, records, manuals and other materials (in any form or medium) to the extent of, or maintained predominantly for, that Seller’s Contributed Business by that Seller’s Group (excluding its Target Group Companies) (other than emails), but excluding:

(i)	any such items to the extent that: (A) they are related to any Excluded Assets or Excluded Liabilities; (B) they are related to any corporate, Tax, human resources or stockholder matters of that Seller or its Affiliates (other than its Target Group Companies); (C) any Applicable Law prohibits their transfer; or (D) any transfer thereof otherwise would subject that Seller or any of its Affiliates to any material liability; and

(ii)	any laboratory notebooks to the extent containing research and development information unrelated to its Contributed Business and any books and records that are more than five years old containing, in whole or in part, research and development information (other than any laboratory notebooks, books or records described in this paragraph (ii) that are maintained for its Contributed Business by its Target Group Companies);

“Transferred Contracts” means: (i) in respect of a Seller, the Contracts, other than its Transferred Intellectual Property Contracts, that are Exclusively Related to that Seller’s Contributed Business between a Business Seller of that Seller’s Group, on the one hand, and any third party, on the other hand (other than this Agreement and any Ancillary Agreement); and (ii) in the case of Novartis, the Novartis Distribution and Sales Products Contracts and the Novartis Services Contracts; and (iii) in the case of GlaxoSmithKline, any Contracts between a member of its Group (other than its Target Group Company and its Business Seller) on the one hand and its Business Seller, on the other hand, that are Exclusively Related to GlaxoSmithKline’s Contributed Business, other than any contracts that relate to any services that will be and, as at Closing are, provided under the Ancillary Agreements;

“Transferred Employees” means, in relation to a Seller: (i) any Target Business Employees of that Seller to whom the Purchaser (or a member of the Purchaser’s Group) offers employment and who accept such employment and become employed by the Purchaser (or a member of the Purchaser’s Group) in accordance with Schedule 7; (ii) any Relevant Target Business Employees of that Seller who transfer to the Purchaser (or a member of the Purchaser’s Group) by operation of the Transfer Regulations and do not object to such transfer (to the extent permitted by the Transfer Regulations) in accordance with Schedule 7; and (iii) the Relevant Target Company Employees of that Seller, and “Transferred Target Business Employees” means the employees in (i) and (ii), “Transferred Target Company Employees” means the employees in (iii), and “Transferred Employee”, “Transferred Target Business Employee” and “Transferred Target Company Employee” respectively means any one of them;

“Transferred Information Technology” means, in respect of a Seller, all Information Technology of any member of that Seller’s Group (other than its Target Group Company) to the extent Exclusively Related to that Seller’s Contributed Business;

“Transferred Intellectual Property Contracts” means, in respect of a Seller, Contracts Exclusively Related to its Contributed Business which relate to Intellectual Property Rights (but excluding the rights under any such Contracts that are held by its Target Group Companies);

“Transferred Intellectual Property Rights” means, in respect of a Seller, the Intellectual Property Rights of any member of that Seller’s Group (other than a Target Group Company) Exclusively Related to its Contributed Business. For the avoidance of doubt, whether a Trademark is Exclusively Related to a Contributed Business will be assessed on a Brand basis rather than a country by country basis, so that a Brand (and the Trademarks used or registered for use with a Product to which that Brand is associated) shall be deemed not to be Exclusively Related to a Contributed Business where, as at the date of this Agreement, a Brand is Commercialised by a Seller or its Affiliates in relation to both (i) a Product and (ii) a product of that Seller’s Retained Business, in any part of the world;

“Transferred Inventory” means, in respect of a Seller, all inventories (including its Manufacturing Inventory, Manufacturing Stocks and In-Market Inventory), wherever located, including all raw materials, work in progress, finished GlaxoSmithKline Products or Novartis Products (as the case may be), and packaging and labelling material in respect of the GlaxoSmithKline Products or Novartis Products (as the case may be) and otherwise, in each case, that are, Predominantly Related to its Contributed Business (but excluding any such items held by its Target Group Companies), whether held at any location or facility of a member of that Seller’s Group or in transit to a member of that Seller’s Group, in each case, as of the Effective Time;

“Transferred Leased Properties” has the meaning given to it in paragraph 1.1 of Part 4 of Schedule 2;

“Transferred Owned Properties” has the meaning given to it in paragraph 1.1 of Part 4 of Schedule 2;

“Transferred Plant and Equipment” means, in respect of a Seller:

(i)	its Transferred Information Technology; and

(ii)	all plant, furniture, furnishings, vehicles, equipment, tools and other tangible personal property (other than its Transferred Inventory or its Transferred Information Technology) of that Seller’s Group that are Predominantly Related to its Contributed Business (but excluding any such items owned by its Target Group Companies);

“Transferred Properties” means, in respect of a Seller:

(i)	its Transferred Owned Properties;

(ii)	its Transferred Leased Properties;

(iii)	all other freehold, leasehold or other immovable property comprising research and development, production or manufacturing facilities Exclusively Related to its Contributed Business, other than any freehold, leasehold or other immovable property within the definition of “Excluded Assets”; and

(iv)	all other freehold, leasehold or other immovable property comprising warehousing, distribution or office facilities Predominantly Related to its Contributed Business, other than any freehold, leasehold or other immovable property within the definition of “Excluded Assets”, and “Transferred Property” means any one of them;

“Transitional Services Agreement” means, in respect of a Seller, the transitional services agreement expected to be entered into between it and the Purchaser at Closing on terms consistent with the Agreed Terms;

“US Benefit Plans” means all United States “employee benefit plans” (within the meaning of section 3(3) of ERISA), severance, change in control or employment, vacation, incentive, bonus, stock option, stock purchase, or restricted stock plans, programmes, agreements or policies benefiting the relevant Target Business Employees;

“US RX Product Disposal” has the meaning given to it in paragraph 10.3 of Schedule 6;

“US RX Products” means any of the GlaxoSmithKline US RX Products or the Novartis US RX Products;

“US Transferred Employees” has the meaning given to it in paragraph 7.1 of Schedule 7;

“Vaccines Sale and Purchase Agreement” means the sale and purchase agreement dated the date of this agreement between Novartis and GlaxoSmithKline relating to the sale and purchase of Novartis’s vaccines business (excluding Novartis’s Influenza vaccines business);

“VAT” means, within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and, outside the European Union, any Taxation levied by reference to added value or sales;

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988 of the United States;

“Wholly-Owned Subsidiary” means, in respect of GlaxoSmithKline, any body corporate that is a 100 per cent. owned and controlled subsidiary of GlaxoSmithKline and, in respect of Novartis, any body corporate that is a 100 per cent. owned and controlled subsidiary of Novartis (where “subsidiary” has the meaning given in section 1159 of the Companies Act 2006);

“Working Capital” means, in respect of a Seller, the aggregate amount of the working capital items of its Target Group falling into the categories set out in Part A of Part 4 of Schedule 12 (in respect of Novartis) or Part B of Part 4 of Schedule 12 (in respect of GlaxoSmithKline) as set out in its Closing Statement (which shall not include any amount in respect of Tax), at the Effective Time, as derived from its Closing Statement;

“Working Capital Adjustment” means, in respect of a Seller:

(i)	if its Working Capital is no less than its Minimum Working Capital Amount and no greater than its Maximum Working Capital Amount, zero;

(ii)	if its Working Capital is less than its Minimum Working Capital Amount, the amount by which its Working Capital is less than its Minimum Working Capital Amount, such amount being treated as a negative amount; or

(iii)	if its Working Capital is greater than its Maximum Working Capital Amount, the amount by which its Working Capital exceeds its Maximum Working Capital Amount, such amount being treated as a positive amount;

“Withholding Seller” has the meaning given in Clause 15.11.2; and

“Workstream Lead” has the meaning given to it in the Implementation Agreement.

1.2	Shares

References to shares shall include, where relevant, quotas.

1.3	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to persons and companies

References to:

1.4.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.5	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6	Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.7	References to enactments

Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references: (i) to that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re-enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made before or after the date of this Agreement under that enactment as amended, consolidated or re-enacted as described in paragraph (i) or paragraph (ii) above, except to the extent that any of the matters referred to in paragraph (i) to paragraph (iii) (inclusive) above occurs after the date of this Agreement and increases or alters the liability of a Seller or the Purchaser under this Agreement.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	References to “indemnify”

Unless specified to the contrary, references to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and holding that person harmless on an after-Tax basis and:

1.9.1	references to the Purchaser indemnifying each member of a Seller’s Group shall constitute undertakings by the Purchaser to that Seller for itself and on behalf of each other member of that Seller’s Group;

1.9.2	references to the relevant Seller indemnifying each member of the Purchaser’s Group shall constitute undertakings by that Seller to the Purchaser for itself and on behalf of each other member of the Purchaser’s Group;

1.9.3	to the extent that the obligation to indemnify relates to any Shares (including any Target Group Companies) or other assets or liabilities transferred by a Share Seller or Business Seller (as the case may be) to a member of the Purchaser’s Group pursuant to this Agreement, references to the Seller indemnifying the Purchaser and references to the Seller indemnifying the Purchaser or any member of the Purchaser’s Group shall constitute undertakings by the Seller to indemnify or procure the indemnification of the relevant purchaser of the Shares transferred by that Share Seller or the relevant purchaser of the assets or liabilities transferred by that Business Seller (as the case may be), and references to the Purchaser indemnifying the Seller and references to the Purchaser indemnifying the Seller and each member of the Seller’s Group shall constitute undertakings by the Purchaser to indemnify or procure the indemnification of the relevant member of the Seller’s Group; and

1.9.4	where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or any member of any group or consolidation of which it forms part for VAT purposes, subject to that party using reasonable endeavours to recover or to procure recovery of such amount of VAT as may be practicable.

For the purposes of this Clause 1.9, indemnifying and holding harmless a person on an “after-Tax basis” means that the amount payable pursuant to the indemnity (the “Payment”) shall be calculated in such a manner as will ensure that, after taking into account:

(i)	any Tax required to be deducted or withheld from the Payment and any additional amounts required to be paid by the payer of the Payment in consequence of such withholding;

(ii)	the amount and timing of any additional Tax which becomes (or would, but for the use of any credit or other relief which would otherwise have been available to reduce the Tax liabilities of any member of a Seller’s Group or of the Purchaser’s Group, as the case may be, have become) payable by the recipient of the Payment (or a member of a Seller’s Group or the Purchaser’s Group, as the case may be) as a result of the Payment’s being subject to Tax in the hands of that person; and

(iii)	the amount and timing of any Tax benefit which is obtained by the recipient of the Payment (or a member of a Seller’s Group or the Purchaser’s Group, as the case may be) to the extent that such Tax benefit is attributable to the matter giving rise to the indemnity payment or to the receipt of the Payment, which amount and timing is to be determined by the auditors of the recipient at the shared expense of both relevant parties and is to be certified as such to the party making the Payment, the recipient of the Payment is in no better and no worse after Tax position as that in which it would have been if the matter giving rise to the indemnity payment had not occurred, provided that if any party to this Agreement shall have assigned or novated the benefit of this Agreement in whole or in part or shall, after the date of this Agreement, have changed its Tax residence or the permanent establishment to which the rights under this Agreement are allocated then no Payment to that party shall be increased by reason of the operation of paragraphs (i) to (iii) above to any greater extent than would have been the case had no such assignment, novation or change taken place.

1.10	References to wholly or substantially in the Contributed Business

References to any employee employed by a member of a Seller’s Group working “wholly or substantially” in a Contributed Business (whether the GlaxoSmithKline Consumer Business or the Novartis OTC Business, as the case may be) means that such employee spends more than 70 per cent. of their time working in the Contributed Business at the relevant time.

1.11	Legal terms

References to any English legal term shall, in respect of any jurisdiction other than England and Wales, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.13	Currency conversion

1.13.1	Subject to Clause 1.13.1, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause 1.13:

“Conversion Rate” means the spot reference rate for a transaction between the two currencies in question as quoted by the European Central Bank on the Business Day immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)	for the purposes of Clause 5, the date of this Agreement;

(ii)	for the purposes of Clause 7 and Schedule 12 and Schedule 18, the Closing Date; or

(iii)	for the purposes of Clause 10, the date of this Agreement; and

(iv)	for the purposes of the monetary amounts set out in Schedule 13, the date of this Agreement.

1.13.2	For the purposes of Schedule 12, the conversion of an amount from one currency into another shall be carried out in accordance with the accounting policies and practices of the Purchaser’s Group in operation from time to time.

2.	Sale and Purchase of the Target Groups

2.1	Sale and Purchase of the Target Groups

On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1	GlaxoSmithKline undertakes to Novartis and the Purchaser to procure that its Share Sellers and Business Sellers shall sell the GlaxoSmithKline Target Group;

2.1.2	Novartis undertakes to GlaxoSmithKline and the Purchaser to procure that its Share Sellers and Business Sellers shall sell the Novartis Target Group; and

2.1.3	the Purchaser undertakes to GlaxoSmithKline and Novartis to purchase (or procure the purchase by a member(s) of the Purchaser’s Group of) each of the Target Groups,

in each case, as a going concern.

2.2	Sale of the Shares

2.2.1	GlaxoSmithKline shall procure that its Share Sellers shall sell the GlaxoSmithKline Shares, and Novartis shall procure that its Share Sellers shall sell the Novartis Shares, and the Purchaser shall purchase (or procure the purchase of) the Shares, in each case, with Full Title Guarantee free from Encumbrances (other than any rights of first refusal that exist as at the date of this Agreement in relation to any Shares in any Joint Venture Entities) and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing), subject to and in accordance with the provisions of Schedule 6.

2.2.2	GlaxoSmithKline shall procure that, on or prior to Closing, any and all rights of pre-emption over the GlaxoSmithKline Shares (other than such rights of pre-emption that exist at the date of this Agreement in respect of its Joint Venture Entities) and Novartis shall procure that, on or prior to Closing, any and all rights of pre-emption over the Novartis Shares (other than in respect of its Joint Venture Entities), in each case, are waived irrevocably by the persons entitled thereto.

2.3	Sale of the Target Group Businesses

2.3.1	Each Seller shall sell (or procure the sale of) the assets comprising its Target Group Businesses and the Purchaser shall purchase (or procure the purchase of), each Seller’s Target Group Businesses, in each case, under this Agreement or, where relevant, the Local Transfer Documents. Each of those assets shall be sold by that Seller or Business Seller (as the case may be) with Full Title Guarantee (save in respect of the Transferred Intellectual Property Rights) and free from Encumbrances other than Permitted Encumbrances (save for the Transferred Properties, which shall be sold free from Encumbrances other than as provided in paragraph 1.9 of Part 4 of Schedule 2) and shall comprise, in respect of each Target Group Business of each Seller (unless otherwise expressly provided below):

(i)	the Transferred Properties;

(ii)	the Transferred Plant and Equipment;

(iii)	the Transferred Inventory;

(iv)	the Transferred Accounts Receivables;

(v)	the Transferred Books and Records;

(vi)	subject to and in accordance with Schedule 6, the Transferred Intellectual Property Rights;

(vii)	subject to and in accordance with Schedule 6, the Transferred Intellectual Property Contracts;

(viii)	the Transferred Information Technology;

(ix)	subject to and in accordance with Schedule 6, its Transferred Contracts and the Relevant Part of the Shared Business Contracts;

(x)	subject to and in accordance with Clause 6.2 and Schedule 4, all Product Approvals and all Product Applications and all other permits, licences, certificates, registrations, marketing or other authorisations or consents issued by a Governmental Entity Predominantly Related to that Seller’s Contributed Business and not held by its Target Group Companies;

(xi)	subject to and in accordance with Schedule 4, all Marketing Authorisation Data not held by its Target Group Companies;

(xii)	all Business Information not held at Closing by its Target Group Companies;

(xiii)	all rights of the Purchaser, its Affiliates and its Target Group Companies as contemplated by Schedule 7 and Schedule 8;

(xiv)	the Target Group Goodwill; and

(xv)	all other property, rights and assets owned or held by that Seller’s Group (other than its Target Group Companies) and Predominantly Related to that Seller’s Contributed Business at Closing (other than any property, rights and assets of that Seller’s Target Group expressly excluded from the sale under this Agreement).

2.3.2	There shall be excluded from the sale of each Target Group Business by a Seller under this Agreement and the Local Transfer Documents the following:

(i)	the Seller’s Retained Business;

(ii)	any Intellectual Property Right that is not a Target Group Intellectual Property Right;

(iii)	any Information Technology other than the Target Group Information Technology;

(iv)	the Seller Marks;

(v)	any product and any permits, licences, certificates, registrations, marketing or other authorisations or consents issued by any Governmental Entity in respect of any products, or any applications therefor, other than: (a) products to the extent included in the relevant Seller’s Contributed Business (including the Products), Product Approvals, Products Under Registration and Pipeline Product Approvals; and (b) Permits Predominantly Related to that Seller’s Contributed Business;

(vi)	all cash, marketable securities and negotiable instruments, and all other cash equivalents, of that Seller’s Group (other than its Target Group Companies);

(vii)	the land and buildings of Novartis’s Group at 4560 Horton Street, Emeryville CA, United States of America, together with all fixtures and improvements erected thereon;

(viii)	the land and buildings of the Novartis’s Group at Jaboatão dos Guarapas, State of Pernambuco, Brazil, together with all fixtures and improvements erected thereon and any other assets, rights and Contracts related thereto;

(ix)	all real property and any leases therefor and interests therein other than the Properties;

(x)	the company seal, minute books, charter documents, stock or equity record books and such other books and records pertaining to that Seller or its Affiliates (other than the Target Group Companies and the Transferred Books and Records), as well as any other records or material relating to that Seller or its Affiliates (other than its Target Group Companies) generally and not involving or related to that Seller’s Target Group;

(xi)	any right of that Seller or its Affiliates to be indemnified in respect of Assumed Liabilities;

(xii)	all Tax assets (including Tax refunds and prepayments), other than Tax assets of any Target Group Company;

(xiii)	all Tax Returns of that Seller’s Group (other than its Target Group Companies) and all Tax Returns relating to Tax Groups of which persons other than Target Group Companies are members and, in each case, all books and records (including working papers) related thereto;

(xiv)	any rights in respect of any insurance policies of that Seller’s Group as provided in and subject to Clause 13;

(xv)	all artwork, paintings, drawings, sculptures, prints, photographs, lithographs and other artistic works of that Seller’s Group that are not embodiments of the Target Group Intellectual Property Rights;

(xvi)	any rights of that Seller’s Group (other than its Target Group Companies) under any of its Intra-Group Non-Trade Payables or Intra-Group Non-Trade Receivables (excluding its Transferred Accounts Receivables);

(xvii)	any rights of that Seller or its Affiliates (other than its Target Group Companies) contemplated by Schedule 7 and Schedule 8;

(xviii)	any equity interest in any person other than a Target Group Company or the Joint Venture Entities;

(xix)	the Excluded Contracts, including the Endo Excluded Contract;

(xx)	all rights of that Seller’s Group under this Agreement and the Ancillary Agreements;

(xxi)	the Seller’s Bank Account;

(xxii)	in the case of GlaxoSmithKline only, those items, assets and businesses set out in Part 1 of Schedule 3; and

(xxiii)	in the case of Novartis only, those items, assets and businesses set out in Part 2 of Schedule 3.

2.3.3	Each Seller agrees to procure the transfer of (to the extent it is able so to do) and the Purchaser agrees to accept or procure the acceptance by another member of the Purchaser’s Group of the transfer of, and to assume, duly and punctually pay, satisfy, discharge, perform or fulfil or procure that another member of the Purchaser’s Group will assume, duly and punctually pay, satisfy, discharge, perform or fulfil, the Assumed Liabilities relating to that Seller’s Contributed Business, with effect from Closing.

2.3.4	Clause 2.3.3 shall not apply to, and the Purchaser shall not be obliged to accept (or procure the acceptance by another member of the Purchaser’s Group of), the transfer of or to assume, duly and punctually pay, satisfy, discharge, perform or fulfil (or procure that another member of the Purchaser’s Group will assume, duly and punctually pay, satisfy, discharge, perform or fulfil):

(i)	any Excluded Liability; or

(ii)	any Liability to the extent it relates to an Excluded Asset.

2.3.5

Each Seller shall comply with its obligations in Schedule 17 (Reorganisations) in respect of any reorganisation of that Seller’s Group carried out prior to Closing involving its Target Group (including assigning or otherwise transferring assets, liabilities and (only where in compliance with Clause 5 other than Clause 5.2.5)

employees between members of that Seller’s Group and including, without limitation, transferring all or part of its Target Group into or (directly or indirectly) beneath, as the case may be, a single newly incorporated company or holding company, as the case may be, with the intention of that new company being transferred to the Purchaser on Closing) (each a “Reorganisation”). In the event that a Seller carries out a Reorganisation such that the structure of the Target Group has been altered, the provisions of this Agreement shall apply to such altered structure mutatis mutandis.

2.3.6	Promptly after the date of this Agreement:

(i)	the project manager of each of GlaxoSmithKline and Novartis shall appoint a Workstream Lead who shall be generally responsible for the implementation of this Agreement; and

(ii)	GlaxoSmithKline, Novartis and each Workstream Lead appointed in accordance with Clause 2.3.6(i) shall use their reasonable endeavours to further identify the assets and liabilities comprising GlaxoSmithKline’s and Novartis’s respective Target Group and make any amendments or updates to Schedule 1, Schedule 2, Schedule 3, Schedule 6, Schedule 9, Schedule 16, Schedule 19 and Schedule 21 as may be necessary to ensure that such Schedules accurately reflect the scope of each of GlaxoSmithKline’s and Novartis’s respective Target Group, provided that nothing in this Clause 2.3.6 shall be construed as a right or obligation to amend or update the scope of each of GlaxoSmithKline’s and Novartis’s respective Target Group as defined in this Agreement.

2.4	Employees and Employee Benefits

2.4.1	The provisions of Schedule 7 shall apply in respect of the Employees.

2.4.2	The provisions of Schedule 8 shall apply in respect of Employee Benefits.

2.5	Properties

The provisions of Schedule 2 shall apply in respect of the Properties.

2.6	Local Transfer Documents

2.6.1	On Closing or at such other time as agreed between the parties, each Seller shall procure that its Share Sellers and Business Sellers execute, and the Purchaser shall execute (or procure the execution by one or more other members of the Purchaser’s Group of), such agreements, transfers, conveyances and other documents, as may be required pursuant to the relevant local law and otherwise as may be agreed between such Seller and the Purchaser to implement the transfer of (i) the Shares held by such Share Sellers and (ii) the Target Group Businesses held by such Business Sellers, in each case on Closing subject to the provisions of Schedule 6 (the “Local Transfer Documents” and each, a “Local Transfer Document”). The parties do not intend this Agreement to transfer title to any of the Shares. Title shall be transferred by the applicable Local Transfer Document.

2.6.2	To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(i)	the provisions of this Agreement shall prevail; and

(ii)	so far as permissible under the laws of the relevant jurisdiction, the relevant Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement or, to the extent this is not permissible, that Seller shall indemnify the Purchaser against all Liabilities suffered by the Purchaser or its Affiliates or, as the case may be, the Purchaser shall indemnify that Seller against all Liabilities suffered by that Seller or its Affiliates, in either case, through or arising from the inconsistency between the Local Transfer Document and this Agreement or the additional provisions (except to the extent they implement a transfer in accordance with this Agreement).

2.6.3	If there is an adjustment to the Purchase Consideration under Clause 7.3 which relates to a part of the Target Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under Applicable Law, the Purchaser shall (or shall procure that the relevant member of the Purchaser’s Group will), and the relevant Seller shall procure that its relevant Affiliate shall, enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment.

2.6.4	Neither Seller shall, and each Seller shall procure that none of its Affiliates shall, bring any claim against the Purchaser or any member of the Purchaser’s Group in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or Target Group Businesses as contemplated by this Agreement. To the extent that any Seller or a member of that Seller’s Group does bring a claim in breach of this Clause, that Seller shall indemnify the Purchaser and each member of the Purchaser’s Group against all Liabilities which the Purchaser or that member of the Purchaser’s Group may suffer through or arising from the bringing of such a claim.

2.6.5	The Purchaser shall not, and shall procure that none of its Affiliates shall, bring any claim against any Seller or any member of any Seller’s Group in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares or the Target Group Businesses as contemplated by this Agreement. To the extent that the Purchaser or a member of the Purchaser’s Group does bring a claim in breach of this Clause, the Purchaser shall indemnify the relevant Seller and each member of that Seller’s Group against all Liabilities which that Seller or any member of that Seller’s Group may suffer through or arising from the bringing of such a claim.

3.	Consideration

3.1	Amount

3.1.1	The aggregate consideration for the purchase of each of the GlaxoSmithKline Consumer Group and the Novartis OTC Group under this Agreement and the Local Transfer Documents (together with any payment required to be made pursuant to clause 3.1.3, the “Purchase Consideration”) shall be:

(i)	in the case of the GlaxoSmithKline Consumer Group, the allotment and issue by the Purchaser to GlaxoSmithKline (and/or such other of its Affiliates as are Wholly-Owned Subsidiaries as GlaxoSmithKline may direct prior to Closing, provided that no more than two members of GlaxoSmithKline’s Group shall be issued A Shares at Closing) of the A Shares in accordance with the provisions of this Agreement; and

(ii)	in the case of the Novartis OTC Group, the allotment and issue by the Purchaser to Novartis (and/or such other of its Affiliates as are Wholly-Owned Subsidiaries as Novartis may direct prior to Closing, provided that no more than two members of Novartis’s Group shall be issued B Shares at Closing of the B Shares in accordance with the provisions of this Agreement).

3.1.2	The Sellers and the Purchaser acknowledge and agree that the Purchase Consideration has been determined on the basis of the Base Working Capital Range, with the intention that for each of the Target Groups, the sum of the amounts set out in Clause 3.1.3(i) to 3.1.3(vii) will equal zero.

3.1.3	If, in respect of the GlaxoSmithKline Consumer Group or the Novartis OTC Group, the sum of the following:

(i)	the Target Group Companies’ Cash Balances and the Intra-Group Non-Trade Receivables;

minus

(ii)	the Third Party Indebtedness

minus

(iii)	the Intra-Group Non-Trade Payables;

minus

(iv)	any Employee Benefit Indemnification Amount paid in accordance with Schedule 8;

minus

(v)	the excess over US$20,000,000, if any, of the Intra-Group Trading Balances;

minus

(vi)	the Tax Adjustment; and

plus (if it is zero or a positive amount) or minus (if it is a negative amount)

(vii)	the Working Capital Adjustment,

does not equal zero, balancing payments shall be made between GlaxoSmithKline and the Purchaser (in the case of the GlaxoSmithKline Consumer Group) or Novartis and the Purchaser (in the case of the Novartis OTC Group) in accordance with Clauses 6.3 and 7.3 to 7.6 (inclusive).

3.2	Satisfaction of Purchase Consideration

3.2.1	The Purchaser shall allot and issue the A Shares and the B Shares credited as fully paid. The amount payable under Clause 3.1.3 shall be paid in cash to the relevant Seller’s Bank Account(s) or the Purchaser’s Bank Account, as the case may be, pursuant to Clauses 6.3 and 7.6.

3.2.2	Any cash payment required to be made by the Purchaser pursuant to Clauses 3.1.3, 3.2.1, 3.3, 6.3 and/or 7.3 to 6 (inclusive), shall be funded through Shareholder Loans (as defined in the Shareholders’ Agreement), made pro rata to each Seller’s Group’s shareholding in the Purchaser (and each Seller shall procure its relevant Affiliates make such Shareholder Loans required by this Clause 3.2.2).

3.3	VAT

3.3.1	The provisions of Schedule 10 shall apply in respect of VAT.

3.3.2	Each Seller and the Purchaser agree that the consideration given under this Agreement in respect of the sale of the Target Group Businesses and the Shares is exclusive of any VAT.

3.3.3	To the extent that VAT is chargeable in respect of that sale or any part thereof, the Purchaser shall, against delivery of a valid VAT invoice (or equivalent, if any), in addition to any other amount expressed in this Agreement to be payable by the Purchaser, pay or procure the payment to the relevant Seller (on behalf of its relevant Business Seller or Share Seller as applicable) any amount of any VAT so chargeable for which that Seller (or the relevant member of that Seller’s Group, as the case may be) is liable to account, in accordance with Schedule 10.

3.4	Treatment of Payments

If any payment is made or procured (i) by a Seller to the Purchaser or relevant member of the Purchaser’s Group, or (ii) by a Purchaser to a member of a Seller’s Group, in either case, in respect of any claim under or for any breach of this Agreement or pursuant to an indemnity (or equivalent covenant to pay) under this Agreement, the payment shall be treated, so far as possible, as an adjustment of the Purchase Consideration paid by the relevant member of the Purchaser’s Group for the particular part of the Target Group to which the payment and/or claim relates under this Agreement and the Purchase Consideration shall be deemed to be increased or reduced (as applicable) by the amount of such payment,

PROVIDED THAT this Clause 3.4 shall not require any amount to be treated as an amount in respect of the Purchase Consideration for the purposes of Clause 15.11 (Grossing-up) if it would not otherwise have been so treated.

4.	Conditions

4.1	Conditions Precedent

The sale and purchase of each Target Group is conditional upon satisfaction of the following conditions, or their satisfaction subject only to Closing:

4.1.1	to the extent that the proposed transaction contemplated under this agreement (the “Transaction”) either constitutes (or is deemed to constitute under Article 4(5) or Article 5(2)) a concentration with a Community dimension within the meaning of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Regulation:

(i)	the European Commission taking a decision (or being deemed to have taken a decision) under Article 6(1)(b) or, if the Commission has initiated proceedings pursuant to Article 6(1)(c), under Article 8(1) or 8(2) of the Regulation declaring the Transaction compatible with the common market; or

(ii)	the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Article 4(4) or 9(3) of the Regulation; and

(a)	each such authority taking a decision with equivalent effect to Clause 4.1.1(i) with respect to those parts of the Transaction referred to it; and

(b)	the European Commission taking any of the decisions under Clause 4.1.1(i) with respect to any part of the Transaction retained by it;

4.1.2	any waiting period (and any extension thereof) under the HSR Act applicable to the Transaction having expired;

4.1.3	to the extent required or otherwise agreed between the parties as appropriate to permit the parties to consummate the Transaction in the jurisdictions listed in Schedule 20, any additional clearances, approvals, waivers, no-action letters and consents having been obtained and any additional waiting periods having expired under applicable antitrust, merger control or foreign investment rules set forth in Schedule 20;

4.1.4	receipt of CFIUS Approval if CFIUS has initiated a review of the transactions contemplated by this Agreement, whether pursuant to Clause 4.2.3 or otherwise;

4.1.5	no Governmental Entity having enacted, issued, promulgated, enforced or entered any Applicable Law or Judgment (whether temporary, preliminary or permanent) that is in effect at the Closing Date and that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;

4.1.6	the passing at a duly convened and held general meeting of GlaxoSmithKline’s Shareholders (as defined in the Implementation Agreement) of an ordinary resolution validly approving the sale and purchase under each of the Target Asset Agreements and any sale and purchase under the Put Option Agreement (as defined in the Implementation Agreement) in accordance with GlaxoSmithKline’s Articles of Association, the Listing Rules (as defined in the Implementation Agreement) and all other Applicable Law and regulation (such resolution being the “GlaxoSmithKline Shareholder Resolution” and such meeting being the “GlaxoSmithKline Shareholder Meeting”);

4.1.7	Novartis not delivering, in accordance with Clause 3 of the Implementation Agreement, a Novartis Board Certificate (as defined in the Implementation Agreement) prior to the conclusion of the vote on the GlaxoSmithKline Shareholder Resolution at the GlaxoSmithKline Shareholder Meeting; and

4.1.8	each of the other Target Asset Agreements having become unconditional in accordance with its terms (save for any condition in those agreements relating to this Agreement or the other of those agreements having become unconditional).

4.2	Responsibility for Satisfaction

4.2.1	The Sellers shall prepare and file the notifications necessary for the fulfilment of the conditions in Clauses 4.1.1 to 4.1.3 (the “Required Notifications”) as soon as reasonably practicable (with notifications under the HSR Act to be filed by 29 May 2014). Notwithstanding anything to the contrary contained in this Agreement, GlaxoSmithKline shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required in connection with the Required Notifications (with the exception of the Minority Notifications addressed in Clause 4.2.10, for which Novartis shall have such responsibility).

4.2.2	GlaxoSmithKline shall be responsible for payment of all filing and other fees and expenses in connection with the Required Notifications and the satisfaction of the conditions in Clauses 4.1.1 to 4.1.3, (with the exception of the Minority Notifications addressed in Clause 4.2.10, for which Novartis shall have such responsibility).

4.2.3	CFIUS:

(i)	The Sellers and the Purchaser shall consult, cooperate and keep each other reasonably informed regarding communications with, and requests for additional information from, CFIUS with respect to the Transaction. The Sellers and the Purchaser shall use their respective reasonable best efforts to provide promptly all information that is pursuant to a request by CFIUS.

(ii)	Within 30 calendar days after the execution of this Agreement, any party wishing to submit a formal joint voluntary notice to CFIUS pursuant to 31 C.F.R. Section 800.401, et. seq. (“CFIUS Filing”) shall provide the other parties with written notice of its intent to make a CFIUS Filing (“Election Date”). Prior to making its election to submit a CFIUS Filing, the party wishing to make a CFIUS Filing shall consult in good faith with senior executives of the other parties. If neither of the Sellers nor the Purchaser provide notice to submit a formal joint voluntary notice to CFIUS, a CFIUS Filing will not be made unless requested by CFIUS.

(iii)	If any one or more of the parties elects to make a CFIUS Filing following the procedures and consultations in Clause 4.2.3(ii) or if CFIUS requires a filing, then:

(a)	the Sellers and the Purchaser shall use their respective reasonable best efforts to submit a draft CFIUS Filing no later than 15 Business Days following the Election Date, and a final CFIUS Filing the earlier of (1) five Business Days after submitting the draft CFIUS filing or (2) five calendar days after the receipt of any comments from CFIUS staff regarding the draft CFIUS Filing;

(b)	the Sellers and the Purchaser will provide each other with the reasonable opportunity to review and comment on any information provided to CFIUS to the extent permitted by Applicable Law, with the exception of personal identifier information required under Section 800.402(c)(6)(vi)(B) of the CFIUS regulations, 31 C.F.R. competitively sensitive information, or information not related to the transactions contemplated by this Agreement, may be restricted to each party’s external counsel to the extent reasonably considered necessary or advisable by the providing party;

(c)	the Sellers and the Purchaser shall each have an opportunity to approve and mutually agree on the joint contents of the CFIUS Filing and shall be jointly responsible for the accuracy of such contents. The Sellers and the Purchaser respectively, shall each be responsible for the accuracy of contents of the CFIUS Filing that exclusively relate to itself, its business, and any subsidiaries, parents or other related parties; and

(d)	the Sellers and the Purchaser shall use their respective reasonable best efforts to obtain CFIUS Approval as promptly as practicable and shall consult with each other on strategic matters related to obtaining such CFIUS Approval, provided that the Purchaser shall have no obligation to agree to any mitigation or other restrictive provision that could reasonably be considered to have a substantial impact on either of the Contributed Business or the Purchaser.

4.2.4	Notwithstanding any other provision of this Agreement to the contrary, GlaxoSmithKline shall and, shall cause its subsidiaries and affiliates to:

(i)	propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, undertaking, hold separate order, or otherwise, the sale, divestiture, licence or disposition of such combination of assets or businesses of: (i) the GlaxoSmithKline Target Group; (ii) GlaxoSmithKline’s other assets, businesses, subsidiaries or affiliates; and (ii) the Novartis Target Group; and/or

(ii)	otherwise offer to take or offer to commit to take any action (including any action that limits its freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines, properties or services of: the GlaxoSmithKline Target Group; GlaxoSmithKline’s other assets, businesses, subsidiaries or affiliates; or the Novartis Target Group) and, if the offer is accepted, take or commit to take such action; and/or

(iii)	use its best efforts to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any decree, order or Judgment (whether temporary, preliminary or permanent) that would restrain, prevent, or delay the Closing, in each case, as may be required or desirable in order to procure the satisfaction of the conditions in Clauses 4.1.1 to 4.1.3 as soon as reasonably possible (and, in any event, not later than the Longstop Date) or to avoid the commencement of any Action or the issuing of any Decision to prohibit the Transaction, or if such Action is already commenced, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any Action so as to enable the Closing to occur as soon as reasonably possible (and, in any event, not later than the Longstop Date).

4.2.5	GlaxoSmithKline, after reasonably and in good faith consulting with Novartis and considering Novartis’s views, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities and any requests that may be made by, or any actions, consents, undertakings, approvals, waivers or authorizations that may be sought by or from, any Governmental Entity, including determining the strategy and manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Transaction.

4.2.6	At GlaxoSmithKline’s request, Novartis shall, and shall cause the Novartis Target Group to take all reasonable actions GlaxoSmithKline deems prudent in order to reasonably assist GlaxoSmithKline in obtaining any actions, consents, undertakings, approvals, waivers or authorizations by or from any Governmental Entity for or in connection with consummating the Transaction including, inter alia:

(i)	providing to GlaxoSmithKline such information with respect to the Novartis Target Group as GlaxoSmithKline may reasonably require in connection with satisfaction of its obligations under this Clause;

(ii)	effecting the sale, divestiture, licence or disposition of such assets or businesses of the Novartis Target Group or any of its subsidiaries or affiliates as may be reasonably necessary to consummate the Transaction;

(iii)	reasonably assisting GlaxoSmithKline in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Transaction; and/or

(iv)	assisting to ensure that any proposal or offer made (or intended to be made) by GlaxoSmithKline to a Governmental Entity pursuant to Clause 4.2.4 can also be proposed or offered to a Governmental Entity which examines the transaction pursuant to a Minority Notification.

4.2.7	GlaxoSmithKline will, to the extent practicable and subject to Applicable Law: (i) consult with Novartis in advance of participating in any substantive meeting or discussion with any Governmental Entity with respect to any filings, investigation or inquiry concerning the Transaction and, to the extent permitted by such Governmental Entity, give Novartis the opportunity to attend and participate in any such meeting or discussion; (ii) discuss with and permit Novartis to review in advance, and consider in good faith Novartis’s reasonable comments in connection with, any proposed filing or communication to any Governmental Entity concerning the Transaction, or relating to any investigation, inquiry or other proceeding in connection with the Transaction; and (iii) furnish Novartis with copies of all written correspondence and communications between GlaxoSmithKline and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to the Transaction.

4.2.8	Novartis shall not participate in or permit any of its representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters relating to the Transaction unless Novartis consults with GlaxoSmithKline in advance and, to the extent permitted by such Governmental Entity, gives GlaxoSmithKline the opportunity to attend and lead the discussions at such meeting.

4.2.9

Novartis shall (i) discuss with and permit GlaxoSmithKline to review in advance, and consider in good faith GlaxoSmithKline’s reasonable comments in connection with, any proposed filing or communication to any Governmental Entity concerning the Transaction, or relating to any investigation, inquiry or other proceeding in connection with the Transaction; and (ii) furnish GlaxoSmithKline with copies of all written correspondence and communications between Novartis and its Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to the Transaction.

4.2.10	In respect of any filings or notifications to Governmental Entities that are related solely to Novartis’s non-controlling minority stake in the Purchaser (the “Minority Notifications”), Novartis shall be responsible for all filing fees and other fees and expenses and responsible for obtaining any necessary clearances, approvals, waivers, no action letters, consents or waiting period expirations.

4.2.11	Clauses 4.2.5 to 4.2.10 (inclusive) shall not apply in respect of dealings with any Tax Authority in connection with any Tax matter.

4.2.12	The party responsible for satisfaction of each condition pursuant to this Clause 4.2 shall give notice to the other parties of the satisfaction of the relevant condition within one Business Day of becoming aware of the same.

4.2.13	The Sellers shall cooperate to confirm, within 21 Business Days from signing of this Agreement, any additional merger notification requirements reasonably required or advisable in respect of the Transaction in jurisdictions beyond those listed in Schedule 20, and shall cooperate with each other, in accordance with the other provisions of this Clause 4, in achieving any additional clearances, approvals, waivers, no action letters, consents or waiting period expirations in such jurisdictions. For the avoidance of doubt, Closing shall not be conditional upon such additional clearances, approvals and consents or waiting period expirations.

4.2.14	The Sellers shall cooperate, in accordance with the other provisions of this Clause 4, and use reasonable endeavours to ensure that no Governmental Entity shall enact, issue, promulgate, enforce or enter any Applicable Law or Judgment as contemplated under Clause 4.1.5. In the event that any Governmental Entity enacts, issues, promulgates, enforces or enters any Applicable Law or Judgment as contemplated under Clause 4.1.5, the parties shall cooperate and use reasonable endeavours to put in place arrangements that would allow the Transaction to complete to the greatest possible extent in compliance with the relevant Applicable Law or Judgment.

4.3	Non-Satisfaction by the Long Stop Date

If the conditions in Clause 4.1 are not satisfied as of 22 October 2015 (the “Long Stop Date”), any party may, in its sole discretion, terminate this Agreement (other than Clauses 1, 12 and 15.1 to 15.17) and no party shall have any claim against any other under it, save for any claim arising from breach of any obligation contained in such Clauses or Clause 4.2. Neither of the Sellers nor the Purchaser may terminate this Agreement after satisfaction of the conditions in Clause 4.1, except in accordance with this Agreement.

4.4	Termination

4.4.1	This Agreement may be terminated at any time prior to Closing:

(i)	by written consent of the parties;

(ii)	by any of the parties by notice to the other parties in the event that any Judgment restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and non-appealable, provided that the party seeking to terminate this Agreement pursuant to this Clause 4.4 has complied with the terms of the Implementation Agreement and this Agreement in connection with having such Judgment vacated or denied; or

(iii)	by the Purchaser by notice to the Sellers if:

(a)	a Material Adverse Effect occurs in relation to any Seller prior to Closing (which shall include any breach or breaches of Clause 9.1 which alone or together constitute a Material Adverse Effect); or

(b)	any Seller fails to provide a Certificate immediately prior to Closing; or

(iv)	in accordance with the terms of the Implementation Agreement.

4.4.2	This Agreement shall terminate automatically at any time prior to Closing if:

(i)	any other Target Asset Agreement terminates or is terminated in accordance with its terms; or

(ii)	the GSK Break Fee or the Novartis Break Fee (each as defined in the Implementation Agreement) becomes payable in accordance with clause 5.1 or clause 5.8, respectively, of the Implementation Agreement.

4.4.3	Save as provided in this Clause 4, no party shall be entitled to terminate or rescind this Agreement, whether before or after Closing. If this Agreement is terminated pursuant to this Clause 4.4, this Agreement shall be of no further force and effect and there shall be no further liability under this Agreement or any of the Ancillary Agreements on the part of any party, except that Clauses 1, 12 and 15.1 to 15.17, in each case, to the extent applicable, shall survive any termination.

4.4.4	Nothing in this Clause 4.4 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement prior to termination of this Agreement.

5.	Pre-Closing

5.1	The Sellers’ Obligations in Relation to the Conduct of Business

5.1.1	Each Seller undertakes to procure that between the date of this Agreement and Closing, it and the relevant members of that Seller’s Group shall, so far as permitted by Applicable Law, carry on its Contributed Business as a going concern in the ordinary course as carried on immediately prior to the date of this Agreement save in so far as agreed in writing by the other Seller (such consent not to be unreasonably withheld or delayed).

5.1.2	Without prejudice to the generality of Clause 5.1.1 and subject to Clause 5.2, each Seller undertakes to procure that, with respect to its Contributed Business, between the date of this Agreement and Closing, no member of that Seller’s Group shall, except as may be required to comply with this Agreement, without the prior written consent of the other Seller (such consent not to be unreasonably withheld or delayed) take any of the actions listed in Part 1 of Schedule 15.

5.1.3	Without prejudice to the generality of Clause 5.1.1, each Seller shall, in each case with respect to its Contributed Business only: (i) undertake to procure the satisfaction of its obligations listed in paragraph 1, Part 2 of Schedule 15; and (ii) procure that that Seller’s Group shall, between the date of this Agreement and Closing, comply with the requirements of paragraph 2, Part 2 of Schedule 15.

5.2	Exceptions to Sellers’ Obligations in Relation to the Conduct of Business

Clause 5.1 shall not operate so as to prevent or restrict:

5.2.1	the disposal or transfer by one or more members of Novartis’s Group of any or all or part of the Novartis US NRT Business in accordance with Schedule 6;

5.2.2	any US RX Product Disposal in accordance with Schedule 6;

5.2.3	the entry by Novartis or its Target Group Companies into any arm’s length transitional arrangements, contracts or agreements (including any transitional services agreement, manufacturing and supply agreement, distribution or other similar agreement) in relation to the disposal to a third party purchaser of any of its Seller’s Retained Business (including its Novartis Animal Health Business, and/or any of the Novartis US RX Products) with such a purchaser, any other member of the Seller’s Group that owns, or any successor in title to, any part of the Seller’s Retained Business being disposed of, provided that:

(i)

prior to entering into any such transitional arrangements, contracts or agreements, Novartis shall: (a) provide GlaxoSmithKline with a copy of the substantially final draft of the written agreement(s) in relation to the same; (b) give GlaxoSmithKline a reasonable period of time to review the terms of such arrangements, contracts or agreements and provide any comments thereon; and (c) take into account (acting reasonably and in good faith) any reasonable (in the context of, to the extent applicable, the terms of the term sheet agreed between Novartis and the purchaser of the

Novartis Animal Health Business upon entry into the sale agreement in respect of the Novartis Animal Health Business (the “Animal Health Term Sheet”) and the services to be provided thereunder) comments of GlaxoSmithKline in relation to such transitional arrangements, contracts or agreements provided within that period of time;

(ii)	without prejudice to the above and other than in relation to any manufacturing and supply agreement or any arrangements to which Clause 5.2.3(iii) below applies, any such transitional arrangement, contract or agreement terminates or is terminable by the relevant Target Group Company or the Business Seller (as the case may be) without any costs, losses, liabilities, expenses or penalties being incurred or payable within a period of 12 months following closing of the relevant transaction; and

(iii)	the transitional services to be provided to the Novartis Animal Health Business pursuant to the terms of the Animal Health Term Sheet shall not be required to be provided by the relevant Target Group Company or the Business Seller (as the case may be) for any longer term than the relevant service period as set out in the Animal Health Term Sheet and, in any event, not more than 24 months following the closing of the sale and purchase of the Novartis Animal Health Business (subject to any extension that may be agreed by the relevant member of the Purchaser’s Group and the counterparty thereto);

5.2.4	the disposal or transfer by a Seller of any Seller’s Retained Business;

5.2.5	any matter undertaken by any member of the relevant Seller’s Group to facilitate or implement a Reorganisation in accordance with Clause 2.3.5;

5.2.6	any action to the extent it is required to be undertaken to comply with Applicable Law; or

5.2.7	any matter reasonably undertaken by any member of the relevant Seller’s Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to that Seller’s Group and where any delay arising by virtue of having to give notice to the other Seller and await consent would materially prejudice that Seller’s Group, provided that the relevant Seller shall, other than in respect of any action taken or proposed to be taken as described in Clause 5.2.5 (to which the provisions of Clause 2.3.5 and Schedule 17 (Reorganisations) shall apply), notify the other Seller as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 5.2, shall provide to the other Seller all such information as the other Seller may reasonably request in respect of any such action and shall use reasonable endeavours to consult with the Purchaser in respect of any such action.

5.3	The Sellers’ Obligations in relation to Cash, Intra-Group Payables and Receivables and Third Party Indebtedness

Prior to Closing, each Seller shall seek to minimise the amounts which would, but for this Clause 5.3, otherwise fall to be treated as its:

5.3.1	Intra-Group Non-Trade Payables;

5.3.2	Intra-Group Non-Trade Receivables;

5.3.3	Target Group Companies Cash Balances; and

5.3.4	Third Party Indebtedness,

in each case: (i) including any such items which arise in connection with any Reorganisation; and (ii) to the extent reasonably possible, taking into account the consequences of any such reduction for the Seller’s Group. In addition, each Seller shall use reasonable endeavours to minimise any adjustment payable by it in accordance with Clause 7.3.7.

5.4	Other Sellers’ Obligations Prior to Closing

5.4.1	Prior to Closing each Seller shall, and shall procure that its Target Group Companies and that Seller’s Affiliates shall, allow the other Seller and its respective agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to its Target Group, provided that the obligations of each Seller under this Clause shall not extend to allowing access to information which is (i) reasonably regarded as confidential to the activities of that Seller and that Seller’s Group otherwise than in relation to its Target Group or (ii) commercially sensitive or other information of its Target Group if such information cannot be shared with the other Seller prior to Closing in compliance with Applicable Law (though the Seller sharing the books, records and/or documents shall seek to share such information with the other Seller to the extent and in such a manner as would comply with Applicable Law).

5.4.2	The parties shall comply with their respective obligations under Schedule 6.

5.5	Affiliate Contracts

Other than as provided in and without prejudice to the provisions of the Ancillary Agreements, each Seller and the Purchaser shall procure that:

5.5.1	the Cash Pooling Arrangements; and

5.5.2	each Affiliate Contract in force immediately prior to Closing,

shall terminate prior to Closing and each counterparty thereto shall, effective as of Closing, settle all outstanding financial obligations arising out of any such Affiliate Contract and unconditionally release and irrevocably discharge each other party thereto from (i) any and all further obligations to perform or any further performance of the various covenants, undertakings, warranties and other obligations contained in such Affiliate Contract and (ii) any and all claims and Liabilities whatsoever arising out of, in any way connected with, as a result of or in respect of such Affiliate Contract.

5.6	Tax Groups

5.6.1	Each Seller shall take all reasonable steps to procure that any Tax Group existing between any member of that Seller’s Group and any GlaxoSmithKline Consumer Group Company or the Novartis OTC Group Company (as the case may be) is terminated on or before Closing, so far as permitted by Applicable Law, or otherwise on the earliest date on which such termination is permitted under Applicable Law, and that Seller and the Purchaser shall take such action as is necessary to procure or effect this, including timely submitting any necessary Tax documents.

5.6.2	Pending the taking effect of the action referred to in Clause 5.6.1, and for so long thereafter as may be necessary, the Purchaser shall (subject to the provisions of the Tax Indemnity) procure that such information is provided to each Seller as may reasonably be required to enable any relevant member of that Seller’s Group to make all Tax Returns and other filings required of it in respect of the Tax Group.

5.6.3	Each Seller shall take, and shall procure that each member of that Seller’s Group takes, all reasonable procedural or administrative steps (including the making of elections and filings with any relevant Tax Authority) which are reasonably necessary to procure the minimisation of the extent to which Tax liabilities of members of that Seller’s Group (other than the GlaxoSmithKline Consumer Group Companies or Novartis OTC Group Companies (as the case may be)) can be assessed on the Purchaser or members of the Purchaser’s Group or on the relevant Target Group Companies by reason of having been members of a Tax Group.

5.7	US tax classification

Between the date of this Agreement and Closing, the Purchaser shall not file any election to be treated as a partnership or disregarded entity for US federal income tax purposes.

5.8	Insurance

Without prejudice to the generality of this Clause 5, between the date of this Agreement and Closing, each Seller shall and shall procure that the relevant member of that Seller’s Group shall maintain in force all its Target Group Insurance Policies and all Seller’s Group Insurance Policies for the benefit of its Target Group.

6.	Closing

6.1	Date and Place

Closing shall take place simultaneously with closing under the other Target Asset Agreements at 11:59 pm (Central European Time) at the offices of Freshfields Bruckhaus Deringer LLP, 65 Fleet Street, London, EC4Y 1HS (other than in respect of any Local Transfer Documents agreed between the parties to be executed in another jurisdiction) on the last Business Day of the month in which fulfilment of the condition(s) set out in Clause 4.1 takes place, except that:

6.1.1	where the last day of such month is not a Business Day, the Closing shall instead take place on the first Business Day of the following month; and

6.1.2	where less than five Business Days remain between such fulfilment and the last Business Day of the month, Closing shall take place:

(i)	on the last Business Day of the following month;

(ii)	where the last day of such month is not a Business Day, the Closing shall instead take place on the first Business Day of the month following the month referred to in Clause 6.1.2(i); or

(iii)	at such other location, time or date as may be agreed between the Sellers,

provided that Closing shall not take place and shall not be effective in any circumstances unless closing also takes place simultaneously under and in accordance with the terms of the other Target Asset Agreements.

6.2	Closing Events

6.2.1	On Closing, the parties shall comply with their respective obligations specified in Schedule 11. GlaxoSmithKline may waive some or all of the obligations of Novartis and/or of the Purchaser insofar as they relate to GlaxoSmithKline or its Affiliates as set out in Schedule 11 and Novartis may waive some or all of the obligations of GlaxoSmithKline and/or the Purchaser insofar as they relate to Novartis or its Affiliates as set out in Schedule 11.

6.2.2	The parties acknowledge that the transfer of Product Approvals and Product Applications to the Purchaser or other members of the Purchaser’s Group may be subject to the approval of applicable Governmental Entities, and that, notwithstanding anything in this Agreement to the contrary, each Product Approval and Product Application shall continue to be held by the relevant member of the relevant Seller’s Group from the Closing Date until the relevant PA Transfer Date.

6.2.3	The parties shall perform their respective obligations with respect to:

(i)	the transfer of the Product Approvals, Product Applications and Pipeline Product Approvals as set out in Schedule 4;

(ii)	the transfer of Contracts (other than Product Approvals, Product Applications and Pipeline Product Approvals) and the Transferred Intellectual Property Contracts as set out in Schedule 6;

(iii)	to the extent the Purchaser has elected to have the Relevant Part of a Shared Business Contract transferred to it, the separation and treatment of each Shared Business Contract as set out in Schedule 6;

(iv)	the Chinese JV Interests and the Chinese JV Contracts, the Novartis US NRT Business, and the Novartis Indian Business, in each case, as set out in Schedule 6; and

(v)	Novartis Consumer Health-Gebro GmbH, if Novartis does not hold its Shares in Novartis Consumer Health-Gebro GmbH through a Novartis Group Company at Closing, as set out in Schedule 6.

6.3	Payment on Closing

6.3.1	On Closing the Purchaser shall pay (for itself and on behalf of each relevant member of the Purchaser’s Group) to a Seller (if such amount is positive) or that Seller (for itself and on behalf of each other relevant member of that Seller’s Group) shall pay to the Purchaser (if such amount is negative), in each case, in accordance with Clause 15.7, an amount in cleared funds, to that Seller or the Purchaser (as the case may be) to that Seller’s Bank Account or the Purchaser’s Bank Account (as the case may be), which is equal to the sum of the following, in respect of that Seller:

(i)	the Estimated Target Group Companies’ Cash Balances and the Estimated Intra-Group Non-Trade Receivables;

minus

(ii)	the Estimated Third Party Indebtedness;

minus

(iii)	the Estimated Intra-Group Non-Trade Payables;

minus

(iv)	any Estimated Employee Benefit Adjustment;

minus

(v)	the Estimated Tax Adjustment; and

plus (if it is zero or a positive amount) or minus (if it is a negative amount)

(vi)	the Estimated Working Capital Adjustment.

6.3.2	On Closing each Seller shall pay to the Purchaser an amount equal to its Cash Portion in cleared funds to the Purchaser’s Bank Account. In the event that the amount set out in Clause 6.3.1 is a positive amount in respect of any Seller, that Seller and the Purchaser may (but shall not be obliged to) agree to net off any or all of the amount owed by the Purchaser to that Seller under Clause 6.3.1 against any or all of the Cash Portion owned by that Seller to the Purchaser under this Clause 6.3.2. The parties’ current intention is that the Cash Portion will be used to fund the short-term working capital requirements of the Purchaser’s Group.

6.4	Notifications to determine payments on Closing

6.4.1	Five Business Days prior to Closing, each Seller shall notify the Purchaser of:

(i)	the Estimated Target Group Companies’ Cash Balances;

(ii)	the Estimated Third Party Indebtedness;

(iii)	the Estimated Intra-Group Non-Trade Receivables;

(iv)	the Estimated Intra-Group Non-Trade Payables;

(v)	any Estimated Employee Benefit Adjustment;

(vi)	the Estimated Tax Adjustment;

(vii)	the Estimated Working Capital;

(viii)	the Estimated Working Capital Adjustment; and

(ix)	the Estimated Intra-Group Trading Balances,

and shall at the same time provide to the Purchaser reasonable supporting calculations and information to enable the Purchaser to review the basis on which the estimates have been prepared. Each Seller shall also provide the Purchaser with reasonable details (including the relevant debtor and creditor) in relation to the Intra-Group Trading Balances.

6.4.2	Each Seller’s notification pursuant to Clause 6.4.1 shall specify the relevant debtor and creditor for each Estimated Intra-Group Non-Trade Payable, Estimated Intra-Group Non-Trade Receivable, Estimated Intra-Group Trade Payable, Estimated Intra-Group Trade Receivable, and Estimated Transferred Accounts Payable or Estimated Transferred Accounts Receivable included within the Estimated Intra-Group Trading Balances.

6.4.3	Immediately following Closing:

(i)	the Purchaser shall procure that each Target Group Company repays to the relevant member of each Seller’s Group the amount of any Estimated Intra-Group Non-Trade Payables and shall acknowledge on behalf of each Target Group Company the payment of the Estimated Intra-Group Non-Trade Receivables in accordance with Clause 6.4.3(ii); and

(ii)	each Seller shall procure that each relevant member of that Seller’s Group repays to the relevant Target Group Company the amount of any relevant Estimated Intra-Group Non-Trade Receivables and shall acknowledge on behalf of each relevant member of that Seller’s Group the payment of the relevant Estimated Intra-Group Non-Trade Payables in accordance with Clause 6.4.3(i).

6.4.4	The repayments made pursuant to Clause 6.4.3 shall be adjusted in accordance with Clauses 7.3 and 7.4 when the Closing Statement becomes final and binding in accordance with Clause 7.2.1.

6.5	Breach of Closing Obligations

Subject to Clause 6.2.1, if any party fails to comply with any material obligation in Clauses 6.2, 6.3 and 6.4, and Schedule 11 in relation to Closing, GlaxoSmithKline, in the case of non-compliance by Novartis, or Novartis, in the case of non-compliance by GlaxoSmithKline or the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available) by written notice to Novartis or GlaxoSmithKline (as the case may be) to fix a new date for Closing (which, except as agreed by the parties, shall be the last day of the month next ending or, if that day is not a Business Day, the first Business Day falling after that day) in which case the provisions of Schedule 11 shall apply to Closing as so deferred, but provided such deferral may only occur once. In all circumstances Closing shall only occur simultaneously with closing under the other Target Asset Agreements.

7.	Post-Closing Adjustments

7.1	Closing Statements

7.1.1	Each Seller shall procure that as soon as practicable following Closing there shall be drawn up a draft of its Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 12 in relation to its Target Group, on a combined basis.

7.1.2	The Closing Statements shall be drawn up as at the Effective Time.

7.2	Determination of Closing Statement

7.2.1	Any Draft Closing Statement as agreed or determined pursuant to paragraph 1 of Part 1 of Schedule 12:

(i)	shall constitute the Closing Statement as between the relevant Seller and the Purchaser for the purposes of this Agreement; and

(ii)	shall be final and binding on that Seller and the Purchaser.

7.2.2	The Working Capital, the Target Group Companies’ Cash Balances, the Third Party Indebtedness, the Intra-Group Non-Trade Receivables, the Intra-Group Non-Trade Payables, the Employee Benefit Adjustment and the Tax Adjustment in respect of a Seller shall each be derived from its Closing Statement.

7.3	Adjustments to Consideration

7.3.1	Target Group Companies’ Cash Balances:

(i)	in respect of each Seller, if the Target Group Companies’ Cash Balances are less than the Estimated Target Group Companies’ Cash Balances, that Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	in respect of each Seller, if the Target Group Companies’ Cash Balances are greater than the Estimated Target Group Companies’ Cash Balances, the Purchaser shall pay to that Seller an additional amount equal to the excess.

7.3.2	Intra-Group Non-Trade Receivables:

(i)	in respect of each Seller, if the Intra-Group Non-Trade Receivables are less than the Estimated Intra-Group Non-Trade Receivables, that Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	in respect of each Seller, if the Intra-Group Non-Trade Receivables are greater than the Estimated Intra-Group Non-Trade Receivables, the Purchaser shall pay to that Seller an additional amount equal to the excess.

7.3.3	Third Party Indebtedness:

(i)	in respect of each Seller, if the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the Purchaser shall repay to that Seller an amount equal to the deficiency; or

(ii)	in respect of each Seller, if the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, that Seller shall pay to the Purchaser an additional amount equal to the excess.

7.3.4	Intra-Group Non-Trade Payables:

(i)	in respect of each Seller, if the Intra-Group Non-Trade Payables are greater than the Estimated Intra-Group Non-Trade Payables, that Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	in respect of each Seller, if the Intra-Group Non-Trade Payables are less than the Estimated Intra-Group Non-Trade Payables, the Purchaser shall pay to that Seller an additional amount equal to the deficiency.

7.3.5	Tax Adjustment

(i)	in respect of each Seller, if the Tax Adjustment is greater than the Estimated Tax Adjustment, that Seller shall repay to the Purchaser an amount equal to the difference; or

(ii)	in respect of each Seller, if the Tax Adjustment is less than the Estimated Tax Adjustment, the Purchaser shall pay to that Seller an additional amount equal to the difference.

7.3.6	Working Capital:

(i)	in respect of each Seller, if the Working Capital Adjustment is less than the Estimated Working Capital Adjustment, that Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	in respect of each Seller, if the Working Capital Adjustment exceeds the Estimated Working Capital Adjustment, the Purchaser shall pay to that Seller an additional amount equal to the excess.

7.3.7	Intra-Group Trading Balances: in respect of each Seller, if the amount of that Seller’s Intra-Group Trading Balances is greater than US$20,000,000, that Seller shall pay to the Purchaser the amount of the excess.

7.4	Adjustments to repayment of Intra-Group Non-Trade Payables and Intra-Group Non-Trade Receivables

Following the determination of any Closing Statement pursuant to Clause 7.1.2 and paragraph 1 of Part 1 of Schedule 12, if the amount of any Intra-Group Non-Trade Payable and/or any Intra-Group Non-Trade Receivable contained in that Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Non-Trade Payable or Estimated Intra-Group Non-Trade Receivable, then the relevant Seller and the Purchaser shall procure that such adjustments to the repayments pursuant to Clause 6.4.3 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Non-Trade Payable and each Intra-Group Non-Trade Receivable has been repaid by each Target Group Company to the relevant member of that Seller’s Group or by the relevant member of that Seller’s Group to the relevant Target Group Company, as the case may be.

7.5	Interest

Any payment to be made in accordance with Clause 7.3 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of LIBOR.

7.6	Payment

7.6.1	Any payments pursuant to Clause 7.3 or 7.4, and any interest payable pursuant to Clause 7.5, shall be made on or before the Final Payment Date.

7.6.2	Where any payment is required to be made pursuant to Clause 7.3 or Clause 7.5 (in relation to a payment pursuant to Clause 7.3) the payment made pursuant to clause 3.1.3 on account of the Purchase Consideration shall be reduced or increased accordingly.

8.	Post-Closing Obligations

8.1	Indemnities

8.1.1	Indemnity by Purchaser against Assumed Liabilities

The Purchaser hereby undertakes to each Seller (for itself and on behalf of each other member of such Seller’s Group and their respective directors, officers, employees and agents) that, with effect from Closing, the Purchaser will indemnify on demand and hold harmless each member of that Seller’s Group and their respective directors, officers, employees and agents against and in respect of any and all Assumed Liabilities.

8.1.2	Indemnity by Sellers

Subject to Clause 8.1.3, each Seller hereby undertakes to the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group and their respective directors, officers, employees and agents) that, with effect from Closing, such Seller will indemnify on demand and hold harmless each member of the Purchaser’s Group and their respective directors, officers, employees and agents against and in respect of any and all:

(i)	Excluded Liabilities; and

(ii)	Liabilities, including legal fees, to the extent they have arisen or arise (whether before or after Closing) as a result of or otherwise relate to any act, omission, fact, matter, circumstance or event undertaken, occurring or in existence or arising before Closing so far as related to: (a) any anti-bribery warranty set out in this Agreement, including without limitation those set forth in paragraph 10 of Schedule 13, not being true and correct when made; (b) any governmental inquiries or investigations involving that Seller, its Affiliates or its Associated Persons; (c) save to the extent in existence as at the date of this Agreement, any limitation, restriction or other reduction in drug registrations, regulatory licenses, listings or market approvals, governmental pricing or reimbursement rates relating to any products of the relevant Seller’s Contributed Business and affecting their future profits as a result of any such limitation, restriction or reduction; or (d) any other claim, litigation, investigation or proceeding to the extent related to any of the foregoing (a) to (c), including but not limited to costs of investigation and defense and legal fees.

8.1.3	Limitations on Indemnities

Subject to Clause 8.1.4, no Seller shall be liable under Clause 8.1.2 in respect of:

(i)	any Time-Limited Excluded Liability unless a notice of a claim in respect of the matter giving rise to such Liability is given by the Purchaser to that Seller within ten years of Closing, provided that this Clause 8.1.3(i) shall not apply in respect of any claim by the Purchaser which relates to:

(a)	a Product Liability;

(b)	a Governmental Liability;

(c)	a Clinical Trials/Data Liability; or

(d)	an Excluded Asset;

(ii)	any claim if and to the extent that the relevant Liability is included in the Closing Statement; or

(iii)	any individual claim (or a series of claims arising from similar or identical facts or circumstances) where the Liability (disregarding the provisions of this Clause 8.1.3(iii)) in respect of any such claim or series of claims does not exceed US$10 million, provided that, for the avoidance of doubt, where the Liability in respect of any such claim or series of claims exceeds US$10 million, the Liability of such Seller shall be for the whole amount of such claim(s) and not just the excess.

8.1.4	Disapplication of limitations

None of the limitations contained in Clause 8.1.3 shall apply to any claim to the extent that such claim arises or is increased as the consequence of, or which is delayed as a result of, fraud by any member of the relevant Seller’s Group or any director, officer or employee of any member of the relevant Seller’s Group.

8.1.5	Endo Excluded Contract

(i)	The parties acknowledge and agree that the Endo Excluded Contract is an Excluded Asset and is to remain with Novartis rather than transferring (in whole or in part) to the Purchaser upon Closing. The parties further agree that all rights, title and interest in relation to researching and developing, manufacturing, distributing, marketing, selling, promoting and/or otherwise Commercialising Novartis’s In-Scope Switch Product as a Consumer Healthcare Product will be transferred to the Purchaser upon Closing.

(ii)	With effect from Closing, Novartis shall within 15 Business Days of receipt pay to the Purchaser the amount of any royalties that Novartis or any member of the Novartis Group receives under the Endo Contract of any nature whatsoever (net of any Taxes, costs and expenses incurred by any member of Novartis’s Group in connection with the receipt of such royalties, after taking account of any related deductions available to offset such receipts, including any deduction in respect of the onward payments to the Purchaser). The parties, acting reasonably and in good faith, shall discuss structuring of the arrangements for the onward payments and shall take commercially reasonable steps in relation to those arrangements to minimise the tax costs involved in aggregate for members of Novartis’s Group and the Purchaser (such steps to include Novartis’s consenting, if requested by the Purchaser and such step is commercially reasonable, to an assignment by the Purchaser of the right to such royalties to another member of the Purchaser’s Group).

(iii)	In the event that, following a switch of Novartis’s In-Scope Switch Product in the United States of America from being a Prescription Product to being a Consumer Healthcare Product and the Endo Excluded Contract terminates, the Purchaser shall indemnify Novartis in respect of any losses, liabilities, costs and expenses incurred by Novartis (or any of its Affiliates) in relation to the royalties payable under clause 9.2 of the Endo Excluded Contract as it is as at the date of this Agreement.

8.2	Conduct of Claims

8.2.1	Assumed Liabilities

(i)	If the Seller becomes aware after Closing of any claim by a third party which constitutes or may constitute an Assumed Liability, the Seller shall as soon as reasonably practicable:

(a)	give written notice thereof to the Purchaser and the other Seller setting out such information as is available to the Seller as is reasonably necessary to enable the Purchaser and the other Seller to assess the merits of the potential claim;

(b)	take all appropriate actions to preserve evidence; and

(c)	provide the Purchaser and the other Seller with periodic updates on the status of the claim upon request and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written agreement of the Purchaser and the other Seller (such agreement not to be unreasonably withheld or delayed).

(ii)	Each Seller shall, and shall procure that each of its Share Sellers and Business Sellers shall, take such action as the Purchaser may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Assumed Liability subject to that Seller and each of its Share Sellers and Business Sellers being indemnified and secured to their reasonable satisfaction by the Purchaser against all Liabilities which may thereby be incurred. In connection therewith, that Seller shall make or procure to be made available to the Purchaser or its duly authorised agents on reasonable notice during normal business hours all relevant books of account, records and correspondence relating to its Target Group Businesses which have been retained by that Seller’s Group (and shall permit the Purchaser to take copies thereof at its expense) for the purposes of enabling the Purchaser to ascertain or extract any information relevant to the claim.

8.2.2	Excluded Liabilities

(i)	If the Purchaser becomes aware after Closing of any claim by a third party which constitutes or may constitute an Excluded Liability or relates to an Excluded Liability or any investigations related thereto, regardless of whether the Purchaser believes that such claim would be made against a member of the Purchaser’s Group or a member of a Seller’s Group, the Purchaser shall as soon as reasonably practicable:

(a)	give written notice thereof to the relevant Seller, setting out such information as is available to the Purchaser as is reasonably necessary to enable that Seller to assess the merits of the potential claim;

(b)	take all appropriate actions to preserve evidence; and

(c)	provide the relevant Seller with periodic updates on the status upon request and shall not admit, compromise, settle, discharge or otherwise deal with such claim without the prior written agreement of that Seller (such agreement not to be unreasonably withheld or delayed).

(ii)	The Purchaser shall take such action as the relevant Seller may reasonably request to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which constitutes or may constitute an Excluded Liability subject to the Purchaser being indemnified and secured to its reasonable satisfaction by the relevant Seller against all Liabilities which may thereby be incurred.

(iii)	In addition, where any such claim or investigation involves a Governmental Entity, the Purchaser shall, subject to Applicable Law, the requirements of any relevant Governmental Entity and the relevant Seller providing an appropriate confidentiality undertaking in favour of the Purchaser’s Group, provide to that Seller, at least five Business Days in advance (or, where not possible, as soon as reasonably possible), any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals they or their agents make or submit to a Governmental Entity. Without limiting the foregoing, the parties agree, subject to Applicable Law and the requirements of the relevant Governmental Entity and the Seller providing an appropriate confidentiality undertaking in favour of the Purchaser’s Group to:

(a)	give that Seller reasonable advance notice of all meetings with any Governmental Entity;

(b)	give that Seller an opportunity to participate in each of such meetings;

(c)	to the extent practicable, give that Seller reasonable advance notice of all substantive oral communications with any Governmental Entity;

(d)	if any Governmental Entity initiates a substantive oral communication, promptly notify that Seller of the substance of such communication;

(e)	provide that Seller with a reasonable advance opportunity to review and comment upon all substantive written communications (including any substantive correspondence, analyses, presentations, memoranda, briefs, arguments, opinions and proposals) that the Purchaser or its agents intend to make or submit to a Governmental Entity in connection with such claim;

(f)	provide that Seller with copies of all substantive written communications to or from any Governmental Entity; and

(g)	not advance arguments with the Governmental Entity without prior agreement of that Seller that would reasonably be likely to have a significant adverse impact on the Seller,

provided however, that the Purchaser shall not be required to comply with paragraph (b) above to the extent that the Governmental Entity objects to the participation of a party, or with paragraph (e) or (f) above to the extent that such disclosure may raise regulatory concerns (in which case, the disclosure may be made on an outside counsel basis).

(iv)	Other than in respect of any claim to the extent it relates to an IP Liability, a Commercial Practices Liability, or a Governmental Liability (other than in respect of any Liability arising solely by virtue of a breach of Contract with any Governmental Entity which breach does not also constitute a breach of Applicable Law), the relevant Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest any such claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals. In taking action on behalf of any member of the Purchaser’s Group as permitted by this Clause 8.2, the relevant Seller shall, in good faith, take into account and have due regard to any reputational matters or issues arising out of the claim for any member of the Purchaser’s Group or any of their respective directors, officers, employees or agents which are brought to its attention by the Purchaser or a member of the Purchaser’s Group.

(v)	The Purchaser shall make or procure to be made available to the relevant Seller or its duly authorised agents on reasonable notice during normal business hours full and free access to all relevant books of account, records and correspondence relating to its Target Group which are in the possession of the Purchaser or any member of the Purchaser’s Group (and shall permit the relevant Seller to take copies thereof) for the purposes of enabling that Seller to ascertain or extract any information relevant to the claim.

(vi)

The Purchaser shall, and shall procure that each other member of the Purchaser’s Group shall, on reasonable notice from the relevant Seller, give such assistance to that Seller as it may reasonably require in relation to the claim including providing the relevant Seller or any member of that Seller’s Group and its representative and advisers with access to and assistance from directors, officers, managers, employees, advisers, agents or consultants of the Purchaser and/or of each other member of the Purchaser’s Group (collectively, the “Relevant Persons”) and the Purchaser will use its reasonable endeavours to procure that such Relevant Persons comply with any reasonable requests from that Seller and generally co-operate with and assist that Seller and other members of that Seller’s Group.

(vii)	When seeking assistance under Clauses 8.2.2(v) and 8.2.2(vi), the relevant Seller, or any other relevant member of that Seller’s Group, shall use reasonable endeavours to minimise interference with the Purchaser and the Purchaser’s Group’s conduct of the relevant business or the performance by the Relevant Persons of their employment duties.

8.3	Release of Guarantees

8.3.1	The Purchaser shall use reasonable endeavours to procure as soon as reasonably practicable after Closing, the release of each Seller or any member of that Seller’s Group from any securities, guarantees or indemnities given by or binding upon that Seller or any member of that Seller’s Group in respect of any Assumed Liabilities or in connection with a liability of any of the relevant Target Group Companies (other than an Excluded Liability). Pending such release, the Purchaser shall indemnify that Seller and any member of that Seller’s Group against all amounts paid by any of them (acting reasonably) pursuant to any such securities, guarantees or indemnities in respect of such Assumed Liabilities or such liability of the relevant Target Group Companies (other than an Excluded Liability).

8.3.2	Each Seller shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of its Target Group Companies from any securities, guarantees or indemnities given by or binding upon those Target Group Companies in respect of any liability of that Seller or any member of that Seller’s Group (other than those Target Group Companies). Pending such release, that Seller shall pay to the Purchaser an amount equal to the sum that would have been payable to the Target Group Companies had that Seller indemnified the relevant Target Group Companies against all amounts paid by any of them (acting reasonably) pursuant to any such securities, guarantees or indemnities in respect of such liability of that Seller which arises after Closing.

8.4	Transferred Accounts Payable

If at any time after Closing, a Seller or any of its Affiliates pays any monies in respect of any Transferred Accounts Payable, then the Purchaser shall pay or procure payment to that Seller (for the relevant Business Seller), as soon as reasonably practicable the amount paid, plus any Taxation suffered or incurred by that Seller’s Group which would not have arisen but for the payment and receipt of such monies.

8.5	Transferred Accounts Receivable

If at any time after Closing, a Business Seller receives any monies in respect of any Transferred Accounts Receivables, then that Business Seller shall pay or procure payment to the Purchaser, as soon as reasonably practicable the amount recovered, less any Taxation suffered or incurred by the relevant Seller’s Group which would not have arisen but for the receipt and payment of such monies.

8.6	Intra-Group Trading Balances

Any Intra-Group Trade Payables, any Intra-Group Trade Receivables and any Transferred Accounts Payables and Transferred Accounts Receivables, in each case, between a member of the Seller’s Group (other than a Target Group Company) and a Business Seller of that Seller’s Group, shall be settled after Closing in the ordinary course of business and, in any event, within 60 days of Closing.

8.7	Wrong Pockets Obligations

8.7.1	Except as provided in Schedule 2, Schedule 4, Schedule 6, Schedule 7, or Schedule 8, if any property, right or asset forming part of a Target Group (other than any property, right or asset expressly excluded from the sale under this Agreement) has not and should have been transferred to the Purchaser, or to another member of the Purchaser’s Group, pursuant to this Agreement, the relevant Seller shall procure that such property, right or asset (and any related liability which is an Assumed Liability) is transferred to the Purchaser (or another member of the Purchaser’s Group as the Purchaser may nominate reasonably acceptable to the Seller) as soon as practicable and at no cost to the Purchaser.

8.7.2	If, following Closing, any property, right or asset not forming part of a Target Group (other than any property, right or asset expressly included in the sale under this Agreement) is found to have and should not have been transferred to the Purchaser or another member of the Purchaser’s Group pursuant to this Agreement, the Purchaser shall transfer (or procure the transfer of) such property, right or asset as soon as practicable to the transferor or another member of the relevant Seller’s Group nominated by the relevant Seller reasonably acceptable to the Purchaser at no cost to the Seller.

8.8	Covenant not to sue

8.8.1	Each Seller hereby undertakes not to enforce any Intellectual Property Rights against the Purchaser or its Affiliates which qualify to be transferred pursuant to Clause 8.7.1 in relation to the period from Closing to the completion of the transfer under that Clause.

8.8.2	The Purchaser hereby undertakes not to enforce any Intellectual Property Rights against a Seller or its Affiliates which qualify to be transferred pursuant to Clause 8.7.2 in relation to the period from Closing to the completion of the transfer under that Clause.

8.9	The Purchaser’s Continuing Obligations

8.9.1	Except as provided in the GlaxoSmithKline Seller Intellectual Property Trademark Licence, or if the Purchaser is unable to obtain the necessary third party consent to do so in relation to a Joint Venture Entity, the Purchaser shall procure that as soon as practicable after Closing, each of the Target Group Companies and Joint Venture Entities shall change its name so that it does not contain the Seller Marks or any name which is likely to be confused with the same and shall provide the relevant Seller with appropriate evidence of such change of name.

8.9.2	Except as provided in the Ancillary Agreements, the Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, after Closing, use the Seller Marks or any confusingly similar name or mark, any extensions thereof or developments thereto in any business which competes with the Seller’s business, or any other business of a Seller or any member of a Seller’s Group in which the Seller Marks are used for a minimum period of five years following Closing and thereafter for so long as any member of a Seller’s Group continues to retain an interest in the name.

8.9.3	During the 90 calendar days following the Closing Date, the Purchaser shall provide and cause to be provided to each Seller the information reasonably required to enable that Seller to prepare and audit the standard monthly reporting forms of the Seller’s Group, to the extent that such financial reporting relates to the Contributed Business, in respect of the period prior to the Closing and in respect of the calendar month in which the Closing occurs. The Purchaser shall provide such financial reporting in respect of the calendar month in which Closing occurs to each Seller within six Business Days of the last day of the relevant month.

8.10	The Sellers’ Continuing Obligations

For a period of ten years from Closing, each Seller shall make or procure to be made available to the Purchaser or their duly authorised agents on reasonable notice during normal business hours:

8.10.1	all relevant books, accounts, other records and correspondence relating to that Seller’s Contributed Business which have been retained by that Seller’s Group (and shall permit the Purchaser to take copies thereof); and

8.10.2	reasonable access to any employees of that Seller’s Group who have knowledge relating to products of the relevant Seller’s Contributed Business (including any inventor of such products) for the purposes of the defence, prosecution or enforcement of any Target Group Intellectual Property Rights, or as required by law or a Governmental Entity, provided that the Purchaser shall promptly reimburse the relevant Seller for expenses reasonably incurred by the Seller in relation to providing such access if it exceed 25 man hours in aggregate per annum.

8.11	Ancillary Agreements

If any of the Seller Intellectual Property Licence Agreement, the Purchaser Trademark Licence Agreement or the Seller Trademark Licence Agreement have not been entered into at Closing, the provisions of the licences in the Agreed Terms shall be binding on the relevant Seller and the Purchaser until the earlier of: (i) the date on which the relevant licence is entered into; or, if applicable, (ii) the date on which the relevant licence expires or terminates (if applicable) in accordance with its Agreed Terms.

8.12	Transitional Services Agreement

In respect of each Seller, if the Transitional Services Agreement has not been entered into at Closing, the provision of the heads of terms in the Agreed Terms shall be binding on that Seller and the Purchaser until the earlier of: (i) the date on which the Transitional Services Agreement is entered into; or (ii) the date on which that Seller no longer provides such transitional services to the Purchaser.

8.13	Manufacturing, Supply and Distribution Agreement

In respect of each Seller, if the Manufacturing, Supply and Distribution Agreement has not been entered into at Closing, the provisions of the heads of terms in the Agreed Terms shall be binding on that Seller and the Purchaser until the earlier of: (i) the date on which the Manufacturing, Supply and Distribution Agreement is entered into; or (ii) the date on which the Seller no longer manufactures and supplies Products to that Seller for distribution.

8.14	Services Agreement

In respect of GlaxoSmithKline, if the Services Agreement has not been entered into at Closing, the provisions of the heads of terms in the Agreed Terms shall be binding on GlaxoSmithKline and the Purchaser until the earlier of: (i) the date on which the Services Agreement is entered into; or (ii) the date on which GlaxoSmithKline no longer provides the relevant services to the Purchaser.

8.15	Transfer of Marketing Authorisations and Tenders

8.15.1	The transfer of the Marketing Authorisations following Closing shall take place in accordance with Part 2 of Schedule 4 and the terms of the Manufacturing, Supply and Distribution Agreements.

8.15.2	Between the Closing Date and the Marketing Authorisation Transfer Date, the Seller agrees to assist the Purchaser in accordance with Part 3 of Schedule 4 in respect of any tenders relating to the Products.

9.	Warranties

9.1	The Sellers’ Warranties

9.1.1	Subject to Clause 9.2, each Seller warrants (on behalf of the relevant Business Sellers or Share Sellers, as applicable) to the Purchaser and each member of the Purchaser’s Group to which shares or assets are transferred pursuant to this Agreement or any Local Transfer Document, that the statements set out in Schedule 13 (save for paragraph 2.4.2 in the case of GlaxoSmithKline and 2.4.1 in the case of Novartis) are true and accurate as of the date of this Agreement.

9.1.2	Each of the Seller’s Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 13 or by anything in this Agreement or any Local Transfer Document or in the Tax Indemnity.

9.1.3	Neither of the Sellers gives or makes any warranty as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement.

9.1.4	Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or to the “Seller’s Knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the knowledge of:

(i)	in the case of GlaxoSmithKline, the following persons: [***] and

(ii)	in the case of Novartis, the following persons: [***],

in each case having made due and reasonable enquiry.

9.1.5	Each of the Seller’s Warranties shall be deemed to be repeated immediately before Closing by reference to the facts, circumstances and knowledge then existing as if references in the Seller’s Warranties to the date of this Agreement were references to the Closing Date. Without prejudice to the provisions of Clause 4.4, no Seller shall have any liability for any breach of any Seller’s Warranty given by it where such Seller’s Warranty was true as at the date of this Agreement unless (i) the fact, event or circumstances giving rise to the breach (i) constitutes a Material Adverse Effect and (ii) was not the result of an act or omission expressly permitted by the terms of this Agreement or any other Ancillary Agreement. No Seller shall have any liability under this Clause 9.1.5 if the Purchaser has exercised its termination right in accordance with Clause 4.4.1(iii).

9.2	Sellers’ Disclosures

9.2.1	Each Seller’s Warranties are subject to all matters which are fairly disclosed in this Agreement or in the Disclosure Letter.

9.2.2	References in a Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 13 to which the disclosure is most likely to relate. Such references are given for convenience only and, shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.

9.3	The Purchaser’s Warranties

The Purchaser warrants to each Seller that the statements set out in Schedule 14 are true and accurate as of the date of this Agreement.Limitation of Liability

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

9.4	Application

9.4.1	In respect of the Tax Indemnity, the provisions of this Clause 10 shall operate to limit the liability of a Seller only in so far as any provision in this Clause 10 is expressed to be applicable to the Tax Indemnity, and the provisions of the Tax Indemnity shall further operate to limit the liability of the Sellers in respect of any claims thereunder.

9.4.2	References to the Seller’s Warranties in Clauses 10.2 to 10.5 (inclusive), 10.7, 10.8 and 10.10 shall not include the Tax Warranties and the provisions of clauses 3 and 9 of the Tax Indemnity shall operate to limit the liability of the Sellers and to govern the claims procedure in respect of any claim under the Tax Warranties in respect of a liability for Tax as if such claim had been a claim in respect of a Tax Liability (as defined in the Tax Indemnity) under the Tax Indemnity.

9.5	Time Limitation for Claims

No Seller shall be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty, any Tax Warranty or under the Tax Indemnity in respect of any claim unless a notice of the claim is given by the Purchaser to such Seller specifying the matters set out in Clause 11.2:

9.5.1	in the case of a claim under any of paragraphs 1, 2.1, 2.2.1, 2.2.3 or 2.5 of Schedule 13, within the applicable statutory limitation period;

9.5.2	in respect of claims under the Tax Warranties or the Tax Indemnity, before the date falling six months after the expiry of the period specified by statute during which an assessment of the relevant liability to Tax may be issued by the relevant Tax Authority; and

9.5.3	in the case of any other claim, before the date falling two years following Closing.

9.6	Minimum Claims

9.6.1	No Seller shall be liable under:

(i)	this Agreement or any Local Transfer Document for breach of any Seller’s Warranty in respect of any individual claim (or a series of claims arising from similar or identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 10.3) in respect of any such claim or series of claims does not exceed, in the case of Novartis, US$10.95 million, or, in the case of GlaxoSmithKline, US$19.05 million; or

(ii)	this Agreement for breach of any Tax Warranty or under the Tax Indemnity in respect of any individual claim (or a series of claims arising from similar or identical facts or circumstances) where the liability agreed or determined (disregarding the provisions of this Clause 10.3) in respect of any such claim or series of claims does not exceed US$1 million.

9.6.2	Where the liability agreed or determined in respect of any such claim or series of claims exceeds, in the case of claims falling within Clause 10.3.1(i), US$10.95 million (in the case of Novartis) or US$19.05 million (in the case of GlaxoSmithKline) or, in the case of claims falling within Clause 10.3.1(ii), US$1 million, the liability of the relevant Seller shall be for the whole amount of such claim(s) and not just the excess.

9.7	Aggregate Minimum Claims

9.7.1	No Seller shall be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty in respect of any claim unless the aggregate amount of all claims for which such Seller would otherwise be liable under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty (disregarding the provisions of this Clause 10.4) exceeds, in the case of Novartis, US$109.5 million, or, in the case of GlaxoSmithKline, US$190.5 million, in which case the relevant Seller shall be liable for the aggregate amount of all claims as agreed or determined and not just the excess.

9.7.2	Where the liability agreed or determined in respect of all claims exceeds US$109.5 million (in the case of Novartis) or US$190.5 million (in the case of GlaxoSmithKline) such Seller shall be liable for the aggregate amount of all claims as agreed or determined and not just the excess.

9.7.3	For the avoidance of doubt, the Purchaser may give notice of any single claim in accordance with and for the purposes of Clause 10.2, irrespective of whether, at the time the notice is given, the amount set out in Clause 10.4.2 has been exceeded.

9.8	Maximum Liability

The aggregate liability of a Seller in respect of:

9.8.1	any breaches of the Seller’s Warranties (other than the Seller’s Warranties contained in paragraphs 1, 2.1, 2.2.1, 2.2.3 or 2.5 of Schedule 13) shall not exceed an amount equal to, in the case of Novartis, US$3.285 billion, or, in the case of GlaxoSmithKline, US$5.715 billion; and

9.8.2	any breaches of such Seller’s Warranties contained in paragraphs 1, 2.1, 2.2.1, 2.2.3 or 2.5 of Schedule 13 shall not exceed, in the case of Novartis, US$10.95 billion, or, in the case of GlaxoSmithKline, US$19.05 billion.

9.9	Contingent Liabilities

No Seller shall be liable under this Agreement or any Local Transfer Document for breach of any such Seller’s Warranties in respect of which the liability is contingent, unless and until such contingent liability becomes an actual liability and is due and payable (but the Purchaser has the right under Clause 11.1 to give notice of such claim before such time). For the avoidance of doubt, the fact that the liability may not have become an actual liability by the relevant date provided in Clause 10.2 shall not exonerate such Seller in respect of any claim properly notified before that date.

9.10	Provisions

No Seller shall be liable under this Agreement or any Local Transfer Document in either case in respect of any claim for breach of any Seller’s Warranty in respect of any claim if and to the extent that any allowance, provision or reserve has been properly made in the Closing Statement applicable to that Seller for the matter giving rise to the claim and such Seller can demonstrate that the allowance, provision or reserve so made was in respect of such matter.

9.11	Matters Arising Subsequent to this Agreement

Subject to Clause 8.1.2, no Seller shall be liable under this Agreement or any Local Transfer Document in either case in respect of any claim for breach of any Seller’s Warranty in respect of any matter, act, omission or circumstance (or any combination thereof), to the extent that the same would not have occurred but for:

9.11.1	Agreed matters

any matter or thing done or omitted to be done by such Seller or any member of such Seller’s Group before Closing pursuant to and in compliance with this Agreement or any Local Transfer Document or otherwise at the request in writing of the Purchaser; or

9.11.2	Changes in legislation

the passing of, or any change in, after the Closing Date, any Applicable Law or administrative practice of any government, governmental department, agency or regulatory body having the force of the law including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not in force at the Closing Date.

9.12	Insurance

Without prejudice to Clause 13, any Seller’s Liability under this Agreement for breach of any Seller’s Warranty shall be reduced by an amount equal to any loss or damage to which such claim related which has actually been recovered under a policy of insurance held by the Purchaser or a Target Group Company (after deducting any reasonable costs incurred in making such recovery including the amount of any excess or deductible).

9.13	Purchaser’s Right to Recover

If any Seller has paid an amount in discharge of any claim under this Agreement for breach of any Seller’s Warranty and subsequently the Purchaser recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall pay to such Seller as soon as practicable after receipt an amount equal to (i) the sum recovered from the third party less any costs and expenses incurred in obtaining such recovery and any Tax on any amounts recovered (or Tax that would have been payable on such amounts but for the availability of any Tax relief), or if less (ii) the amount previously paid by such Seller to the Purchaser. Any payment made by the Purchaser to such Seller under this Clause shall be made or procured by way of further adjustment of the Purchase Consideration.

9.14	No Double Recovery and no Double Counting

A party shall be entitled to make more than one claim under this Agreement arising out of the same subject matter, fact, event or circumstance but shall not be entitled to recover under this Agreement or any relevant Local Transfer Document or the Tax Indemnity or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), regardless of whether more than one claim arises in respect of it. No amount (including any relief) (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement or any relevant Local Transfer Document or the Tax Indemnity or otherwise, with the intent that there will be no double counting under this Agreement or any Local Transfer Document or the Tax Indemnity or otherwise.

9.15	Fraud

None of the limitations contained in this Clause 10 shall apply to any claim to the extent that such claim arises or is increased as the consequence of, or which is delayed as a result of, fraud by any director or officer of any member of a Seller’s Group.

10.	Claims

10.1	Notification of Potential Claims

Without prejudice to the obligations of the Purchaser under Clause 11.2, if the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim against any Seller under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty other than a Tax Warranty (ignoring for these purposes the application of Clause 11.2 or 11.3), the Purchaser shall as soon as reasonably practicable give a notice in writing to that Seller of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give notice within such period shall not affect the rights of the Purchaser to make a relevant claim under this Agreement or any Local Transfer Document for breach of any Seller’s Warranty, except that the failure shall be taken into account in determining the liability of that Seller for such claim to the extent that Seller establishes that the amount of it is increased, or is not reduced, as a result of such failure.

10.2	Notification of Claims under this Agreement

Notices of claims under this Agreement or any relevant Local Transfer Document for breach of any Seller’s Warranty (other than a Tax Warranty) shall be given by the Purchaser to the relevant Seller within the time limits specified in Clause 10.2 and shall specify information (giving reasonable detail) in relation to the basis of the claim and setting out the Purchaser’s estimate of the amount of Losses which are, or are to be, the subject of the claim.

10.3	Commencement of Proceedings

Any claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 9 months after the relevant time limit set out in Clause 10.2 unless, at the relevant time, legal proceedings in respect of the relevant claim have been commenced by being both issued and served except:

10.3.1	where the claim relates to a contingent liability, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served with 9 months of it having become an actual liability; or

10.3.2	where the claim is a claim for breach of any Seller’s Warranty of which notice is given for the purposes of Clause 11.2 at a time when the amount set out in Clause 10.4.1 has not been exceeded, in which case it shall be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being both issued and served within 9 months of the date of any subsequent notification to that Seller pursuant to Clause 11.1 of one or more claims which result(s) in the total amount claimed in all claims notified to that Seller pursuant to Clause 11.2 exceeding the amount set out in Clause 10.4.1 for the first time.

10.4	Conduct of Third Party Claims

If the matter or circumstance that may give rise to a claim against a Seller under this Agreement or any relevant Local Transfer Document for breach of any Seller’s Warranty (other than a Tax Warranty) is a result of or in connection with a claim by a third party (a “Third Party Claim”) then:

10.4.1	the Purchaser shall as soon as reasonably practicable give written notice thereof to that Seller and thereafter shall provide that Seller with periodic updates upon reasonable request and shall consult with that Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of that Seller in relation to the Third Party Claim;

10.4.2	the Third Party Claim shall not be admitted, compromised, disposed of or settled without the written consent of that Seller (such consent not to be unreasonably withheld or delayed); and

10.4.3	subject to that Seller indemnifying the Purchaser or other member of the Purchaser’s Group concerned against all reasonable costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as that Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim, provided that this Clause 11.4.3 shall not apply where the claim by the third party relates to matters or circumstances referred to in paragraph 4 or paragraph 9 of Schedule 13 and the Purchaser shall then have the right to conduct the claim at its discretion (subject to Clauses 11.4.1 and 11.4.2), provided that failure to give notice in accordance with Clause 11.4.1 shall not affect the rights of the Purchaser to make a relevant claim under this Agreement for breach of any Seller’s Warranty, except that the failure shall be taken into account in determining the liability of that Seller for such claim to the extent that Seller establishes that the amount of it is increased, or is not reduced, as a result of that failure.

11.	Confidentiality

11.1	Announcements

No announcement, communication or circular concerning the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of any Seller’s Group or the Purchaser’s Group without the prior written approval of the parties (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of any party (or its holding company) are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other parties (or shall procure that its holding company consults with the other parties) insofar as is reasonably practicable before complying with such an obligation.

11.2	Confidentiality

11.2.1	Subject to Clause 12.1 and Clause 12.2.2, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement, any Ancillary Agreement (or any other agreement entered into pursuant to this Agreement, including the Ancillary Agreements) which relates to:

(i)	the existence and provisions of this Agreement, the Ancillary Agreements, or any other agreement entered into pursuant to this Agreement, including the Ancillary Agreements;

(ii)	the negotiations relating to this Agreement, the Ancillary Agreements, or any other agreement entered into pursuant to this Agreement;

(iii)	(in the case of a Seller) any information relating to its Target Group Companies and Target Group Businesses following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)	(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of any Seller’s Group including, prior to Closing, the Target Group Companies and Target Group Businesses, and, for the avoidance of doubt, the Purchaser shall not disclose any such information relating to a Seller Group to the other Seller Group.

11.2.2	Clause 12.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of any party (or its holding company) are listed;

(ii)	the disclosure or use is required to vest the full benefit of this Agreement or the Ancillary Agreements in any party;

(iii)	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement, the Ancillary Agreements, or any other agreement entered into under or pursuant to this Agreement or to enable a determination to be made by the Reporting Accountants under this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)	the disclosure is made on a confidential basis to a ratings agency in connection with the affairs of the disclosing party;

(vi)	the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 12.2.1 in respect of such information as if they were a party to this Agreement;

(vii)	the information was lawfully in the possession of that party without any obligation of secrecy prior to its being received or held, in either case as evidenced by written records;

(viii)	the information is or becomes publicly available (other than by breach of this Agreement);

(ix)	the other party(ies) in respect of whom the information relates has given prior written approval to the disclosure or use; or

(x)	the information is independently developed,

provided that prior to disclosure or use of any information pursuant to Clause 12.2.2(i), (ii) or (iii), the party concerned shall, where not prohibited by law, promptly notify the other parties of such requirement with a view to providing the other parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

12.	Insurance

12.1	No cover under any Seller’s Group Insurance Policies from Closing

Subject to the provisions of the Services Agreement, the Purchaser acknowledges and agrees that following Closing:

12.1.1	neither the Purchaser nor any Target Group Purchaser shall have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after Closing and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Target Group Companies and the Target Group Businesses with effect from Closing;

12.1.2	no Seller nor any member of its Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of the relevant Target Group; and

12.1.3	no Target Group Company shall make or shall be entitled to make or notify a claim under any Seller’s Group Insurance Policy in respect of any event, act or omission that occurred prior to the Closing Date.

12.2	Existing claims under any Seller’s Group Insurance Policies

With respect to any claim made before the Closing Date under any Seller’s Group Insurance Policy by or on behalf of any Target Group Company or in relation to any Target Group Business, to the extent that:

12.2.1	neither the Purchaser nor the Target Group Companies have been indemnified by a Seller prior to the Closing Date in respect of the matter in respect of which the claim was made; or

12.2.2	the Liability in respect of which the claim was made has not been properly provided for in the Closing Statement and reduced the Working Capital accordingly,

that Seller shall use reasonable endeavours after Closing to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under such Seller’s Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by such Seller or any member of such Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Target Group Company as soon as practicable after receipt.

12.3	GlaxoSmithKline and the Purchaser shall co-operate together after the date of this Agreement with a view to determining the most effective way of insuring the Purchaser’s Group following Closing, taking into account the fact that the Purchaser’s Group will be consolidated with GlaxoSmithKline’s Group following Closing. In the event that they determine that it is preferable for GlaxoSmithKline’s Group’s existing insurance arrangements to remain in place following Closing and for the Purchaser’s Group to be included within them, the provisions in this Cause 13.3 shall not apply to the extent they are no longer relevant and the parties shall seek to agree the details in relation to such insurance arrangements to be included in the Services Agreement.

13.	France Business and the Netherlands Business

13.1	France Business

Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement by a Seller to sell or purchase its France Business, provided that:

13.1.1	in the event that a France Put Option Exercise occurs before Closing, this Clause 14.1 (other than this Clause 14.1.1) shall terminate and shall cease to have effect, and the sale and purchase of the relevant France Business shall be subject to the terms of this Agreement as if it had been with effect from the date of this Agreement;

13.1.2	in the event that a France Put Option Exercise does not occur before Closing:

(i)	the provisions of Clauses 2, 6 and 9 (the “Disapplied Provisions”) shall not apply to the relevant France Business;

(ii)	prior to the relevant France Closing, the provisions of Schedule 7 and Schedule 8 (the “Suspended Provisions”) shall not apply to the relevant France Business; and

(iii)	in respect of the Disapplied Provisions and, prior to the relevant France Closing, the Suspended Provisions only:

(a)	the term “Contributed Business” shall be deemed to exclude the relevant France Business;

(b)	the term “Target Group Companies” shall be deemed to exclude, in the case of Novartis, Novartis Santé Familiale S.A.S. and, in the case of GlaxoSmithKline, any Target Group Companies that relate to its France Business;

(c)	Target Group Businesses shall be deemed to exclude, in the case of GlaxoSmithKline only, its France Business;

(d)	the term “Assumed Liabilities” shall be deemed to exclude the relevant France Assumed Liabilities; and

(e)	the term “Employees” shall be deemed to exclude the relevant France Employees;

13.1.3	with effect from a France Closing, the Suspended Provisions shall apply to the France Business mutatis mutandis save that in respect of the Suspended Provisions only (A) the term “Closing” shall be deemed to refer to that France Closing and (B) the term “Closing Date” shall be deemed to refer to the date of that France Closing;

13.1.4	the parties shall negotiate in good faith to agree any amendments to this Agreement and any Ancillary Agreements as are required in order to give effect to the principles set forth in this Clause 14.1 for the purposes of complying with the information and consultation requirements in respect of the relevant works council(s) in respect of GlaxoSmithKline’s France Business (in the case of GlaxoSmithKline) and the Délégation Unique du Personnel (being the relevant works council in respect of Novartis France Business) (in the case of Novartis); and

13.1.5	the provisions of Clause 8 shall apply to the relevant France Business as if the remaining provisions of this Clause 14.1 did not have any force or effect.

13.2	Netherlands Business

Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the Netherlands Business, provided that:

13.2.1	in the event that the Netherlands Put Option Exercise occurs before Closing, this Clause 14.2 (other than this Clause 14.2.1) shall terminate and shall cease to have effect, and the sale and purchase of the Netherlands Business shall be subject to the terms of this Agreement as if it had been with effect from the date of this Agreement;

13.2.2	in the event that the Netherlands Put Option Exercise does not occur before Closing:

(i)	the Disapplied Provisions shall not apply to the Netherlands Business;

(ii)	prior to the Netherlands Closing, the Suspended Provisions shall not apply to the Netherlands Business; and

(iii)	in respect of the Disapplied Provisions and, prior to the Netherlands Closing, the Suspended Provisions only:

(a)	the term “Contributed Business” (when used in respect of GlaxoSmithKline) shall be deemed to exclude the Netherlands Business;

(b)	the term “GlaxoSmithKline Consumer Group Businesses” shall be deemed to exclude the Netherlands Business;

(c)	the term “Assumed Liabilities” (when used in respect of GlaxoSmithKline) shall be deemed to exclude the Netherlands Assumed Liabilities; and

(d)	the term “Employees” (when used in respect of GlaxoSmithKline) shall be deemed to exclude the Netherlands Employees;

13.2.3	with effect from the Netherlands Closing, the Suspended Provisions shall apply to the Netherlands Business mutatis mutandis save that in respect of the Suspended Provisions only (A) the term “Closing” shall be deemed to refer to the Netherlands Closing and (B) the term “Closing Date” shall be deemed to refer to the date of the Netherlands Closing;

13.2.4	the parties shall negotiate in good faith to agree any amendments to this Agreement and any Ancillary Agreements as are required in order to give effect to the principles set forth in this Clause 14.2 for the purposes of complying with such information and consultation requirements (if any) required under Applicable Law with the relevant works council or employee representative body (if any) in respect of GlaxoSmithKline’s Netherlands Business; and

13.2.5	the provisions of Clause 8 shall apply to the Netherlands Business as if the remaining provisions of this Clause 14.2 did not have any force or effect.

14.	Other Provisions

14.1	Further Assurances

Without prejudice to any restriction or limitation on the extent of any party’s obligations under this Agreement, each of the parties shall from time to time, so far as each is reasonably able, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the party concerned as it may reasonably consider necessary to transfer the relevant Contributed Business to the Purchaser or otherwise to give the other parties the full benefit of this Agreement.

14.2	Ancillary Agreements

The parties shall negotiate in good faith to agree definitive and legally binding documentation in respect of each of the Ancillary Agreements for which heads of terms are in Agreed Terms on the date of this Agreement, and shall duly execute and deliver such definitive and legally binding documentation in respect of the Ancillary Agreements at Closing.

14.3	Whole Agreement

14.3.1	This Agreement and the Ancillary Agreements contain the whole agreement between the parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Agreement.

14.3.2	The Purchaser acknowledges that, in entering into this Agreement, it is not relying on any representation, warranty or undertaking not expressly incorporated into it.

14.3.3	Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement and each of the parties waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

14.3.4	In Clauses 15.3.1 to 15.3.3, “this Agreement” includes the Ancillary Agreements and all documents entered into pursuant to this Agreement.

14.3.5	Nothing in this Clause 15.3 excludes or limits any liability for fraud.

14.4	No Assignment

No party may, without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

14.5	Third Party Rights

14.5.1	Subject to Clause 15.5.2, the parties do not intend that any term of this Agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Agreement.

14.5.2	Certain provisions of this Agreement confer benefits on the Affiliates of the Purchaser and the Affiliates of any Seller (each such Affiliate being, for the purposes of this Clause 15.5, a “Third Party”) and, subject to Clause 15.5.3, are intended to be enforceable by each Third Party by virtue of the Contracts (Rights of Third Parties) Act 1999.

14.5.3	Notwithstanding Clause 15.5.2, this Agreement may be varied in any way and at any time without the consent of any Third Party.

14.6	Variation or waiver

14.6.1	No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

14.6.2	No failure or delay by a party in exercising any right or remedy provided by Applicable Law or under this Agreement or any Ancillary Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

14.7	Method of Payment and set off

14.7.1	Except as set out in Clause 15.7.2, payments (including payments pursuant to an indemnity, compensation or reimbursement provision ) made or expressed to be made by the Purchaser or the Sellers pursuant to this Agreement or any claim for breach of this Agreement shall, insofar as the payment or claim relates to or affects any Shares (including the underlying Target Group Companies transferred (directly or indirectly) by reason of the transfer of those Shares), assets or liabilities, transferred pursuant to this Agreement and the Local Transfer Documents, be made or received (as the case may be) by:

(i)	the relevant Seller, for itself or on behalf of its Share Seller or Business Seller (each in respect of the Shares and/or assets and liabilities to be transferred by it pursuant to this Agreement and the relevant Local Transfer Documents); and

(ii)	the Purchaser, for itself and on behalf of the relevant members of the Purchaser’s Group (each in respect of the Shares and/or the assets and liabilities to be transferred by it pursuant to this Agreement and the relevant Local Transfer Documents).

14.7.2	The repayment of the Estimated Intra-Group Non-Trade Receivables and the Estimated Intra-Group Non-Trade Payables pursuant to Clause 6.4.3 and any adjustments to such repayment pursuant to Clause 7.4 shall be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the relevant Target Group Companies.

14.7.3	Without prejudice to Clause 6.3.2, any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that payments due between any Seller and the Purchaser:

(i)	in relation to repayments of the Estimated Intra-Group Non-Trade Payables and Estimated Intra-Group Non-Trade Receivables pursuant to Clause 6.4.3; or

(ii)	in relation to adjustments to those repayments pursuant to Clause 7.4,

respectively, shall be discharged to the fullest extent possible by way of set-off against each other.

14.7.4	Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by each Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

14.7.5	Payment of a sum in accordance with this Clause 15.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

14.8	Costs

14.8.1	Subject to Clause 15.9, each Seller shall bear all costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Agreement the relevant Ancillary Agreements and the sale of its Target Group.

14.8.2	The Purchaser shall bear all such costs incurred by it and its Affiliates in connection with the preparation and negotiation of, and the entry into, this Agreement the relevant Ancillary Agreements and the purchase of Target Groups.

14.9	Notarial Fees, Registration, Stamp and Transfer Taxes and Duties

Each Seller shall bear the cost of all notarial fees and all registration, stamp and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of that Seller’s sale of its Target Group to the Purchaser pursuant to this Agreement.

14.10	Interest

If any party defaults in the payment when due of any sum payable under this Agreement, the Local Transfer Documents or the Tax Indemnity the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of two per cent. above LIBOR. Such interest shall accrue from day to day.

14.11	Grossing-up

14.11.1	All sums payable under this Agreement, the Local Transfer Documents and the Tax Indemnity shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be permitted by Clause 15.7.3 or required by law. Subject to 15.11.2 to 15.11.7 (inclusive), if any deductions or withholdings are required by law, the party making the payment (the “Payer”) shall (except in the case of any interest payable under this Agreement) be obliged to pay to the party to whom the payment is being made (the “Payee”) such sum as will after such deduction or withholding has been made leave the Payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if the Payee shall have assigned or novated the benefit in whole or in part of this Agreement or shall, after the date of this Agreement, have changed its tax residence or the permanent establishment to which the rights under this Agreement are allocated then the liability of the Payer under this Clause 15.11.1 shall be limited to that (if any) which it would have been had no such assignment, novation or change taken place.

14.11.2	If either Seller is or becomes aware of any facts making it reasonably likely that the Purchaser will be required to deduct or withhold any amount in respect of the Purchase Consideration (a “Relevant Tax Deduction”) payable to a Seller (the “Withholding Seller”), then that Seller shall, as soon as reasonably practicable, give notice to the other Seller and the Purchaser (including details of the relevant facts and, so far as possible, details of the rate and basis of such withholding).

14.11.3	The Sellers and the Purchaser shall, and shall procure that the members of their respective groups shall (at the Withholding Seller’s cost), co-operate with each other in good faith and use all reasonable efforts to reduce or mitigate any Relevant Tax Deduction (or its amount) and /or to enable the Withholding Seller or the relevant Share Seller or Business Seller to obtain any available credit or refund in respect of such Relevant Tax Deduction, including, without limitation, making any available claim under an applicable double taxation treaty.

14.11.4	Without prejudice to the generality of Clause 15.11.3, the Sellers and the Purchaser shall co-operate in good faith to establish or agree the amount or basis of calculation of any Relevant Tax Deduction prior to Closing (and in this regard the Purchaser shall consider reasonably any relevant information or evidence provided or obtained by the Sellers) including, if requested by the Withholding Seller and at the Withholding Seller’s expense, by seeking to obtain a ruling or confirmation from a relevant Tax Authority, or obtaining an opinion from reputable local tax counsel or a firm of accountants of international standing satisfactory to the Purchaser (acting reasonably) and instructed jointly by the Withholding Seller and the Purchaser.

14.11.5	The Purchaser shall make any Relevant Tax Deduction in the minimum amount required by applicable law, provided that:

(i)	if a double taxation treaty between the jurisdiction under the laws of which the Relevant Tax Deduction is required and the jurisdiction of residence of the Withholding Seller or the relevant Share Seller or Business Seller is in force, the Purchaser shall (and shall procure that any relevant member of the Purchaser’s Group shall) make any Relevant Tax Deduction in an amount not exceeding the rate specified in such double taxation treaty (which may be nil), provided that the Withholding Seller has provided the Purchaser with such evidence as is required under applicable law to establish the entitlement of the Withholding Seller (or relevant Share Seller or Business Seller) to the benefit of the applicable treaty; and

(ii)	if an opinion from reputable local counsel or a firm of accountants of international standing has been obtained at the request of the Withholding Seller as envisaged by Clause 15.11.4, the Purchaser shall (and shall procure that any relevant member of the Purchaser Group shall) make such Relevant Tax Deduction in an amount or on a basis which is consistent with that opinion (which may result in no withholding or deduction), provided that the Withholding Seller has indemnified the Purchaser and any relevant member of the Purchaser’s Group, to the Purchaser’s reasonable satisfaction, against any Liabilities arising (including any interest and penalties) should such opinion be wholly or partly incorrect.

14.11.6	The Purchaser shall promptly provide the Withholding Seller with evidence reasonably satisfactory to the Withholding Seller that a Relevant Tax Deduction has been made and an appropriate amount paid to the relevant Tax Authority.

14.11.7	If any Relevant Tax Deduction is required an additional sum shall be payable in accordance with Clause 15.11.1 only if and to the extent that such deduction or withholding would not have been required had the Purchaser been resident for Tax purposes only in the United Kingdom.

14.12	Structure of indemnity payments

Where it is agreed or determined that an amount is payable by either Seller to the Purchaser or to another member of the Purchaser’s Group pursuant to any indemnity or covenant to pay in this Agreement, or as damages in respect of a breach of this Agreement, then both Sellers and the Purchaser shall consult in good faith for a period of not less than ten Business Days (or such longer or shorter period as the parties may agree) with a view to agreeing an acceptable arrangement for satisfying that obligation to pay the amount so claimed in an efficient manner that does not prejudice the interests of the Purchaser’s Group (which may involve, by way of example only, a subscription for deferred shares in the Purchaser or making an additional contribution to the Purchaser in respect of existing shares in the Purchaser). If both Sellers and the Purchaser fail to agree on any particular manner of payment during the course of such consultations (but not before), the Seller which is liable to make the payment under or in respect of this Agreement shall make that payment in cash to the person entitled to it.

14.13	Changes to share rights

14.13.1	GlaxoSmithKline shall be entitled, by written notice to Novartis and the Purchaser not less than 20 Business Days before the Closing Date, to stipulate that, subject to the parties implementing the changes agreed pursuant to the final sentence of this clause 15.13.1, the A Shares which shall be issued to members of GlaxoSmithKline’s Group under this Agreement shall be split, before Closing, into two classes of Shares, referred to as “A1” and “A2” shares. To the extent permitted by Applicable Law, GlaxoSmithKline shall be entitled to specify the rights attaching to each of these classes of shares, provided that the rights attaching to the A1 and A2 shares, in aggregate, may not in any respect exceed the rights attaching to the A Shares as set out in the Agreed Terms Shareholders’ Agreement. If GlaxoSmithKline gives notice of the same, the parties shall promptly agree and implement such changes to the Agreed Terms Shareholders’ Agreement as are necessary to give effect to the division of the A Shares into “A1” and “A2” shares and to ensure that both Sellers will be in the same relative economic and governance position as they would have been in had the A Shares not been divided into two classes.

14.13.2	Novartis shall be entitled, by written notice to GlaxoSmithKline and the Purchaser not less than 20 Business Days before the Closing Date, to stipulate that, subject to the parties implementing the changes agreed pursuant to the final sentence of this clause 15.13.2, the B Shares which shall be issued to members of Novartis’s Group under this Agreement shall be split, before Closing, into two classes of Shares, referred to as “B1” and “B2” shares. To the extent permitted by Applicable Law, Novartis shall be entitled to specify the rights attaching to each of these classes of shares, provided that the rights attaching to the B1 and B2 shares, in aggregate, may not in any respect exceed the rights attaching to the B Shares as set out in the Agreed Terms Shareholders’ Agreement. If Novartis gives notice of the same, the parties shall promptly agree and implement such changes to the Agreed Terms Shareholders’ Agreement as are necessary to give effect to the division of the B Shares into “B1” and “B2” shares and to ensure that both Sellers will be in the same relative economic and governance position as they would have been in had the B Shares not been divided into two classes.

14.13.3	GlaxoSmithKline shall be entitled, by written notice to Novartis and the Purchaser not less than 20 Business Days before the Closing Date, to stipulate that it will only have one shareholder in the Purchaser as at Closing. If GlaxoSmithKline gives notice of the same, the parties shall promptly agree such changes to the Agreed Terms Shareholders’ Agreement and Agreed Terms Articles of Association as are necessary to give effect to the fact that the A Shares will be held by just one shareholder as at Closing.

14.13.4

Novartis shall be entitled, by written notice to GlaxoSmithKline and the Purchaser not less than 20 Business Days before the Closing Date, to stipulate that it will only have one shareholder in the Purchaser as at Closing.

If Novartis gives notice of the same, the parties shall promptly consult each other in good faith with a view to agreeing such changes to the Agreed Terms Shareholders’ Agreement and Agreed Terms Articles of Association as are necessary to give effect to the fact that the B Shares will be held by just one shareholder as at Closing

14.14	Notices

14.14.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English;

(ii)	delivered by hand, fax, or by courier using an internationally recognised courier company.

14.14.2	A Notice to GlaxoSmithKline shall be sent to such party at the following address, or such other person or address as GlaxoSmithKline may notify to the Purchaser from time to time:

GlaxoSmithKline

980 Great West Road

Brentford

Middlesex TW8 9GS

United Kingdom

Fax: +44 (0)208 0476904

Attention: Company Secretary and General Counsel of Consumer Healthcare

with a copy to the GlaxoSmithKline’s Lawyers, marked for the urgent attention of Richard Smith (delivery of such copy shall not in itself constitute valid notice).

14.14.3	A Notice to Novartis shall be sent to such party at the following address, or such other person or address as Novartis may notify to the Purchaser from time to time:

Novartis

c/o Novartis International AG

Postfach

CH-4002 Basel

Switzerland

Fax:	+41 613244300

Attention:	Head M&A and Head M&A Legal

with a copy to Novartis’s Lawyers, marked for the urgent attention of Jennifer Bethlehem (delivery of such copy shall not in itself constitute valid notice).

14.14.4	A Notice to the Purchaser shall, prior to Closing, be sent to each Seller at the addresses specified above, and, with effect from Closing, be sent to such party at the following address, or such other person or address as the Purchaser may notify to the Sellers from time to time:

The Purchaser

980 Great West Road

Brentford Middlesex TW8 9GS

United Kingdom

Fax: +44 (0)208 0476904

Attention: Company Secretary and General Counsel of Consumer Healthcare

with a copy to GlaxoSmithKline’s Lawyers, marked for the urgent attention of Richard Smith, and to Novartis’s Lawyers, marked for the urgent attention of Jennifer Bethlehem (delivery of such copy shall not in itself constitute valid notice).

14.14.5	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand or courier; or

(ii)	at the time of transmission in legible form, if delivered by fax.

14.15	Invalidity or Conflict

14.15.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

14.15.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.15.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.15.1, not be affected.

14.15.3	If there is any conflict between the terms of this Agreement and any of the Ancillary Agreements this Agreement shall prevail (as between the parties between this Agreement and as between any member of the relevant Seller’s Group and any member of the Purchaser’s Group) unless (i) such Ancillary Agreement expressly states that it overrides this Agreement in the relevant respect and (ii) that Seller and the Purchaser are either also parties to that Ancillary Agreement or otherwise expressly agree in writing that such Ancillary Agreement shall override this Agreement in that respect.

14.16	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart. Delivery of a counterpart of this Agreement by email attachment shall be an effective mode of delivery.

14.17	Governing Law and Submission to Jurisdiction

14.17.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by and construed in accordance with English law.

14.17.2	Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and that accordingly any proceedings arising out of or in connection with this Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

14.18	Appointment of Process Agent

14.18.1	Novartis hereby irrevocably appoints Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by Novartis.

14.18.2	Novartis agrees to inform the Purchaser in writing of any change of address of such process agent within 28 days of such change.

14.18.3	If such process agent ceases to be able to act as such or to have an address in England and Wales, Novartis irrevocably agrees to appoint a new process agent in England and Wales and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

14.18.4	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

This Agreement has been entered into on the date stated at the beginning.

GLAXOSMITHKLINE PLC

Name:

Function:

NOVARTIS AG

Name:

Name:

Function: Attorney

Function: Attorney

LEO CONSTELLATION LIMITED

Name:

Function:

Schedule 1

Details of the Share Sellers, Shares etc.

Part 1

GlaxoSmithKline Shares

Part A

(1)	(2)	(3)
Name of Share Seller	Name of Target Group Company	Shares

Glaxo Group Limited	GlaxoSmithKline Argentina S.A.	84.2%
Setfirst Limited		15.8%

Wellcome Limited (UK)	GlaxoSmithKline Consumer Healthcare S.A.	100%

SmithKline Beecham Limited	GlaxoSmithKline Consumer Healthcare Inc. (Canada)	100% (common shares)
GlaxoSmithKline Inc.		100% (preference shares)

Setfirst Limited	GlaxoSmithKline Consumer Healthcare A/S	100%

Groupe GlaxoSmithKline SAS (France)	GlaxoSmithKline Sante Grand Public SAS	100%

GlaxoSmithKline Beteiligungs GmbH (Germany)	GlaxoSmithKline GmbH & Co. KG	100%

GlaxoSmithKline GmbH & Co. KG	GlaxoSmithKline Healthcare GmbH	100%

GlaxoSmithKline Healthcare GmbH	GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	88.89%
GlaxoSmithKline Consumer Holding B.V.		11.11%

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	Panadol GmbH	100%

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	Fink GmbH	100%

(1)	(2)	(3)
Name of Share Seller	Name of Target Group Company	Shares

Fink GmbH	Lingner-Produktion GmbH	100% (DM 2,500,000 shares)
Panadol GmbH		100% (DM 1,600,000 shares)
Panadol GmbH		100% (DM 1,500,000 shares)
Setfirst Limited		100% (DM 80,000 shares)
Setfirst Limited		100% (DM 40,000 shares)
Setfirst Limited		100% (DM 20,000 shares)

Fink GmbH	Fink Naturarznei GmbH	100%

GlaxoSmithKline Consumer Healthcare GmbH & Co. KG	Abtei Pharma Vertriebs GmbH	100%

Setfirst Limited	GlaxoSmithKline Dungarvan Limited	100%

Setfirst Limited	GlaxoSmithKline Consumer Healthcare (Ireland) Limited	100%

Glaxo Group Limited	Stafford-Miller (Ireland) Limited	100%

Glaxo Group Limited	GlaxoSmithKline Consumer Healthcare Investments (Ireland) Limited	100%

Setfirst Limited	GlaxoSmithKline Consumer Healthcare Investments (Ireland) (No.2)	100%

SmithKline Beecham Limited (UK)	GlaxoSmithKline Consumer Healthcare SpA	100%

Beecham Group plc (UK)	GlaxoSmithKline Consumer Healthcare Sdn. Bhd.	100%

S.R. One International B.V.	GlaxoSmithKline Consumer Holding B.V.	100%

S.R. One International B.V.	GlaxoSmithKline Consumer Healthcare B.V.	100%

Setfirst Limited	GlaxoSmithKline Consumer Healthcare S.p.z.o.o.	100%

Glaxo Group Limited	GlaxoSmithKline Consumer Healthcare SRL	100%

(1)	(2)	(3)
Name of Share Seller	Name of Target Group Company	Shares

Glaxo Group Limited	GlaxoSmithKline Consumer Healthcare Pte. Limited	100%

Glaxo Group Limited	GlaxoSmithKline South Africa (Pty) Limited	100%

Setfirst Limited	GlaxoSmithKline Consumer Healthcare S.A.	100%

Setfirst Limited	GlaxoSmithKline Consumer Healthcare A.B.	100%

Setfirst Limited	GlaxoSmithKline Consumer Healthcare AG	100%

Setfirst Limited	GlaxoSmithKline Consumer Trading Services Limited (UK)	100%

The Wellcome Foundation Limited (UK)	Wellcome Consumer Products Limited	100%

The Wellcome Foundation Limited (UK)	Wellcome Consumer Healthcare Limited (UK)	100%

GlaxoSmithKline LLC	Block Drug Company Inc.	100%

Block Drug Company Inc.	Block Drug Corporation	100%

Block Drug Company Inc.	Stafford-Miller Limited (UK)	100% (common shares)
Wellcome Limited		100% (non-cumulative non-redeemable preference shares)

GlaxoSmithKline LLC	GlaxoSmithKline Consumer Healthcare LLC	100%

Block Drug Company Inc.	Stafford-Miller Limited (UK) branches	100%

Part B

(1)	(2)	(3)
Name of Share Seller	Name of Joint Venture Entity	Shares

GlaxoSmithKline Consumer Healthcare LLC	GlaxoSmithKline Consumer Healthcare L.P.	0.4%
GlaxoSmithKline LLC		87.6%
Sanofi-Aventis US		12.0%

GSK (China) Investment Co. Limited	The Sino-American Tianjin Smith Kline & French Laboratories Limited	55%
Tianjin Pharmaceutical Group Co. Limited		20%
Tianjin Zhong Xin Pharmaceutical Group Corporation Limited		25%

Setfirst Limited	GlaxoSmithKline Algérie SPA	99%
Nominees / private individuals		1%

Interpharma Dienstleistungen Gmbh	Laboratoire Pharmaceutique Algérien LPA Production SPA	99%
Private individuals		1%

Laboratoire Pharmaceutique Algérien LPA Production SPA	Laboratoire Pharmaceutique Algérien SPA	66%
GlaxoSmithKline SAS		33%
Nominees / private individuals		1%

Part 2

Novartis Shares

Part A

(1)	(2)	(3)
Name of Share Seller	Name of Company	Shares

Novartis AG	Novartis Consumer Health Australasia Pty Ltd	100%

Novartis AG	Novartis Consumer Health S.A.	100%

Novartis AG	Novartis Consumer Health Schweiz AG	100%

Novartis Consumer Health S.A.	N.V. Novartis Consumer Health S.A.	99.33%
Various minority shareholders		0.67%

Novartis Deutschland GmbH	Novartis Consumer Health GmbH	51%
Novartis Consumer Health S.A.		49%

Novartis Farma SpA	Novartis Consumer Health SpA	100%

Novartis Farmacéutica S.A.	Novartis Consumer Health S.A.	100%

Novartis Finance Corporation	Novartis Consumer Health, Inc.	80%
Novartis Consumer Health S.A.		20%

Novartis Groupe France S.A.	Novartis Santé Familiale SAS	100%

Novartis Holding AG	Ex-Lax, Inc.	100%

Novartis Pharma AG	Novartis Consumer Health Canada	100%

Novartis Portugal SGPS Lda	Novartis Consumer Health - Produtos Farmacêuticos	100%

(1)	(2)	(3)
Name of Share Seller	Name of Company	Shares

Novartis UK Limited	Novartis Consumer Health UK Limited	100%

Part B

(1)	(2)	(3)
Name of Share Seller	Name of Joint Venture Entity	Shares

Novartis Consumer Health S.A.	Novartis Consumer Health-Gebro GmbH	60%
Gebro Pharma GmbH		40%

Schedule 2

The Properties

Part 1

GlaxoSmithKline Properties

Manufacturing and production facilities:

[***]

Research and development facilities:

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Part 2

Novartis Properties

Manufacturing and production facilities:

1.	[***]

2.	[***]

3.	[***]

4.	[***]

Research and development facilities:

1.	[***]

2.	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Part 3

Terms Relating to the Company Properties

1	GENERAL PROVISIONS RELATING TO THE COMPANY PROPERTIES

1.1	Interpretation

The following further definitions apply in this Part 3 of Schedule 2:

“Company Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by a Company Lease;

“Company Leased Properties” means the properties identified in Parts 1 and 2 of this Schedule 2 which, as at Closing, are held by a Target Group Company under a lease, licence or tenancy agreement, and “Company Leased Property” means any one of them;

“Company Leases” means the leases, licence documents or tenancy agreements under which the Company Leased Properties are held, including all documents supplemental to them, and “Company Lease” means any one of them;

“Company Owned Properties” means the properties identified in Parts 1 and 2 of this Schedule 2 in which the freehold estate (or nearest local law equivalent) is owned by a Target Group Company as at Closing, together (subject to Clause 2.3.2) with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon (except as excluded in Clause 2.3.2, and “Company Owned Property” means any one of them;

“Company Property Longstop Date” means the date on which a court of competent jurisdiction finally determines that a Company Third Party Consent has been lawfully refused or cannot be obtained and/or that the Purchaser may not acquire (directly or indirectly, acting through a subsidiary) the relevant Company Property; and

“Company Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Company Landlord, superior landlord and/or other third party, including any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities which are required under a Company Lease or otherwise in relation to any change of control, shareholders or directors of the relevant Target Group Company, and “Company Third Party Consent” means any one of them.

1.2	Company Third Party Consents

1.2.1	This paragraph 1.2.1 applies to those Company Properties in relation to which a Company Third Party Consent is required, and if such Company Third Party Consent remains to be obtained as at the Closing Date this paragraph 1.2.1 shall continue to apply until the relevant Company Third Party Consent shall have been obtained or until the Company Property Longstop Date. If any Company Third Party Consents are required:

(i)	the Seller in relation to the Target Group Company which owns the Company Property in question shall make an application for, and shall use all reasonable endeavours to obtain each Company Third Party Consent as soon as reasonably practicable following the date of this Agreement and shall at all times keep the Purchaser informed of progress in obtaining such Company Third Party Consents;

(ii)	the Purchaser and each Seller shall supply such information and references as may reasonably be required by a Company Landlord, any superior landlord or other relevant third party in connection with a Company Third Party Consent;

(iii)	the Purchaser shall be responsible for and undertake to pay, or procure the giving of undertakings to pay the professional and other fees of any Company Landlord, any superior landlord or other relevant person (including any Tax or disbursements in respect of such fees but excluding any Tax on the actual net income, profit or gains of the Company Landlord, any superior landlord or any other relevant person) properly incurred in connection with any application for Company Third Party Consents, whether or not such Company Third Party Consents are given; and

(iv)	in respect of the period after Closing only, the Purchaser shall enter into such covenants for the payment of the rent under the Company Lease and for the observance and performance of the covenants and conditions contained in the Company Lease as may reasonably be required by the Company Landlord, any superior landlord or other relevant third party.

1.2.2	Each Seller shall give written notice to the other Seller as soon as reasonably practicable after obtaining any Company Third Party Consents which shall be accompanied by a copy of such consent.

1.2.3	Save as set out in paragraph 1.2.1(iii) of this Part 3 of Schedule 2, the Seller in relation to the Target Group Company which owns the Company Property in question shall pay any moneys or provide or procure the giving of any guarantees or other security, in each case as may be lawfully required by a Company Landlord, superior landlord or other relevant third party in connection with the obtaining of the Company Third Party Consents, provided that the Purchaser shall indemnify and keep indemnified that Seller in an amount equal to:

(i)	any moneys required to be paid by that Seller pursuant to this paragraph; and

(ii)	any Liabilities under any guarantees or other security given or procured by that Seller pursuant to this paragraph 1.2.3 and arising out of, or in connection with, an act or omission on the part of the Purchaser or (following Closing) the relevant Target Group Company, and where the Company Landlord, superior landlord or other relevant third party lawfully requires any guarantees or other security to be given by the person who is acquiring a membership interest in respect of the relevant Target Group Company, the Purchaser shall provide or procure the giving of any such guarantees or security.

Company Third Party Consent not Obtained

1.2.4	If a Company Third Party Consent has been refused or otherwise not obtained within 12 months following the Closing Date, the Sellers may (acting reasonably) agree that an application is to be made to a court of competent jurisdiction that the relevant Company Third Party Consent has been unreasonably withheld or delayed.

1.2.5	If an application is to be made to a court of competent jurisdiction pursuant to paragraph 1.2.4 of this Part 3 of Schedule 2:

(i)	the proceedings shall be brought by, and prosecuted at the expense of the Purchaser;

(ii)	the Sellers shall provide all such assistance in connection with such proceedings as the Purchaser (acting reasonably) may require in the interests of obtaining the Company Third Party Consent; and

(iii)	provided that the Seller has complied with its obligation under paragraph 1.2.1(i) of this Part 3 of Schedule 2, the Purchaser shall indemnify and keep indemnified the Seller for any costs and expenses properly incurred in connection with any such assistance provided by the Seller.

1.2.6	If a Company Third Party Consent has not been obtained by the Company Property Longstop Date then the relevant Seller in relation to the Target Group Company which owns the Company Property in question shall indemnify and keep indemnified the Purchaser against all Losses arising out of or in connection with the failure to obtain such Company Third Party Consent.

Part 4

Terms Relating to the Transferred Properties

1	GENERAL PROVISIONS RELATING TO THE TRANSFERRED PROPERTIES

1.1	Interpretation

The following further definitions apply in this Part 4 of Schedule 2:

“Expert” has the meaning given to it in paragraph 1.3.2(i) of this Part 4 of Schedule 2;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the termination of the term granted by a Lease;

“Leases” means the leases, licences or tenancy agreements under which the Transferred Leased Properties are held by the relevant member of the Seller’s Group, including all documents supplemental to them, and “Lease” means any one of them;

“Letting Document” means any lease, licence or tenancy agreement to which a Transferred Property is subject;

“Licence” means a right in favour of the Purchaser and all persons authorised by it to occupy the Licensed Premises during the Licence Period pursuant to this Part 4 of Schedule 2;

“Licence Fee” means the payments to be made by the Purchaser to the Seller’s Group pursuant to paragraph 1.4.4 of this Part 4 of Schedule 2;

“Licence Period” means a period, which may be different for each of the Licensed Premises, commencing on the Closing Date and ending on the earliest of the following dates:

(i)	the date on which this Agreement is terminated by whatever means whether in whole or in relation to the relevant Licensed Premises;

(ii)	the date immediately preceding the date on which the term of the relevant Lease ends by whatever means;

(iii)	the date of Property Transfer Completion in relation to the relevant Transferred Property; and

(iv)	the Property Longstop Date;

“Licensed Premises” means any of the Transferred Properties for which all relevant Property Third Party Consents have not been obtained prior to, or at, the Closing Date;

“President” has the meaning given to it in paragraph 1.3.2(ii) of this Part 4 of Schedule 2;

“Property Agreed Terms” means a transfer in the terms agreed between the Sellers, the Purchaser and any relevant third party or determined pursuant to paragraph 1.3.2 of this Part 4 of Schedule 2 and signed for identification by or on behalf of the Sellers and by or on behalf of the Purchaser from time to time before or after the date of this Agreement, with such alterations as may be agreed from time to time in writing between the Sellers, the Purchaser and any relevant third party;

“Property Longstop Date” means the date on which a court of competent jurisdiction finally determines that a Property Third Party Consent has been lawfully refused;

“Property Third Party Consents” means all consents, licences, approvals, permits, authorisations or waivers required from any Landlord, superior landlord and/or other third party, including any consents, licences, approvals, permits, authorisations or waivers required by any legislation or regulation or by any statutory, governmental, state, provincial or municipal bodies or authorities for or in connection with the transfer of a Transferred Property by the relevant member of the Seller’s Group to the Purchaser and includes (where the context so admits) Sublease Consents;

“Property Transfer Completion” means the completion of the transfer of a Transferred Property under this Agreement, where such completion does not take place on the Closing Date because any relevant Property Third Party Consents have not been obtained on or prior to such date;

“Property Transfer Completion Date” means the date of Property Transfer Completion in accordance with paragraph 1.7 of this Part 4 of Schedule 2;

“Registered Title” means the registered title relating to a Transferred Property;

“Sublease Consent” has the meaning given to it in paragraph 1.11.2 of this Part 4 of Schedule 2;

“transfer”, for the purposes of this Part 4 of Schedule 2 only, means in respect of a Transferred Leased Property, the transfer or assignment of the relevant Lease or Leases, and in the case of a Transferred Owned Property the transfer thereof, and “a transfer” means and includes any instruments, deeds or agreements effecting such transfer;

“Transferred Leased Properties” means the leasehold properties identified in Parts 1 and 2 of this Schedule 2 which are not owned by a Target Group Company as at Closing, and “Transferred Leased Property” means any one of them; and

“Transferred Owned Properties” means the properties identified in Parts 1 and 2 of this Schedule 2 in which the freehold estate (or nearest local law equivalent) is not owned by a Target Group Company as at Closing, together (subject to Clause 2.3.2) with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon (except as excluded in Clause 2.3.2), and “Transferred Owned Property” mean any one of them.

1.2	Each of the Transferred Properties and/or the Leases thereof shall be transferred subject to the terms set out in this Part 4 of Schedule 2 and all other applicable terms of this Agreement.

1.3	Pre-Closing

1.3.1	Prior to Closing, the Business Sellers and the Purchaser shall agree (acting reasonably) the form of all documents on Property Agreed Terms necessary for the transfer of each of the Transferred Properties pursuant to the terms set out in this Part 4 of Schedule 2 and all other applicable terms of this Agreement.

1.3.2	Any dispute arising out of or connected with paragraph 1.3.1 of this Part 4 of Schedule 2 which is not resolved by agreement between the parties within nine months of such dispute arising shall be referred for and resolved by expert determination as follows:

(i)	either Seller may initiate an expert reference under this provision by proposing to the other Seller the appointment of an expert (the “Expert”);

(ii)	the Expert shall either be the nearest equivalent to a chartered surveyor in the relevant jurisdiction or (in relation to legal issues) a single QC (or equivalent), in each case with no less than 15 years’ post-qualification experience in commercial real estate in the relevant jurisdiction chosen by agreement between the Sellers or, failing agreement within 14 days of the initiation of the reference, by the President for the time being of the relevant professional body to which the Expert belongs (the “President”) on the application of either Seller;

(iii)	the Sellers shall request that the Expert determines the referred dispute within ten days of receiving the reference;

(iv)	if the Expert has been appointed but is unable or unwilling to complete the reference, another Expert shall be appointed by agreement between the Sellers or, failing agreement within 7 days of the parties being notified that the Expert is unable or unwilling to complete the reference, by the President on the application of either party;

(v)	the Expert shall act as an expert and not as an arbitrator;

(vi)	the Sellers shall have the right to make representations and submissions to the Expert, but there will be no formal hearing;

(vii)	the Sellers shall make all relevant documents and information within their control available to the Expert;

(viii)	the costs of the Expert shall be borne by the Sellers in equal shares; and

(ix)	the decision of the Expert shall, in the absence of fraud or manifest error, be final and binding on the parties.

1.3.3	This paragraph 1.3.3 applies to those Transferred Properties in relation to which a Property Third Party Consent is required and if such Property Third Party Consent remains to be obtained as at the Closing Date this paragraph 1.3.3 shall continue to apply until the relevant Property Third Party Consent shall have been obtained or until the Property Longstop Date. If any Property Third Party Consents are required:

(i)	the Seller in relation to the Transferred Property in question shall make an application for, and shall use all reasonable endeavours to obtain each Property Third Party Consent as soon as reasonably practicable following the date of this Agreement for the transfer of the Transferred Property and shall, at all times, keep the Purchaser and the other Seller informed of progress in obtaining such Property Third Party Consents;

(ii)	the Purchaser and each Seller shall supply such information and references as may reasonably be required by a Landlord, any superior landlord or other relevant third party in connection with a Property Third Party Consent;

(iii)	in respect of the period after Closing only, the Purchaser shall enter into such covenants for the payment of the rent in respect of the Transferred Leased Properties and for the observance and performance of the covenants and conditions on the part of the lessee contained in any Lease as may reasonably be required by the Landlord, any superior landlord or other relevant third party;

(iv)	if reasonably required by a Landlord, any superior landlord or any other relevant third party, the Purchaser shall provide a rent deposit or the Purchaser shall procure that a surety acceptable to such person guarantees the Purchaser’s obligations under the Lease following the transfer of the relevant Transferred Leased Property; and

(v)	the Purchaser shall be responsible for and undertake to pay, or procure the giving of undertakings to pay the professional and other fees of any Landlord, any superior landlord or other relevant person (including any Tax or disbursements in respect of such fees but excluding any Tax on the actual net income, profit or gains of the Landlord, any superior landlord or any other relevant person) properly in connection with any application for Property Third Party Consents, whether or not such Property Third Party Consents are given.

1.3.4	Each Seller shall give written notice to each other Seller as soon as reasonably practicable after obtaining any Property Third Party Consents which shall be accompanied by a copy of such consent.

1.3.5	Subject to the Purchaser complying with its obligations under paragraphs 1.3.3(iii) to (v) of this Part 4 of this Schedule 2, the Seller in relation to the Transferred Property in question shall pay, or shall procure that a member of the Seller’s Group pays, any moneys or provide or procure the giving of any guarantees or other security, in each case as may be lawfully required by a Landlord, superior landlord or other relevant third party in connection with the obtaining of the Property Third Party Consents, provided that the Purchaser shall indemnify and keep indemnified such Seller in an amount equal to:

(i)	any moneys required to be paid or procured to be paid by the Seller pursuant to this paragraph; and

(ii)	any Liabilities under any guarantees or other security given or procured by the Seller pursuant to this paragraph and arising out of, or in connection with, an act or omission on the part of the Purchaser.

1.4	Licence

1.4.1	In the event that any Property Third Party Consents are not obtained on or before the Closing Date, notwithstanding the terms of the Leases, the Seller shall procure that the owner of the Transferred Property in question allows the Purchaser to occupy the Licensed Premises for the Licence Period relating to the relevant Licensed Premises on the terms set out in this paragraph 1.4.

1.4.2	The Purchaser acknowledges that the grant of each Licence may amount to a breach of the terms of the relevant Lease.

1.4.3	The Licence of each Licensed Premises is granted:

(i)	subject to all of the matters to which the relevant Leases relating to the Transferred Leased Property are subject;

(ii)	subject to the matters referred to in the Registered Title and the Letting Documents;

(iii)	out of whatever right, title and interest that the owner of the Transferred Property has in the Licensed Premises and/or under the relevant Lease;

(iv)	in such state of repair and condition as the Licensed Premises may be in as at the date on which the relevant Licence is granted; and

(v)	without making any statement or representation that the owner of the Transferred Property is entitled to grant it.

1.4.4	From Closing and pending Property Transfer Completion, the Purchaser shall pay to the owner of the Transferred Property in question a “Licence Fee” equivalent to:

(i)	all rents and other charges (including VAT due thereon under the relevant Lease where payable at the date of this Agreement by the relevant owner) payable in respect of the Licensed Premises; and

(ii)	all outgoings (including VAT due thereon under the relevant Lease) (including, but not limited to, rates, service charges, management charges, levies, air-conditioning charges, insurance, heating, electricity, gas, telecommunications and other services and the cost of complying with fire and other statutory regulations) payable by the relevant owner in respect of the Licensed Premises or charged upon the owner or occupier of the Licensed Premises, such payments to be made not less than ten Business Days before any such sum falls due subject to the Seller in relation to the Transferred Property in question giving the Purchaser not less than ten Business Days’ prior written notice to that effect. To the extent that there has been a prepayment at the Closing Date of the amounts in paragraphs 1.4.4(i) and (ii) of this Part 4 of Schedule 2 by the owner of the Transferred Property which is not otherwise accounted for in the Closing Statement, the Purchaser shall pay to such owner within ten Business Days of written demand an amount equal to the amount of such prepayment in respect of any period after the Closing Date.

1.4.5	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only:

(i)	keep the Licensed Premises in no worse a state of repair than they are in at the Closing Date, fair wear and tear excepted;

(ii)	observe and perform the covenants and conditions on the part of the lessee in the relevant Lease under which the Licensed Premises are held (other than in relation to the payment of rent and other charges paid as part of the Licence Fee and subject to paragraph 1.4.5(i) of this Part 4 of Schedule 2); and

(iii)	use the Licensed Premises only in accordance with the terms of the Lease of the relevant Licensed Premises and in compliance with the law and regulations where the relevant Licensed Premises is located (save for any such law or regulation that prohibits the use of the Licensed Premises without a Property Third Party Consent having been obtained).

1.4.6	The Purchaser and each Seller agrees that:

(i)	the Licence is personal to the Purchaser and may only be exercised by the Purchaser and those authorised by it;

(ii)	(subject to paragraph 1.4.5 of this Part 4 of Schedule 2) the Purchaser and all persons authorised by it are permitted to have the unrestricted use and occupation of the Licensed Premises; and

(iii)	no relationship of landlord and tenant is created as a result of the Licence.

1.4.7	If a Landlord or any other relevant third party commences proceedings, raises any lawful objection or takes any other action in connection with the Purchaser’s occupation or use of any of the Licensed Premises pending the obtaining of the relevant Property Third Party Consents, the Purchaser and the Sellers shall meet and negotiate in good faith in order to determine which steps should be taken in respect of the relevant Transferred Property.

1.4.8	Throughout the Licence Period, the Purchaser shall, in respect of the Licensed Premises only, indemnify and keep indemnified the owner of the Transferred Property in question from and against any Licence Fee, any Losses arising from the Licence and/or as a result of the occupation of the Licensed Premises by the Purchaser.

1.4.9	The Purchaser and the Sellers shall each inform each other forthwith of any notice received by any of them in relation to any of the Licensed Premises from the Landlord or any other third party.

1.5	Determination of Licence

1.5.1	The Licence in relation to any one or more of the Licensed Premises shall determine:

(i)	immediately if the Property Longstop Date occurs;

(ii)

by the Seller in relation to the Transferred Property in question giving at least three months’ prior written notice to the Purchaser if the Purchaser fails to make the payment of the Licence Fee for a period of one month or is otherwise in material breach of the provisions of the Licence for a continuous period of one month following written notification by such Seller to the Purchaser of the same, and in either case the Purchaser has failed to remedy the relevant failure to pay or to remedy the breach prior to the expiry of the three month notice period or, if the breach is not capable of remedy within such three month period, the Purchaser has failed to commence to remedy the breach within that period and thereafter failed diligently to continue with such remedy; or

(iii)	if the relevant Landlord in relation to a Transferred Leased Property prosecutes forfeiture proceedings (or the nearest local law equivalent) as a result of the occupation by the Purchaser of the Licensed Premises then the parties shall either:

(a)	agree that the Licence shall determine on a date to be agreed between the parties (acting reasonably); or

(b)	in the absence of such agreement, either party may require a QC (or equivalent) with no less than 15 years’ post-qualification experience in commercial real estate in the relevant jurisdiction to be appointed (such appointment to be by agreement between the Sellers or, failing agreement, within 14 days, by the President (as defined in paragraph 1.3.2(ii) of this Part 4 of Schedule 2)). Should the QC determine that there is more than a 50% chance of the proceedings in question resulting in the Lease in question being forfeited (or equivalent), then the Licence shall determine on a date to be agreed between the Sellers (acting reasonably) in order to afford the relevant Seller the opportunity to apply for relief from forfeiture or otherwise challenge the proceedings in question on the basis that any breach resulting from the grant of the Licence has been cured, provided that this paragraph 1.5.1(iii) shall at all times operate without prejudice to paragraphs 1.4.7, 1.5.1(i) and 1.12.

1.5.2	If, for whatever reason, the Licence Period comes to an end in relation to any of the Licensed Premises then:

(i)	the Licence insofar as it relates to the relevant Licensed Premises shall be severable from the remainder of this Agreement and this Agreement shall otherwise remain in full force and effect;

(ii)	the Purchaser shall be entitled to a refund in respect of any Licence Fee prior to the termination of the Licence for the Licensed Premises and which relates to the period following termination of the Licence;

(iii)	it shall not prejudice or affect any claim in respect of any prior breach of this Agreement by the Purchaser in respect of that Licensed Premises; and

(iv)	unless the Licence Period comes to an end due to Property Transfer Completion in respect of the relevant Licensed Premises taking place, the Purchaser shall:

(a)	vacate the Licensed Premises forthwith;

(b)	remove from the Licensed Premises all items belonging to it;

(c)	leave the Licensed Premises in a clean and tidy condition; and

(d)	at the request of the Seller in relation to the Transferred Property in question, reinstate the Licensed Premises or any part or parts thereof to at least as good a state of repair or condition as at Closing, fair wear and tear excepted.

1.6	Closing

1.6.1	The transfer of the Transferred Property shall only take place on Closing to the extent that all necessary Property Third Party Consents in respect of the relevant transfer have been obtained prior to the Closing Date.

1.6.2	Completion of the transfer of the Transferred Property shall take place at such place (or places) as the parties may agree.

1.7	Property Transfer Completion

Property Transfer Completion in respect of a Transferred Property shall take place on the date falling 15 Business Days following the grant of all relevant Property Third Party Consents for such Transferred Property or on such other date as the parties shall agree acting reasonably (but not before the Closing Date).

1.8	General Transfer Provisions

1.8.1	Each Seller shall procure that each member of that Seller’s Group shall transfer the Transferred Property to the Purchaser subject to the terms set out in this Part 4 of Schedule 2 and all other applicable terms of this Agreement on the Closing Date or (if later) Property Transfer Completion.

1.8.2	The Transferred Property is sold subject to the Letting Documents (if any) but otherwise with vacant possession together with all buildings, structures, fixed plant, fixed machinery and fixed equipment thereon except as excluded in Clause 2.3.2.

1.8.3	The transfer of each Transferred Property shall contain covenants with the relevant transferor by the Purchaser to comply with the:

(i)	obligations arising from the matters mentioned in the Registered Title; and

(ii)	obligations on the part of the landlord arising under the Letting Documents (if any),

insofar as the relevant transferor may remain liable directly or indirectly for them after the Closing Date or Property Transfer Completion (as the case may be) and to indemnify and keep indemnified the relevant transferor against any non-compliance, and a further covenant by the Purchaser to indemnify the relevant transferor against any liability arising under an authorised guarantee agreement (or equivalent) entered into by the relevant transferor.

1.8.4	The transfer of each Transferred Property shall be on the nearest equivalent terms that exist under local (national) law to a transfer of real property in England and Wales made with full title guarantee save that where it is a Transferred Leased Property the covenant set out in Section 4(2)(b) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not extend to the imposition on the transferor of liability for any subsisting breach of obligation relating to the physical state of the Transferred Leased Property.

1.8.5	On the Closing Date or Property Transfer Completion (as the case may be) in respect of each of the Transferred Properties:

(i)	each Seller shall procure that each relevant transferor delivers to the Purchaser a duly executed transfer in respect of the relevant Transferred Property on Property Agreed Terms; and

(ii)	the Purchaser shall deliver to the Seller a duly executed transfer in respect of the relevant Transferred Property on Property Agreed Terms.

1.8.6	The Purchaser shall procure that all transfers are duly stamped, filed or registered at the relevant registries on a timely basis and within the statutory period (if any) and the Seller in relation to the Transferred Property in question shall promptly assist the Purchaser with any requisitions or enquiries raised in relation thereto. Any notarial fees and registration, stamp and transfer taxes and duties (or their equivalents in any jurisdiction) in connection with such transfers shall be borne as provided in Clause 15.8.

1.9	Subjections

Notwithstanding anything contained in this Agreement:

1.9.1	Each of the Transferred Properties is transferred subject to and (where appropriate) with the benefit of the following matters (to the extent applicable under the laws of the relevant jurisdiction):

(i)	any unregistered interest which overrides first registration under Schedule 1 of the Land Registration Act 2002 (the “2002 Act”) and any interest which fall within Section 11(4)(c) of the 2002 Act and any unregistered interests which override registered dispositions under Schedule 3 of the 2002 Act or their local jurisdiction equivalent (if any);

(ii)	such unregistered interests as may affect that Transferred Property to the extent and for so long as they are preserved by the transitional provisions of Schedule 12 of the 2002 Act or its local jurisdiction equivalent (if any);

(iii)	all matters contained or referred to in the Letting Documents;

(iv)	all matters contained or referred to in the Property, Proprietorship and Charges registers (or equivalent entries and registers) of the Registered Title relating to that Transferred Property (except fixed and floating charges securing money or liabilities);

(v)	all exceptions, reservations, rights, easements, quasi-easements, wayleaves, rent charges, covenants, conditions, declarations, leases, tenancies (including statutory tenancies), licences and agreements affecting the same;

(vi)	(in the case of a leasehold property) the rents, covenants and conditions reserved by or contained in the Lease under which the same is respectively held;

(vii)	all local land charges (whether or not registered before the date of this Agreement) and all matters capable of registration as local land charges (whether or not actually registered) or their local jurisdiction equivalent (if any);

(viii)	all notices served and orders, demands, proposals, or requirements made by any local or other public or competent authority;

(ix)	all actual or proposed orders, directions, plans, notices, instruments, charges, restrictions, conditions, agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction, demolition, alteration or change of use of land or buildings or to preserve or protect the environment; and

(x)	matters which are fairly disclosed by the Disclosure Letter.

1.9.2	The Purchaser is deemed to acquire with full knowledge of the matters referred to in paragraph 1.9.1 of this Part 4 of Schedule 2.

1.9.3	Each Seller shall procure that any and all financial charges affecting the Transferred Properties will be discharged on or before the date on which such Transferred Property is to be transferred to the Purchaser, and shall provide to the Purchaser and the other Seller such evidence as the Purchaser or the other Seller may reasonably require in order to satisfy itself that such discharge has been effected and to remove any notices or entries in respect of such charges from any relevant register.

1.9.4	The Sellers do not give any warranty as to the use or area of any of the Transferred Properties and shall not be required to define the boundaries of any of the Transferred Properties. The transfer of the Transferred Properties shall not be annulled, nor shall any compensation be allowed or payable, in respect of any error in respect of any such matters.

1.9.5	On the date on which the transfer of each Transferred Property is completed, the Seller in relation to the Transferred Property in question shall deliver to the Purchaser (or such other third party as the Purchaser may reasonably direct) all of the original documents in the possession of the Seller or the transferor of the Transferred Property in question in respect of each of the Transferred Properties.

1.9.6	The Purchaser shall not raise any requisition on matters arising after the date of this Agreement, except where the subject matter of the requisition is registered at the Land Registry (or equivalent local registry) after the date of this Agreement and does not relate to any matter referred to in paragraph 1.9.1 of this Part 4 of Schedule 2.

1.9.7	To the extent that deposit guarantees have been given by a Seller or any member of a Seller’s Group in respect of any Transferred Property and/or insofar as a Seller or any member of a Seller’s Group retains any residual or ongoing liabilities or obligations including performance guarantees in connection with the Transferred Property, the Purchaser shall use all reasonable endeavours to procure that the Seller or the relevant member of the Seller’s Group is released from all deposit guarantees and all other residual or ongoing liabilities or obligations and, insofar as the counterparties thereto shall properly and lawfully refuse to give any such release, the Purchaser shall indemnify and keep indemnified that Seller (or the member of that Seller’s Group) in an amount equal to any Liabilities under any such residual or ongoing liabilities or obligations arising out of, or in connection with, an act or omission on the part of the Purchaser.

1.10	Insurance

The Sellers shall procure that any existing insurance (if any) on the Transferred Properties shall be maintained and that any such insurance will be cancelled with effect from the Closing Date or, if later, the date of Property Transfer Completion (as the case may be) unless agreed otherwise with the Purchaser.

1.11	Grant of Sublease

If a Seller is unable to obtain a Property Third Party Consent from a Landlord for the transfer of a Transferred Leased Property the provisions of this paragraph 1.11 of Part 4 of Schedule 2 shall apply:

1.11.1	where a Lease permits a sublease to be granted without the requirement for any Property Third Party Consent from the Landlord, the Seller shall procure that the owner of the Transferred Property in question shall grant to the Purchaser a sublease of the Transferred Leased Property on the same rent and other terms and conditions as the Lease of the Transferred Leased Property with such changes as are appropriate and agreed between the Seller in relation to the Transferred Leased Property in question and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day; and

1.11.2	where the Transferred Leased Property is held from a Landlord on terms which require the consent of the Landlord to:

(i)	the grant of a sublease; or

(ii)	the terms on which a sublease is granted,

the Seller in relation to the Transferred Leased Property in question shall use all reasonable endeavours to obtain such consent (“Sublease Consent”) from such Landlord. Where the Seller is able to obtain the appropriate Sublease Consent (or, where applicable, the court of competent jurisdiction referred to in paragraph 1.12.1 of this Part 4 of Schedule 2 declares that the Sublease Consent has been unreasonably withheld or delayed), the Seller shall procure that the owner of the Transferred Property in question shall grant to the Purchaser a sublease of the Transferred Leased Property on the same rent and other terms and conditions as the Lease of the Transferred Leased Property with such changes as are appropriate and agreed between the Seller and the Purchaser acting reasonably and the term of the sublease shall be the term of such Lease less one day.

1.12	Property Third Party Consent not Obtained

1.12.1	If a Property Third Party Consent (and, where applicable, a Sublease Consent) has been refused or otherwise not obtained within 12 months following the Closing Date, the Sellers may (acting reasonably) agree that an application is to be made to a court of competent jurisdiction that the relevant Property Third Party Consent has been unreasonably withheld or delayed.

1.12.2	If an application is to be made to a court of competent jurisdiction pursuant to paragraph 1.12.1 of this Part 4 of Schedule 2:

(i)	the proceedings shall be brought by, and prosecuted by the relevant Seller;

(ii)	the Purchaser and the other Seller shall provide all such assistance in connection with such proceedings as the relevant Seller (acting reasonably) may require in the interests of obtaining the Property Third Party Consent; and

(iii)	provided that the Seller has complied with its obligations under paragraphs 1.3.3(i) and 1.11.2 of this Part 4 of this Schedule 2, the Purchaser shall indemnify and keep indemnified the Sellers for any costs and expenses properly incurred in connection with any such assistance provided by them and in bringing and prosecuting proceedings under this paragraph.

1.12.3	If a Property Third Party Consent has not been obtained by the Property Longstop Date then the relevant Seller in relation to the Transferred Property in question shall indemnify and keep indemnified the Purchaser against all Losses arising out of or in connection with the failure to obtain such Property Third Party Consent.

Part 5

Site Separation

1.1	Interpretation

The following further definition applies in this Part 5 of Schedule 2:

“Separation Properties” means any Property or part of a Property which, as at the date of this Agreement, forms part of a wider building or site that is used by both the Target Group and a Seller’s retained business.

1.2	Separation

1.2.1	As soon as reasonably practicable following the date of this Agreement, and in any event prior to Closing, the Sellers and the Purchaser will agree the form of transfers, leases, facilities services arrangements or other agreements (the “Separation Documents”) to reflect the arrangements described in this Part 5 of Schedule 2.

1.2.2	Without prejudice to the principles as to the preservation of arrangements existing at the date of this Agreement set out in the remainder of this paragraph, all Separation Documents are to be negotiated between the parties in good faith, on an arm’s length basis and on reasonable commercial terms.

1.2.3	The Separation Documents will enable the owner of the Separation Property and the relevant Seller’s retained business to continue to use the Property and the adjoining or neighbouring property of that Seller’s retained business respectively in the same manner (including as to terms of use/occupation and costs) as they are used at the date of this Agreement and will incorporate such other provisions (including as to site security or physical site separation) as the Sellers may agree are fair and reasonable in all the circumstances.

1.2.4	Each Separation Document will grant and reserve rights to continue to use all roads, access ways and conduits used and enjoyed by the relevant Separation Property (or the adjoining or neighbouring property of the relevant Seller’s retained business, as the case may be) at the date of this Agreement on terms reflecting as closely as possible their use at the date of this Agreement.

1.2.5	Each Separation Document is to be in a form appropriate to the jurisdiction in which the relevant Separation Property is situated and will comply with all formalities and other requirements in the relevant jurisdiction.

1.2.6	The Separation Documents which are underleases will follow the form of the relevant headlease (other than in respect of the amount of rent and the length of term) insofar as is reasonably appropriate.

1.2.7	In the event of any disagreement under or in respect of this paragraph 1.2, the matter may be referred by either Seller to the person (or persons) within each Seller with ultimate responsibility

(on a national level) for property matters within the jurisdiction in question, and in the event that the matter is not resolved by agreement between the parties within three months, may be referred by either party to an independent lawyer in the relevant jurisdiction, being a partner in a reputable law firm with not less than ten years’ post-qualification experience in dealing with commercial property transactions (the “Independent Lawyer”). In the absence of agreement between the Sellers, the Independent Lawyer is to be appointed by the President of the Law Society (or other body responsible for regulation of the legal profession in the relevant jurisdiction) on the application of either party.

1.2.8	The Independent Lawyer will act as an expert and not as an arbitrator and his decision will be binding on the parties.

1.2.9	The Independent Lawyer may obtain any additional professional advice in order to reach a decision as he may deem necessary or desirable.

1.2.10	The cost of the determination by the Independent Lawyer will be met by the Sellers in equal shares.

1.3	Preservation of Rights

1.3.1	If following Closing the Purchaser or either Seller shall be of the view that a Separation Document omits the grant or reservation of any rights (including any rights of access, rights to use facilities and/or rights in respect of any item of apparatus or equipment) which is required for the purposes of the business carried out at a Separation Property or the adjoining or neighbouring property of the relevant Seller’s retained business (each such right being an “Omitted Right or Easement”), it shall give the notice referred to in paragraph 1.3.2 and the Sellers (acting reasonably and in the utmost good faith) will meet and attempt to reach agreement with regard to any amendments needed to the relevant Separation Document, or any additional document or documents that are necessary.

1.3.2	If any party identifies any Omitted Rights or Easements, that party shall give written notice thereof to the other parties as soon as reasonably practicable and in any event within two years of the Closing Date (time to be of the essence).

1.3.3	Any dispute or difference as to Omitted Rights or Easements shall be resolved in the manner set out in paragraph 1.2.7, and as soon as practicable following agreement or determination as to any Omitted Rights or Easements (and in any case within two months of such agreement or determination) the Purchaser and the Sellers will procure to be executed any deeds or other documents required in order to give effect to the agreed or determined position.

2	General

2.1	The Purchaser and each of the Sellers acknowledge and undertake to each other that:

2.1.1	notwithstanding that certain of the arrangements provided for or envisaged by this Part 5 of Schedule 2 (including the reference to the grant or reservation of rights in paragraph 1.3.1) may not be capable of being directly or appropriately applied in jurisdictions other than England and Wales (“Other Jurisdictions”) under the laws, established law practices and procedures of those jurisdictions, the commercial principles underlying the provisions and intentions of this Part 5 of Schedule 2 shall be applied as closely as possible in the Other Jurisdictions to produce as nearly as possible the same commercial results (taking into account any Applicable Laws) as would be achieved in England and Wales on the application of those arrangements;

2.1.2	to the extent necessary in order to achieve in Other Jurisdictions the commercial results intended by this Schedule, Clause 15.1 will apply; and

2.1.3	to the extent required to give effect to these provisions each party agrees to ensure that any relevant local registration, filing or other requirement is complied with as soon as practicable, and in any event within the requisite time period for such registration, filing or other requirement to be submitted, carried out or otherwise completed (as the case may be).

Schedule 3

Excluded Assets

Part 1

GlaxoSmithKline Excluded Assets

1	The GlaxoSmithKline Excluded Businesses and the shares in the companies mentioned in the definition of GlaxoSmithKline Excluded Businesses.

2	Any shares in, and assets of, Horlicks Limited, a private limited company incorporated in the UK, and its successors and assigns and any person Controlled by Horlicks Limited from time to time, including any rights which relate to the Horlicks product in India, Nepal and/or Bhutan.

3	The shares that any member of GlaxoSmithKline’s Group holds in Aspen Pharmacare Holdings Limited.

Part 2

Novartis Excluded Assets

1	The Novartis Excluded Businesses.

2	The land and buildings of Novartis’s Seller’s Group at:

(i)	Plot Number (Parzelle) 329, Route de L’Etraz No 6, Switzerland;

(ii)	Plot Number (Parzelle) 330, Chemin du Coutelet No10, Switzerland;

(iii)	Plot Number (Parzelle) 331, Route de L’Etraz No 8, Switzerland;

(iv)	Plot Number (Parzelle) 332, Le Coutelet, Switzerland; and

(v)	Plot Number (Parzelle) 333, Le Coutelet Sur la CroixRoute de L’Etraz No 6, Switzerland.

3	The Endo Excluded Contract.

Schedule 4

Product Approvals etc.

Part 1

Terms Relating to the Product Approvals and Product Applications

1	General Provisions

1.1	The Purchaser shall do all things necessary to effect the transfer of each Product Approval and Product Application, including complying with requirements and requests of Governmental Entities with respect to the transfer of each Product Approval and Product Application.

1.2	The Marketing Authorisations shall be transferred in accordance with Part 2 of this Schedule 4.

2	Product Applications

2.1	The Purchaser shall file or cause to be filed applications for the transfer of each Product Application in each country or territory in which such transfer is required to be submitted as soon as possible after the Closing Date.

2.2	Pending the transfer of each Product Application each Seller shall, and shall cause the relevant members of its Group to:

2.2.1	upon reasonable request from the Purchaser and at the Purchaser’s expense, reasonably cooperate and coordinate with the Purchaser in relation to the transfer of the Product Applications, including by providing the Purchaser with regulatory documentation concerning the Products owned or controlled by that Seller or any of its Affiliates;

2.2.2	perform such acts and services as may be requested by the Purchaser that are reasonably necessary or required by any Governmental Entity to maintain or renew any Product Application or are reasonably necessary for the Purchaser to pursue the regulatory approval for any Product Application, including conducting any studies, including clinical and stability studies, concerning the Products; and

2.2.3	notify the Purchaser as soon as is reasonably practicable of any written communication received by such Seller or any member of its Group with respect to any Product Application and shall consult with the Purchaser with respect to such communication and take into account the Purchaser’s views as to the form and content of any communication with any Governmental Entity concerning such Product Application.

3	Fees and Expenses

From and after the Closing Date, the Purchaser shall promptly reimburse the relevant members of each Seller’s Group for all maintenance and renewal fees and similar fees paid, and all out of pocket expenses reasonably incurred in connection with the satisfaction of any commitments or obligations by such members of such Seller’s Group with respect to each Product Approval and each Product Application.

4	Notification

As soon as a Seller or the Purchaser or any of their respective Affiliates receives notification, if any, of impending approval or approval of the transfer of a Product Application from a Governmental Entity, the notified party or the party whose Affiliate was notified shall inform the other parties of the expected date of appointment or transfer and actual date of appointment or transfer of that Product Application.

5	Responsibility for Transfer

Notwithstanding any other provision of this Agreement, no Seller nor any of its Affiliates shall have any Liability to the Purchaser in the event that the transfer of any Product Application alone results in any further obligations, commitments or Liabilities in relation to such Product Application.

Part 2

Marketing Authorisations Transfer Provisions

1	Transfer of Marketing Authorisations

Marketing Authorisation Transfer and Marketing Authorisation Re-Registration

1.1	Each Seller and the Purchaser hereby agree they will each use, and will procure that their respective Affiliates will use, all reasonable endeavours to ensure that, as soon as reasonably practicable after the Closing Date:

(i)	subject to paragraph 1.1(ii), each Marketing Authorisation shall be transferred in accordance with Applicable Law by the Marketing Authorisation Holder to the Marketing Authorisation Transferee (“Marketing Authorisation Transfer”); and

(ii)	where Applicable Law does not permit Marketing Authorisation Transfer, a new marketing authorisation shall be registered in the name of the Marketing Authorisation Transferee to replace the existing Marketing Authorisation (“Marketing Authorisation Re-Registration”) and such Seller shall procure that the relevant Marketing Authorisation Holder takes all necessary steps to withdraw, abandon, cancel or allow to lapse the superseded Marketing Authorisation as soon as practicable after the Marketing Authorisation Re-Registration Date.

1.2	Any Marketing Authorisation Transfer or Marketing Authorisation Re-Registration (as applicable) shall each be effected on a Market-by-Market basis (such that there shall not be any staggered Marketing Authorisation Transfer or Marketing Authorisation Re-Registration (as the case may be) on a Product-by-Product basis in any Market), unless otherwise agreed between the relevant Seller and the Purchaser.

1.3	With effect from the Closing Date until the Marketing Authorisation Transfer Date or the Marketing Authorisation Re-Registration Date (as applicable), each Seller shall procure that each Marketing Authorisation Holder shall hold the Marketing Authorisation(s) in its name but for the account, risk and benefit of the relevant Marketing Authorisation Transferee.

Submission of MA Documentation

1.4	Without prejudice to paragraph 1.5 below, the Purchaser shall be responsible for preparing and submitting, or for procuring that there is prepared and submitted (in any such case at the Purchaser’s cost and expense), all notices, applications, submissions, reports and any other instruments, documents, correspondence or filings necessary to complete Marketing Authorisation Transfer or Marketing Authorisation Re-Registration (as applicable) (the “MA Documentation”). The MA Documentation shall be prepared in accordance with Applicable Law as soon as reasonably practicable.

1.5	At a Seller’s election, the Purchaser shall procure that advanced drafts of the MA Documentation are submitted to that Seller so as to allow that Seller and/or the Marketing Authorisation Holder a reasonable opportunity to provide comments on such MA Documentation before it is submitted to the relevant Governmental Entity. The Purchaser shall incorporate all comments on such drafts as may reasonably be made by that Seller and/or the Marketing Authorisation Holder PROVIDED THAT the Purchaser shall not be obliged to incorporate any comments if the Purchaser considers, acting reasonably that to do so would materially delay Marketing Authorisation Transfer or Marketing Authorisation Re-Registration (as applicable).

1.6	Where under Applicable Law the MA Documentation is required to be submitted to the relevant Governmental Entity:

(i)	by the Marketing Authorisation Holder, the Purchaser shall procure that the finalised MA Documentation is provided to the relevant Seller after such MA Documentation is finalised in accordance with paragraph 1.5 above and that Seller shall, in turn, procure that the Marketing Authorisation Holder submits such MA Documentation to the relevant Governmental Entity (the timing and date of such submission to be agreed with the Purchaser) and that Seller shall promptly thereafter advise the Purchaser of such submission and provide a copy of the relevant MA Documentation (in the form submitted) to the Purchaser; and

(ii)	by the Marketing Authorisation Transferee, the Purchaser shall procure that the relevant Marketing Authorisation Transferee submits the finalised MA Documentation to the relevant Governmental Entity as soon as reasonably after such MA Documentation is finalised in accordance with paragraph 1.5 above and the Purchaser shall promptly thereafter advise the relevant Seller of such submission and provide a copy of the relevant MA Documentation (in the form submitted) to that Seller.

1.7	From the Closing Date, each Seller shall procure that the relevant Marketing Authorisation Holder shall, as soon as reasonably practicable, sign any notices, applications, submissions, reports and other instruments, documents, correspondence or filings presented to it by the Purchaser or the relevant Marketing Authorisation Transferee that are necessary to effect Marketing Authorisation Transfer or Marketing Authorisation Re-Registration (as applicable). The Marketing Authorisation Holder shall:

(i)	provide notice of its consent to a Marketing Authorisation Transfer or Marketing Authorisation Re-Registration if required by any Governmental Entity; and

(ii)	provide to the Purchaser or the relevant Marketing Authorisation Transferee any information or other data or technical or other information in its possession that relates to the relevant Marketing Authorisation and that is required by a relevant Governmental Entity or otherwise reasonably required by the Purchaser or the relevant Marketing Authorisation Transferee to assist the Purchaser or the relevant Marketing Authorisation Transferee to effect the relevant Marketing Authorisation Transfer or Marketing Authorisation Re-Registration; and

(iii)	in the event of any request for information or any query from any relevant Governmental Entity in respect of Marketing Authorisation Transfer or the Marketing Authorisation Re-Registration (as applicable), the relevant party receiving such request or query shall provide copies of any such request or query to that Seller or, as the case may be, to the Purchaser. The Purchaser shall be responsible for preparing, or shall be responsible for procuring that there is prepared, (at the Purchaser’s cost and expense) any response to such a request or query with the intention that such request or query shall be dealt with as promptly and efficiently as possible. In advance of finalising any such response, the Purchaser shall procure that the relevant response is submitted to the that Seller so as to allow that Seller and/or the relevant Marketing Authorisation Holder a reasonable opportunity to provide comments on such response before it is submitted to the Governmental Entity. The Purchaser shall procure that relevant Marketing Authorisation Transferee (i) shall submit the response to the relevant Governmental Entity as soon as reasonably practicable after the same has been finalised in accordance with this paragraph 1.7(C) and (ii) shall provide a copy of the relevant response (in the form submitted) to such Seller.

2	Obligations pending Marketing Authorisation Transfer or Marketing Authorisation Re-Registration

2.1	Unless otherwise required by Applicable Law or a relevant Governmental Entity (or unless otherwise agreed in writing by a Seller and the Purchaser), from the Closing Date until the applicable Marketing Authorisation Transfer Date or Marketing Authorisation Re-Registration Date:

(i)	each Seller shall:

(A)	maintain in force (or procure that there is maintained in force) each Marketing Authorisation, and shall not voluntarily amend, cancel or surrender any Marketing Authorisation unless requested to do so in writing by the Purchaser or required to do so by any Applicable Law or any Governmental Entity;

(B)	with the Purchaser’s consent (not to be unreasonably withheld or delayed) progress (or procure that there is progressed) any registrations, variations or renewals to Marketing Authorisations initiated by such Seller (or any other member of such Seller’s Group) prior to the Closing Date or withdraw them upon the request of the Purchaser;

(C)	procure that each Marketing Authorisation Holder shall comply with the terms of any Marketing Authorisation and shall notify the Purchaser as soon as reasonably practicable of the details of any variations or renewals initiated following the Closing Date;

(D)	inform the Purchaser of any impending renewals of Marketing Authorisations as at the Closing Date and the parties shall discuss in good faith to what extent any such renewal will be pursued or withdrawn (it being agreed that the Purchaser shall have the final decision in any such matter);

(E)	not without the consent of the Purchaser, initiate any additional variations or amendments to the Marketing Authorisations, except to the extent required by any Governmental Entity or where failure to do so would breach Applicable Law; and

(F)	consider in good faith any request by the Purchaser to apply for a new marketing authorisation in respect of a Product PROVIDED THAT if such Seller agrees to submit such application, any costs or expenses incurred by such Seller in making such application shall be for the Purchaser’s account and shall constitute MA Costs;

(ii)	without prejudice to the generality of the foregoing paragraph 2.1(i)(c), the Purchaser acknowledges and agrees that each Marketing Authorisation Holder shall be entitled to do (or to procure that there is done) any or all of the following (and the Purchaser acknowledges that, where the relevant Marketing Authorisation Holder so chooses and unless otherwise agreed, responsibility for each of the following activities shall rest with the relevant Marketing Authorisation Holder):

(A)	pharmacovigilance activities related to the Marketing Authorisations, which activities shall be conducted in accordance with the Applicable Laws, the Pharmacovigilance Agreement, and the standards, policies and procedures of the relevant Seller’s Group from time to time in force; and

(B)	conducting any and all communications with a Governmental Entity in respect of a Marketing Authorisation (including, without limitation to the generality of the foregoing, attending any meetings with relevant Governmental Entities and filing and submitting all reports and other documents which it reasonably considers necessary to be submitted in order to comply with Applicable Law or its obligations under this Agreement), PROVIDED THAT responsibility for (a) the costs of preparation of any such documents, reports and/or filings shall be borne by the Purchaser (or the relevant Marketing Authorisation Transferee) to the extent such costs are reasonably necessary, and (b) the submission of MA Documentation shall be the responsibility of the Purchaser in accordance with paragraph 1.4 above, PROVIDED THAT the Seller shall ensure that the Purchaser is kept fully and promptly informed of any such communications or submissions in advance, to the extent reasonably practicable;

(iii)	each Seller shall procure that each Marketing Authorisation Holder shall act in accordance with the reasonable instructions of the Purchaser or the Marketing Authorisation Transferee in respect of each Marketing Authorisation in respect of which such Marketing Authorisation Holder is the holder, PROVIDED THAT no Marketing Authorisation Holder shall be obliged to comply with such instructions to the extent the same: (i) infringe the terms of the relevant Marketing Authorisation(s); or (iii) are otherwise inconsistent with the provisions of the Pharmacovigilance Agreement relating to that Seller;

(iv)	the Purchaser shall only request artwork changes to the extent such changes are required in order to comply with Applicable Law;

(v)	the Purchaser shall submit to the relevant Seller (or shall procure that there is submitted) written details (in such form and with such supporting materials as such Seller may reasonably request) of any new, amended or proposed advertising and promotional activity or training materials in respect of any Product Commercialised pursuant to any Marketing Authorisation (including (without limitation) any material reasonably requested by such Seller in order to validate new and/or amended promotional or training materials), and the Purchaser acknowledges and agrees that no such advertising, promotional or training activity shall be implemented, undertaken or otherwise commenced without the prior written consent of that Seller (for itself and on behalf of the relevant Marketing Authorisation Holder), such consent not to be unreasonably withheld. The Purchaser further agrees and acknowledges that, if it so chooses, the Seller shall be entitled to assume responsibility for obtaining (or procuring that there is obtained) the consent(s) and approval(s) of any relevant Governmental Entity required for such new, amended or proposed advertising and promotional activity or training activity; and

(vi)	to the extent permitted by the terms of the relevant Marketing Authorisation, the Purchaser or any other member of the Purchaser’s Group shall Commercialise the Product(s) which are the subject of such Marketing Authorisation (notwithstanding that such Marketing Authorisation is held in the name of the relevant Marketing Authorisation Holder and, for the avoidance of doubt, the proceeds of any such Commercialisation shall be for the benefit of the Purchaser’s Group) and the Purchaser shall:

(A)	indemnify each member of the Seller’s Group against any and all actions, claims, demands, investigations, judgments, proceedings, liabilities, loss, damages, payments, costs and expenses arising in relation to the Commercialisation of the Product(s) by the Purchaser or any other member of the Purchaser’s Group under this paragraph 2.1(vi); and

(B)	procure that such Product(s) are Commercialised in compliance with the terms of the relevant Marketing Authorisation and/or the requirements of the relevant Governmental Entity.

3	New and Pending Marketing Authorisations in Respect of the Products

3.1	If, at any time prior to Closing, any member of any Seller’s Group is granted or otherwise comes to hold any marketing authorisation which relates exclusively to one or more Products (a “New Marketing Authorisation”) then:

(i)	that Seller undertakes to the Purchaser to notify the Purchaser as soon as reasonably practicable following the date on which the relevant member of that Seller’s Group is granted, or becomes entitled to, the New Marketing Authorisation; and

(ii)	the provisions of paragraphs 1 and 2 above shall apply to that new Marketing Authorisation.

3.2	Where a member of a Seller’s Group has submitted to any Governmental Entity any application relating to the grant of a new marketing authorisation in respect of its Contributed Business which is pending or in process as at the date of this Agreement (a “Pending Marketing Authorisation”):

(i)	that Seller shall continue to be responsible for preparation and submission of all documents required to register such Pending Marketing Authorisation but, following Closing, it shall do so at the Purchaser’s cost and shall pass responsibility for such Pending Marketing Authorisation to the Purchaser (or such member of the Purchaser’s Group as the Purchaser may nominate) as soon reasonably possible after Closing, subject to Applicable Law; and

(ii)	from the Closing Date, the provisions of paragraph 1 shall apply mutatis mutandis to any registration process for any Pending Marketing Approval.

4	MA Costs

From the Closing Date, the Purchaser shall be responsible for all necessary costs of preparation and submission of MA Documentation and, save as expressly provided in this Agreement, any other necessary costs incurred by any Seller or a member of such Seller’s Group in connection with the maintenance and any variations, amendments and renewals of the Marketing Authorisations relating to the Products or for any matter requested by the Purchaser pursuant to this Part 2 of Schedule 4 and for all fees and costs reasonably incurred by the relevant member of the Seller’s Group in complying with its obligations in respect of a Marketing Authorisation Transfer or Marketing Authorisation Re-Registration (“MA Costs”).

5	Obligations Following Marketing Authorisation Transfer or Marketing Authorisation Re-Registration

5.1	On and from the relevant Marketing Authorisation Transfer Date or Marketing Authorisation Re-Registration Date (as applicable), the Purchaser shall procure that each Marketing Authorisation Transferee shall assume and be solely responsible for:

(i)	all obligations as the holder of such Marketing Authorisation including (subject to the terms of the Pharmacovigilance Agreement) pharmacovigilance activities related to such Marketing Authorisation;

(ii)	all activities and actions required by Applicable Law in connection with such Marketing Authorisation; and

(iii)	any and all outstanding commitments and obligations to the relevant Governmental Entities with respect to the relevant Marketing Authorisation, save for any such commitments or obligations arising from a breach of this Agreement by the relevant Seller.

5.2	In the event that, following Marketing Authorisation Transfer or Marketing Authorisation Re-Registration in respect of any Product, any Seller wishes to apply for a Marketing Authorisation in respect of a retained product, the Purchaser shall (and shall procure that the relevant Marketing Authorisation Transferee shall) co-operate with and provide all reasonable assistance to that Seller (or the relevant member of the Seller’s Group) at that Seller’s costs as may be reasonably required for the purposes of applying for such New Marketing Authorisation, including (without limitation) providing that Seller (or the relevant member of the Seller’s Group) and/or any Governmental Entity with such access to Marketing Authorisation Data or such other data or technical or other information as is reasonably requested by the relevant Governmental Entity or is otherwise reasonably required by that Seller or the relevant member of that Seller’s Group.

Part 3

Tenders

1.1	From the Closing Date until the Marketing Authorisation Transfer Date in any Market, each Seller shall, and shall procure that each member of the Seller’s Group and the relevant Marketing Authorisation Holder shall, to the extent permitted by Applicable Law:

1.1.1	inform the Purchaser in writing of any Call for New Tender as soon as reasonably practicable following receipt;

1.1.2	co-operate with and provide reasonable assistance to the Purchaser (or the relevant member of the Purchaser’s Group) for the purposes of responding to the Call for New Tender or otherwise applying for a new tender; and

1.1.3	where Applicable Law requires such responses or applications to be made by the Marketing Authorisation Holder, the relevant Seller shall procure that the Marketing Authorisation Holder submits such responses or applications on behalf of the Purchaser PROVIDED THAT the Purchaser shall indemnify the relevant Seller and/or the relevant Marketing Authorisation Holder (as the case may be) for any and all costs, expenses and liabilities suffered or reasonably incurred by the relevant Seller and/or the Marketing Authorisation Holder in complying with or as a result of the provisions of this paragraph.

Schedule 5

Certificate

To: Leo Constellation Limited (the “Purchaser”)

[Date]

Certificate

This Certificate is issued in accordance with Clause 4.4.1(iii)(b) and paragraph 1.1.4 of Schedule 11 of the sale and purchase agreement between GlaxoSmithKline Plc, Novartis AG and the Purchaser dated 22 April 2014 (the “Agreement”). Unless otherwise defined, capitalised words used in this Certificate shall have the meanings given to them in the Agreement.

We confirm that:

1. no Material Adverse Effect has occurred in relation to us between the date of the Agreement and the date of this Certificate;

2. having made due and careful enquiry, we are not aware of any breach or breaches of Clause 9.1 which alone or together give rise to a Material Adverse Effect having occurred in relation to us; and

[either]

3. having made due and careful enquiry, we are not aware of any breach or breaches of the Seller’s Warranties that would have occurred and that would, alone or together, have given rise to a Material Adverse Effect in relation to us had the Seller’s Warranties been repeated immediately before Closing by reference to the facts, circumstances and knowledge then existing as if references in the Seller’s Warranties to the date of this Agreement were references to the Closing Date.

[or]

3. having made due and careful enquiry, we are aware of the following material breaches of the Seller’s Warranties that would, alone or together, be material and have occurred had the Seller’s Warranties been repeated immediately before Closing by reference to the facts, circumstances and knowledge then existing as if references in the Seller’s Warranties to the date of this Agreement were references to the Closing Date.

[description of material breaches.]

Director
For an on behalf of [Novartis AG][GlaxoSmithKline Plc]

Schedule 6

Transferred Contracts and Certain Other Business

1	Separation of Shared Business Contracts

1.1	Prior to Closing, each Seller and the Purchaser shall discuss and agree in good faith a process to identify all material Shared Business Contracts.

1.2	Each Seller shall use all reasonable efforts to maintain relationships under its Shared Business Contracts and continue to operate the Shared Business Contracts, including without limitation fulfilling all its obligations under its Shared Business Contracts, in the same manner as it has for the 12 months prior to this Agreement.

1.3	The Purchaser may, by notice to the relevant Seller at any time prior to the Marketing Authorisation Transfer Date, elect to take the rights and obligations of the Relevant Part of any Shared Business Contract.

1.4	If the Purchaser makes an election under paragraph 1.3 above, the relevant Seller and the Purchaser shall use all reasonable endeavours to procure that an arrangement is entered into with the relevant counterparty to each Shared Business Contract, the effect of which shall be that, with effect from whichever is the later of Marketing Authorisation Transfer Date and the date of the relevant arrangement, the benefit and burden of the Relevant Part is severed from such Shared Business Contract and an agreement or arrangement equivalent to such Shared Business Contract is entered into between the relevant counterparty and a member of the Purchaser’s Group (or the Relevant Part of the Shared Business Contract is sub-licensed to such Purchaser) (a “Separation”). For the avoidance of doubt, no part of any such Shared Business Contract shall be severed and transferred to the Purchaser in so far as it relates to the Seller’s Retained Business, any product other than the products to the extent included in the relevant Seller’s Contributed Business (including the Products) or any Excluded Asset.

1.5	In addition, in relation to a Separation of a Shared Business Contract the Relevant Part of which contains any material non-compete provisions that, without obtaining a Third Party Consent, are reasonably likely to be breached on Closing as a result of the Target Groups both being transferred to the Purchaser’s Group, the parties shall each use reasonable endeavours to procure that any arrangement entered into with the relevant counterparty in respect of such Separation does not contain such material non-compete provisions or, if it does, that such material non-compete provisions are waived by the relevant counterparty.

2	Obligation to Obtain Third Party Consents

2.1	In relation to any:

2.1.1	Transferred Contract or Transferred Intellectual Property Contract (excluding, for the purposes of this Schedule 6, any Product Approval or Product Application) or Co-Owned Target Group Intellectual Property Right which is not assignable without a Third Party Consent, or a Separation of a Shared Business Contract which is not separable without a Third Party Consent; or

2.1.2	Transferred Contract or Transferred Intellectual Property Contract (excluding, for the purposes of this Schedule 6 any Product Approval or Product Application) which contains any material non-compete or change of control provisions that, without obtaining a Third Party Consent, are reasonably likely to be breached or triggered (as relevant) on Closing as a result of the Target Groups both being transferred or the relevant Target Group being transferred (as relevant) to the Purchaser (and/or any member of the Purchaser’s Group)

this Agreement shall not be construed as an assignment or an attempted assignment, a sub-licensing or an attempted sub-licensing, and the relevant Seller and the Purchaser shall each use reasonable endeavours both before and after Closing to obtain all necessary Third Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. The relevant Seller shall deliver to the Purchaser, on Closing or, if later, as soon as possible after receipt, any Third Party Consent.

2.2	In addition, in relation to any Contract (excluding, for the purposes of this Schedule 6, any Product Approval or Product Application) which is transferred to the Purchaser’s Group as part of the Target Group Companies and which contains any non-compete or change of control provisions that, without obtaining a Third Party Consent, are reasonably likely to be breached or triggered (as relevant) on Closing as a result of the Target Groups both being transferred or the relevant Target Group being transferred (as relevant) to the Purchaser (and/or any other member of the Purchaser’s Group), the parties shall each use reasonable endeavours both before and after Closing to obtain all such necessary Third Party Consents as soon as possible and shall keep each other informed of progress in obtaining such Third Party Consents. Each Seller shall deliver to the Purchaser, on Closing or, if later, as soon as possible after receipt, any such Third Party Consent.

2.3	In connection with the obtaining of any Third Party Consent referred to in paragraph 2.1 and 2.2, the Purchaser shall supply to the relevant Seller such information as may be reasonably requested by the relevant Seller or any relevant third party.

2.4	The cost of any fee demanded by the third party as consideration for giving the Third Party Consent shall be borne by the Purchaser, provided that:

2.4.1	the cost is agreed in advance by the Purchaser (such agreement not to be unreasonably withheld or delayed); and

2.4.2	no party shall be required to bear any internal or administrative costs of the other parties in relation to any Third Party Consent.

3	Obligations until Third Party Consents are Obtained/where Third Party Consents are Refused

3.1	Subject to paragraph 3.2, the Purchaser shall assume, carry out, perform and discharge the relevant Seller’s and the relevant Business Sellers’ obligations arising under the Transferred Contracts, the Transferred Intellectual Property Contracts, the Co-Owned Target Group Intellectual Property Rights, and the Relevant Part of the Shared Business Contracts as from Closing.

3.2	In respect of any Transferred Contract, Transferred Intellectual Property Contract, the Co-Owned Target Group Intellectual Property Rights or Relevant Part of any Shared Business Contract from Closing until the relevant Third Party Consent has been obtained as contemplated by paragraph 2.1 or where the Third Party Consent has been refused:

3.2.1	the relevant Business Seller shall hold on trust to the extent it is lawfully able to do so or, where it is not lawfully able to do so or where holding on trust is not possible under local law, and to the extent that any such Transferred Contracts, Transferred Intellectual Property Contract for the Purchaser or Relevant Parts of the Shared Business Contract, includes licence of Intellectual Property Rights, the relevant Business Seller and the Purchaser shall make such other arrangements between themselves to provide to the Purchaser, the benefits of the Contract (other than amounts corresponding to any Tax Liability of the relevant Business Seller, in respect of amounts due under or in respect of the Transferred Contract or Transferred Intellectual Property Contract Co-Owned Target Group Intellectual Property Rights, or Relevant Part of the Shared Business Contract including the enforcement at the cost and for the account of the Purchaser of all rights of the relevant Business Seller against any other party thereto; and

3.2.2	to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform (or procure the performance of) the relevant Business Seller’s obligations under the Contract as agent or sub-contractor and shall indemnify the relevant Seller and the relevant Business Seller if the Purchaser fails to do so. To the extent that the Purchaser is not lawfully able to perform (or procure the performance of) such obligations, the relevant Seller shall procure that the relevant Business Seller shall (subject to being indemnified by the Purchaser for any Liabilities the relevant Seller or the relevant Business Seller may incur in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the Transferred Contract or Transferred Intellectual Property Contract or Relevant Part of any Shared Business Contract and the Purchaser shall indemnify the relevant Business Seller in respect thereof.

4	Failure to Obtain Third Party Consents

4.1	If a Third Party Consent is refused or otherwise not obtained on terms reasonably acceptable to the Purchaser within 18 months of Closing:

4.1.1	the relevant Seller shall be entitled to procure the termination of the Transferred Contract, Transferred Intellectual Property Contract or Relevant Part of the Shared Business Contract and the obligations of the parties under this Agreement in relation to such Transferred Contract, Transferred Intellectual Property Contract, or the Relevant Part of the Shared Business Contract shall cease forthwith;

4.1.2	references in this Agreement to the Transferred Contracts, Transferred Intellectual Property Contract or Relevant Parts of the Shared Business Contracts (other than in this paragraph 4) shall be construed as excluding such Transferred Contract, Transferred Intellectual Property Contract or Relevant Part of such Shared Business Contract; and

4.1.3	the relevant Seller and the Purchaser shall use all reasonable efforts to put in place alternative arrangements so as to give the Purchaser equivalent benefits or rights as would have been enjoyed under the terminated Transferred Contract, Transferred Intellectual Property Contract, Co-Owned Target Group Intellectual Property Rights, or Relevant Part of the Shared Business Contract.

5	Chinese Joint Venture

5.1	The parties acknowledge and agree that the Chinese JV Interests and the Chinese JV Contracts cannot be transferred to the Purchaser without the consent of Tianjin Pharmaceutical Holdings Co. Ltd and Tianjin Zhong Xin Pharmaceutical Group Corporation Limited (the “Tianjin Consents”) and that therefore this Agreement shall not be construed as a transfer or attempted transfer of the Chinese JV Interests or the Chinese JV Contracts without such consent.

5.2	All parties shall use reasonable endeavours both before and after Closing to obtain the Tianjin Consents as soon as possible and shall keep each other informed of progress in relation to the same. GlaxoSmithKline shall deliver to the Purchaser, on Closing or, if later, as soon as possible after receipt, the Tianjin Consents.

5.3	In connection with the obtaining of the Tianjin Consents, each of the parties shall supply to the other parties and any relevant third party such information as may be reasonably requested by such other parties or any relevant third party.

5.4	In the event that the Tianjin Consents have not been obtained by Closing, from Closing until the Tianjin Consents have been obtained:

5.4.1	GlaxoSmithKline shall procure that the relevant member of GlaxoSmithKline’s Group shall hold on trust for the Purchaser to the extent it is lawfully able to do so, or, where it is not lawfully able to do so or where holding on trust is not possible under local law, GlaxoSmithKline shall procure that the relevant member of GlaxoSmithKline’s Group and the Purchaser shall make such other arrangements between themselves as are necessary to provide the Purchaser with, all of the benefits of the relevant member of GlaxoSmithKline’s Group in relation to the Chinese JV Interests and the Chinese JV Contracts so that the Purchaser is no worse (or better) off than it would have been had the Chinese JV Interests and the Chinese JV Contracts been transferred to it (other than in respect of amounts corresponding to any Tax payable by GlaxoSmithKline or the relevant member of GlaxoSmithKline’s Group), including the enforcement and exercise at the cost and for the account of the Purchaser of all rights of the relevant member of GlaxoSmithKline’s Group against or in respect of the Chinese JV Interests and/or any other party to the Chinese JV Contracts; and

5.4.2	to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform (or procure the performance of) the relevant member of GlaxoSmithKline’s Group’s obligations in respect of the Chinese JV Interests (if any) and under the Chinese JV Contracts as agent or as agent or sub-contractor and shall indemnify GlaxoSmithKline and the relevant member of GlaxoSmithKline’s Group if the Purchaser fails to do so. To the extent that the Purchaser is not lawfully able to perform (or procure the performance of) such obligations, GlaxoSmithKline shall procure that the relevant member of GlaxoSmithKline’s Group shall (subject to being indemnified by the Purchaser for any Liabilities GlaxoSmithKline or the relevant GlaxoSmithKline’s Group may incur in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the obligations in respect of the Chinese JV Interests and/or the Chinese JV Contracts and the Purchaser shall indemnify the relevant member of GlaxoSmithKline’s Group in respect thereof.

6	Novartis US NRT Business

6.1	The parties acknowledge and agree that the Novartis US NRT Business is a Novartis Excluded Asset and therefore shall not be transferred to the Purchaser at Closing or otherwise, except as agreed between the parties in writing.

6.2	Promptly following the date of this Agreement, Novartis shall commence the process in relation to the sale (which may include an out-licensing) of the Novartis US NRT Business to a third party unconnected to the parties and shall use reasonable endeavours to effect such sale (or out-licensing as relevant) prior to Closing.

6.3	The parties agree that the following provisions shall apply in respect of the sale (or out-licensing as relevant) process referred to above in relation to the Novartis US NRT Business (subject to Applicable Law):

6.3.1	Novartis shall inform the Purchaser of, and consult with the Purchaser in relation to, all material steps to be taken in respect of such sale and shall take reasonable account of any views of the Purchaser so expressed in connection with the same;

6.3.2	prior to the first circulation of any material draft sale (or out-licensing as relevant) documentation in respect of such sale (or out-licensing as relevant), Novartis shall provide the Purchaser with a reasonable opportunity to review and comment on such documentation and shall take reasonable account of any views of the Purchaser so expressed in connection with the same;

6.3.3	with effect from Closing, and only if Closing occurs, all of the proceeds of any such sale shall (or out-licensing as relevant), unless such proceeds are received by a Novartis OTC Group Company, be paid to the Purchaser to such account as it may direct promptly following receipt of the same by Novartis (or any of its Affiliates); and

6.3.4	the Purchaser shall indemnify Novartis for any reasonable costs and expenses incurred in connection with such sale process (or out-licensing process, as relevant), excluding, for the avoidance of doubt, any costs and expenses arising out of, or in connection with the exercising of rights and/or obligations under any definitive documentation in respect of such sale (or out-licensing as relevant) (and the parties shall work together to seek to avoid any potential double taxation of the proceeds).

7	Novartis Indian Business

7.1	The parties acknowledge and agree that Novartis’s Indian Business cannot be transferred to the Purchaser without the requisite consent of the non-Novartis shareholders in Novartis IndiaCo pursuant to and in accordance with the rules and regulations of the Securities Exchange Board of India and any other Applicable Law (the “Novartis Indian Consent”) and that therefore this Agreement shall not be constructed as a transfer or attempted transfer of the Novartis Indian Business without the Novartis Indian Consent.

7.2	Novartis agrees to use its reasonable endeavours to obtain the Novartis Indian Consent prior to Closing, and as soon as reasonably practicable following the date of this Agreement. Without prejudice to the generality of the foregoing, Novartis shall, promptly following the date of this Agreement:

7.2.1	commence the process in relation to the obtaining of the Novartis Indian Consent; and

7.2.2	give the Purchaser a reasonable opportunity to take part in the process of, and to review and comment on any material documentation in relation to (with Novartis to take reasonable account of any such comments), the obtaining of the Novartis Indian Consent.

7.3	In the event that the Novartis Indian Consent is not obtained prior to Closing, such that the Novartis Indian Business cannot be transferred to the Purchaser upon Closing in accordance with the provisions of this Agreement:

7.3.1	for a maximum of two years, the parties shall use reasonable endeavours to obtain the Novartis Indian Consent and to procure that the Novartis Indian Business is transferred to the Purchaser as soon as reasonably practicable after Closing; and

7.3.2	from Closing until such transfer (if any) takes place, Novartis shall procure that such arrangements are put in place between Novartis and the Purchaser as are necessary to put the Purchaser in no worse (or better) position than it would have been had the Novartis Indian Business been transferred to it at Closing, and prior to Closing the parties shall enter into discussions (acting reasonably and in good faith) with a view to reaching agreement on such arrangements.

8	GlaxoSmithKline Pakistan Business

8.1	The parties acknowledge and agree that the GlaxoSmithKline Pakistan Business cannot be transferred to the Purchaser without the requisite consent of the shareholders in GlaxoSmithKline Pakistan pursuant to and in accordance with the rules and regulations of the Security and Exchange Commission of Pakistan and any other Applicable Law and (if required) the approval of the Sindh High Court (the “GlaxoSmithKline Pakistan Consent”) and that therefore this Agreement shall not be constructed as a transfer or attempted transfer of the GlaxoSmithKline Pakistan Business without the GlaxoSmithKline Pakistan Consent. To the extent that the relevant member of GlaxoSmithKline’s Group is not able to vote its shares in favour of the transfer of the GlaxoSmithKline Pakistan Business (as confirmed by GlaxoSmithKline’s Pakistan legal adviser) or (if required) the approval of the Sindh High Court is not granted, paragraph 8.3 below will apply.

8.2	GlaxoSmithKline agrees to use its reasonable endeavours to obtain the GlaxoSmithKline Pakistan Consent prior to Closing, and as soon as reasonably practicable following the date of this Agreement. Without prejudice to the generality of the foregoing, GlaxoSmithKline shall, promptly following the date of this Agreement:

8.2.1	commence the process in relation to the obtaining of the GlaxoSmithKline Pakistan Consent; and

8.2.2	give the Purchaser a reasonable opportunity to take part in the process of, and to review and comment on any material documentation in relation to (with GlaxoSmithKline to take reasonable account of any such comments), the obtaining of the GlaxoSmithKline Pakistan Consent.

8.3	In the event that the GlaxoSmithKline Pakistan Consent is not obtained prior to Closing, such that the GlaxoSmithKline Pakistan Business cannot be transferred to the Purchaser upon Closing in accordance with the provisions of this Agreement:

8.3.1	for a maximum of two years, the parties shall use reasonable endeavours to obtain the GlaxoSmithKline Pakistan Consent and to procure that the GlaxoSmithKline Pakistan Business is transferred to the Purchaser as soon as reasonably practicable after Closing; and

8.3.2	from Closing until such transfer (if any) takes place, GlaxoSmithKline shall procure that such arrangements are put in place between GlaxoSmithKline and the Purchaser as are necessary to put the Purchaser in no worse (or better) position than it would have been had the GlaxoSmithKline Pakistan Business been transferred to it at Closing, and prior to Closing the parties shall enter into discussions (acting reasonably and in good faith) with a view to reaching agreement on such arrangements.

9	Gebro Pharma Joint Venture

9.1	If, at Closing, (i) the relevant shares in Novartis Consumer Health-Gebro GmbH are not held by a Novartis OTC Group Company and (ii) consent or approval from Gebro Pharma GmbH to the transfer of shares in Novartis Consumer Health-Gebro GmbH has not been obtained, then this Agreement shall not be construed as a transfer or attempted transfer of the relevant shares in Novartis Consumer Health-Gebro GmbH without such consent and:

9.1.1	Novartis shall procure that the relevant member of Novartis’s Group shall hold on trust for the Purchaser to the extent it is lawfully able to do so, or, where it is not lawfully able to do so or where holding on trust is not possible under local law, Novartis shall procure that the relevant member of Novartis’s Group and the Purchaser shall make such other arrangements between themselves to provide the Purchaser with, all of the benefits of the relevant shares in Novartis Consumer Health-Gebro GmbH so that the Purchaser is no worse (or better) off than it would have been had in Novartis Consumer Health-Gebro GmbH been transferred to it (other than in respect of amounts corresponding to any Tax payable by Novartis or the relevant member of Novartis’s Group), including the enforcement and exercise at the cost and for the account of the Purchaser of all rights of the relevant member of Novartis’s Group against or in respect of the relevant shares in Novartis Consumer Health-Gebro GmbH; and

9.1.2	to the extent that the Purchaser is lawfully able to do so, the Purchaser shall perform (or shall procure the performance of) the relevant member of Novartis’s Group’s obligations in respect of Novartis’s Shares in Novartis Consumer Health-Gebro GmbH as agent or as agent or sub-contractor and shall indemnify Novartis and the relevant member of Novartis’s Group if the Purchaser fails to do so. To the extent that the Purchaser is not lawfully able to perform (or shall procure the performance of) such obligations, Novartis shall procure that the relevant member of Novartis’s Group shall (subject to being indemnified by the Purchaser for any Liabilities Novartis or the relevant member of Novartis’s Group may incur in connection therewith) do all such things as the Purchaser may reasonably require to enable due performance of the obligations in respect of the relevant shares in Novartis Consumer Health-Gebro GmbH and the Purchaser shall indemnify the relevant member of Novartis’s Group in respect thereof.

10	US RX Products

10.1	The parties acknowledge and agree that they will effect Closing with respect to US RX Products that are included in the Contributed Business in a manner that ensures that the Purchaser, its Affiliates, and their respective businesses shall not be subject to or bound by the terms of the [***] and that there is no breach of the [***] as a result of the transfer of Novartis US RX Products or GlaxoSmithKline US RX Products at Closing.

10.2	Subject to paragraph 9.3 of this Schedule 6 but notwithstanding any other provision of this Agreement:

10.2.1	Novartis shall not transfer to the Purchaser at Closing any assets or liabilities of its Contributed Business relating (in whole or in part) to the Novartis US RX Products; and

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

10.2.2	GlaxoSmithKline shall not transfer to the Purchaser at Closing any assets or liabilities of its Contributed Business relating (in whole or in part) to the GlaxoSmithKline US RX Products,

in the case of each US RX Product, if, and only to the extent that, such transfer would result in the Purchaser or any of its Affiliates or their respective businesses (including such US RX Product) being subject to or bound by the terms of the [***] post-Closing and/or would result in any breach of the [***]. Any assets or liabilities excluded from being transferred to the Purchaser in accordance with this paragraph 9.2 shall be deemed to constitute Novartis Excluded Assets or GlaxoSmithKline Excluded Assets, as the case may be.

10.3	With effect from the date of this Agreement, the Sellers shall consult with one another (acting reasonably and in good faith) so as to determine whether the assets and liabilities comprised in each of their Contributed Businesses relating (in whole or in part) to each GlaxoSmithKline US RX Product and each Novartis US RX Product, as applicable, can be transferred to the Purchaser (or another member of its Group) at Closing without the transfer resulting in the Purchaser or any of its Affiliates or their respective businesses being subject to or bound by the terms of the [***] post-Closing and without the transfer resulting in any breach of the [***].

10.4	To the extent that, notwithstanding paragraph 9.3 of this Schedule 6, any assets and liabilities of a Seller’s Contributed Business are deemed to constitute Novartis Excluded Assets or GlaxoSmithKline Excluded Assets pursuant to paragraph 9.2 of this Schedule 6, then the following provisions shall apply to such Novartis Excluded Assets or GlaxoSmithKline Excluded Assets (subject to Applicable Law):

10.4.1	with effect from Closing, and only if Closing occurs, until the date of completion of any US RX Product Disposal (if any) the relevant Seller shall procure that such arrangements are put in place between it and the Purchaser as are necessary to put the Purchaser in no worse (or better) position than it would have been had in such Novartis Excluded Assets or GlaxoSmithKline Excluded Assets (as the case may be) been transferred to it at Closing, and prior to Closing, the parties shall enter into discussions (acting reasonably and in good faith) with a view to reaching agreement on such arrangements; and

10.4.2	the relevant Seller shall be entitled to dispose of, or out-licence, all or part of any such Novartis Excluded Assets or GlaxoSmithKline Excluded Assets at any time prior to or after Closing (a “US RX Product Disposal”) and the following provisions shall apply in respect of any US RX Product Disposal (subject to Applicable Law):

(i)	the relevant Seller shall inform the Purchaser of, and consult with the Purchaser in relation to, all material steps to be taken in respect of such sale and shall take reasonable account of any views of the Purchaser so expressed in connection with the same;

(ii)	prior to the first circulation of any material draft sale (or out-licensing as relevant) documentation in respect of such sale (or out-licensing as relevant), the relevant Seller shall provide the Purchaser with a reasonable opportunity to review and comment on such documentation and shall take reasonable account of any views of the Purchaser so expressed in connection with the same;

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

(iii)	with effect from Closing, and only if Closing occurs, all of the proceeds of any such sale (or out-licensing as relevant) shall, unless such proceeds are received by a Target Group Company, be paid to the Purchaser to such account as it may direct promptly following receipt of the same by the relevant Seller (or any of its Affiliates); and

(iv)	the Purchaser shall indemnify the relevant Seller for any reasonable costs and expenses incurred in connection with such sale process (or out-licensing process, as relevant), excluding, for the avoidance of doubt, any costs and expenses arising out of, or in connection with the exercising of rights and/or obligations under any definitive documentation in respect of such sale (or out-licensing, as relevant) (and the parties shall work together to seek to avoid any potential double taxation of the proceeds).

Schedule 7

Employees

1	INFORMATION AND CONSULTATION

1.1	At such time as the parties agree to be appropriate following the public announcement of the matters contemplated by this Agreement, each Seller and the Purchaser or the relevant member of the Purchaser’s Group shall jointly communicate to the Employees an agreed notice which shall (other than to the extent the parties agree otherwise):

1.1.1	inform the Employees that following Closing those Employees who continue to be employed in the Contributed Business would be employed by the Purchaser or relevant member of the Purchaser’s Group; and

1.1.2	comply with the requirements of any applicable national law.

For the avoidance of doubt, the parties may agree to issue such notice to different Employees or categories of Employees at different times and in different forms.

1.2	Notwithstanding the operation of paragraph 1.1 above, each Seller and the Purchaser agree to comply with any more onerous notice requirements imposed by local laws.

1.3	Each Seller agrees that it shall be permitted to conduct its own information and consultation exercise in respect of the matters contemplated by this Agreement with its own Employees without interference from the other Seller. Each Seller agrees to co-operate with the other Seller in respect of that other Seller’s information and consultation process to ensure as far as practicable that the communications of a Seller with the Employees of that Seller are aligned with the communications of the other Seller with the Employees of that other Seller.

1.4	The Purchaser (on its own behalf and on behalf of any relevant member of the Purchaser’s Group) shall provide each Seller (for itself and any relevant member of such Seller’s Group) with such information and assistance at such times as such Seller may reasonably request or as may be reasonably necessary for such Seller or any other member of such Seller’s Group to comply with any formal or informal requirement to inform or consult with the Employees, a relevant trade union, a relevant works council, or any other employee representatives in connection with the matters contemplated by this Agreement (which formal or informal requirements the Seller hereby undertakes to comply or procure compliance with). Where reasonably necessary to ensure compliance with any formal or informal requirements or obligations to inform or consult with Employees, a relevant trade union, a relevant works council or any other employee representatives in connection with the matters contemplated by this Agreement, each Seller (for itself and for each member of its Group) and the Purchaser (for itself and for each member of its Group) agree that the Purchaser or relevant member of the Purchaser’s Group shall cooperate with and participate in any information, negotiation and/or consultation process as reasonably required by that relevant Seller.

1.5	As soon as practicable following the date of this Agreement each Seller agrees to provide on a timely basis such information, in writing, in respect of its existing terms and conditions of employment as may reasonably be required by the other Seller so as to facilitate that other Seller’s information and consultation exercise with its Employees in respect of the matters set out in this Agreement.

2	TARGET BUSINESS EMPLOYEES

2.1	General

2.1.1	The Purchaser shall (or shall procure that the relevant member of its Group shall) fulfil all its duties and obligations under Applicable Law in relation to the Target Business Employees. Where the provisions of local law do not provide for an automatic transfer of the employment of the Target Business Employees to the Purchaser or a relevant member of its Group with effect from (and including) the Closing Date, then paragraph 2.2 below shall apply. Where the provisions of local law do provide for an automatic transfer of employment of the Relevant Target Business Employees to the Purchaser or the relevant member of its Group with effect from (and including) the Closing Date, then paragraph 2.3 below shall apply.

2.1.2	Each Seller and the Purchaser acknowledge and agree that, in relation to Deferred Employees of a member of that Seller’s Group:

(i)	any Deferred Employee shall be treated for all purposes under this Agreement as if such Deferred Employee were a Target Business Employee or a Target Company Employee (as appropriate);

(ii)	the Purchaser’s obligations under this Schedule 7 shall apply in respect of each Deferred Employee in the same way as they do to each Target Business Employee or Target Company Employee (as appropriate); and

(iii)	if any Deferred Employee accepts an offer of employment made by the Purchaser under paragraph 2.2.1 below or becomes an employee of a Target Group Company after the Closing Date, such Deferred Employee shall further be treated for all purposes under this Agreement as a Transferred Employee.

2.1.3	For the avoidance of doubt, this paragraph 2 shall not apply to any Excluded Employee, who will remain employed by a Seller or the relevant member of that Seller’s Group.

2.2	Where no Automatic Transfer of Employment

2.2.1

In such timescale as each Seller and the Purchaser may agree, but in any event at least 30 Business Days prior to the Closing Date, the Purchaser or relevant member of its Group shall make an offer to each Target Business Employee employed by that Seller or a member of its Group to employ him or her under a new contract of employment to commence with effect from (and including) the Closing Date provided that such employee continues to be a Target Business Employee until the

Closing Date. Save as otherwise agreed with that Seller (such agreement not to be unreasonably withheld), the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that Target Business Employee immediately prior to the Closing Date. The Purchaser shall keep each Seller updated throughout the offer process on when offers are made and accepted or rejected.

2.2.2	If the Target Business Employee wishes to accept the offer of employment from the Purchaser or the relevant member of its Group, then the Seller who employs (whether directly or indirectly) that person shall (or shall procure that the relevant member of its Group shall), insofar as it is permitted by Applicable Law, waive the requirement on the Target Business Employee concerned to give any period of notice of termination of his or her employment under the terms of his or her employment so as to allow the Target Business Employee to commence employment with the Purchaser or relevant member of its Group with effect from (and including) the Closing Date.

2.3	Where Automatic Transfer of Employment

If the Transfer Regulations do not or are found not to or are alleged not to apply to any person who is a Relevant Target Business Employee, and to whom paragraph 2.2 does not apply, the Purchaser agrees that following Closing:

2.3.1	in consultation with the Seller who employs (whether directly or indirectly) that person, the Purchaser or relevant member of the Purchaser’s Group shall within ten Business Days of being so requested by that Seller (as long as the request is made no later than three months after Closing) (or if the Purchaser so chooses) make such Relevant Target Business Employee an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, a date agreed between that Seller, the Purchaser and such employee; and

2.3.2	save as otherwise agreed with that Seller (such agreement not to be unreasonably withheld) the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that Relevant Target Business Employee immediately prior to the Closing Date.

3	WRONG-POCKET ARRANGEMENTS FOR PERSONS OTHER THAN RELEVANT EMPLOYEES

3.1	If the contract of employment of any person other than a Relevant Employee is found or alleged to have effect upon Closing as if originally made with the Purchaser or another member of its Group (including any Target Group Company) as a consequence of this Agreement, or if any Target Group Company employs any person who does not work wholly or substantially in the relevant Contributed Business, the Seller whose Group had previously employed (whether directly or indirectly) such person agrees that following Closing:

3.1.1	in consultation with the Purchaser, that Seller or relevant member of its Group may within ten Business Days of being so requested by the Purchaser (as long as the request is made no later than three months after Closing) (or if that Seller so chooses), make to that person an offer in writing to employ him or her under a new contract of employment subject to, and to take effect upon, the termination referred to below; and

3.1.2	the offer to be made will be on the same terms and conditions (including as to period of continuous employment) as were provided to that person immediately prior to the Closing Date.

3.2	After the expiry of the ten Business Days referred to at paragraph 3.1 above, and provided that the relevant member of the Purchaser’s Group takes such steps as are legally possible to terminate the employment of the person concerned as soon as reasonably practicable after becoming aware of the finding or allegation referred to at paragraph 3.1 above (either by giving notice or transferring the person by agreement to be concluded between the relevant member of the Purchaser’s Group, the person concerned and the relevant member of that Seller’s Group), that Seller shall be responsible for and shall indemnify and keep indemnified the Purchaser (for itself and as trustee for any relevant member of its Group) against all Losses from time to time made, suffered or incurred by the Purchaser (or any other member of its Group) as a result of:

3.2.1	the actual or alleged transfer to a member of the Purchaser’s Group and (regardless of whether there has been such a transfer) any employment liabilities relating to such person;

3.2.2	employing such person on and from the Closing Date until such termination (up to the time reasonably expected to have achieved such termination in accordance with the terms of the contract of employment and Applicable Law but subject to a maximum period of six months unless prevented by the terms of the contract of employment or Applicable Law); and

3.2.3	such termination.

3.3	Each Seller and the Purchaser agree to co-operate in good faith to minimise the Losses which are subject to the indemnity referred to in paragraph 3.2 above.

4	EMPLOYMENT LIABILITIES

4.1	All wages, salaries, employer’s liabilities in respect of associated Taxes and other periodic outgoings in respect of the Transferred Employees which relate to a period:

4.1.1	after the Closing Date shall be borne or discharged by the Purchaser or relevant member of the Purchaser’s Group; and

4.1.2	on or before the Closing Date shall be borne or discharged by the Seller or relevant member of its Group to which they relate.

4.2	Each Seller shall (for itself and for each member of its Group) indemnify and keep indemnified the Purchaser (for itself and as trustee for each other member of its Group) against all Losses (ignoring any amount in respect of Employee Benefits, as to which see Schedule 8) in respect of:

4.2.1	the employment of any Employee at any time prior to the Closing Date (excluding any Transferred Employee Benefit Liabilities (as defined in Schedule 8 of that Seller) which the Purchaser agrees to assume in accordance with Schedule 8);

4.2.2	any termination of the employment of any Employees prior to the Closing Date, including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations (excluding any liability arising directly as a result of any breach of the commitments set out in paragraph 5 or 6 below by the Purchaser or a member of the Purchaser’s Group and any act or omission by the Purchaser or any member of the Purchaser’s Group in relation to any Employee before Closing as a result of which that Employee treats his employment as having been terminated prior to the Closing Date);

4.2.3	any amount which becomes payable to any Employee or benefit to which any Employee becomes entitled by reason of this Agreement or the matters it contemplates, including any change of control or other payment or benefit (and including any enhancement of severance terms on a subsequent termination of employment but excluding any Losses relating to any share-based incentive schemes, as to which see paragraph 10 below);

4.2.4	any failure by such Seller or any other member of such Seller’s Group to comply with any obligation to inform or consult with employee representatives in connection with the matters contemplated by this Agreement (other than as a result of any failure set out in paragraph 4.3.3 below); and

4.2.5	any breach by such Seller or any other member of such Seller’s Group of paragraph 4.1.2 above or paragraph 4.4, 4.5 or 9 below.

Where this paragraph 4.2 refers to an ‘Employee’ this is a reference to an Employee employed prior to the Closing Date by the Seller giving the indemnity (or a member of that Seller’s Group) and not to an Employee of the other Seller’s Group prior to the Closing Date.

4.3	The Purchaser shall (for itself and for each member of the Purchaser’s Group) indemnify and keep indemnified each Seller (for itself and as trustee for each other member of such Seller’s Group) against all Losses (ignoring any amount in respect of Employee Benefits, as to which see Schedule 8) in respect of:

4.3.1	the employment of any of the Transferred Employees on and after the Closing Date (including, without limitation, any changes to terms and conditions of employment by the Purchaser or any other member of the Purchaser’s Group);

4.3.2	any termination of the employment of any Transferred Employees on and after the Closing Date including, but not limited to, all claims relating to severance, termination pay, pay in lieu of notice of termination and similar obligations except as contemplated under paragraph 3.2 above;

4.3.3	any failure by the Purchaser or any other member of the Purchaser’s Group to provide information and reasonable assistance to such Seller to enable such Seller or any other member of such Seller’s Group to comply with any obligation to inform or consult with employee representatives in connection with the matters contemplated by this Agreement;

4.3.4	any breach by the Purchaser or any other member of the Purchaser’s Group of paragraph 4.1.1 above or paragraphs 4.4 or 4.5 below; and

4.3.5	any act or omission by the Purchaser or any member of the Purchaser’s Group in relation to any Employee before Closing as a result of which that Employee treats his employment as having been terminated prior to the Closing Date.

4.4	Any amount payable to or in respect of any Transferred Employee after Closing (including without limitation amounts paid under paragraph 4.5 below) which (ignoring vesting conditions and any amount payable in respect of Employee Benefits or otherwise in accordance with Schedule 8) is referable to the period prior to Closing is payable by the Seller to whom such Transferred Employee relates (for itself or on behalf of the relevant Business Seller or relevant Share Seller). Responsibility for amounts payable which are only partly referable to the period prior to Closing (again ignoring vesting conditions) is to be shared between the relevant Seller (for itself or on behalf of the relevant Business Seller or relevant Share Seller) and the Purchaser (for itself or on behalf of the relevant member of the Purchaser’s Group) such that that Seller bears S per cent. of the cost and the Purchaser bears P per cent., where S is the percentage of the period by reference to which the amount was earned which fell on or before the Closing Date and P is the percentage of that period which falls after the Closing Date. The Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, pay such amounts when due to the relevant Transferred Employees on or after Closing and shall deduct and/or pay and account for any Tax payable or accountable for by the employer in respect of such amounts. Each Seller covenants to reimburse the Purchaser in respect of any such amount (or S per cent. of it where relevant), including any Tax due payable or accountable for by the employer in respect of such amount, within 30 days of receiving notification that it has been paid, to the extent such amounts are not reflected in the Closing Statement. Each Seller will provide the Purchaser with all information and documentation reasonably necessary to allow such payments to be made.

4.5	Following the Closing Date:

4.5.1	the Purchaser shall, or shall procure that a member of the Purchaser’s Group shall, pay a pro-rated cash bonus of an amount advised by each Seller to the Purchaser to each Transferred Employee formerly employed by that Seller’s Group and who participated in an annual cash bonus plan immediately before the Closing Date in their first payroll payment after the Closing Date; and

4.5.2	where the Seller to whom such Transferred Employee relates is able to determine performance, any such bonus payment made to such eligible employees by the Purchaser or a member of the Purchaser’s Group will be based on that Seller’s determination of performance to the Closing Date and pro-rated to the Closing Date; or

4.5.3	where that Seller is unable to determine performance (either business or individual), for example, because the Closing Date occurs near the start of the bonus year, that Seller shall calculate any such bonus payment based on a deemed achievement of performance conditions at target level pro-rated to the Closing Date; and

4.5.4	as soon as reasonably practicable after the Closing Date, the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, provide such information as that Seller requires in order for that Seller to calculate the Tax payable or accountable for by the employer in respect of such bonus payments; and

4.5.5	the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, deduct and/or account for any Tax payable or accountable for by the employer in respect of such bonus payments; and

4.5.6	that Seller shall reimburse the Purchaser for the aggregate bonuses advised by that Seller to the Purchaser which are paid pursuant to this paragraph 4.5 along with the employer’s social security contributions due in respect of such payments to the extent such amounts are not reflected in the Closing Statement.

5	PROTECTION OF TERMS AND CONDITIONS AND TERMINATION RIGHTS POST-CLOSING

5.1	Without prejudice to paragraph 5.4 below, the Purchaser shall procure that for a period of 24 months following the Closing Date:

5.1.1	each Transferred Employee will (for so long as such Transferred Employee continues in the same role with any member of the Purchaser’s Group save that the Purchaser shall not seek to demote any Transferred Employee to avoid the application of this provision) continue to receive at least the same basic salary;

5.1.2	each Transferred Employee will continue to receive contractual benefits (but excluding Employee Benefits and any share-based incentive schemes or other long-term incentive plans) which the

Purchaser reasonably considers to be substantially comparable, taken as a whole, to the contractual benefits (but excluding Employee Benefits and any share-based incentive schemes or other long-term incentive plans) of such Transferred Employee immediately prior to the Closing Date; and

5.1.3	no Transferred Employee will suffer a change to his overall employment terms (whether contractual or otherwise) and including, without limitation, any related to length of service (but excluding Employee Benefits and any share-based incentive schemes or other long-term incentive plans) which, when taken as a whole viewed in the round (including to the extent relevant alongside any other changes being made at the same time to that Transferred Employee’s employment terms), would in the Purchaser’s reasonable opinion acting in good faith be regarded as materially detrimental.

5.2	The Purchaser confirms that, following the Closing Date and for so long as the Transferred Employees continue in the employment of any member of the Purchaser’s Group, the Transferred Employees will be eligible to participate in those share-based incentive schemes or other long-term incentive plans that are operated by the Purchaser or relevant members of the Purchaser’s Group from time to time for employees of equivalent status, subject always to the rules of such share-based incentive schemes or long-term incentive plans and any qualifying conditions.

5.3	Each Seller shall provide or shall cause to be provided to any member of the Purchaser’s Group such information reasonably requested in writing by any member of the Purchaser’s Group to enable the Purchaser to comply with its obligations in paragraph 5.1 above.

5.4	If the employment of any Transferred Employee is terminated by reason of redundancy within 24 months following the Closing Date, the Purchaser shall procure that there shall be provided to such Transferred Employee benefits which are equivalent to those provided under such redundancy and severance policies and benefits (whether contractual or otherwise and giving due credit to the Transferred Employees for any additional service or earnings from the Closing Date onwards) (but excluding Employee Benefits other than the Agreed UK Restructuring Arrangement) as were applicable in respect of the particular Transferred Employee immediately prior to the Closing Date, to the extent that such policies and benefits are notified in writing to the Purchaser prior to the Closing Date. If, at any time during the 24 month period immediately following the Closing Date, the Purchaser places any Transferred Employee into a redundancy selection process, the Purchaser undertakes that, in determining such selection, it will or will procure that the relevant member of the Purchaser’s Group will take no account of the costs of dismissal of any person within the relevant selection pool (including such Transferred Employee).

5.5	For the avoidance of doubt, the provisions of this paragraph 5 are without prejudice to the operation of any rule of law in relation to the terms and conditions of employment of the Transferred Employees.

6	BENEFITS ARRANGEMENTS/SERVICE CONTINUITY

6.1	Each Transferred Employee shall have their service with the Seller’s Group and their respective predecessors recognised under any employee benefit plans or arrangements of the Purchaser’s Group for all purposes of eligibility, vesting and accrual of benefits to the extent past service was recognised for such Transferred Employee under a comparable plan or arrangement immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this paragraph 6.1 shall be construed to require recognition of service for the purposes of calculation of Employee Benefits or that would result in:

6.1.1	any additional liability being assumed by the Purchaser’s Group in respect of Employee Benefits other than subject to and in accordance with the provisions of Schedule 8;

6.1.2	duplication of benefit;

6.1.3	recognition of service for any purposes under any plan or arrangement for which participation, service and/or benefits accrual is frozen or any post-retirement medical plan; or

6.1.4	recognition of service under a newly established plan or arrangement for which prior service is not taken into account for employees of the Purchaser’s Group generally.

6.2	Without limiting the foregoing, with respect to the Transferred Employees, the Purchaser shall, or shall cause such other member of the Purchaser’s Group to, be responsible for all paid time off benefits, including vacation pay, sick pay, banked leave, flexitime and other payments for time off of normal work hours accrued by the Transferred Employees up to the Closing Date provided that if the value of such matters (excluding normal accrued but untaken annual leave for the year current as at Closing) would exceed US$7.5 million if accrued for in a balance sheet in accordance with IFRS; then the Seller to whom such Transferred Employees relate shall compensate the Purchaser for such matters (again excluding normal accrued but untaken annual leave for the year current as at Closing) by paying the Purchaser an amount equal to that value, less any amount actually accrued and transferred to the Purchaser for such matters.

6.3	With respect to any welfare plan maintained by the Purchaser or any other member of the Purchaser’s Group in which Transferred Employees are eligible to participate after the Closing Date, the Purchaser shall:

6.3.1	waive all limitations as to pre-existing conditions, exclusions, evidence of insurability provisions, waiting periods with respect to such participation and coverage requirements or similar provisions under the Purchaser’s benefit plans that are welfare plans (as defined in section 3(1) of ERISA or any equivalent Applicable Law) applicable to such employees to the extent such conditions, exclusions and waiting periods or other provisions were satisfied or did not apply to such employees under welfare plans maintained by the Seller to whom such Transferred Employees relate or other members of its Group prior to the Closing Date; and

6.3.2	provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan in the year in which Closing occurs, to the extent credited under the welfare plans maintained by the Seller to whom such Transferred Employees relate or other members of its Group prior to the Closing Date.

7	US TRANSFERRED EMPLOYEES

7.1	To the extent the Purchaser or any other member of the Purchaser’s Group maintains a health care and dependent care flexible spending account arrangement pursuant to section 125 or 129 of the Code (collectively “FSAs”), the Purchaser will use commercially reasonable efforts to honour the elections of all Transferred Employees who are employed in the United States and/or covered by US Benefit Plans (“US Transferred Employees”) under the FSAs of any relevant member of the Seller’s Group to whom such Transferred Employees relate (“Relevant Employer’s FSAs”), as in effect immediately prior to the Closing Date, and the Purchaser will use commercially reasonable efforts to assume responsibility for administering all reimbursement claims of US Transferred Employees with respect to the calendar year in which the Closing Date occurs that are submitted for payment on or after the Closing Date, whether arising before, on or after the Closing Date, under the Purchaser’s FSAs. As soon as practicable but no more than 45 days following the Closing Date, the Seller will cause to be transferred to the Purchaser an amount in cash equal to: (i) the sum of all contributions to the Relevant Employer’s FSAs with respect to the calendar year in which the Closing Date occurs by or on behalf of the US Transferred Employees prior to the Closing Date, reduced by; (ii) the sum of all claims incurred in the calendar year in which the Closing Date occurs that are submitted to the Relevant Employer for payment prior to the Closing Date and paid by the Relevant Employer’s FSAs with respect to such US Transferred Employees prior to the date of such cash transfer to the Purchaser; provided, however, if this calculation results in a negative number, then the Purchaser will pay to the relevant Seller (on behalf of the Relevant Employer) as soon as practicable following the end of the calendar year in which the Closing Date occurs, the amount by which (ii) exceeds (i).

7.2	With effect on and from the Closing Date, the Purchaser shall, or shall procure that such other members of the Purchaser’s Group shall, assume the responsibility and obligation to provide COBRA continuation coverage to all US Transferred Employees whose employment is terminated after the Closing Date and their eligible dependents.

8	INTERNATIONAL ASSIGNEES

Where Applicable Law does not provide for the automatic transfer of employment of any International Assignee and/or the other terms governing their international assignment, the Purchaser shall assume and agree to be bound by the individual contract of employment and such other terms governing their international assignment including any tax equalisation agreement entered into between an International Assignee and a member of a Seller’s Group provided that such employee becomes a Transferred Employee and each Seller has disclosed to the other Seller the template international assignment terms of that Seller’s Group prior to the Closing Date.

9	LIABILITY FOR RETENTION ARRANGEMENTS

Each Seller or any other member of the Seller’s Group has or will put in place certain retention arrangements (in the form of cash) to retain key employees in connection with the matters contemplated by this Agreement. To the extent that details of such retention arrangements are disclosed to the other Seller prior to the Closing Date, and in respect of arrangements put in place after the date of this Agreement, with the agreement of that other Seller, the Purchaser shall, or shall procure that such other member of the Purchaser’s Group shall, make the cash retention payments when due to the relevant Transferred Employees on or after Closing and shall deduct and/or pay and account for any Tax payable or accountable for by the employer in respect of such cash payments. Each Seller covenants to reimburse the Purchaser in respect of any cash retention payments, whether or not disclosed (including any Tax payable or accountable for by the employer in respect of such payments), which are put in place prior to the Closing Date. Each Seller will provide the Purchaser with all information and documentation reasonably necessary to allow such payments to be made.

10	SHARE-BASED INCENTIVE SCHEMES

This paragraph 10 applies notwithstanding any other provision of this Agreement.

Outstanding share-based awards under Novartis’s Group plans

10.1	Subject to paragraph 10.10, Novartis undertakes to use its best endeavours to ensure that share-based awards held by Transferred Employees pursuant to a share-based incentive scheme operated by Novartis or another member of Novartis’s Group (“Novartis Awards”) shall be treated in a manner consistent with the “good leaver treatment” in the share-based incentive schemes operated by the Purchaser, to the extent possible under the relevant plan rules and any applicable law. Where Novartis Awards are subject to performance (or other) conditions and it is not possible to determine whether or not such conditions have been met at the applicable early vesting date (or within a reasonable period thereafter), the Sellers agree that performance shall be deemed “on target”.

For the avoidance of doubt:

(i)	where necessary and subject to (ii), Novartis shall rely on the exercise of existing discretions in the relevant plan rules and (provided the approval of Novartis’s shareholders is not required) shall be expected to amend the relevant plan rules to achieve the “good leaver treatment”;

(ii)	Novartis (or relevant member of Novartis’s Group) shall not take any action which would require shareholder approval or which could trigger any significant legal, Tax or operational issues for the relevant Transferred Employee (including the loss of any Tax-favourable treatment), GlaxoSmithKline’s Group, Novartis’s Group or the Purchaser’s Group.

For the purposes of this paragraph 10.1, the “good leaver treatment” shall be that:

(iii)	Novartis Awards shall not lapse or be forfeited as a result of Closing except to the extent that they do not vest in accordance with (iv) and/or (v) below;

(iv)	Novartis Awards shall vest early as a result of Closing and shall be time pro-rated to take account of the reduced period of time, as a proportion of the original vesting period, that the relevant Transferred Employee worked within Novartis’s Group (calculated on the basis of the number of years of service as at the Closing Date, where part years of service are rounded up); and

(v)	Novartis Awards that vest after the Closing Date shall remain subject to any relevant performance (or other) conditions, adjusted as necessary to take account of Closing and measured up to the applicable early vesting date.

10.2	For the purposes of this paragraph 10.2, “on target” performance shall not be construed as permitting share-based awards to vest in full.

10.3	Novartis agrees to indemnify the Purchaser (or relevant member of the Purchaser’s Group) for any Liabilities borne by the Purchaser’s Group in connection with the Novartis Awards, including any Tax. The Sellers agree to use their best endeavours to ensure that the Purchaser seeks any applicable Tax relief in respect of the Novartis Awards and indemnifies Novartis in respect of any Tax relief obtained, provided always that Novartis provides the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner.

10.4	Subject to paragraph 10.5, Novartis undertakes to inform the Purchaser of the vesting or exercise (as applicable) of the Novartis Awards and to provide, in a timely manner, details of the Novartis Awards that so vest or are exercised so that the Purchaser’s Group can make any applicable withholdings for Tax and pay any Tax for which the Purchaser’s Group is liable in respect of the Novartis Awards to the relevant Tax Authority within any applicable timescale.

10.5	To the extent permitted under the relevant plan rules and any applicable law, Novartis undertakes to sell such number of the shares underlying the Novartis Awards as may be necessary for the sale proceeds to satisfy any applicable Tax withholdings and to pay such amounts to the Purchaser in sufficient time for the Purchaser to pay such Tax to the relevant Tax Authority within any applicable timescale, provided always that the Purchaser provides Novartis with any information that Novartis may reasonably request in this respect in a timely manner.

10.6	Novartis undertakes to pay any Tax for which Novartis’s Group is liable in respect of the Novartis Awards to the relevant Tax Authority within any applicable timescale.

10.7	Novartis undertakes to complete any relevant Tax Return in respect of the Novartis Awards and to submit any such Tax Return to the relevant Tax Authority within any applicable timescale.

10.8

This paragraph shall apply where Novartis Awards lapse or are forfeited (or will lapse or be forfeited) either in whole or in part as a result of Closing. As soon as practicable following Closing (and, in any event, by the later of 30 days from the Closing Date and 30 days from the first date after the Closing Date when the granting of share-based awards is not prevented by dealing restrictions, subject in both cases to the relevant plan rules and any applicable law), GlaxoSmithKline (or member of GlaxoSmithKline’s Group) shall grant each relevant Transferred Employee a share-based award over shares in the capital of GlaxoSmithKline substantially equal in value (valued as at the date of grant) to the value of the portion of their Novartis Awards which lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing (valued as at the Closing Date), where relevant, disregarding any loss (or expected loss) of Tax-favourable treatment (each a “Compensation Award”). To the extent that (i) it could reasonably have been expected that any related matching share award and/or free share award would have been granted to a Transferred Employee following Closing in connection with any Novartis Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing (each an “Novartis Matching Award”), and (ii) such Novartis Matching Award has not been granted (or will not be granted) as a result of Closing, on or around the date on which such Novartis Matching Award would, in the ordinary course of business, have been made by Novartis (or member of Novartis’s Group), GlaxoSmithKline (or member of GlaxoSmithKline’s Group) shall grant each relevant Transferred Employee a share-based award over shares in the capital of GlaxoSmithKline substantially equal in value (valued as at the date of grant) to the value of such Novartis Matching Award (valued as at the date of grant of the related Matching Award, defined below), where relevant, disregarding any loss (or expected loss) of Tax-favourable treatment (each a “Matching Award”), subject to the relevant plan rules and any applicable law.

Such Compensation Awards and Matching Awards shall be granted pursuant to the rules of whichever share-based incentive plan operated by GlaxoSmithKline’s Group at the time of grant GlaxoSmithKline considers most closely aligned to the share-based incentive plan operated by Novartis’s Group pursuant to which the related Novartis Award had been granted (or related Novartis Matching Award would have been granted) but will vest according to a vesting schedule substantially similar to the vesting schedule that would have otherwise applied to the related Novartis Award or related Novartis Matching Award if Closing had not occurred. In such cases:

(i)	the Sellers agree to use their best endeavours to ensure that the Purchaser seeks any applicable Tax relief in respect of the Compensation Awards and Matching Awards and indemnifies Novartis in respect of 50 per cent. of any Tax relief obtained, and GlaxoSmithKline undertakes to provide the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner;

(ii)	where a Compensation Award or Matching Award is granted in the form of a restricted share award, the Sellers agree to use their reasonable endeavours to ensure that the Purchaser obtains a valid election pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 (or, as applicable, any similar Tax election that is available pursuant to any applicable law in another jurisdiction), provided that, if a Seller makes representations to the other Seller to waive this obligation in respect of certain Compensation Awards or certain Matching Awards and the other Seller consents to such waiver (such consent not to be unreasonably withheld), this paragraph (ii) shall not apply in respect of such Compensation Awards or Matching Awards; and

(iii)	Novartis agrees to indemnify GlaxoSmithKline (or relevant member of GlaxoSmithKline’s Group or the Purchaser’s Group) for any Liabilities borne by GlaxoSmithKline’s Group or the Purchaser’s Group in connection with such Compensation Awards and Matching Awards, including any Tax, provided that:

(A)	Novartis shall not indemnify GlaxoSmithKline (or relevant member of GlaxoSmithKline’s Group or the Purchaser’s Group) to the extent that GlaxoSmithKline (or a member of GlaxoSmithKline’s Group or the Purchaser’s Group) compensates Transferred Employees for any loss (or expected loss) of Tax-favourable treatment in respect of Novartis Awards or for any Liabilities to Tax as contemplated in paragraph 10.9 below;

(B)

Novartis only agrees to indemnify GlaxoSmithKline (or member of GlaxoSmithKline’s Group or the Purchaser’s Group) to a maximum of 50 per cent. of the total of: (i) the value of the portion of such Novartis Awards that lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing, (ii) the value of Novartis Matching Awards, and (iii) any related Liabilities, including Tax; and

(C)	for the avoidance of doubt, Novartis shall not indemnify GlaxoSmithKline (or member of GlaxoSmithKline’s Group or the Purchaser’s Group) for any lapse or forfeiture (or expected lapse or forfeiture) due to a failure to meet any applicable performance (or other) conditions.

For these purposes, the compensation in respect of the portion of an Novartis Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing shall not exceed the difference between (i) the value of the Novartis Award which could reasonably have been expected to vest on the normal vesting date but for Closing (subject, where applicable, to performance (or other) conditions), and (ii) the value of the Novartis Award which actually vested (or will vest) as a result of Closing.

For the purposes of this paragraph 10.8:

(i)	the portion of an Novartis Award which lapsed or was forfeited (or will lapse or be forfeited) as a result of Closing shall be valued on the basis of the average price of an ordinary share in the capital of Novartis over the five trading days immediately prior to Closing;

(ii)	the value of a Compensation Award to be granted shall be valued on the basis of the average price of an ordinary share in the capital of GlaxoSmithKline over the five trading days immediately prior to the date of grant;

(iii)	the value of an Novartis Matching Award shall be valued on the basis of the average price of an ordinary share in the capital of Novartis over the five trading days immediately prior to the date of grant of the related Matching Award;

(iv)	the value of a Matching Award to be granted shall be valued on the basis of the average price of an ordinary share in the capital of GlaxoSmithKline over the five trading days immediately prior to the date of grant; and

(v)	any currency conversion shall be made in accordance with Clause 1.13.1.

10.9	To the extent that any payment to a Transferred Employee (whether by Novartis’s Group, GlaxoSmithKline’s Group or by the Purchaser’s Group) would trigger Liabilities to Tax under section 280G of the United States Internal Revenue Code (“Section 280G”), the relevant Transferred Employee shall be allowed to choose whether to accept the full payment (and pay any relevant Section 280G Tax) or to receive such lower payment as may be necessary in order to fall below the Section 280G threshold for Tax. To the extent that any similar Tax would arise pursuant to any applicable law in another jurisdiction, this paragraph 10.9 shall apply mutatis mutandis.

10.10	This paragraph shall apply if any member of Novartis’s Group’s corporate executive team (or similar body) is a Transferred Employee (each a “CET Member”). The treatment of share-based awards held by CET members shall be determined by the remuneration committee of the board of directors of Novartis (acting reasonably and in good faith and following informal consultation with GlaxoSmithKline), subject to the rules of any relevant share-based incentive scheme and any applicable law, and the provisions of paragraphs 10.8 and 10.16 shall apply.

Outstanding Share-Based Awards under GlaxoSmithKline’s Group Plans

10.11	GlaxoSmithKline agrees to indemnify the Purchaser (or relevant member of the Purchaser’s Group) for any Liabilities borne by the Purchaser’s Group in connection with share-based awards held by Transferred Employees pursuant to a share-based incentive scheme operated by GlaxoSmithKline or another member of GlaxoSmithKline’s Group and which were granted prior to Closing (“GlaxoSmithKline Awards”), including any Tax. The Sellers agree to use their best endeavours to ensure that the Purchaser seeks any applicable Tax relief in respect of the GlaxoSmithKline Awards and indemnifies GlaxoSmithKline in respect of any Tax relief obtained, provided always that GlaxoSmithKline provides the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner.

10.12	Subject to paragraph 10.13, GlaxoSmithKline undertakes to inform the Purchaser of the vesting or exercise (as applicable) of the GlaxoSmithKline Awards and to provide, in a timely manner, details of the GlaxoSmithKline Awards that so vest or are exercised so that the Purchaser’s Group can make any applicable withholdings for Tax and pay any Tax for which the Purchaser’s Group is liable in respect of the GlaxoSmithKline Awards to the relevant Tax Authority within any applicable timescale.

10.13	To the extent permitted under the relevant plan rules and any applicable law, GlaxoSmithKline undertakes to sell such number of the shares underlying the GlaxoSmithKline Awards as may be necessary for the sale proceeds to satisfy any applicable Tax withholdings and to pay such amounts to the Purchaser in sufficient time for the Purchaser to pay such Tax to the relevant Tax Authority within any applicable timescale, provided always that the Purchaser provides GlaxoSmithKline with any information that GlaxoSmithKline may reasonably request in this respect in a timely manner.

10.14	GlaxoSmithKline undertakes to pay any Tax for which GlaxoSmithKline’s Group is liable in respect of the GlaxoSmithKline Awards to the relevant Tax Authority within any applicable timescale.

10.15	GlaxoSmithKline undertakes to complete any relevant Tax Return in respect of the GlaxoSmithKline Awards and to submit any such Tax Return to the relevant Tax Authority within any applicable timescale.

2014 Performance Awards

10.16

This paragraph 10.16 shall apply where: (i) a Transferred Employee would, in the ordinary course of business, have been granted a share-based award pursuant to a share-based incentive scheme operated by the relevant Seller or another member of the relevant Seller’s Group on the basis of performance criteria linked to the relevant Seller’s Group’s 2014 financial year (which may, for the avoidance of doubt, be business and/or individual performance criteria and assessment) (each a “2014 Performance Award”), and (ii) Closing occurs prior to the grant of such 2014 Performance Award. As soon as practicable following Closing (and, in any event, by the later of 30 days from the Closing Date and 30 days from the date when the value of each 2014 Performance Award has been determined), the relevant Seller shall notify the Purchaser (and, where the relevant Seller is Novartis, shall also notify GlaxoSmithKline) in writing of the value of each 2014 Performance Award and under which share-based incentive plan operated by the relevant Seller’s Group the related 2014 Performance

Award would have been granted. As soon as practicable following the receipt of such notice (and, in any event, by the later of 30 days from the receipt of such notice and 30 days from the first date following the receipt of such notice when the granting of share-based awards is not prevented by dealing restrictions, subject in both cases to the relevant plan rules and any applicable law), GlaxoSmithKline (or member of GlaxoSmithKline’s Group) shall grant each relevant Transferred Employee a share-based award over shares in the capital of GlaxoSmithKline substantially equal in value (valued as at the date of grant) to the value of the 2014 Performance Award which would have been granted but for the occurrence of Closing. Such 2014 Performance Awards shall be granted pursuant to the rules of whichever share-based incentive plan operated by GlaxoSmithKline’s Group at the time of grant GlaxoSmithKline considers most closely aligned to the share-based incentive plan operated by the relevant Seller’s Group pursuant to which the related 2014 Performance Award would have been granted. In such cases:

(i)	the Sellers agree to use their best endeavours to ensure that the Purchaser seeks any applicable Tax relief in respect of the 2014 Performance Awards and indemnifies the relevant Seller in respect of any Tax relief obtained, and GlaxoSmithKline undertakes to provide the Purchaser with any information that the Purchaser may reasonably request in this respect in a timely manner;

(ii)	where a 2014 Performance Award is granted in the form of a restricted share award, the Sellers agree to use their reasonable endeavours to ensure that the Purchaser obtains a valid election pursuant to section 431 of the Income Tax (Earnings and Pensions) Act 2003 (or, as applicable, any similar Tax election that is available pursuant to any applicable law in another jurisdiction), provided that, if a Seller makes representations to the other Seller to waive this obligation in respect of certain 2014 Performance Awards and the other Seller consents to such waiver (such consent not to be unreasonably withheld), this paragraph (ii) shall not apply in respect of such 2014 Performance Awards; and

(iii)	the relevant Seller agrees to indemnify GlaxoSmithKline (or relevant member of GlaxoSmithKline’s Group or the Purchaser’s Group) for any Liabilities borne by GlaxoSmithKline’s Group or the Purchaser’s Group in connection with such 2014 Performance Awards, including any Tax.

The grant of a 2014 Performance Award to a Transferred Employee shall be taken into account by the Purchaser when determining the extent to which that Transferred Employee shall participate in incentive arrangements (other than any Compensation Award or Matching Award) for employees of the Purchaser’s Group following Closing.

For the purposes of this paragraph 10.16:

(i)	the value of a 2014 Performance Award to be granted shall: (i) be determined by the relevant Seller acting reasonably and in good faith, (ii) be consistent with both past practice and with the level of similar awards granted to employees (where Novartis is the relevant Seller) remaining in service within Novartis’s Group or (where GlaxoSmithKline is the relevant Seller) remaining in service within GlaxoSmithKline’s Group, (iii) take into account the relevant business and/or individual performance criteria linked to the Seller’s Group’s 2014 financial year, and (iv) if Closing occurs before 31 December 2014, be time pro-rated to take account of the reduced period of time, as a proportion of the relevant Seller’s Group’s 2014 financial year, that the relevant Transferred Employee worked within (where Novartis is the relevant Seller) Novartis’s Group or (where GlaxoSmithKline is the relevant Seller) within GlaxoSmithKline’s Group (calculated on the basis of the number of complete months of service as at the Closing Date);

(ii)	the number of shares to be placed under a 2014 Performance Award shall be valued on the basis of the average price of an ordinary share in the capital of GlaxoSmithKline over the five trading days immediately prior to the date of grant; and

(iii)	any currency conversion shall be made in accordance with Clause 1.13.1.

Future share-based incentives

10.17	The Sellers confirm that it is envisaged that any share-based incentives to be provided to employees of the Purchaser’s Group following Closing will be granted pursuant to share-based incentives schemes operated by GlaxoSmithKline or a member of GlaxoSmithKline’s Group (the “JV Awards”). Subject to paragraphs 10.8 and 10.16, the Sellers undertake to use their best endeavours to ensure that the Purchaser indemnifies GlaxoSmithKline for any Liabilities borne by GlaxoSmithKline in connection with the JV Awards.

Schedule 8

Employee Benefits

In this Schedule 8:

“Employee Benefits” means benefits to or in respect of any current or former employee, including without limitation, any pension, early retirement, disability, death benefit, long service awards, termination indemnity (such as Italian TFR) or post-retirement medical benefits or deferred compensation linked to retirement, disability or death benefits or old age part-time benefits (such as German ATZ) and jubilee payments;

“Employee Benefit Liabilities” means liabilities and obligations (whether funded or unfunded) in respect of any employee benefit promise, scheme, plan, fund, program, policy, practice or other individual or collective arrangement providing Employee Benefits;

“Oncology Funding Assumptions” means, in relation to any Transferred Employee Benefits which are similar or comparable to benefits in the same country which are Transferred Employee Benefits under the Oncology Sale and Purchase Agreement (the “Equivalent Oncology Benefits”), the method and assumptions used under the Oncology Sale and Purchase Agreement to value those Equivalent Oncology Benefits. For the avoidance of doubt, the Oncology Funding Assumptions are only available in respect of Transferred Employee Benefits for which there are Equivalent Oncology Benefits;

“Other Party” means (i) where GlaxoSmithKline is the Seller, Novartis and (ii) where Novartis is the Seller, GlaxoSmithKline;

“Other Party Group” means (i) where GlaxoSmithKline is the Other Party, GlaxoSmithKline’s Group and (ii) where Novartis is the Other Party, Novartis’s Group;

“Other Party Funding Assumptions” means, in relation to any Transferred Employee Benefits, where a member of the Other Party Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc.), and there is a local obligation or practice prior to the date of this Agreement to pre-fund or externally fund those similar or comparable benefits to a funding target which is determined by reference to a method and assumptions other than IFRS (such as would, for example, be the case in relation to UK HMRC-registered defined benefit pension obligations), then that method and those assumptions as in force in relation to those similar or comparable benefits immediately prior to the date of this Agreement (so, taking the example of UK defined benefit obligations, this would be the method and assumptions used to determine the relevant plan’s technical provisions as at the date of this Agreement – regardless of whether the plan is in fact fully funded on that basis at any relevant time);

“Other Party IFRS Assumptions” means, in relation to any Transferred Employee Benefits, where a member of the Other Party Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc.), the method and assumptions used most recently prior to the date of this Agreement to value those similar or comparable benefits by the Other Party Group (or any relevant member thereof) for IFRS accounting purposes;

“Partial Liquidation Longstop Date” means, in relation to each of Novartis Pensionskasse 1, Novartis Pensionskasse 2 and Kaderkasse Novartis and any similar plans operated by GlaxoSmithKline in Switzerland, the earlier of: (i) the date (if any) after Closing on which the plan undergoes partial liquidation; and (ii) 12 months after Closing;

“Seller Funding Assumptions” means, in relation to any Transferred Employee Benefits, if there is a local obligation or practice prior to the date of this Agreement to pre-fund or externally fund those Transferred Employee Benefits to a funding target which is determined by reference to a method and assumptions other than IFRS (such as would, for example, be the case in relation to UK HMRC-registered defined benefit pension obligations), then that method and those assumptions as in force in relation to those Transferred Employee Benefits immediately prior to the date of this Agreement (so, taking the example of UK defined benefit obligations, this would be the method and assumptions used to determine the relevant plan’s technical provisions as at the date of this Agreement – regardless of whether the plan is in fact fully funded on that basis at any relevant time);

“Seller IFRS Assumptions” means, in relation to any Transferred Employee Benefits, the method and assumptions used by the Seller’s Group (or the most relevant member thereof) most recently prior to the date of this Agreement to value those Transferred Employee Benefits for IFRS accounting purposes;

“Swiss Actuary” means an actuary: (a) who can reasonably be viewed: (i) as independent of both the Other Party and each Seller; and (ii) as familiar with Swiss pension issues; and (b) whom the Other Party and each Seller have agreed should be jointly appointed by them for the purposes of determining the Swiss Assumptions or who in default of such agreement has been appointed by the Swiss Association of Actuaries or other industry body of actuaries in Switzerland as agreed by each Seller and the Other Party;

“Swiss Assumptions” means, in relation to any Transferred Employee Benefits in Switzerland, Novartis’s Seller IFRS Assumptions adjusted:

(i)	by replacing – other than in so far as the Transferred Employee Benefits relate to any Swiss Potential Early Retirees – any assumed “cash balance” annuity conversion rate in Novartis’s Seller IFRS Assumptions with a conversion rate which the Swiss Actuary certifies to GlaxoSmithKline and Novartis as representing a reasonable estimate of the likely effective overall blended conversion rate which will apply in relation to the Transferred Employee Benefits in question, having regard to the changes to the rate which can (having regard to longevity projections, legal and governance constraints around Swiss pension structures and such other matters as the Swiss Actuary considers relevant) in the Swiss Actuary’s opinion reasonably be expected to occur during the expected service lives of the Transferred Employees to whom the Transferred Employee Benefits relate, and weighting the impact of those changes by reference to the ages of the relevant employees (and so the extent to which the changes will in fact operate to reduce the effective liability on GlaxoSmithKline); and

(ii)	by removing any reserve for death or disability benefits to the extent that the Swiss Actuary certifies to GlaxoSmithKline and Novartis that it constitutes a reserve for liabilities to and in respect of the relevant Transferred Employees which could reasonably be externally insured by the Purchaser’s Group without introducing a new ongoing cost on the Purchaser’s Group which was not reflected in Novartis’s ongoing cost base prior to the date of this Agreement; and

“Swiss Potential Early Retirees” means those Transferred Employees employed in Switzerland who have “grandfathered” entitlements to a wholly or partly unreduced early retirement pension under the old final salary scheme operated by Novartis in Switzerland which closed at the end of 2010; and

“Vaccines Funding Assumptions” means, in relation to any Transferred Employee Benefits which are similar or comparable to benefits in the same country which are Transferred Employee Benefits under the Vaccines Sale and Purchase Agreement (the “Equivalent Vaccines Benefits”), the method and assumptions used under the Vaccines Sale and Purchase Agreement to value those Equivalent Vaccines Benefits. For the avoidance of doubt, the Vaccines Funding Assumptions are only available in respect of Transferred Employee Benefits for which there are Equivalent Vaccines Benefits.

For the purposes of each of the Other Party Funding Assumptions, the Other Party IFRS Assumptions, the Seller Funding Assumptions, the Seller IFRS Assumptions, the Swiss Assumptions (and, for the avoidance of doubt, the Vaccines Funding Assumptions and the Oncology Funding Assumptions), any economic and financial assumptions which are based (whether expressly or implicitly) on yields, rates or indices shall be updated for the purposes of such definitions to take account of those yields, rates or indices as at Closing (or the latest practicable time prior to Closing).

1	Except to the extent otherwise requested by each Seller and expressly agreed by the Other Party before Closing (such Other Party agreement not to be unreasonably withheld to the extent that it is not reasonably possible for such Seller or its Affiliates to retain the relevant Employee Benefit Liabilities – for example, where a relevant Target Group Company operates its own standalone arrangement, liability for which cannot lawfully be assumed by another member of such Seller’s Group, or where liability unavoidably transfers by operation of law under European Council Directive 2001/23/EC or its local implementing legislation), any Employee Benefit Liabilities in respect of service in the relevant Target Group or with any member of such Seller’s Group (including any relevant Target Group Company) or in any plan or arrangement in which any member of such Seller’s Group (including any relevant Target Group Company) participates or has participated:

(a)	(in the case of a Transferred Employee) prior to Closing; or

(b)	(in the case of any other person) at any time,

(together, “Pre-Closing EB Liabilities”) will stay with or be assumed by such Seller or its Affiliates (excluding any relevant Target Group Company) and such Seller shall fully indemnify the Purchaser and its Affiliates (which for the avoidance of doubt in the period from Closing includes any relevant Target Group Company) against any such Employee Benefit Liabilities and against any liabilities and obligations to or in respect of any plan or arrangement for the provision of Employee Benefits in which any member of such Seller’s Group (including any relevant Target Group Company) participates or participated prior to Closing. For the avoidance of doubt, the Other Party’s agreement under this paragraph 1 may, if the Other Party so determines, relate only to certain specified categories or tranches of relevant Pre-Closing EB Liabilities under a particular benefit programme (in other words, it does not need to be “all or nothing”), in which case it is only those specified Pre-Closing EB Liabilities which are excluded from the scope of the Purchaser’s indemnity entitlement hereunder.

2

Where and to the extent that the Other Party agrees under paragraph 1 that any Pre-Closing EB Liabilities may transfer to or remain with the Purchaser and/or its Affiliates (which for the avoidance of doubt in the period from Closing includes any relevant Target Group Company), (such Pre-Closing EB Liabilities being the “Transferred Employee Benefit Liabilities” and the benefits to which they relate being the “Transferred Employee Benefits”), the Purchaser will be compensated in respect of such Transferred Employee Benefit Liabilities as set out in the rest of this Schedule 8. Subject to being so compensated but without prejudice to paragraphs 9 and 12, the Purchaser shall, or shall procure that its relevant Affiliate shall, assume, with a full discharge for each Seller and its Affiliates, the Transferred Employee Benefit Liabilities. Without limiting the Other Party’s obligation not unreasonably to withhold consent under paragraph 1 above, the Seller and the Other Party hereby acknowledge that it would not be reasonably possible for the Seller or its Affiliates to retain those Pre-Closing EB Liabilities which attach to the relevant Target Group Companies in Germany or Switzerland. So

subject to appropriate identification during the period before Closing of such liabilities and to the operation of the compensation mechanism set out in this Schedule 8 they will become Transferred Employee Benefit Liabilities. The Other Party also acknowledges its agreement to the principle that the post-retirement medical healthcare plan to which it admits US Transferred Employees who immediately before Closing were members of such a plan will take account of periods of employment with the Seller’s Group to the extent previously recognised under the equivalent Seller’s Group plan for the purposes of determining eligibility, contributions, and vesting; again, therefore, subject to appropriate identification during the period before Closing of such liabilities and to the operation of the compensation mechanism set out in this Schedule 8, they will become Transferred Employee Benefit Liabilities.

United Kingdom

For the avoidance of doubt, it is also agreed that, where the Seller is Novartis, no UK defined benefit pension liabilities are to be Transferred Employee Benefit Liabilities. Without limiting paragraph 1, this means that Novartis must prior to Closing procure that no Novartis OTC Group Company is a participating employer under the governing documents, or an ‘employer’ for the purposes of the Pensions Act 1995 and the Pensions Act 2004, in the Chiron UK Pension Scheme or the Novartis UK Pension Scheme, and Novartis shall under paragraph 1 fully indemnify the Purchaser and its Affiliates (including any Target Group Company) against any liabilities and obligations to or in respect of either of those plans, including any debt under section 75 of the Pensions Act 1995.

Switzerland

For the avoidance of doubt, it is also agreed that the Purchaser shall procure that the Swiss Potential Early Retirees will as at Closing be provided with equivalent early retirement benefit provisions under the replacement pension plan to be provided by the Purchaser for and in respect of the Transferred Employees employed in Switzerland under the terms of this Agreement, provided that the Swiss Actuary confirms that such early retirement benefit provisions are allowed for in the Swiss Assumptions.

3	The value of the Transferred Employee Benefit Liabilities shall be determined on employee census data and plan provision as at Closing on the Vaccines Funding Assumptions where available, failing which on the Oncology Funding Assumptions if those are available, failing which on:

(i)	in relation to any Transferred Employee Benefits in Switzerland, the Swiss Assumptions; and

(ii)	in relation to any other Transferred Employee Benefits, the Seller IFRS Assumptions, PROVIDED that if any of the following values is available then that value will be used instead:

(A)	if a member of the Other Party Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc.) and neither (B) nor (C) below is available, the value which is midway between the value based on the Seller IFRS Assumptions and the Other Party IFRS Assumptions;

(B)

if (C) below is not available but there is a local obligation or practice prior to the date of this Agreement to pre-fund or externally fund the Transferred Employee Benefits to a funding target which would lead to a greater value being placed on the Transferred Employee Benefit Liabilities than the Seller IFRS Assumptions, the value derived using the Seller Funding Assumptions; and

(C)	if there is both: (i) a local obligation or practice prior to the date of this Agreement to pre-fund or externally fund the Transferred Employee Benefits to a funding target which would lead to a greater value being placed on the Transferred Employee Benefit Liabilities than the Seller IFRS Assumptions; and (ii) a member of the Other Party Group provides, in the same country, a similar or comparable benefit programme to the programme to which the Transferred Employee Benefits relate (regardless of differences in the terms of entitlement of accrual etc.), the value which is midway between the value based on the Seller Funding Assumptions and the Other Party Funding Assumptions.

The market value as at Closing of any underlying assets related to the Transferred Employee Benefit Liabilities which are or are to be transferred as per paragraph 8 below will be deducted from the value of the Transferred Employee Benefit Liabilities to the extent such assets are or will be available to the Purchaser or its Affiliates to meet such liabilities and the remaining value of the Transferred Employee Benefit Liabilities (if any) is the “Employee Benefit Indemnification Amount”. Such determination shall be carried out on a country-by-country basis and, where necessary, on a plan-by-plan basis. For the avoidance of doubt, in relation to Switzerland, the calculation shall, if partial liquidation occurs in relation to any of the Transferred Employee Benefit Liabilities by the Partial Liquidation Longstop Date, make allowance for the assets thereby transferred assuming that they will be available to meet such liabilities. If any Employee Benefit Indemnification Amount is greater than the estimate of such amount determined for the purposes of the Estimated Employee Benefit Adjustment (or, where no such estimate was made, greater than zero), each Seller shall pay or procure payment so far as possible, by way of a reduction in the Purchase Consideration paid for the particular part of the Target Group to which the payment relates, an amount equal to the difference (or, where no such estimate was made, such amount) to the Purchaser, or at the request of the Purchaser to an Affiliate of the Purchaser, as compensation for the Transferred Employee Benefit Liabilities. If any Employee Benefit Indemnification Amount is less than the estimate of such amount determined for the purposes of the Estimated Employee Benefit Adjustment (if any), the Purchaser shall pay an amount equal to the difference to the Seller.

4

Each Seller and its Affiliates shall, within 45 days after Closing (or, in the case of Switzerland, 45 days after the Partial Liquidation Longstop Date), provide its actuary, the Swiss Actuary and the actuary chosen by the Purchaser with all relevant plan, asset, assumptions and employee census information needed to calculate the Employee Benefit Indemnification Amounts in respect of any Transferred Target Business Employees. The actuary chosen by the Seller shall provide the actuary chosen by the Other Party with its calculation of the Employee Benefit Indemnification Amounts (including, but not limited to, any supporting documentation on which it relied as well as the methodologies it employed in calculating the Employee Benefit Indemnification Amounts), on a plan-by-plan basis, within 90 days following Closing (or, in the case of Switzerland, 90 days after the Partial Liquidation Longstop Date). The actuary chosen by the Other Party shall review the calculation of the Employee Benefit Indemnification Amounts of the Seller’s actuary within 120 days following Closing (or, in the case of Switzerland, 120 days after the Partial Liquidation Longstop Date). The Employee Benefit Indemnification Amounts shall be determined, on a plan-by-plan basis, by mutual agreement between the Seller and the Other Party within 180 days following the Closing Date (or, in the case of Switzerland, 180 days after the Partial Liquidation Longstop Date).

5	If such Seller and the Purchaser cannot agree on any Employee Benefit Indemnification Amount within the 180-day period referred to in paragraph 4, such parties shall appoint within five days an independent actuary acceptable to both parties, or such actuary shall be selected by the President of the Institute and Faculty of Actuaries in the UK if they cannot agree, and the independent actuary thus appointed shall review their calculations and, within 75 days after appointment, render a final and binding decision on the amount of that Employee Benefit Indemnification Amount, and, in making such decision, shall be limited to adopting the position taken by either one of that Seller or the Purchaser. The cost of any independent actuary shall be borne jointly by that Seller and the Purchaser.

6	In connection with the procedures referred to in this Schedule 8, each Seller and the Purchaser shall provide each other and the actuaries referred to in this Schedule 8 with access to the relevant business records and other relevant documents and information as may reasonably be requested. All documents, records and information provided for the purposes of this Schedule 8 must be accurate and complete in all material respects.

7	Each Employee Benefit Indemnification Amount shall be paid by the relevant Seller so far as possible (by way of a reduction in the Purchase Consideration paid for the particular part of the Target Group to which the payment relates) within 14 days following its final determination. Each Seller may make an accelerated or advance payment at its own discretion (which, for the avoidance of doubt, includes in relation to each Employee Benefit Indemnification Amount so much (if any) of the Estimated Employee Benefit Adjustment as the Seller notified pursuant to Clause 6.4 was intended to relate to that Employee Benefit Indemnification Amount). Each relevant Employee Benefit Indemnification Amount shall include interest calculated from (and including) the Closing Date to (and including) the date of payment at a rate per annum of LIBOR (but where amounts are prepaid or paid in stages or treated as paid via inclusion in the Estimated Employee Benefit Adjustment then the interest will cease to accrue on so much of such Employee Benefit Indemnification Amount as has been paid). Such interest shall accrue from day to day. Any such payment shall be made in US dollars (and any underlying values shall be expressed in US dollars) and any currency other than US dollars shall be converted into US dollars at the exchange rates determined in accordance with Clause 1.13 of this Agreement on the Closing Date.

8	To the extent (if any) that there are any Transferred Employee Benefit Liabilities which prior to Closing were externally funded by assets held in a trust or other vehicle established for the purposes of meeting such Transferred Employee Benefit Liabilities, the Purchaser will, if requested by a Seller before Closing and unless it is not reasonably practicable to do so, establish or nominate a trust or other vehicle which is capable of receiving a transfer of assets from the pre-Closing trust or other vehicle to the extent that such assets relate to such Transferred Employee Benefit Liabilities.

9	If, within one year of Closing, a Seller or the Purchaser notifies the other that the membership or other benefit data (the “Data”) used for calculating any Employee Benefit Indemnification Amount may be inaccurate, then a “Data Dispute” has arisen and the following provisions shall apply:

(a)	On such notification, the Seller shall procure that its actuary and the Purchaser shall procure that its actuary consult each other with a view to agreeing whether the Data is inaccurate and if so, what the accurate Data should be. If that Seller’s actuary and the Purchaser’s actuary agree that the Data is inaccurate, they will jointly certify this to be the case and advise on what the accurate Data should be. The notification is deemed to have occurred on the date of the certification.

(b)	If that Seller’s actuary and the Purchaser’s actuary fail to agree whether the Data is inaccurate within 60 days of the notification by one party to the other that the Data may be inaccurate, paragraph 5 shall apply mutatis mutandis. The notification is deemed to have occurred when the independent actuary advises that the Data is inaccurate and what the accurate Data should be.

(c)	On the occurrence of the Data Dispute, such Seller and the Purchaser shall respectively procure that a valuation of the relevant Employee Benefit Indemnification Amount is carried out in accordance with paragraphs 3 and 4 (mutatis mutandis) but on the basis of the accurate Data as agreed under sub-paragraph (a) or determined under sub-paragraph (b).

(d)	If as a consequence of sub-paragraph (c), such Seller has paid to the Purchaser an amount which on the basis of the further valuation is not payable, such amount (the “Overpayment”) shall be repaid within 21 days of the amount of the Overpayment being agreed or determined. Any such payment shall bear interest calculated from (and including) the date the Overpayment was made to (and including) the date the payment is made in full in accordance with this sub-paragraph (d) at a rate per annum of LIBOR. Such interest shall accrue from day to day.

(e)	If as a consequence of sub-paragraph (c), such Seller has not paid to the Purchaser an amount which on the basis of the further valuation is payable, such amount (the “Outstanding Amount”) shall be paid within 21 days of the amount of the Outstanding Amount being agreed or determined. Any such payment shall bear interest calculated from (and including) the Closing Date to (and including) the date the payment is made in full in accordance with this sub-paragraph (d) at a rate per annum of LIBOR. Such interest shall accrue from day to day.

10	Except as otherwise agreed by each Seller, the Purchaser shall where a trust or other vehicle has been established under paragraph 8, procure that all of the assets transferred as envisaged by paragraph 8 are paid into such trust or other vehicle. If, after such payment or transfer, or after payment of an Employee Benefit Indemnification Amount or after making an Estimated Employee Benefit Adjustment, the Purchaser and/or its Affiliates achieves a reduction in its liability to any Tax in respect of or in connection with payment or transfer, the Purchaser shall pay to that Seller (for itself and on behalf of the relevant Share Seller or Business Seller, as applicable), within 30 days after the Purchaser would otherwise have been liable to pay the saved Tax, a sum equal to the amount of that Tax reduction so far as possible by way of an increase in the Purchase Consideration in respect of the particular part of the Target Group to which the payment relates. This paragraph 10 applies for a period of four years following the later of the date on which a transfer of assets is made, or payment of any Employee Benefit Indemnification Amount or Estimated Employee Benefit Adjustment is made to the Purchaser.

11

Each Seller covenants with the Purchaser to pay to the Purchaser an amount equal to any cost, claim or liability incurred by any member of the Purchaser’s Group which it is or becomes liable to make on or at any time after Closing by reason of any change or purported change made to the terms of any relevant Transferred Employee Benefits prior to Closing proving to be or have been legally ineffective or by reason of such terms and/or benefits failing to comply with any mandatory legal requirements (excluding any obligation to equalise guaranteed minimum pensions in the United Kingdom). The relevant Seller shall not be liable under this paragraph 11 in respect of any individual claim (or a series of claims arising from similar or identical facts or circumstances) unless the liability in respect of such claim or series of claims exceeds US$100,000. If the Purchaser becomes aware of any fact, matter or circumstance that may give rise to a claim against the relevant Seller under this paragraph 11, the Purchaser shall as soon as reasonably practicable give notice in writing to the relevant Seller of such facts, matters or circumstances as are then available regarding the potential claim. Failure to give such notice within such period shall not affect the rights of the Purchaser to make a relevant claim under this paragraph 11, except that the relevant Seller shall not be liable for any increase in the amount of such claim arising from such failure. The latest date on which the Purchaser may give notice of a claim under this paragraph 11 is the fourth anniversary of the Closing Date.

12	Notwithstanding any general provision to the contrary in Schedule 7 and subject to being compensated in accordance with this Schedule 8, the Purchaser shall admit Transferred Employees in the United States who participated in a post-retirement medical plan immediately prior to Closing to its own post-retirement medical plan. Subject to being compensated in accordance with this Schedule 8, periods of employment with the relevant Seller’s Group (including, without limitation, any current or former Affiliate of the relevant Seller, to the extent previously recognised under the applicable benefit plan arrangement provided by the relevant Seller’s Group), shall be taken into account for the purposes of determining, as applicable, the eligibility for participation, contributions, and vesting for any employee under such post-retirement medical plan.

13	Notwithstanding any general provision to the contrary in Schedule 7, the US Transferred Employees shall, as of the Closing Date, become eligible to participate in a US tax-qualified defined contribution plan to the extent such plan is sponsored by the Purchaser or a relevant member of the Purchaser’s Group. The Purchaser agrees that it will use commercially reasonable efforts to cause such plan to accept rollovers of the account balances of the US Transferred Employees (including participant loan promissory notes) from the relevant employer’s tax-qualified retirement plans; provided that (i) the Purchaser will not be required to accept any such rollovers that might result in material liability to the Purchaser or may otherwise cause the relevant plan to cease to qualify under Section 401(a) of the Code and (ii) the Purchaser will not be required to amend any plan to permit participant loans.

14

GlaxoSmithKline covenants to pay Novartis an amount equal to any payment Novartis or any member of Novartis’s Group (excluding, for the avoidance of doubt, any Novartis OTC Group Companies – as to which, see paragraph 1 above) is or becomes liable to make on or at any time after Closing to or in respect of any post-retirement benefit plan or arrangement (whether funded or unfunded, including without limitation any occupational pension scheme and any arrangement with only one member) in which the Purchaser, the GlaxoSmithKline Consumer Group Companies or GlaxoSmithKline’s Group participates or has at any time participated (each a “GlaxoSmithKline Retirement Plan”). This covenant does not apply to liabilities in respect of any arrangement in which Novartis or a member of Novartis’s Group participates after

Closing. If a financial support direction or contribution notice in respect of a pension scheme under the UK Pensions Act 2004 is received by Novartis or a member of Novartis’s Group in respect of a GlaxoSmithKline Retirement Plan, Novartis shall, within five Business Days notify GlaxoSmithKline of the financial support direction, and will continue to pass on all related correspondence. Subject to that, however, Novartis will not be required to take any positive action in respect of the financial support direction (including entering into any discussion or negotiations with the UK Pensions Regulator or GlaxoSmithKline as to possible financial support arrangements) in order to benefit from the indemnity in respect of the direction or notice in this paragraph 14.

15	Novartis covenants to pay GlaxoSmithKline an amount equal to any payment GlaxoSmithKline or any member of GlaxoSmithKline’s Group (excluding, for the avoidance of doubt, any GlaxoSmithKline Consumer Group Companies – as to which see paragraph 1 above) is or becomes liable to make on or at any time after Closing to or in respect of any post-retirement benefit plan or arrangement (whether funded or unfunded, including without limitation any occupational pension scheme and any arrangement with only one member) in which the Purchaser, the Novartis OTC Group Companies or Novartis’s Group participates or has at any time participated (each an “Novartis Retirement Plan”). This covenant does not apply to liabilities in respect of any arrangement in which GlaxoSmithKline or a member of GlaxoSmithKline’s Group participates after Closing. If a financial support direction or contribution notice in respect of a pension scheme under the UK Pensions Act 2004 is received by GlaxoSmithKline or a member of GlaxoSmithKline’s Group in respect of an Novartis Retirement Plan, GlaxoSmithKline shall, within five Business Days notify Novartis of the financial support direction, and will continue to pass on all related correspondence. Subject to that, however, GlaxoSmithKline will not be required to take any positive action in respect of the financial support direction (including entering into any discussion or negotiations with the UK Pensions Regulator or Novartis as to possible financial support arrangements) in order to benefit from the indemnity in respect of the direction or notice in this paragraph 15.

16	If, after Closing, the Purchaser or any member of the Purchaser’s Group participates in a GlaxoSmithKline Retirement Plan (as defined in paragraph 14 above), unless otherwise agreed among GlaxoSmithKline, Novartis and the Purchaser, then the parties agree that the mechanism for giving effect to GlaxoSmithKline’s commitment at paragraph 1 above to the Purchaser in relation to such plan will be for GlaxoSmithKline to procure that the only amounts (as certified by the actuary to the GlaxoSmithKline Retirement Plan) which the Purchaser or any member of the Purchaser’s Group is required to contribute to that GlaxoSmithKline Retirement Plan will relate to the service of the employees of the Purchaser or any member of the Purchaser’s Group from and after Closing. The obligation in this paragraph 16 will continue to apply only for so long as Novartis retains a shareholding in the Purchaser.

17

By way of exception to the general principle at paragraph 1, where a Transferred Employee in the UK who had joined service with GlaxoSmithKline’s Group before 1 April 2005 is made redundant within 24 months of Closing, then the Purchaser shall pay GlaxoSmithKline an amount equal to the cost of applying the Agreed UK Restructuring Arrangement to an employee of the employee’s actual age at the date he is made redundant, but (unless the employee is prior to his redundancy still actively participating in a GlaxoSmithKline Retirement Plan) only to so much of the employee’s benefits in a GlaxoSmithKline Retirement Plan as were accrued prior to Closing and provided further that the Purchaser’s aggregate liability under this paragraph in respect of all such Transferred Employees in the UK who are so made redundant is capped at £1,000,000. This cost shall be calculated on a basis consistent with that which is used across the GlaxoSmithKline’s Seller’s Retained Business for internal cross-charging purposes in relation to the Agreed UK Restructuring Arrangement, and GlaxoSmithKline shall supply the Purchaser with such evidence as the Purchaser may reasonably require to verify that. Subject to receipt of such payment, GlaxoSmithKline shall apply the Agreed UK Restructuring Arrangement to the relevant employee’s GlaxoSmithKline Retirement Plan benefits. GlaxoSmithKline’s commitments under paragraphs 1 and 16 above shall be amended accordingly.

18.	The parties agree that where any Transferred Employee has accrued defined contribution benefits prior to Closing in a Seller’s Group arrangement then:

(a) that Seller shall use commercially reasonable efforts to procure the vesting of those benefits (if they would otherwise lapse as a result of Closing);

(b) the parties shall, provided this will not impose unreasonable administrative burdens on the Purchaser’s Group, co-operate in good faith to procure a transfer of the account balances of such Transferred Employee from that Seller’s Group arrangement to a Purchaser’s Group arrangement; and

(c) for the avoidance of doubt, the Purchaser will comply with the provisions of paragraph 6.1 of Schedule 7.

Schedule 9

Products

Part 1

GlaxoSmithKline Products

Piriton / Piriteze

Formigran

Cholinex

Fenbid

Panadeine

Panadol

Panadol Cold

Beechams Cold & Flu and Night/Day Nurse

Coldrex

Iodosan

Abreva

Eumovate

Hinds

Oilatum

Physiogel

Zovirax

Citrucel

ENO

Gaviscon

Tums

Maxinutrition (parent company of Maximuscle, Maxifuel, Maxitone and Maxiraw)

Committed Quitters

Nicorette

NiQuitin CQ/ Nicoderm CQ/ Nicabate

Boost

Horlicks

Maltova

Aquafresh

Astringosol

Binaca

Biotene

Chlorhexamed

Corega

Corsodyl

Dr. Best

Macleans

Odol

Odol-med3

Parodontax

Polident

Polident 5 minute

Poligrip

Poligrip Ultra

Sensodyne

Shumitect

Super Poligrip

Super Wernet’s

Synthol

Breathe Right

Commit Lozenge

Flu

Cetebe

Medacalm

Oscal

Rutinoscorbin

Scott’s Emulsion

Viva

alli

Part 2

Novartis Products

4-Way	Comtrex

Alca C	Coramin Gluc

Ascriptin	Cruex

Aseptal	Cuticura

Balsamo	C-Vit Brause

Benefiber	Degoran

Benuron	Delsym

Bialcol	Denavir/Vectavir

Black Forest	Dermisone

Bradoral	Dermo H Infantil

Buckley	Desenex

Bufferin	Detensor

Calcium	Dlyanos

Calcium Sandoz	Doans

Calcium Vit. C	Do-Do

Calcium Vit. D3	Doederlein

Carreras/Zydermine	Doxiten

Cibalgina	Dycholium

Clearblue	Dynamisan Tonic

Dynamisan Vms	Lamisil Insoles

Euceta	Lamisil Once

Eurax	Lemocin

Excedrin	Lipactin

Ex-Lax	Locacorten Viofrom

Fenistil Systemic	Loratadine

Fenistil Topical	Lypsyl

Flamigel	Lyseen

Florvis	Maalox

Gas-X	Macalvit

Gaviscon	Magnesium

Glyvenol	Magnogene

Halibut	Mebucaine

Halset	Med-V

Hematrin	Merfen

Hemeran	Meteozym

Hermesetas	Mineral Ice

Hova	Moisturel

Idalprem	Myoflex

Importal	Neda

Iron	Neo-Citran / Theraflu

Kcl-Retard	Neo-Intestopan

Keri	Neotussan

Kpp	Neril

Lac-Hydrin	Nicotinell Gum (excluding the US)

Lamisil Base	Nicotinell Lozenge (excluding the US) (excluding the US)

Nicotinell Patch (excluding the US)	Prorhinel

Nitossil	Pulmex

Nodoz	Pursennid

Novafibra	Resoferon

Novapirin	Resyl

Nupercainal	Rhinomer

Omniflora	Sancos

Optalidon	Sandocal

Optaliphen	Savlon

Orofar	Selenix

Osteomix	Senokot

Otrivin	Sinecod

Pantoloc	Slow-Fe

Parsel	Spasmo Canulase

Pdolocyl	Spasmo Cibalgin

Perdiem	Strepsil

Peristaltin	Sweatosan

Pilka	Sympavagol

Prevacid	Tavegyl / Tavist

Private Label NRT Gum (excluding the US)	Termalgin

Private Label NRT Lozenge (excluding the US)	Tessacof

Private Label NRT Patch (excluding the US)	Tessalon

Privin	Tixylix

Procto-Glyvenol	Tonopan

Proflex	Torres Munoz

Tossamin

Tranquital	Verton / Venuton

Transderm Scop	Vibrocil

Triaminic	Vitaleyes

Trimedil	Voltaren Cataflam Systemic

Vagistat	Voltaren Cataflam Topical

Valverde	Zaditen

Varemoid	Zolben

Venatural	Zyma D2

Venoruton Systemic	Zymafluor

Venoruton Topical

Part 3

Novartis Pipeline Products

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Schedule 10

VAT

1	VAT: Records

1.1	Each Seller may, on or before the date of Closing, obtain a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the relevant part of the Target Group and, where any such direction is obtained, that Seller shall:

1.1.1	preserve the records to which that direction relates in such a manner and for such period as may be required by the direction or by Applicable Law; and

1.1.2	allow the Purchaser, upon the Purchaser giving reasonable notice, reasonable access to and copies of such records where reasonably required by the Purchaser for its Tax purposes.

1.2	If no such direction as is referred to in paragraph 1.1 above is obtained on or before the date of Closing and any documents in the possession or control of a member of a Seller’s Group are required by law to be preserved by the Purchaser, that Seller shall, as soon as reasonably practicable after Closing, deliver such documents to the Purchaser.

2	VAT: Going Concern - EU Member States

2.1	The Sellers and the Purchaser shall use reasonable endeavours (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure that, to the extent reasonably possible, the sale of all or any part of the Target Group Businesses, so far as carried on in the European Union, is treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in each relevant member state.

2.2	Each Business Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of all or part of the Target Group Businesses, so far as carried on in the relevant member state, should be treated as neither a supply of goods nor a supply of services for the purposes of the laws governing VAT in that member state and to account for VAT (and accordingly to seek an additional payment from the Purchaser under Clause 3.3.3) in accordance with that ruling. The relevant Seller shall not be obliged to challenge (or to procure that any relevant Business Seller challenges) that ruling unless required to do so by the Purchaser. If the Purchaser wishes to challenge, or to require the relevant Business Seller to challenge, any such ruling it may do so, provided that it bears the full cost of, and agrees to indemnify the relevant Business Seller in respect of any loss arising from or in connection with, that challenge and that such challenge shall not affect the date on which VAT must be paid to the relevant Seller under paragraph 4 below.

2.3	Insofar as no ruling has been obtained from a relevant Tax Authority prior to Closing, each Seller shall determine in good faith if (or the extent to which) VAT is payable in respect of the sale of the Target Group Businesses carried on by a member of that Seller’s Group and shall be entitled to charge (or not to charge) VAT to the Purchaser in accordance with such determination.

3	VAT: Going Concern - non-EU Jurisdictions

3.1	To the extent that any state outside the European Union provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, the Sellers and the Purchaser shall use reasonable endeavours (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure such relief, exemption or treatment, to the extent reasonably possible, as regards the sale of all or part of the Target Group Businesses (insofar as the business of the Target Group is carried on in the relevant state) under this Agreement.

3.2	The relevant Business Seller shall have the right to seek a ruling from the relevant Tax Authority as to whether the sale of all or part of the Target Group Businesses, so far as the business of the Target Group is carried on in the relevant state, is eligible for a relief or exemption or is otherwise eligible to be treated as non-taxable for the purposes of the laws governing VAT in that state and to account for VAT and accordingly seek an additional payment from the Purchaser under Clause 3.3.3) in accordance with that ruling. The relevant Seller shall not be obliged to challenge (or to procure then the relevant Business Seller challenges) that ruling unless required to do so by the Purchaser. If the Purchaser wishes to challenge, or to require the relevant Business Seller to challenge, any ruling it may do so, provided that it bears the full cost of, and agrees to indemnify the relevant Business Seller in respect of any loss arising from or in connection with, that challenge and that such challenge shall not affect the date on which VAT must be paid to the relevant Seller under paragraph 4 below. Insofar as no ruling has been obtained from a relevant Tax Authority prior to Closing, each Seller shall determine in good faith if (or the extent to which) VAT is payable in respect of the sale of the Target Group Businesses carried on by a member of that Seller’s Group and shall be entitled to charge (or not to charge) VAT to the Purchaser in accordance with such determination.

4	VAT: Time, Manner and Currency of Payment

4.1	Any amounts which the Purchaser is obliged to pay to a Seller under this Agreement in respect of VAT shall be paid by the Purchaser, on its own account or on behalf of another member of the Purchaser’s Group, to that Seller or to such member of that Seller’s Group as that Seller may direct. Such amounts shall be paid in the currency in which the VAT in question must be accounted for to the relevant Tax Authority.

4.2	Subject to any provision or express agreement to the contrary, any amounts in respect of VAT payable in any jurisdiction in respect of the transfer at Closing of any of the Target Group Businesses or Shares shall be paid in accordance with paragraph 4.1 above at Closing against production of a valid VAT invoice (or equivalent, if any).

4.3	Notwithstanding any other provision of this Agreement, the Purchaser shall not be liable to account to a Seller or any member of a Seller’s Group for or in respect of penalties or interest arising solely from the failure of that Seller or any other member of that Seller’s Group to account promptly for VAT to the relevant Tax Authority following that Seller having been placed in the appropriate amount of funds for that purpose by the Purchaser.

Schedule 11

Closing Obligations

1	GENERAL OBLIGATIONS

1.1	The Sellers’ Obligations

On Closing, each Seller shall deliver or make available to the Purchaser the following:

1.1.1	the Tax Indemnity duly executed by that Seller;

1.1.2	the Ancillary Agreements (other than the France SAPA and the Netherlands SAPA, and any other Ancillary Agreements that have not been agreed and are subject to any of Clauses 8.11, 8.12, 8.13 and 8.14) duly executed by the relevant members of that Seller’s Group;

1.1.3	evidence reasonably satisfactory to the Purchaser that that Seller, and each of its relevant Affiliates, is authorised to execute this Agreement, the Tax Indemnity, the Ancillary Agreements and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule 11), in each case, to the extent that they are parties thereto;

1.1.4	the Certificate duly executed by that Seller; and

1.1.5	the statutory books of the Target Group Companies (which shall be written up to but not including the Closing Date), the certificate of incorporation (and certificate of incorporation on change of name, if any) and common seal (if any) of each Target Group Company and share certificates (or other documents of title) in respect of all the issued share capital of each Target Group Company.

1.2	Novartis’s Obligations

In addition, Novartis shall, on or before Closing:

1.2.1	if requested by the Purchaser by notice in writing not less than five Business Days prior to the Closing Date:

(i)	procure the present auditors of each Novartis OTC Group Company to resign their office as such, such resignations to take effect as at the Closing Date;

(ii)	procure board meetings of the relevant Novartis OTC Group Companies are held, or written resolutions of the board are passed, at or by which it shall be resolved that each of the transfers relating to the relevant Shares shall, so far as possible, be approved for registration;

(iii)	procure any then present directors and officers (if any) of each Novartis OTC Group Company that are not Novartis Employees resign their offices to take effect at the Closing Date as such and to relinquish any rights which they may have under any contract of employment with any Novartis OTC Group Company or under any statutory provisions (including any right to damages or compensation for breach of contract, loss of office, redundancy or unfair dismissal or any other account whatsoever) and to confirm that no agreement or arrangement is outstanding under which any Novartis OTC Group Company has or could have any obligation to any of them including in respect of remuneration or expenses; and

1.2.2	procure that the First Novartis Shareholder and the Second Novartis Shareholder (as defined in the Shareholders’ Agreement) carry out the actions they are required to do under clause 2.1 of the Shareholders’ Agreement prior to Closing.

1.3	GlaxoSmithKline’s Obligations

In addition, GlaxoSmithKline shall, on or before Closing, procure that:

1.3.1	a shareholder meeting of the Purchaser is held or a written resolution is passed at which it is resolved that:

(i)	the articles of association in the Agreed Terms are adopted; and

(ii)	the directors of the Purchaser are authorised to allot the Consideration A Shares and B Shares; and

(iii)	the name of the Purchaser is changed to GlaxoSmithKline Consumer Healthcare Holdings Limited;

1.3.2	the First GlaxoSmithKline Shareholder and the Second GlaxoSmithKline Shareholder (as defined in the Shareholders’ Agreement) carry out the actions they are required to do under clause 2.1 of the Shareholders’ Agreement prior to Closing, and, if requested by the Purchaser by notice in writing not less than five Business Days prior to the Closing Date (it being the case that the Purchaser cannot issue a request of this nature to Novartis without making an equivalent request to GlaxoSmithKline, unless there are valid reasons for treating them differently):

1.3.3	procure board meetings of the relevant GlaxoSmithKline Consumer Group Companies are held, or written resolutions of the board are passed, at or by which it shall be resolved that each of the transfers relating to the relevant Shares shall, so far as possible, be approved for registration; and

1.3.4

procure any then present directors and officers (if any) of each GlaxoSmithKline Consumer Group Company that are not GlaxoSmithKline Employees resign their offices to take effect at the Closing Date as such and to relinquish any rights which they may have under any contract of employment with any GlaxoSmithKline Consumer Group Company or under any statutory provisions

(including any right to damages or compensation for breach of contract, loss of office, redundancy or unfair dismissal or any other account whatsoever) and to confirm that no agreement or arrangement is outstanding under which any GlaxoSmithKline Consumer Group Company has or could have any obligation to any of them including in respect of remuneration or expenses.

1.4	The Purchaser’s Obligations

On Closing, the Purchaser shall deliver or make available to each Seller the following:

1.4.1	the Tax Indemnity duly executed by the Purchaser;

1.4.2	the Ancillary Agreements (other than the France SAPA and the Netherlands SAPA and, if they have not been agreed, the Transitional Services Agreements, the Manufacturing, Supply and Distribution Agreements and the Services Agreement) duly executed by the relevant members of the Purchaser’s Group; and

1.4.3	evidence reasonably satisfactory to the Seller that the Purchaser, and each of its relevant Affiliates, are authorised to execute this Agreement, the Tax Indemnity, the Ancillary Agreements and the Local Transfer Documents (including, where relevant, any notarial deeds referred to in this Schedule 11), in each case, to the extent that they are parties thereto.

In addition, subject to GlaxoSmithKline and Novartis having done or procured to be done those things set out in paragraphs 1.1, 1.2 and 1.3, as relevant, at Closing the Purchaser shall:

1.4.4	allot and issue the A Shares to GlaxoSmithKline (or such other of GlaxoSmithKline’s Wholly-Owned Subsidiaries as GlaxoSmithKline may direct by notice in writing to the Purchaser at least five Business Days prior to the Closing Date, provided that no more than two members of GlaxoSmithKline’s Group shall be issued A Shares at Closing); and

1.4.5	allot the B Shares to Novartis (or such other of Novartis’s Wholly-Owned Subsidiaries as Novartis may direct by notice in writing to the Purchaser at least five Business Days prior to the Closing Date, provided that no more than two members of Novartis’s Group shall be issued B Shares at Closing).

2	TRANSFER OF THE SHARES AND TARGET GROUP BUSINESSES

2.1	General Transfer Obligations

On Closing or such other date as agreed between the parties, each Seller shall procure that its Share Sellers and its Business Sellers shall, and the Purchaser shall, execute and/or deliver and/or make available Local Transfer Documents and take such steps as are required to transfer the Shares and relevant Target Group Businesses in accordance with this Agreement.

2.2	Specific Transfer Obligations

For the purposes of compliance with paragraph 2.1, each Seller and the Purchaser shall, between the date of this Agreement and Closing, negotiate in good faith any and all Local Transfer Documents and other such steps as are required to transfer the Shares and Target Group Businesses in accordance with this Agreement.

Schedule 12

Post Closing Adjustments

Part 1

Preparation of Closing Statement

1	PREPARATION

1.1	No later than 60 days following Closing, each Seller shall deliver to the Purchaser a Draft Closing Statement. Prior to such delivery, each Seller shall so far as is practicable consult with the Purchaser with a view to reducing the potential areas of disagreement.

1.2	In order to enable each Seller to prepare its Draft Closing Statement, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to that Seller’s representatives and to that Seller’s accountants all books and records relating to that Seller’s Target Group during normal office hours and co-operate with them with regard to the preparation, review and agreement or determination of that Draft Closing Statement. The Purchaser agrees to make available the services of the employees of that Seller’s Target Group to assist that Seller in the preparation, review and agreement or determination of that Draft Closing Statement.

1.3	In order to allow the Purchaser to review the Draft Closing Statements, each Seller shall, subject to reasonable notice, make available to the Purchaser’s representatives and to the Purchaser’s accountants all books and records relating to the preparation of the relevant Draft Closing Statement during normal office hours and co-operate with them with regard to their review of that Draft Closing Statement. Each Seller agrees to make available the services of its employees and its Affiliates to assist the Purchaser in its review of that Draft Closing Statement.

1.4	If the Purchaser does not within 60 days of presentation to it of a Draft Closing Statement give notice to the Seller that produced it that it disagrees with that Draft Closing Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Purchaser’s opinion, should be made to that Draft Closing Statement (the “Purchaser’s Disagreement Notice”), that Draft Closing Statement shall be final and binding on that Seller and the Purchaser for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 60 days, that Seller and the Purchaser shall attempt in good faith to reach agreement in respect of that Draft Closing Statement and, if they are unable to do so within 30 days of such notification, that Seller or the Purchaser may by notice to the other require that that Draft Closing Statement be referred to the Reporting Accountants (an “Appointment Notice”).

1.5	Within 30 days of the giving of an Appointment Notice, the relevant Seller may by notice to the Purchaser indicate that, in the light of the fact that the Purchaser has not accepted the Draft Closing Statement in its entirety, it wishes the Reporting Accountants to consider matters relating to the Draft Closing Statement in addition to those specified in the Purchaser’s Disagreement Notice, provided that such matters as are related to the matters specified in the Purchaser’s Disagreement Notice and that the notice states in reasonable detail the reasons why and in what respects that Seller believes that the Draft Closing Statement should be altered in respect of such matters (the “Seller’s Disagreement Notice”).

1.6	The Reporting Accountants shall be engaged jointly by that Seller and the Purchaser on the terms set out in this paragraph 1 and otherwise on such terms as shall be agreed; provided that neither that Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 1) refuse its agreement to terms proposed by the Reporting Accountants or by the other party. If the terms of engagement of the Reporting Accountants have not been settled within 45 days of their identity having been determined (or such longer period as that Seller and the Purchaser may agree) then, unless that Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

1.7	Except to the extent that the relevant Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

1.7.1	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)	whether any of the arguments for an alteration to the relevant Draft Closing Statement put forward in the Purchaser’s Disagreement Notice or the Seller’s Disagreement Notice is correct in whole or in part; and

(ii)	if so, what alterations should be made to that Draft Closing Statement in order to correct the relevant inaccuracy in it;

1.7.2	shall apply the accounting principles, policies, procedures, practices and estimation techniques as set out in Part 2 of this Schedule 12;

1.7.3	shall make their determination pursuant to paragraph 1.7.1 as soon as is reasonably practicable; and

1.7.4	the procedure of the Reporting Accountants shall:

(i)	give that Seller and Purchaser a reasonable opportunity to make written and oral representations to them;

(ii)	require that each party supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants;

(iii)	permit that Seller and the Purchaser to be present while oral submissions are being made by the other party; and

(iv)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

1.8	The Reporting Accountants shall send that Seller and the Purchaser a copy of their determination pursuant to paragraph 1.7.1 within one month of their appointment. Such determination:

1.8.1	shall be made available to that Seller and the Purchaser in writing; and

1.8.2	unless otherwise agreed by that Seller and the Purchaser, shall include reasons for each relevant determination.

1.9	The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on that Seller and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the relevant Draft Closing Statement.

1.10	The expenses (including amounts in respect of VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under paragraph 1.7.1(i) or, failing such direction, equally between the Purchaser and that Seller.

1.11	That Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, each other party shall keep up-to-date and, subject to reasonable notice, make available to that Seller’s representatives, that Seller’s accountants and the Reporting Accountants all books and records relating to the relevant Target Group during normal office hours as that Seller or the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

1.12	Nothing in this Schedule 12 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional or litigation privilege, provided that neither the relevant Seller nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

1.13	Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this paragraph 1 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Closing Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement.

Part 2

Closing Statement Principles

This Part 2 of Schedule 12 comprises the specific rules, principles, policies and practices, without limitation, for preparing each Closing Statement.

Each Closing Statement sets out the Working Capital, the Working Capital Adjustment, the Target Group Companies’ Cash Balances, the Intra-Group Non-Trade Receivables, the Third Party Indebtedness, the Intra-Group Non-Trade Payables, the Employee Benefits Adjustment and the Tax Adjustment for the relevant Seller, in each case, as prepared in accordance with the specific rules, principles, policies and practices set forth in this Part 2 of Schedule 12. Each Closing Statement shall be prepared in the form of the Illustrative Closing Statement in Part A (in the case of GlaxoSmithKline) or Part B (in the case of Novartis) of Part 3 of this Schedule 12.

For the avoidance of doubt, each Closing Statement as referred to in this Part 2 of Schedule 12 shall inclusively apply to each of the Draft Closing Statement and the Closing Statement for each Seller.

1	Closing Statement Rules

1.1	Each Closing Statement shall be prepared as follows:

1.1.1	in accordance with the specific accounting treatments set out in paragraph 2 of this Part 2 of Schedule 12; and, subject thereto

1.1.2	adopting the same accounting principles, methods, procedures and practices utilized in preparing the Statement of Net Assets, as detailed in the Statement of Net Asset Rules, applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications as were used to prepare the Statement of Net Assets; and subject thereto

1.1.3	in accordance with IFRS.

1.2	For the avoidance of doubt, paragraph 1.1.1 shall take precedence over paragraphs 1.1.2 and 1.1.3, and paragraph 1.1.2 shall take precedence over paragraph 1.1.3.

2	Specific requirements

2.1	Cut-off

Each Closing Statement (including each Draft Closing Statement) shall not take into account any additional events or any additional information that becomes available after the date that such Closing Statement is agreed or, if earlier, such time as the Purchaser serves a Purchaser’s Disagreement Notice.

2.2	Change of Ownership

No Closing Statement shall be adjusted for any charges, provisions, reserves or write-offs in respect of any costs, liabilities or charges that may be incurred by the relevant Contributed Business prior to or after the Closing as a consequence of the change of ownership of the relevant Target Group or any changes in the management strategy, direction or priority or possible closure of any part of that Target Group by the Purchaser after Closing, whether or not resulting from the change in ownership.

2.3	Deferred Tax

The Closing Statement (including the Draft Closing Statement) shall not take into account or provide for deferred Tax.

2.4	Other Taxes

The Closing Statement (including the Draft Closing Statement) shall take account of or provide for all income taxes and sales taxes, to which, in the case of Novartis, lines BS14_120 Taxes other than income taxes (Liability account) and BS13_108 Value added tax receivable apply.

3	Supplementary Working Capital Rules

3.1	This paragraph 3 comprises supplementary specific rules, principles, policies and practices applicable to the preparation of the Working Capital to be set forth in each Closing Statement. For the avoidance of doubt, each of the specific rules, principles, policies and practices set out in paragraph 1 and 2 shall be equally applicable to the Working Capital.

3.2	For each of the Sellers, the Working Capital of each of their Joint Venture Entities shall be included within the calculation of Working Capital only if such Joint Venture Entities are consolidated into the relevant Seller’s Group accounts, and the amount of any such Joint Venture Entities Working Capital shall be calculated as if such Joint Venture Entity is wholly-owned by a member of that Seller’s Group.

3.3	In relation to the France Business for each Seller and, in respect of GlaxoSmithKline only, the Netherlands Business, if one or, in respect of GlaxoSmithKline only, both business(es) is (are) not transferred to the Purchaser under the terms of this Agreement at Closing, the Working Capital relating to such business (or businesses) shall not be included in the determination of Working Capital at the Effective Time. If that France Business or, in respect of GlaxoSmithKline only, the Netherlands Business is (are) Transferred to the Purchaser after Closing, then a further adjustment shall be made to the Closing Statement on the assumption that the France Business and/or, in respect of GlaxoSmithKline only, the Netherlands Business were included in the Closing Statement taking the relevant items for the relevant business as of the date they transferred to the Purchaser. Any adjustment arising as a result of including the France Business or, in respect of GlaxoSmithKline only, the Netherlands Business in the Closing Statement after the date of Closing shall be agreed and paid on the same basis as the Closing Statement was agreed and payment in respect thereof made.

3.4	Part 3 of this Schedule 12 sets forth, for illustrative purposes only a computation of the Working Capital of Novartis’s and GlaxoSmithKline’s Working Capital as of the close of business on 31 December 2013.

Part 3

Illustrative Closing Statement

Part A - GlaxoSmithKline

Target Group Companies’ Cash Balances (Cash & cash equivalents)	[ ]

Intra-Group Non-Trade Receivables (Total financing and loans to subsidiaries / JV), comprising:	[ ]
[—]	[ ]

Third Party Indebtedness, comprising:
Financial Debt – long term	[ ]
Financial Debt – short term	[ ]

Intra-Group Non-Trade Payables	[ ]
Financing from subsidiaries / JV:	[ ]
[—]	[ ]
Loans from subsidiaries / JV:	[ ]
[—]	[ ]

Employee Benefit Indemnification Amount

Tax Adjustment, comprising	[ ]
Current income tax receivables	[ ]
Income taxes payable	[ ]
VAT	[ ]

Intra-Group Trading Balances
Intra-group Trade Receivables	[ ]
Transferred Accounts Receivables[1]	[ ]

[1]	That are payable by any member of GlaxoSmithKline’s Group (other than a Target Group Company) by a Business Seller of GlaxoSmithKline’s Group

Intra-group Trade Payables	[ ]
Transferred Accounts Payables[2]	[ ]

Adjustment (if any)	[ ]

Net Working Capital (*)	[ ]
Inventory	[ ]
Trade Receivables	[ ]
Trade Payables	[ ]
Working Capital Adjustment	[ ]

Balancing payment required:

Part B – Novartis

Target Group Companies’ Cash Balances (BS01_180 Cash & cash equivalents)	[ ]

Intra-Group Non-Trade Receivables (BS01_050 Total financing and loans to subsidiaries / JV), comprising:	[ ]
[***]	[ ]

Third Party Indebtedness, comprising:	[ ]
BS01_511 Financial Debt – long term	[ ]
BS01_651 Financial Debt – short term	[ ]

Intra-Group Non-Trade Payables	[ ]
BS01_516 Financing from subsidiaries / JV:	[ ]

[2]	That are payable to any member of GlaxoSmithKline’s Group (other than a Target Group Company) by a Business Seller of GlaxoSmithKline’s Group
***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

[***]	[ ]
BS01_518 Loans from subsidiaries / JV:	[ ]
[***]	[ ]

Employee Benefit Indemnification Amount

Tax Adjustment, comprising	[ ]
BS13_190 Current income tax receivables	[ ]
BS01_660 Income taxes payable	[ ]
BS14_120 Taxes other than income taxes	[ ]
BS13_108 Value added tax receivable apply	[ ]

Intra-Group Trading Balances
BS01_130 Receivables own BU – Corporate	[ ]
BS01_140 Receivables other BU’s	[ ]
BS01_620 Payables own BU – Corporate	[ ]
BS01_630 Payables other BU’s	[ ]
Transferred Accounts Receivables[3]	[ ]
Transferred Accounts Payables[4]	[ ]
Adjustment (if any)	[ ]

Net Working Capital (*)	[ ]
BS01_110 Total inventories	[ ]
BS01_120 Trade receivables (3rd parties and AC)	[ ]
BS01_610 Trade payables (3rd parties and AC)	[ ]

[3]	That are payable by any member of Novartis’s Group (other than a Target Group Company) by a Business Seller of Novartis’s Group
[4]	That are payable to any member of Novartis’s Group (other than a Target Group Company) by a Business Seller of Novartis’s Group
***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Net Working Capital	[ ]
Working Capital Adjustment	[ ]

Balancing payment required:	[ ]

Part 4

Illustrative Working Capital Statement

Part A – Novartis

All amounts in US$ thousands

Illustrative Net Working Capital as per Dec 31, 2013
BS01_110 Total inventories	[***	]
BS01_120 Trade receivables (3rd parties and AC)	[***	]
BS01_610 Trade payables (3rd parties and AC)	[***	]

Illustrative Net Working Capital

Part B – GlaxoSmithKline

All amounts in GBP millions

Illustrative Net Working Capital as per Dec 31, 2013

Inventory	[***	]

Third Party Trade Receivables	[***	]

Third Party Trade Payables	[***	]

Illustrative Net Working Capital	[***	]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Schedule 13

Warranties given under Clause 9.1

1	Authority and Capacity

1.1	Incorporation

The Seller and each Share Seller and Business Seller is validly existing and is a company duly incorporated and registered under the law of its jurisdiction of incorporation.

1.2	Authority to enter into Agreement

1.2.1	The Seller and each Share Seller and Business Seller has the legal right and full power and authority to enter into and perform this Agreement, any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Ancillary Agreement.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Seller and each Share Seller and Business Seller within that Seller’s Group in accordance with their respective terms.

1.2.3	Except as referred to in this Agreement, the Seller:

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

in each case in connection with the performance of this Agreement or any other document referred to in paragraph 1.2.1.

1.2.4	The execution and delivery of the documents referred to in paragraph 1.2.1 and the performance by the Seller, each Share Seller and each Business Seller within that Seller’s Group of their respective obligations under them, will not:

(i)	result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional document of the relevant member of the Seller’s Group; or

(ii)	result in a breach of, or constitute a default under, any instrument or contract to which the relevant member of the Seller’s Group is party or by which the relevant member of the Seller’s Group is bound where such breach is material to their ability to perform their obligations under such documents;

(iii)	result in a breach of any existing order, judgment or decree of any court or Governmental Entity by which the relevant member of the Seller’s Group is bound and where such breach is material to their ability to perform their obligations under such documents.

1.3	Authorisation

The Seller and each Share Seller and Business Seller within its Group has taken, or will have taken by Closing, all corporate action required by it to authorise it to enter into and to perform this Agreement, any Ancillary Agreement to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Ancillary Agreement.

2	Target Group

2.1	Organisation and Standing of the Target Group Companies

2.1.1	All of the equity interests in each of the Target Group Companies (other than the Joint Venture Entities) are held by the Seller or another member of the Seller’s Group.

2.1.2	Each Target Group Company is duly incorporated, validly existing and in good standing, under the laws of its jurisdiction of organisation and has all necessary corporate power under its constitutional documents to conduct its portion of its Contributed Business as at the date of this Agreement.

2.2	The Shares

2.2.1	Either the Seller or one of its Affiliates is the legal and beneficial owner of the GlaxoSmithKline Shares or the Novartis Shares, as the case may be (the “Relevant Shares”).

2.2.2	There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance or equity on, over or affecting the Relevant Shares or any of them and there is no agreement or commitment to give or create any.

2.2.3	All of the Relevant Shares have been duly authorised and validly issued and are fully paid and non-assessable. There are no options, warrants, rights, convertible, exercisable or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of the Target Group Companies is a party or by which it is bound obligating any of the Target Group Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible into, or exercisable or exchangeable for, any capital stock of, or other equity interest in, such Target Group Company.

2.2.4	There are no outstanding Contracts to which any of the Target Group Companies is a party or is otherwise bound to repurchase, redeem or otherwise acquire any shares, capital stock or other equity interest of such Target Group Company.

2.2.5	None of the Relevant Shares is subject to and was not issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or similar right or any provision of Applicable Law or the constitutional documents of its Target Group Companies.

2.3	2012 Accounts

The 2012 Accounts of each Target Group Company:

2.3.1	were prepared in accordance with accounting practices generally accepted in the jurisdiction of incorporation of that Target Group Company at the time they were audited; and

2.3.2	show in accordance with applicable legal requirements:

(i)	the assets and liabilities of that Target Group Company at the 2012 Accounts Date; and

(ii)	the profits and losses of the relevant Target Group Company for the accounting period ended on the 2012 Accounts Date.

2.4	Financial Information

2.4.1	The annual consolidated financial statements of GlaxoSmithKline plc for the year ended 31 December 2013 fairly present the operating profit for its Consumer Healthcare Division (including, for this purpose, the Excluded Assets and the Ribena and Lucozade businesses that have been subsequently sold) in 2013, being £0.9 billion.

2.4.2	The 2013 Operating Income (defined below) fairly presents the operating income of the Novartis OTC Group (which, for this purpose, includes the Novartis US NRT Business, the benefit of the Endo Excluded Contract, and any manufacturing, distributing, marketing, selling, promoting or otherwise Commercialising of Prescription Products in the United States of America carried out by the Novartis OTC Group Companies) for the year ended 31 December 2013.

“2013 Operating Income” means the operating income for 2013 annexed to the Disclosure Letter at Annex B.

2.5	The Assets

Save in relation to the Transferred Intellectual Property Rights, either the Seller or another member of the Seller’s Group has good and valid title to the assets listed in Clause 2.3.1 free and clear of all Encumbrances other than Permitted Encumbrances.

2.6	Changes Since 31 December 2013

Except as a result of the execution and delivery of this Agreement from 31 December 2013 to the date of this Agreement:

2.6.1	the Seller’s Contributed Business has been conducted in all material respects in the ordinary and usual course;

2.6.2	the Seller’s Contributed Business has not entered into any material contract or commitment outside the ordinary course of business as conducted prior to 31 December 2013; and

2.6.3	to the Seller’s knowledge, there has been no event or circumstance arising which is reasonably likely to have had a Material Adverse Effect (as if reference in the definition of Material Adverse Effect to the date of this Agreement were to 31 December 2013).

3	Third Party Indebtedness and Financial Instruments

None of the Target Group Companies: (i) has any Third Party Indebtedness exceeding US$1million; or (ii) is a party to any financial instruments (including any swaps or derivatives).

4	Real Property

4.1	Company Properties

4.1.1	The Company Properties are the only material freehold, leasehold or other immovable property in any part of the world owned, used or occupied by the Target Group Companies for the purpose of research and development, production or manufacturing facilities.

4.1.2	Each of the Company Properties is used and occupied for the purpose of the business of a Target Group Company.

4.1.3	A member of the Seller’s Group is solely legally and beneficially entitled to such Company Property.

4.1.4	No person has or will have any right to possession, occupation or use of such Company Property in a manner that has or will have a material adverse effect on the use of, or operations at, such Company Property.

4.1.5	There are no mortgages or charges affecting any of the Company Properties other than those registered in the relevant Land Register.

4.1.6	There are no material outstanding disputes, actions, claims or demands in respect of any Company Property, nor has the Seller or any member of the Seller’s Group received any notice threatening the same.

4.1.7	In respect of each Company Leased Property, all material covenants and conditions contained in the Company Lease have been observed and performed to date.

4.2	Transferred Properties

4.2.1	The Transferred Leased Properties and the Transferred Owned Properties are the only material freehold, leasehold or other immovable property in any part of the world owned or occupied by the Target Group Business for the purpose of research and development, production or manufacturing facilities.

4.2.2	Each of the Transferred Properties is used and occupied for the purposes of the Seller’s Contributed Business.

4.2.3	A member of the Seller’s Group is solely legally and beneficially entitled to such Transferred Property.

4.2.4	No person has or will have any right to possession, occupation or use of such Transferred Property in a manner that has or will have a material adverse effect on the use of, or operations at, such Transferred Property.

4.2.5	There are no mortgages or charges affecting any of the Transferred Properties other than those registered in the relevant Land Register.

4.2.6	There are no material outstanding disputes, actions, claims or demands in respect of any Transferred Property, nor has the Seller or any member of the Seller’s Group received any notice threatening the same.

4.2.7	In respect of each Transferred Leased Property, all material covenants and conditions contained in the Lease have been observed and performed to date.

5	Intellectual Property

5.1	All renewal, application and other registry fees and steps required for the maintenance of the registrations of any of the Target Group Intellectual Property Rights that are Registered Intellectual Property Rights and relate to products that are material to the Seller’s Contributed Business have been paid or taken.

5.2	Neither the Seller nor any of its Affiliates has given, or received, written notice to terminate any material Target Group Intellectual Property Contract, and neither the Seller nor any Affiliate of the Seller is in breach or default of any material Target Group Intellectual Property Contract, except for any such breach or default which would not be material to the Contributed Business. To the Seller’s Knowledge, no third party is in breach or default under any Target Group Intellectual Property Contract, except for any such breach or default which would not be material to the Business.

5.3	The Seller and its Affiliates own all Registered Target Group Intellectual Property Rights free of all Encumbrances except Permitted Encumbrances. The Seller and its Affiliates have taken reasonable steps to protect the confidentiality of Proprietary Information.

5.4	To the Seller’s Knowledge: (i) the conduct of its Contributed Business as currently conducted does not infringe or misappropriate the Intellectual Property Rights of any third party; and (ii) there is no material judicial, administrative or arbitral action, suit, hearing, inquiry, investigation or other proceeding (public or private) before any Governmental Entity pending against the Seller or any of its Affiliates in which it is alleged that the conduct of its Contributed Business as currently conducted by the Seller and its Affiliates infringes or misappropriates any Intellectual Property Rights of any third party.

5.5	To the Seller’s Knowledge, no third party is infringing or misappropriating any Target Group Intellectual Property Rights or Proprietary Information.

5.6	To the Seller’s Knowledge, the Target Group Intellectual Property Rights, the Intellectual Property Rights licensed under the Target Group Intellectual Property Contracts, and the Intellectual Property Rights licensed under the Purchaser Intellectual Property Licence Agreement constitute all the material Intellectual Property Rights used in the conduct of the Contributed Business as currently conducted by the Seller and its Affiliates; provided however, that the foregoing is not a representation of non-infringement, non-misappropriation, or any other non-violation of Intellectual Property Rights of any third party, which representation is solely set out in paragraph 5.4 above.

5.7	All Information Technology necessary for the Contributed Business to be conducted in all material respects as it is carried on at the date of this Agreement: (i) is Owned Information Technology; (ii) is Transferred Information Technology; or (iii) will be provided by the Seller and its Affiliates to the Purchaser and the Contributed Business under the Transitional Services Agreement.

5.8	The Seller’s Contributed Business has not, in the 12 months prior to the date of this Agreement, experienced any material disruption in its operations as a result of any failure of its Information Technology.

6	Contracts

6.1	No Target Group Company or Business Seller is a party to or subject to any Contract, transaction, arrangement, understanding or obligation (other than in relation to any Property, lease, contract of employment, Information Technology or Intellectual Property Right) which is material to the Contributed Business and which:

6.1.1	is not in the ordinary course of business;

6.1.2	is not on an arm’s length basis;

6.1.3	has an unexpired term or likely duration of five years or more;

6.1.4	restricts its freedom to carry on its business in any part of the world in such manner as it thinks fit;

6.1.5	involves an aggregate outstanding expenditure by it of more than US$50 million, exclusive of VAT;

6.1.6	can be terminated in the event of a change of underlying ownership or control of a Target Group Company; or

6.1.7	involves the supply of goods and services, the aggregate sales value of which (exclusive of VAT) will be more than five per cent of turnover of the Contributed Business (exclusive of VAT) for the preceding financial year.

6.2	All material supply contracts of the Contributed Business relating to ingredients are either contracts to which a Target Group Company is a party or are Transferred Contracts.

6.3	Save in relation to any Target Group Intellectual Property Contract, no Target Group Company is in material default under any material Contract to which it is party and no third party is in material default under any material Contract to which a Target Group Company is party and, to the Seller’s Knowledge, there are no circumstances in either case likely to give rise to such a material default.

6.4	Save in relation to any Target Group Intellectual Property Contract, no Business Seller is in material default under any material Contract to which it is a party and, to the Seller’s knowledge, no third party is in material default under any material Contract to which a Business Seller is a party and, to the Seller’s Knowledge, there are no circumstances in either case likely to give rise to such a material default.

7	Joint Ventures etc.

No Target Group Company or Business Seller is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Target Group Purchaser or Business Seller has no liability or obligation except for the payment of annual subscription or membership fees).

8	Agreements with Connected Parties

There are no existing contracts or arrangements material to the business of the Target Group between, on the one hand, any Business Seller or Target Group Company and, on the other hand, the Seller or any other member of the Seller’s Group (other than any Business Seller or Target Group Company), other than on normal commercial terms in the ordinary course of business.

9	Sufficiency of Assets

9.1	Each of the assets listed in Clause 2.3.1 is owned both legally and beneficially by the Seller or its Affiliates and each of those assets capable of possession is, save where in the possession of third parties in the ordinary course of business, in the possession of the Seller or its Affiliates.

9.2	Save for Permitted Encumbrances, no option, right to acquire, mortgage, charge, pledge, lien or other form of security or Encumbrance (excluding licences of Intellectual Property or Know-How) or equity on, over or affecting the whole or any part of the assets listed in Clause 2.3.1 is outstanding and, save in relation to Permitted Encumbrances, there is no agreement or commitment entered into by any member of the Seller’s Group to give or create any and no claim has been made against any member of the Seller’s Group by any person entitled to any.

9.3	The Target Group Businesses and the assets of the Target Group Companies, when taken together with the rights and services under the Ancillary Agreements and for the respective terms thereof:

(i)	comprise all of the assets required to carry on the Contributed Business in substantially the same manner as it has been during the 12 months prior to the date of this Agreement and as it was reported in its December Presentation, save in relation to the Excluded Assets; and

(ii)	are sufficient in all material respects to carry out the Contributed Business after the Closing in substantially the same manner as it has been conducted by the Seller and its Affiliates in the 12 months prior to the date of this Agreement and as it was reported in its December Presentation, save in relation to the Excluded Assets, provided however, that the foregoing is not a warranty of non-infringement, non-misappropriation or any other non-violation of Intellectual Property Rights of any third party, which warranty is solely set out in paragraph 5.5.

10	Compliance with Laws, Permits and Anti-Bribery

10.1	None of the Seller or its Affiliates is in breach of any Applicable Law where such breach is reasonably likely to be material to the Target Group.

10.2	Neither the Seller nor any of its Affiliates has received any written notice from any Governmental Entity that it is not in compliance (or any warning letter that it may not be in compliance) with any Applicable Law or is not in possession of any permits, licences, certificates or other authorisations or consents of a Governmental Entity in each case as is necessary for the conduct of the Contributed Business in all material respects as presently conducted (each a “Permit” and, collectively, the “Permits”), except where such non-compliance or non-possession does not remain outstanding or uncured as of Closing or would not reasonably be expected to have a material effect on the Business.

10.3	With respect to its Contributed Business, since 1 January 2009, neither the Seller nor any of its Affiliates, nor any of their respective directors, officers or employees and, to the Seller’s Knowledge, no Seller Partner has, directly or indirectly: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity or to influence official action; (ii) made or offered to make any unlawful payment to any foreign or domestic government official or employee, or agent, political party or any official of such party, or political candidate from corporate funds; (iii) made or offered to make any bribe, rebate, payoff, influence payment, money laundering, kickback or other unlawful payment; or (iv) violated or is in violation of any provision of any applicable Anti-Bribery Law; and with respect to the Contributed Business, the Seller and its relevant Affiliates have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Bribery Law.

10.4	With respect to its Contributed Business, neither the Seller nor any of its Affiliates, nor any of their respective directors, officers or employees and, to the Seller’s Knowledge, no Seller Partner: (i) is currently the subject of, nor has been since 1 January 2009 the subject of, any action alleging a violation, or possible violation, of any Anti-Bribery Law, nor has been, since 1 January 2009, the recipient of a subpoena, letter of investigation or other document alleging a violation, or possible violation, of any Anti-Bribery Law, or (ii) has, since 1 January 2009, improperly or inaccurately recorded in any books and records (A) any payments, cash, contributions, gifts, hospitalities or entertainment to a foreign or domestic government official, employee of an enterprise owned or controlled in whole or in part by any foreign government, official of a foreign or domestic political party or campaign, or a foreign or domestic candidate for political office; or (B) other expenses related to political activity or lobbying.

10.5	With respect to its Contributed Business, since 1 January 2009, neither the Seller nor any of its Affiliates, nor any of their respective directors or officers, and, to the Seller’s Knowledge, none of their respective employees has received notice that any such person is or has been alleged to be in violation of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or by the U.S. Department of State or equivalent measures of the United Kingdom, European Union, or the United Nations (the “Sanctions Law”). With respect to its Contributed Business, neither the Seller nor any of its Affiliates, nor any of their respective directors or officers, and, to the Seller’s Knowledge, none of their respective employees has conducted any of their business activities whatsoever with, or for the benefit of, a government, national or legal entity to the extent such actions would violate any Sanctions Law. None of the execution, delivery and performance of this Agreement and the direct or indirect use of proceeds from any transaction contemplated hereby or the fulfilment of the terms hereof will result in a violation by any person of any Sanctions Law.

10.6	Each member of the Seller’s Group, in connection with any products of the relevant Seller’s Contributed Business, the Product Approvals, the Product Applications, the Transferred Contracts and the Transferred Intellectual Property Contracts requires its Service Providers to act in accordance with the requirements of applicable Anti-Bribery Law and uses all reasonable endeavours to procure that they do so.

11	Product Approvals

11.1	The Seller or one of its Affiliates is the registered holder of each of the Product Approvals. All material Product Approvals held by Seller or its Affiliates are in full force and effect. No material deficiencies have been asserted by any applicable Government Entity with respect to any Product Approval or Product Filing, nor, to the Seller’s knowledge, are there any facts or circumstances that would be likely to lead to such assertions being made.

11.2	Each Product was and is being researched, developed, manufactured, marketed or sold in all material respects in accordance with the specifications and standards contained in the relevant Product Approval and the related Marketing Authorisation Data and in accordance with Applicable Laws.

11.3	Neither the Seller or any of its Affiliates has received any written notice that any Governmental Entity with jurisdiction over the Products has commenced or will commence any action: (i) to withdraw the approval of any Product or otherwise revoke or materially amend any Product Approval or Marketing Authorisation Data; or (ii) enjoin production, marketing or sale of any Product and, to the Seller’s Knowledge, no such action has been threatened.

11.4	All application and renewal fees due and payable with respect to all material Product Approvals have been paid.

11.5	All preclinical and clinical investigations with respect to the Products are being and have been conducted in compliance with Applicable Laws in all material respects. The Seller and its Affiliates have not, and to the Seller’s Knowledge, none of its Product Partners or any other third party under any Licensed Intellectual Property Contract has received since 1 January 2009, any written notices or other correspondence from any Governmental Entity with respect to any on-going clinical or pre-clinical studies or tests of any Product requiring the termination, suspension or material modification of such studies or tests.

11.6	None of the Seller or its Affiliates or, to the Seller’s Knowledge, any Product Partner or any other third parties pursuant to any Licensed Intellectual Property Contract, has any knowledge of any adverse event, arising since the date three years prior to the date of this Agreement, reportable with respect to the safety or efficacy of any Product, which is reasonably expected to be material.

12	Product Liability

The Products sold by the Contributed Business during the Relevant Period have complied in all material respects with all applicable product specifications and have been Manufactured in all material respects in accordance with applicable requirements of then current GMP and Applicable Laws, except for any such non-compliance that has not had, and would not reasonably be expected to have a materially adverse impact on any of the Seller’s Products.

13	Product Recall

13.1	No Product (or any component thereof) has been recalled, suspended, withdrawn, seized, discontinued or the subject of a refusal to file, clinical hold, deficiency or similar action letter (including any correspondence questioning data integrity) as a result of any action by any Governmental Entity, by the Seller or any of its Affiliates; nor are any such actions pending or under consideration (or any facts, conditions, or circumstance known) by the Seller or any of its Affiliates, or, to the Seller’s Knowledge, by any Governmental Entity. There is not, to the Seller’s Knowledge, pending or threatened litigation anywhere in the world seeking the recall, withdrawal, suspension, seizure or discontinuance of any of the Products.

14	Taxes

14.1	Each Target Group Company and each Tax Group to which it belongs has, and every member of the Seller’s Group with an interest in the Contributed Business has, in respect of the Contributed Business, duly, and within any appropriate time limits, filed all Tax Returns required to be filed and has maintained all records required to be maintained for Tax purposes in relation to the assets comprised in the Contributed Business; all such information was and remains complete and accurate in all material respects and all such Tax Returns were complete and accurate in all material respects and were made on the proper basis.

14.2	There are no Tax liens on any asset comprised in the Target Group Business (other than Permitted Encumbrances).

14.3	No Target Group Company and no Tax Group to which a Target Group Company belongs is currently under audit or examination by a Tax Authority that could result in the assessment of a material amount of Tax and neither the Seller nor any Target Group Company (nor any Tax Group to which a Target Group Company belongs) has received notice from a Tax Authority of any dispute or disagreement outstanding or contemplated at the date of this Agreement with any Tax Authority regarding liability or potential liability to any Tax recoverable from any Target Group Company or regarding the availability of any relief from Tax to any Target Group Company and, so far as the Seller is aware, there are no circumstances which make it likely that any such dispute or disagreement will commence.

14.5	No Target Group Company, and no Tax Group to which a Target Group Company belongs, has received or requested any extension of time to file a Tax Return that remains unfiled or has granted or requested a waiver or extension of a limitation on any period for audit and examination or assessment and collection of Tax for any taxable period as to which Tax could be assessed.

14.6	No member of the Seller’s Group with an interest in the Contributed Business has received notice from a Tax Authority of, and so far as the Seller is aware, there is not any dispute or disagreement outstanding at the date of this Agreement with any Tax Authority regarding the proper method of computing the profits of the Contributed Business (or any part of it) for Tax purposes or the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) in the course of the Contributed Business and, so far as the Seller is aware, there are no circumstances which make it likely that any such dispute or disagreement will commence.

14.7	So far as the Seller is aware, no Target Group Company benefits from any preferential Tax regime, granted by law or by special authorisation issued by any Tax Authority or by any other authority, which would in whole or in part be withdrawn as a result of the signature of this Agreement.

14.8	So far as the Seller is aware, no Tax Authority has within the past three years operated or agreed to operate any special arrangement (being an arrangement which is not based on relevant legislation or any published practice) in relation to any assets comprised in the Contributed Business.

14.9	In respect of all documents which establish or are necessary to establish the title of the relevant member of the Seller’s Group to each material asset comprised in the Contributed Business, or by virtue of which the relevant member of the Seller’s Group has any right in respect of each such asset, all applicable stamp duties, transfer taxes, registration charges or similar duties or charges have been duly paid.

14.10	So far as the Seller is aware, other than any payments which are of a nature or type (such as expenditure on business entertainment or marketing) which are not deductible for Tax purposes by reason of a general restriction on deductibility applicable to payments of that nature or type under the laws of the jurisdiction in which the relevant Target Group Company is resident for Tax purposes or carries on its business, no Target Group Company is under any obligation to make any future payment which will not be deductible for Tax purposes in an amount which, if the payment were deductible for Tax purposes, would reduce the Tax liability of the relevant Target Group Company by an amount exceeding US$5 million.

15	Environmental Matters

15.1	To the Seller’s Knowledge, each Business Seller (with respect to its conduct of the Contributed Business and any Transferred Property) and Target Group Company is in compliance in all material respects with all Environmental Laws.

15.2	To the Seller’s Knowledge, each Target Group Company and each Business Seller (with respect to its conduct of the Contributed Business and any Transferred Property) possesses all material Permits required under applicable Environmental Laws necessary to conduct its portion of the Contributed Business.

15.3	To the Seller’s Knowledge, no Target Group Company nor any Business Seller (with respect to its conduct of the Contributed Business and any Transferred Property) has received any written notice alleging a material violation of any Environmental Laws, other than matters that have been resolved in all material respects.

15.4	To the Seller’s Knowledge, no Target Group Company nor any Business Seller (with respect to its conduct of the Contributed Business and any Transferred Property) has received any written notice or claim alleging that it is or may be liable to any person in any material respect under any applicable Environmental Law as a result of a release or threatened release of any Hazardous Substance at any Transferred Property, other than matters that have been resolved in all material respects.

15.5	To the Seller’s Knowledge, no Target Group Company nor any Business Seller (with respect to its conduct of the Contributed Business and any Transferred Property) is a party to any pending proceedings relating to any Environmental Laws, other than proceedings that would not reasonably be expected to have a relevant Material Adverse Effect.

16	Employees

16.1	The Disclosure Letter contains a true, complete and correct list of the following information in respect of each Target Business Employee and each Target Company Employee as of 31 March 2014 (organised by country and, in relation to any Target Group Company, by legal employer): (A) employee identification details; (B) date of birth; (C) employment status (part-time or full-time); (D) employment start date; (E) base salary as at 1 January 2014; (F) target annual incentive for 2014 (and amounts and/or details of approach to the calculation of the 2013 bonus amounts); and (G) target long-term incentive for 2014 (and amounts and/or details of the approach to the calculations of the long-term incentive amounts for 2013).

16.2	In each of the Material Employee Jurisdictions except as would not be reasonably expected to have a Material Adverse Effect:

16.2.1	as of the date of this Agreement there is not, and in the two years prior to the date of this Agreement there has not been, nor to the Seller’s Knowledge is there pending or threatened, any labour strike, dispute, work stoppage or lockout by any group of either Target Business Employees or Target Company Employees;

16.2.2	no trade union or works council is recognised in any way for bargaining, information or consultation purposes in relation to any of the Target Business Employees or Target Company Employees and no collective bargaining negotiations, whether voluntary or mandatory, are currently taking place with respect to any of the Target Business Employees or Target Company Employees and, as of the date of this Agreement, no Target Group Company or Business Seller is a party to any agreement (whether legally binding or not) with any such trade union or works council affecting any Target Business Employee or Target Company Employee and there is no existing dispute with any such representative body (or, to the Seller’s Knowledge, pending or threatened) in relation to the Target Group Business;

16.2.3	there is no material litigation, claim or other dispute existing, nor to the Seller’s Knowledge, pending or threatened by or in respect of any Employees (or any former employees of the Target Group Companies) in respect of their employment or any matter arising from their employment; and

16.2.4	no Target Group Company or Business Seller has, within the two years prior to the date of this Agreement, closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or similar programme in each case in violation of the WARN Act, nor has any Target Group Company or Business Seller announced any such action or programme for the future.

16.3	No Key Personnel has given notice terminating his or her contract of employment, nor is under notice of dismissal.

16.4	To the Seller’s Knowledge, and subject to the next sentence, no Target Company Employee will, as a result of the entering into of this Agreement or Closing, be entitled to receive any payment or benefit which he would not otherwise be entitled to receive (including, without limitation, an enhanced severance package on a subsequent termination) or be entitled to treat either such event as amounting to a breach of his terms and conditions of employment or to treat himself as redundant or dismissed or released from any obligation. This warranty shall not apply to any retention arrangements (in the form of cash or shares) put in place by the Seller or any member of the Seller’s Group to retain key employees in connection with the matters contemplated by this Agreement as described in paragraphs 9 and 10 of Schedule 7 or any arrangement relating to the share-based incentive schemes of the Seller’s Group pursuant to paragraph 10 of Schedule 7.

16.5	Since the Statement of Net Assets Date, no material change has been made, announced or proposed to the emoluments or other terms of employment of any Employee, and no such change, and no negotiation or request for such a change, is due or expected within 12 months from the date of this Agreement, and the employing company is under no obligation to make such a change (with or without retrospective operation) other than any arrangement relating to the share-based incentive schemes of the Seller’s Group pursuant to paragraph 10 of Schedule 7.

17	Employee Benefits

17.1

The Disclosure Letter contains a true, complete and correct list of all bonus, staff incentives (including any share-based incentive schemes), redundancy or other benefits payable on termination of employment (whether voluntary or involuntary but excluding arrangements required in accordance with Applicable Law), ill-health, Employee Benefits or other benefits which are the material benefits available to the Target Business Employees and the Target Company Employees in the Material Employee Jurisdictions. To the Seller’s Knowledge, other than any arrangement relating to the share-based incentive schemes of the Seller’s Group pursuant to paragraph 10 of Schedule 7, no Target Group Company or Business

Seller has made any promises or commitments to make available any additional benefits to the Target Business Employees and the Target Company Employees in the Material Employee Jurisdictions, or to modify or change in any material way any existing benefits in the Material Employee Jurisdictions, or to continue or maintain the level of any existing benefits generally for any period, which in each case could reasonably be expected to have a Material Adverse Effect.

17.2	The Disclosure Letter contains true and complete copies of all documents of any written benefit schemes, plans or arrangements referred to in paragraph 17.1 above applicable to either Target Business Employees or Target Company Employees in the Material Employee Jurisdictions containing material terms (including governing documents, and for benefit plans that are not share-based incentive schemes related trust agreements or other funding documents) and a true, complete and correct summary of the material terms of any unwritten benefit schemes, plans or arrangements referred to in paragraph 17.1 above.

17.3	Benefit Plans

17.3.1	In the Material Employee Jurisdictions all benefit and compensation schemes, plans, funds, contracts, policies, agreements or arrangements (other than the US Benefit Plans and any schemes, plans, funds, contracts, policies, agreements or arrangements operated by any Governmental Entity) (A) operated by or on behalf of a Target Group Company or Business Seller, with respect to Target Company Employees or Target Business Employees or current or former employees or directors of a Target Group Company, (B) in respect of which any Target Group Company or Business Seller, with respect to Target Company Employees or Target Business Employees, the Seller or any member of the Seller’s Group contributes or has contributed or (C) in respect of which any Target Group Company or Business Seller, with respect to Target Company Employees or Target Business Employees, has any liability (whether actual or contingent), including, but not limited to, plans providing Employee Benefits or during periods of sickness or disablement, or any deferred or incentive compensation, welfare, healthcare, medical, stock or stock-related award plans, including individual pension commitments, “jubilee” pension benefits and retirement and termination indemnity arrangements and, in relation to Switzerland, all plans, funds, contracts, policies, agreements or arrangements providing pension or other benefits on retirement (such schemes, plans, funds, contracts, policies, agreements and arrangements hereinafter being referred to, for each Seller, as “Non-US Benefit Plans”) and the US Benefit Plans have been administered in accordance with their terms and are in compliance with Applicable Law, except for any failures to so administer or be in compliance that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All required filings for all Benefit Plans have been made on time and with the appropriate Governmental Entity, except for any failures to timely file that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, there is no existing, pending or, to the Seller’s Knowledge, threatened material litigation, claim or other dispute relating to the Benefit Plans.

17.3.2

The Target Group Companies or Business Sellers, with respect to Target Company Employees or Target Business Employees in each Material Employee Jurisdiction: (A) are in material compliance with all Applicable Law respecting employment, employment practices, terms and conditions of employment, occupational health, safety, wages and hours; (B) have withheld all amounts required by Applicable Law, collective bargaining agreements or the Benefit Plans to be withheld from the wages, salaries or other payments to the Target Company Employees or the Target Business Employees and former employees of the Target Group Companies; (C) in respect of the Target Company Employees or Target Business Employees or former employees of the Target Group Companies, are not liable under any applicable provisions of the

Benefit Plans and any Applicable Law for any arrears, wages, Taxes, other than payments not yet due, or any penalty for failure to comply with the foregoing; and (D) are not liable under any applicable provisions of the Benefit Plans and any Applicable Law for any payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, workers compensation, social security or other benefits for Target Company Employees or Target Business Employees or former employees of the Target Group Companies, other than payments not yet due, except, in each case, for any failures to comply, failures to withhold or liabilities that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

17.3.3	All material contributions that the Target Group Companies or Business Sellers, with respect to Target Business Employees or the Target Company Employees in a Material Employee Jurisdiction and Switzerland, are required to make to any Benefit Plan in respect of the period on or before the date of this Agreement have been fully and timely paid when due.

18	Litigation

18.1	No Target Group Company or Business Seller is involved whether as claimant or defendant or other party in any claim or Proceeding (other than as claimant in the collection of debts arising in the ordinary course of its business none of which exceeds US$5 million) which is material to the Business.

18.2	To the Seller’s Knowledge, no such claim or Proceeding of material importance is pending or threatened by or against any Target Group Company or Business Seller.

19	Insolvency

19.1	No order has been made and no resolution has been passed for the winding up of the Seller, any Share Seller or any Business Seller, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of the Seller, any Share Seller or any Business Seller.

19.2	No petition has been presented or meeting convened for the purpose of considering a resolution or resolution circulated for the winding up of the Seller, any Share Seller or any Business Seller, or for the appointment of any administrator, receiver (including administrative receiver) or liquidator (provisional or otherwise) over the whole or any part of the property, assets and/or undertaking of the Seller, any Share Seller or any Business Seller.

19.3	Neither the Seller, nor any Share Seller nor any Business Seller has stopped payment or suspended payment of its debts generally, is insolvent or deemed unable to pay its debts as they fall due.

20	Insurance

All material insurance policies relating to the Contributed Business are in full force and effect and, to the Seller’s Knowledge, no notice of cancellation, termination or default has been received with respect to any such insurance policy. All premiums due and payable on such policies covering periods up to Closing have been paid in full or accrued.

21	Consents and Licences

21.1	All governmental and quasi-governmental licences, consents, permissions, waivers, exceptions and approvals required for carrying on the Contributed Business, the absence of which, individually or in the aggregate, would be material to the Contributed Business, are in force and, to the Seller’s Knowledge, no written notice has been received by the Seller or any member of the Seller’s Group which indicates that any such licence, consent, permission, waiver, exception or approval is likely to be revoked or which may confer a right of revocation.

22	Delinquent and Wrongful Acts

22.1	To the Seller’s Knowledge, no member of the Seller’s Group has, during the Relevant Period, committed any criminal or illegal act which relates to the Target Group Companies or the Target Group Businesses.

22.2	No member of the Seller’s Group has, during the Relevant Period, received notification that any investigation or inquiry is being or has been conducted by any supranational, national or local authority or governmental agency specifically related to the Contributed Business, which is material in respect of the Contributed Business.

23	Compliance

23.1	No member of the Seller’s Group has received in the Relevant Period any written notification or written claim (in each case, which remains outstanding) that it has conducted the Contributed Business with respect to the research, development, manufacturing, distribution and sale of any products of the relevant Seller’s Contributed Business in a manner which does not in any respect comply with all Applicable Law, or which in any respect is defective or dangerous, where the pursuit of any such notification or claim is, or would reasonably be expected to be, material in respect of the Contributed Business.

23.2	So far as the Seller is aware, the Contributed Business has, and has during the Relevant Period been, operated in all material respects in compliance with all Applicable Law or standards and to the Seller’s Knowledge there are no circumstances that could involve or lead to a material violation of any material Applicable Law or standards.

24	Pipeline Products

24.1	The Seller or one of its Affiliates is the registered holder of each of the Pipeline Product Approvals, and the benefit of each Pipeline Product Approval can be transferred to the Purchaser (or another member of the Purchaser’s Group) regardless as to whether such transfer occurs directly (whether by way of transfer, reissuance or any other equivalent mechanism under Applicable Law of the relevant jurisdiction) or indirectly (through the transfer of the Target Group Companies).

24.2	All development activities in relation to the Pipeline Products have been conducted in the ordinary course and in accordance with all Applicable Law and standards and to the Seller’s Knowledge there are no circumstances relating to the development of the Pipeline Products that could involve or lead to a material violation of any material Applicable Law or standards.

24.3	No material regulatory, clinical or safety event has occurred in relation to the Pipeline Products and no member of the Seller’s Group has received any notification or claim from any person of any such event (or the possibility of any such event).

25	Manufacturing Licences and Manufacture

25.1	All Manufacturing Licences which are material to the Contributed Business, are in effect and are validly held by a member of the Seller’s Group and during the Relevant Period, to the Seller’s Knowledge, no member of the Seller’s Group has received any written notice of any suit, action or proceeding regarding the revocation or modification of any such Manufacturing Licence.

25.2	No directive, order or notice has been given to the Seller or any member of the Seller’s Group by any relevant regulatory authority to update, modify, amend, vary, supplement or delete any process and/or methodology relevant to the manufacture at the Properties of any product currently manufactured at the Properties and, so far as the Seller is aware, no such directive, order or notice is pending.

Schedule 14

Warranties given by the Purchaser under Clause 9.3

1	AUTHORITY AND CAPACITY

1.1	Incorporation

The Purchaser is validly existing and is a Purchaser duly incorporated and registered under the law of its jurisdiction of incorporation.

1.2	Authority to enter into Agreement

1.2.1	The Purchaser has the legal right and full power and authority to enter into and perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

1.2.2	The documents referred to in paragraph 1.2.1 will, when executed, constitute valid and binding obligations on the Purchaser in accordance with their respective terms.

1.2.3	Except as referred to in this Agreement, the Purchaser:

(i)	is not required to make any announcement, consultation, notice, report or filing; and

(ii)	does not require any consent, approval, registration, authorisation or permit,

(iii)	in each case in connection with the performance of this Agreement or any other document referred to in paragraph 1.2.1.

1.2.4	The execution and delivery of the documents referred to in paragraph 1.2.1 and the performance by the Purchaser and each member of the Purchaser’s Group of their respective obligations under them, will not:

(i)	result in a breach of any provision of the memorandum or articles of association or by laws or equivalent constitutional document of the relevant member of the Purchaser’s Group;

(ii)	result in a breach of, or constitute a default under, any instrument or contract to which the relevant member of the Purchaser’s Group is party or by which the relevant member of the Purchaser’s Group is bound where such breach is material to their ability to perform their obligations under such documents;

(iii)	result in a breach of any existing order, judgment or decree of any court, Governmental Entity by which the relevant member of the Purchaser’s Group is bound and where such breach is material to their ability to perform their obligations under such documents.

1.3	Authorisation

The Purchaser has taken, or will have taken by Closing, all corporate action required by it to authorise it to enter into and to perform this Agreement, any Local Transfer Document to which it is a party and any other documents to be executed by it pursuant to or in connection with this Agreement or any Local Transfer Document.

Schedule 15

Pre-Closing Obligations

Part 1

Seller Restrictions

The actions for the purposes of Clause 5.1.2 are:

1.1	amend or otherwise modify the constitutional documents of any Target Group Company other than minor or administrative amendments or modifications which are not adverse to its Contributed Business, the other Seller, or to the Purchaser in respect of its rights and obligations under this Agreement and the Ancillary Agreements;

1.2	create, allot or issue, or grant an option or right to subscribe for or purchase, any share capital or other securities or loan capital of any Target Group Company;

1.3	repay, redeem or repurchase any share capital, or other securities of any Target Group Company;

1.4	make any acquisition or disposal which has a value in excess of US$150 million, in the case of GlaxoSmithKline, or US$85 million, in the case of Novartis, exclusive of VAT;

1.5	grant any guarantee or indemnity for the obligations of any person (other than any Target Group Company) which has a value in excess of US$5 million (other than in the ordinary course of trading);

1.6	dispose of, or agree to dispose of, any material asset or material stock at below market value other than in the ordinary course of business;

1.7	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture, other than an investment of 5 per cent. or less of the total shares or interest in such company, partnership or venture;

1.8	enter into, extend, amend, give notice to terminate or vary in any material respect any lease of real property or change the existing use of such property which is material to its Contributed Business;

1.9	enter into any borrowing facility which constitutes Third Party Indebtedness which would not be repaid prior to Closing;

1.10	enter into any off-balance sheet finance arrangements;

1.11	sell, lease, license, transfer or dispose of, or create any Encumbrance over, any material assets of its Contributed Business other than (i) in the ordinary course of business (including any sale of inventory) or (ii) a Permitted Encumbrance;

1.12	amend, terminate or grant any waiver with respect to any Owned Intellectual Property Contract or Transferred Intellectual Property Contract other than in the ordinary course of business;

1.13	fail to comply in all material respects with all Applicable Laws, Product Approvals, Marketing Authorisations applicable to the operation of its Contributed Business;

1.14	assign, licence or abandon any Owned Intellectual Property Rights or Transferred Intellectual Property Rights or rights in Proprietary Information, or cease to prosecute or otherwise dispose of, fail to maintain, defend or pursue applications for any of its registered Owned Intellectual Property Rights or registered Transferred Intellectual Property Rights material to any Product or Pipeline Product in each case other than in the ordinary course of business;

1.15	save where requested in writing by the other Seller or required by any applicable Governmental Entity, amend (other than in the ordinary course of business), cancel or surrender any applications, submissions or filings with respect to its registered Owned Intellectual Property Rights or registered Transferred Intellectual Property Rights;

1.16	instigate, cease, compromise or settle any litigation or arbitration proceedings related to its Contributed Business in relation to a claim for which the potential liability attaching thereto is in excess of US$150 million, in the case of GlaxoSmithKline, or US$85 million, in the case of Novartis;

1.17	make any material amendment to any Marketing Authorisation, Manufacturing Licence or Environmental Permit, in each case except to the extent required by: (a) Applicable Law; (b) any Governmental Entity, or (c) the standards, policies and procedures of the Seller’s Group as then in force;

1.18	enter into, terminate, grant any waiver in respect of or amend in any material respect any Transferred Contract, or incur any commitment which is not capable of being terminated without compensation at any time with twelve months’ notice or less or which is not in the ordinary course of business, or which involves or may involve total annual expenditure in excess of US$150 million, in the case of GlaxoSmithKline, or US$85 million, in the case of Novartis, exclusive of VAT;

1.19	enter into any contract which would materially restrict the freedom of its Target Group to operate in any part of the world;

1.20	terminate (except for good cause) the employment of any Key Personnel;

1.21	take any steps to increase or reduce the proportion of time spent working in its Contributed Business by any employee of any member of its Group or to transfer the employment of any Employee to another member of its Group or to employ or offer to employ or engage any new persons in its Contributed Business other than in ordinary course of business consistent with past practice and subject to an aggregate increase of not more than 2.5 per cent. in total staff costs of its Contributed Business per annum, provided that this restriction shall not apply to the redeployment of any Target Group Company Employee who is not wholly or substantially engaged in its Contributed Business before the Closing Date to employment with another member of its Group;

1.22

make, or commit to make, any changes to the terms and conditions of employment (including pension fund commitments or any increase to remuneration) or to any employee benefit plan of any Employee, other than (a) those required by Applicable Law or (b) pursuant to normal annual pay reviews in the ordinary course of business consistent with past practice and subject to an aggregate increase of not more than 5 per cent. in total staff costs of the Contributed Business per annum or (c) retention arrangements (in the form of cash or shares) to retain key employees in connection with the matters contemplated by this Agreement as described in paragraphs 9 and 10 of Schedule 7 or (d) those changes to share-based incentive schemes made for the purpose of complying with paragraph 10 of Schedule 7;

1.23	make any promises or commitment to any Employees or employee representative body concerning the matters contemplated by this Agreement or offer or otherwise give any assurances to any Employees as to the possibility of continued employment with the Purchaser’s Group after Closing;

1.24	make any change or commitment to make any change to the terms of any redundancy policy or practice applying to the Employees (including amounts payable on redundancy);

1.25	enter into (where there is no existing agreement) or materially amend any collective bargaining agreement or other contract with a labour organisation, works council or employee organisation to create new or additional obligations for any member of the Seller’s Group, in each case in relation to the Contributed Business or any Target Group Company; and

1.26	undertake any recall or withdrawal of any Product (other than in the ordinary course of business or to comply with Applicable Law).

Part 2

Seller Obligations

1	Obligations to be Satisfied prior to the Closing

1.1	At least five Business Days prior to the Closing Date, each Seller shall provide the other Seller with a list of any required actions that must be taken within three months after Closing with respect to the payment of any registration, maintenance, or renewal fees or the filing of any documents, applications or certificates in order to maintain any Transferred Intellectual Property Rights that are Registered Intellectual Property Rights in full force and effect. Upon the other Seller’s reasonable request, the relevant Seller shall execute and deliver assignment agreements and other transfer documentation, including, where applicable, duly executed assignments of such Transferred Intellectual Property Rights for recording with the applicable Governmental Entity, and to take such further actions, in each case at the other Seller’s reasonable cost and expense and as may be required, to give effect to the foregoing assignments.

2	Obligations from the Date of the Agreement to the Closing

The requirements for the purposes of Clause 5.1.3 are:

2.1	so far as permitted by Applicable Law, procure that each member of the Seller’s Group informs the other Seller promptly if the Seller becomes aware of, or has reasonable grounds for suspecting any violation of Anti-Bribery Law which is reasonably likely to have an impact on the Target Group;

2.2	carry out capital expenditure in relation to any site operated by the Target Group where Products are manufactured in a manner materially consistent (and within a variance of 10 per cent. in aggregate) with the Seller’s capital expenditure programme as at the date of this Agreement;

2.3	maintain and keep any Transferred Intellectual Property Rights and ensure that all filings and notifications required to be made in respect of the same are made in accordance with past practice;

2.4	progress, in accordance with past practice any applications, submissions, filings or other correspondence relating to the grant of new Transferred Intellectual Property Rights;

2.5	progress, in accordance with past practice during the Relevant Period, any applications, submissions, filings or other correspondence initiated by such member of the Seller’s Group relating to the grant of new Manufacturing Licences and Environmental Permits in respect of the Contributed Business;

2.6	continue to Commercialise products of the relevant Seller’s Contributed Business in accordance with past practice during the Relevant Period and do not materially accelerate or increase the quantity of such products distributed to the relevant distributors and/or wholesalers, in each case except in respect of a bona fide increase in demand for the relevant Product by the relevant distributor and/or wholesaler which has not been stimulated in any way by discounts, rebates, claw-backs or the like outside of the ordinary course of business or the grant of preferred terms offered by the Seller’s Group outside of the ordinary course;

2.7	not discontinue or cease to operate or materially reduce the resources applied to any part of the Contributed Business;

2.8	maintain the level of Manufacturing Stocks and Manufacturing Inventory held for use in its Contributed Business materially in accordance with the Seller’s Group’s operating policies as applied to its Contributed Business from time to time in force;

2.9	maintain the level of In-Market Inventory held for use in its Contributed Business materially in accordance with the Seller’s Group’s operating policies as applied to its Contributed Business from time to time in force;

2.10	use all reasonable efforts to ensure that the manufacture of all products of the relevant Seller’s Contributed Business by the Seller’s Group comply with Applicable Law;

2.11	use all reasonable efforts to ensure that the products sold by its Contributed Business comply with Applicable Law;

2.12	continue to conduct the Ongoing Clinical Trials in accordance with GCP and the Seller Group’s policies and procedures;

2.13	notify the other Seller in writing of any actual safety or quality issue in respect of any Product or the manufacture of any Product (as soon as reasonably practicable after becoming aware of the same) which issue the relevant member of the Seller’s Group, acting reasonably and in good faith, considers material in the context of the manufacture or commercialisation of such Product;

2.14	so far as permitted by Applicable Law, report periodically to the Purchaser concerning the status of the Contributed Business, including delivering to the Purchaser as soon as reasonably practicable each month:

2.14.1	an update on material commercial developments in relation to the Contributed Business during the previous month;

2.14.2	the gross profit for each relevant Product in respect of the previous month; and

2.14.3	a report on the month-end in-trade inventory in respect of each relevant Product for the previous month prepared in the ordinary course of business consistent with past practice, together with a comparison against the comparable period of trading for the prior year.

Schedule 16

Key Personnel

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

Schedule 17

Reorganisations

1	Between signing of this Agreement and Closing, each Seller may carry out one or more Reorganisations, provided that:

1.1	if a Seller proposes to carry out a Reorganisation, that Seller (the “Notifier”) shall notify the other Seller (the “Recipient”) no later than the end of 90 calendar days after the date of this Agreement (and at least three weeks in advance of the proposed Reorganisation being implemented) of its intention to carry out the proposed Reorganisation and the detailed steps proposed to be implemented to effect the Reorganisation and, in respect of each Target Group Company, the country of incorporation, the country or countries of residence for Tax purposes and the location of any permanent establishments of that Target Group Company;

1.2	the Notifier shall provide the Recipient with copies of all relevant legal documentation required to implement the Reorganisation in draft a reasonable period prior to the Reorganisation being implemented and shall provide the Recipient with such other information as the Recipient may reasonably request regarding the implementation of the Reorganisation;

1.3	the Notifier shall consult in good faith with, and take into account the views of, and any requests made by, the Recipient in relation to any Reorganisation steps; and

1.4	without prejudice to Clause 15.9 of this Agreement, all fees, costs and expenses of implementing any Reorganisation (or any part thereof) are borne by GlaxoSmithKline’s Group in the case of a Reorganisation where GlaxoSmithKline is the Notifier of the Reorganisation and by Novartis’s Group in the case of a Reorganisation where Novartis is the Notifier of the Reorganisation.

2	GlaxoSmithKline undertakes to the Purchaser (for itself and as trustee for each GlaxoSmithKline Consumer Group Company) that, with effect from Closing, GlaxoSmithKline will indemnify on demand and hold harmless the relevant GlaxoSmithKline Consumer Group Company against and in respect of any and all Liabilities arising in connection with any Reorganisation (or part thereof) undertaken by GlaxoSmithKline, other than:

(A) any Liabilities of a GlaxoSmithKline Consumer Group Company in respect of Tax (which shall be dealt with under the Tax Indemnity); and

(B) any Liabilities in connection with any matter provided for or document entered into as provided by this Agreement (including the provisions of Clause 8.11, but excluding this Schedule 17) or any Ancillary Agreement.

3	Novartis undertakes to the Purchaser (for itself and as trustee for each Novartis OTC Group Company) that, with effect from Closing, Novartis will indemnify on demand and hold harmless the relevant Novartis OTC Group Company against and in respect of any and all Liabilities arising in connection with any Reorganisation (or part thereof) undertaken by Novartis, other than:

(A) any Liabilities of any Novartis OTC Group Company in respect of Tax (which shall be dealt with under the Tax Indemnity); and

(B) any Liabilities in connection with any matter provided for or document entered into as provided by this Agreement (including the provisions of Clause 8.11, but excluding this Schedule 17 ) or any Ancillary Agreement.

4	In this paragraph 4 and in paragraph 5 below:

(A) “GlaxoSmithKline RoW Consumer Assets” means the GlaxoSmithKline Consumer Group excluding the GlaxoSmithKline Consumer Group in the US and excluding the GlaxoSmithKline Transferring UK Companies; and

(B) “GlaxoSmithKline Transferring UK Companies” means the GlaxoSmithKline Consumer Group Companies incorporated in the UK which are held (directly or indirectly) by Glaxo Group Limited.

5	GlaxoSmithKline intends to carry out a Reorganisation (the “GlaxoSmithKline Reorganisation”) between signing of this Agreement and Closing involving the following high-level steps:

5.1	GlaxoSmithKline will procure that a Jersey incorporated but solely UK tax resident company is incorporated as a (direct or indirect) subsidiary of Glaxo Group Limited (the “Intermediate Holdco”);

GlaxoSmithKline Consumer Group in the US

5.2	the GlaxoSmithKline Consumer Group in the US is currently primarily held (directly or indirectly) underneath GlaxoSmithKline Holdings Americas Inc and Stiefel Laboratories Inc;

5.3	if GlaxoSmithKline concludes that the conditions of section 355 of the Code should be met in respect of the GlaxoSmithKline Reorganisation, the GlaxoSmithKline Consumer Group in the US will be distributed to GlaxoSmithKline Finance plc by way of a “qualifying spin-off” under section 355 of the Code prior to Closing. The GlaxoSmithKline Consumer Group in the US will then be transferred to the Intermediate Holdco prior to Closing;

5.4	in any other case, the GlaxoSmithKline Consumer Group in the US will be transferred to the Purchaser on Closing in return for an issue of a portion of the A Shares to the Second GlaxoSmithKline Shareholder (as defined in the Shareholders’ Agreement);

GlaxoSmithKline Consumer Group outside the US

5.5	the GlaxoSmithKline RoW Consumer Assets are primarily held (directly or indirectly) underneath Glaxo Group Limited, Stiefel Laboratories Inc and Setfirst Limited;

5.6	the GlaxoSmithKline RoW Consumer Assets will be transferred to the Intermediate Holdco (or a direct or indirect subsidiary of the Intermediate Holdco) prior to Closing; and

5.7	on Closing, the Intermediate Holdco and the GlaxoSmithKline Transferring UK Companies will be contributed to the Purchaser in return for an issue of A Shares to the First GlaxoSmithKline Shareholder (as defined in the Shareholders’ Agreement).

6	For the avoidance of doubt, the information set out in paragraph 5 above shall not constitute notification by GlaxoSmithKline to Novartis of a Reorganisation in accordance with paragraph 1.1 above.

7	Novartis intends to achieve its contributions to the Purchaser through the following high-level steps:

7.1	shares in Novartis OTC Group Companies held from Switzerland would be contributed to the Purchaser in return for the issue shares;

7.2	an 80 per cent. shareholding in Novartis Consumer Health, Inc. will be contributed to the Purchaser for the issue of shares to Novartis Finance Corporation;

7.3	shares in Novartis OTC Group Companies held by non-Swiss holding companies will be transferred to the Purchaser for cash;

7.4	Intellectual Property Rights may be transferred to the Purchaser for cash, either by way of sale or by way of fully paid-up licence; and

7.5	cash required by the Purchaser as envisaged in paragraphs 7.3 and 7.4 above would be provided by Novartis AG, and possibly also Novartis Finance Corporation, subscribing cash for shares in the Purchaser.

8	For the avoidance of doubt, the information set out in paragraph 7 above shall not constitute notification by Novartis to GlaxoSmithKline of a Reorganisation in accordance with paragraph 1.1 above.

9	The parties agree that although a Reorganisation may result in a change in the ownership structure of the relevant Target Group, it shall not, under any circumstances, result in a change in scope of that Target Contributed Business as defined in this Agreement.

10	Between the date of this Agreement and Closing, the Purchaser shall be entitled to set up such wholly-owned (direct or indirect) subsidiary companies as it sees fit and, in accordance with Clauses 2.1, 2.2 and 2.3, may procure that such subsidiary companies purchase the relevant Shares and/or Target Group Businesses in accordance with such Clauses.

Schedule 18

Statement of Net Assets

Part 1

Statement of Net Assets Rules – GlaxoSmithKline

1	Preparation of the GlaxoSmithKline Statement of Net Assets

1.1	Period

The Statements of Net Assets is prepared as of the close of business on the final day of the relevant calendar month.

1.2	Translation of Reporting Entity’s Statements of Net Assets

A reporting entity reports in local currency. All reports are translated into GBP by the Seller for reporting purposes. The GlaxoSmithKline Statement of Net Assets is translated at the period-end exchange rates which are the rates published on the Finance Community and are based on exchange rates published by Reuters and are published on the GlaxoSmithKline intranet.

1.3	GlaxoSmithKline UNISON Reporting System and Materiality:

1.3.1	Financial information has been obtained from GlaxoSmithKline’s UNISON reporting system and prepared in accordance with GlaxoSmithKline’s Finance Manual.

1.3.2	The GlaxoSmithKline Statement of Net Assets contains the business of GlaxoSmithKline Consumer division as included in GlaxoSmithKline’s segment reporting (column A- “Per Annual Report”). Excluded assets and liabilities related to GlaxoSmithKline’s business in India and Nigeria and related to Lucozade and Ribena (which products were sold on 31 December 2013) are shown in columns B and C (“Adjust out Nigeria and India” and Exclude Lucozade and Ribena”). A £5 million threshold was applied.

1.3.3	The GlaxoSmithKline Statement of Net Assets has been prepared as follows:

(i)	in accordance with the specific accounting treatments set out below; and, subject thereto;

(ii)	adopting the same accounting principles, methods, procedures and practices utilized in preparing the consolidated financial statements of GlaxoSmithKline plc as described in the GlaxoSmithKline Finance Manual applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications and, subject thereto; and

(iii)	in accordance with IFRS.

1.3.4	For the avoidance of doubt, paragraph 1.3.3(i) shall take precedence over paragraphs 1.3.3(ii) and 1.3.3(iii), and paragraph 1.3.3(ii) shall take precedence over paragraph 1.3.3(iii).

2	Specific Policies

The adjustment for exclusion of Lucozade and Ribena in the illustrative statement Net Assets represents an estimate based on balances at 31 December 2012 inflated by 2.8% for sales growth of the divested products. Other one-off adjustments relating to the divestment have also been excluded from other payables and receivables.

Part 2

Statement of Net Assets Rules – Novartis

Part 3 of this Schedule 18 sets forth, for illustrative purposes only, a computation of the statement of net assets as of the close of business on 31 December 2013 (the “Novartis Statement of Net Assets”).

1	Preparation of the Novartis Statement of Net Assets

1.1	Period

The Novartis Statement of Net Assets is prepared as of the close of business on the final day of the relevant calendar month.

1.2	Translation of Reporting Entity’s Statements of Net Assets

A reporting entity reports in local currency. All reports are translated into US Dollars by the Seller for reporting purposes. The Novartis Statement of Net Assets is translated with the period-end exchange rates which are the rates provided by Novartis Group Treasury and are based on Bloomberg’s mid-morning CET exchange rates and are published in the Group Treasury section of the Novartis intranet.

1.3	Novartis Reporting System and Materiality:

1.3.1	Financial information is obtained from the Financial Consolidation & Reporting System of Novartis and the supporting general ledgers are prepared in accordance with Novartis’s Accounting Manual (the “NAM”). The Financial Consolidation & Reporting System is the system of record for Novartis external reporting. References in the Novartis Statement of Net Assets included as Part 2 of this Schedule 18 shown as “BS01 lines 010-671” relate to the groupings shown in Novartis’s monthly reporting form “BS01 – Balance sheet”.

1.3.2	For the Seller’s reporting purposes, the financial reporting of a legal entity is separated into a divisional part, which includes operating items and a corporate part, which mainly captures the amounts related to taxes, post-employment benefit obligations and most of the financial assets and liabilities. The Novartis Statement of Net Assets contains the business of the OTC division as included in Novartis’s segment reporting (column A- “OTC Divisional Reported Statement of Net Assets”), and items of the corporate Statement of Net Assets for the Novartis Group Companies (Column B – “OTC Statement of Net Assets of the Corporate part of the Novartis Group Companies” as well as adjustments for certain items which are either excluded from or added to the transaction (columns C -“Excluded items”). A US$10 million threshold was applied.

1.3.3	The Novartis Statement of Net Assets has been prepared as follows:

(i)	in accordance with the specific accounting treatments set out below; and, subject thereto;

(ii)	adopting the same accounting principles, methods, procedures and practices utilized in preparing the consolidated financial statements of Novartis AG as described in the Novartis Accounting Manual applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications and, subject thereto; and

(iii)	in accordance with IFRS.

1.3.4	For the avoidance of doubt, paragraph 1.3.3(i) shall take precedence over paragraphs 1.3.3(ii) and 1.3.3(iii), and paragraph 1.3.3(ii) shall take precedence over paragraph 1.3.3(iii).

2	Specific Policies

The following supplement the description in the NAM for certain items included in the Novartis Group Statement of Net Assets:

2.1	Non-Current assets

2.1.1	Property, plant and equipment (BS01_010)

An amount of US$1.1m has been excluded as it relates to assets, which will be retained.

2.1.2	Financial assets &– subsidiaries/JV (BS01_040)

This line reflects equity investments that Novartis Group Companies hold in other Novartis Group Companies. These relationships have been eliminated in the Novartis Statement of Net Assets (as reflected in Column C). The equity investment in an entity which is not supposed to transfer in a share deal is maintained. Deferred tax assets (BS01_042).

2.1.3	Deferred tax assets (BS01_042)

This line represents deferred tax assets included in the corporate part of Transferred Subsidiaries. In the US deferred taxes are recognized in a member of the Seller’s Group US corporate entity and have therefore been added (as reflected in column C) in the Novartis Statement of Net Assets.

2.2	Current Assets:

2.2.1	Receivables own BU (BS01_130)

Column B of the Novartis Statement of Net Assets represents receivables against other entities within the Novartis division, which are offset by an equivalent amount in the line Payables own BU. These amounts have been eliminated in Column C of the Novartis Statement of Net Assets.

2.2.2	Prepaid share-based payments (BS01_161)

An asset for prepaid share-based compensation is recognized to reflect Novartis’s internal charge-out mechanism for its equity settled share-based compensation plans. For entities settling the charge for the shares at the beginning of the vesting period, it reflects the expense yet to be recognized for the unvested part of a share-based compensation plan. This asset has been excluded (as reflected in Column C) and is not reflected in the Novartis Statement of Net Assets.

2.3	Long-term Liabilities:

2.3.1	Deferred tax assets (BS01_535)

This line represents deferred tax liabilities included in the corporate part of Transferred Subsidiaries. In the US deferred taxes are recognized in a member of the Seller’s Group US corporate entity and have therefore been added (as reflected in column C) in the Novartis Statement of Net Assets.

2.3.2	Other non-current liabilities (BS01_540)

Column C excludes net liabilities for post-employment benefits of US$88 million included in the corporate part of the Novartis Group Companies as their treatment is addressed separately in Schedule 8.

2.4	Current Liabilities:

2.4.1	Accrued share-based payments (BS01_671)

A liability for share-based compensation is recognized to reflect Novartis’s internal charge-out mechanism for its equity-settled share-based compensation plans. For entities settling the charge for the shares after the vesting period, it reflects the expense recognized for the vested part of a share based compensation plan. This liability has been excluded (as reflected in Column C) and is not reflected in the Novartis Statement of Net Assets.

Part 3

GlaxoSmithKline Statement of Net Assets

GBP M	Per Annual Report	Adjust Out Nigeria and India	Exclude Lucozade & Ribena	TOTAL
Fixed Assets	2,964	[***]	[***]	[***]
Goodwill	333	[***]	[***]	[***]
Computer Software	15	[***]	[***]	[***]
Other intangibles	1,669	[***]	[***]	[***]
Property, Plant and Equipment	947	[***]	[***]	[***]

Inventory	441	[***]	[***]	[***]

Receivables	835	[***]	[***]	[***]
Trade Receivables*	673	[***]	[***]	[***]
Other Receivables*	162	[***]	[***]	[***]

Payables	(1,363)	[***]	[***]	[***]
Trade Payables*	(556)	[***]	[***]	[***]
Other Payables*	(807)	[***]	[***]	[***]

Provisions	(21)	[***]	[***]	[***]

Net Operating Assets	2,856	[***]	[***]	[***]

*	Adjustment for Lucozade and Ribena sales represents an estimate based on 2012 inflated at 2.8% for sales growth of divested portfolio. Other one off adjustments relating to the divestment have also been excluded from other payables and receivables
***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

Part 4

Novartis Statement of Net Assets

All amounts in US$ thousands

	OTC Divisional Reported Statement of Net Assets at Dec 31, 2013	OTC Statement of Net Assets including Corporate part of the OTC Group Companies		Excluded items		OTC Group Statement of Net Assets Dec 31, 2013

BS01_010 Property, plant and equipment	306,208	[***	]	[***	]	[***	]

BS01_020 Intangible assets	585,066	[***	]	[***	]	[***	]

BS01_035 Financial assets - 3rd parties and loans to AC	2,983	[***	]	[***	]	[***	]

BS01_040 Financial assets & subsidiaries//JV		[***	]	[***	]	[***	]

BS01_040 Financial assets & subsidiaries//JV		[***	]	[***	]	[***	]

BS01_042 Deferred tax assets		[***	]	[***	]	[***	]

BS01_044 Other non-current non-financial assets	15,128	[***	]	[***	]	[***	]

BS01_050 Total financing and loans to subsidiaries / JV		[***	]	[***	]	[***	]

BS01_110 Total inventories	343,177	[***	]	[***	]	[***	]

BS01_120 Trade receivables (3rd parties and AC)	494,787	[***	]	[***	]	[***	]

BS01_130 Receivables own BU	1	[***	]	[***	]	[***	]

BS01_130 Receivables own BU – Corporate		[***	]	[***	]	[***	]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

BS01_140 Receivables other BU’s	13,319	[***	]	[***	]	[***	]

BS01_160 Other current assets(3rd parties and AC)	81,327	[***	]	[***	]	[***	]

BS01_161 Prepaid share-based payments	2,439	[***	]	[***	]	[***	]

BS01_163 Marketable securities, Commodities and Derivative financial assets		[***	]	[***	]	[***	]

BS01_180 Cash & cash equivalents		[***	]	[***	]	[***	]

Total Assets	1,844,435	[***	]	[***	]	[***	]

BS01_511 Financial debt – long-term		[***	]	[***	]	[***	]

BS01_516 Financing from subsidiaries / JV		[***	]	[***	]	[***	]

BS01_518 Loans from subsidiaries / JV		[***	]	[***	]	[***	]

BS01_535 Deferred tax liabilities		[***	]	[***	]	[***	]

BS01_540 Other non-current liabilities (3rd parties and AC)	30,675	[***	]	[***	]	[***	]

BS01_610 Trade payables (3rd parties and AC)	322,063	[***	]	[***	]	[***	]

BS01_620 Payables own BU		[***	]	[***	]	[***	]

BS01_620 Payables own BU – Corporate		[***	]	[***	]	[***	]

BS01_630 Payables other BU’s	35,113	[***	]	[***	]	[***	]

BS01_651 Financial debt – Short-term (3rd parties and AC)		[***	]	[***	]	[***	]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

BS01_660 Income taxes payable		[***	]	[***	]	[***	]

BS01_670 Accrued and other current liabilities (3rd parties and AC)	302,075	[***	]	[***	]	[***	]

BS01_671 Accrued share-based payments	25,814	[***	]	[***	]	[***	]

Total Liabilities	715,740	[***	]	[***	]	[***	]

Net Assets	1,128,695	[***	]	[***	]	[***	]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Schedule 19

Novartis International Assignees

Unique No.	Assignment	Home Division	Host Division	Start Date	Estimated End Date

[***]	[***]	[***]	[***]	[***]	[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Schedule 20

Clearances, Approvals etc.

Regulatory Approvals

The following table provides the additional jurisdictions and applicable antitrust, merger control, or foreign investment rules referenced in Clause 4.1.3 of the Agreement.

This list of jurisdictions and statutes is not meant to be indicative of a known filing or approval requirement in these jurisdictions. To the extent that clearances, approvals, waivers, no action letters or consents are not required to be obtained or not otherwise agreed by the parties to be appropriate and waiting periods are not required to have expired in these jurisdictions, prior to closing of the transactions contemplated by the Agreement, such clearances, approvals, waivers, no action letters, consents, and waiting period expirations will not be conditions precedent to closing of the transactions contemplated by the Agreement.

Country	Statute Under Which Filing/Approval Is Required
Australia	The Competition and Consumer Act of 2010
Austria	Part I, chapter 3 of the Austrian Cartel Act of 2005
Brazil	Law No. 12,529 of November 30, 2011
Canada	The Competition Act
China	The Chinese Anti-Monopoly Law
Germany	Chapter VII of the Act against Restraints of Competition of 1958
India	The Competition Act of 2002, as amended by The Competition (Amendment) Act of 2007
Israel	Restrictive Trade Practices Law, 5748-1988
Japan	The Act on Prohibition of Private Monopolisation and Maintenance of Fair Trade No. 54 of 1947
Mexico	The Federal Law on Economic Competition
New Zealand	The Commerce Act of 1986
Russia	Federal Law No. 135-FZ of July 16, 2006 on Protection of Competition
South Africa	The Competition Act 89 of 1998
South Korea	The Monopoly Regulation and Fair Trade Act
Taiwan	The Fair Trade Law of 1991

Turkey	The Law on Protection of Competition No. 4054 of 1994
United Kingdom	The Enterprise Act of 2002

Schedule 21

Seller Marks

Part 1

GlaxoSmithKline Seller Marks

GLAXOSMITHKLINE

GLAXO

GSK

SMITHKLINE

SMITHKLINE BEECHAM

SB

STERLING

STIEFEL

WELLCOME

GLAXO WELLCOME

GSK Logo

GLAXOSMITHKLINE Logo

STIEFEL Logo

Attachment 1

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions, consisting of 32 pages, have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Attachment 2

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions, consisting of 53 pages, have been omitted from this filing and have been filed separately with the Securities and Exchange Commission.

Schedule 2

Amended GSK Disclosure Letter

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions, consisting of 204 pages, have been omitted from this filing and have been filed separately with the Securities and Exchange Commission

Schedule 3

Amended Novartis Disclosure Letter

[***]

***	Note: Confidential treatment has been requested with respect to the information contained within the [***] marking. Such portions, consisting of 155 pages, have been omitted from this filing and have been filed separately with the Securities and Exchange Commission